UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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CORELOGIC, INC.

(Name of Registrant as Specified In Its Charter)

N/A

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CoreLogic, Inc.

40 Pacifica

Irvine, California 92618

March 30, 2021

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of CoreLogic, Inc. (“CoreLogic”) to be held on April 28, 2021, at 8:00 a.m., Pacific Time. Due to public health concerns surrounding the novel coronavirus and to prioritize the health and well-being of our employees, stockholders and other community members, CoreLogic will hold the Special Meeting in a virtual meeting format only on the virtual meeting website. You will not be able to attend the Special Meeting physically in person.

At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of February 4, 2021 (the “Merger Agreement”), by and among Celestial-Saturn Parent Inc. (“Parent”), Celestial-Saturn Merger Sub Inc., a direct, wholly-owned subsidiary of Parent (“Acquisition Sub”), and CoreLogic. Pursuant to the terms of the Merger Agreement, Acquisition Sub will merge with and into CoreLogic (the “Merger”), with CoreLogic surviving the Merger, and CoreLogic will become a wholly-owned subsidiary of Parent. You will also be asked to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by CoreLogic to its named executive officers in connection with the Merger.

If the Merger contemplated by the Merger Agreement is completed, you will be entitled to receive $80.00 in cash, without interest, for each share of CoreLogic’s common stock, par value $0.00001 per share (“CoreLogic Common Stock”) (unless you have properly exercised your appraisal rights with respect to such shares).

On February 4, 2021, CoreLogic’s board of directors, after considering various factors, including those described in the accompanying Proxy Statement (the “Proxy Statement”), and after consultation with CoreLogic’s independent legal and financial advisors, unanimously (i) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, (ii) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of CoreLogic and its stockholders and (iii) resolved to recommend that the stockholders of CoreLogic vote in favor of the approval of the Merger, the Merger Agreement and the transactions contemplated thereby and the adoption of the Merger Agreement.

CoreLogic’s board of directors unanimously recommends that you vote (i) “FOR” the proposal to adopt the Merger Agreement, thereby approving the Merger, the merger agreement and the transactions contemplated thereby and (ii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may be payable by CoreLogic to its named executive officers in connection with the Merger and contemplated by the Merger Agreement.

The enclosed Proxy Statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the Proxy Statement. The Proxy Statement also describes the actions and determinations of CoreLogic’s board of directors in connection with its evaluation of the Merger Agreement and the Merger. You are encouraged to read the Proxy Statement and its annexes, including the Merger Agreement, carefully and in their entirety. You may also obtain more information about CoreLogic from documents we file with the U.S. Securities and Exchange Commission (the “SEC”) from time to time.

We appreciate you taking the time to vote promptly, and, in light of the reported continuing delays in the postal system, encourage you to do so electronically. After reading the Proxy Statement, please vote at your earliest convenience by voting over the internet using the internet address on the proxy card or by voting by telephone using the toll-free number on the proxy card. If you do not have access to a touch-tone phone or the

Internet, you may alternatively vote by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope. Only your last-dated proxy will be counted, and any proxy may be revoked at any time prior to its exercise at the Special Meeting. If your shares are held in street name through a broker, bank or other nominee, you are considered the beneficial owner of those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares. Without your voting instructions, because of the non-routine nature of the proposals, your broker, bank or other nominee may not vote your shares with respect to any of the proposals. We encourage you to instruct your broker, bank or other nominee to vote your shares “FOR” all of the proposals set forth in the Proxy Statement by following the directions on the enclosed voting instruction form to provide your instructions over the internet, by telephone or by signing, dating and returning the voting instruction form in the postage-paid envelope provided. Again, we encourage you to vote electronically.

Your vote is very important, regardless of the number of shares that you own. We cannot consummate the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of a majority of the outstanding shares of CoreLogic Common Stock entitled to vote thereon, provided a quorum is present. In addition, the Merger Agreement makes the approval by the stockholders of CoreLogic (“CoreLogic stockholders”) of the proposal to adopt the Merger Agreement a condition to the parties’ obligations to consummate the Merger. The failure of any stockholder to grant a proxy electronically over the internet or by telephone, to submit a signed proxy card, or to vote by virtual ballot at the Special Meeting in virtual meeting format will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, will not have any effect on the proposal to approve compensation that will or may become payable by CoreLogic to its named executive officers in connection with the Merger and such stockholder’s shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the Special Meeting. Because both proposals presented to stockholders will be considered non-discretionary, there will not be any broker non-votes at the Special Meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.

If you have any questions about the Proxy Statement, the Special Meeting, the Merger Agreement or the Merger or need assistance with voting procedures, please contact Innisfree M&A Incorporated, our proxy solicitor, by calling (877) 750-9498 (TOLL-FREE from the U.S. and Canada) or +1(412) 232-3651 (from other locations).

On behalf of CoreLogic’s board of directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Paul F. Folino	Frank D. Martell

Chairman of the Board	President and Chief Executive Officer

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The Proxy Statement is dated March 30, 2021 and, together with the enclosed form of proxy card, is first being mailed to CoreLogic stockholders on or about March 30, 2021.

CoreLogic, Inc.

40 Pacifica

Irvine, California 92618

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

YOUR VOTE IS VERY IMPORTANT.

PLEASE VOTE YOUR SHARES PROMPTLY.

A special meeting of stockholders (the “Special Meeting”) of CoreLogic, Inc., a Delaware corporation (“CoreLogic”), will be held on April 28, 2021, at 8:00 a.m., Pacific Time. Due to public health concerns surrounding the novel coronavirus and to prioritize the health and well-being of our employees, stockholders and other community members, CoreLogic will hold the Special Meeting in a virtual meeting format only on the virtual meeting website. You will not be able to attend the Special Meeting physically in person.

The Special Meeting will be held for the following purposes:

1.

to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of February 4, 2021, by and among Celestial-Saturn Parent Inc. (“Parent”), Celestial-Saturn Merger Sub Inc., a direct, wholly-owned subsidiary of Parent (“Acquisition Sub”), and CoreLogic (as it may be amended from time to time, the “Merger Agreement”), a copy of which is attached as Annex A to the proxy statement (the “Proxy Statement”) accompanying this notice; and

2.	to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by CoreLogic to its named executive officers in connection with the Merger.

The affirmative vote of a majority of the outstanding shares of CoreLogic common stock entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of the holders of a majority in voting power of the CoreLogic Common Stock entitled to vote thereon, which are present or represented by proxy, at the Special Meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by CoreLogic to its named executive officers in connection with the Merger. The failure of any stockholder of record to grant a proxy electronically over the internet or by telephone. submit a signed proxy card, or to vote by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and will not have any effect on the proposal to approve compensation that will or may become payable by CoreLogic to its named executive officers in connection with the Merger. Abstentions will be counted as votes “AGAINST” the proposal to adopt the Merger Agreement and the proposal to approve compensation that will or may become payable by CoreLogic to its named executive officers in connection with the Merger. Because both proposals presented to stockholders will be considered non-discretionary, there will not be any broker non-votes at the Special Meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal..

Only CoreLogic stockholders of record as of the close of business on March 29, 2021 are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. A list of stockholders entitled to vote at the Special Meeting will be available in our principal executive offices located at 40 Pacifica, Irvine, California 92618, during regular business hours for a period of no less than ten (10) days before the Special Meeting and at the place of the Special Meeting during such meeting. To access the list during the Special Meeting, please use the virtual meeting website link set forth in the accompanying Proxy Statement.

CoreLogic stockholders who do not vote in favor of the proposal to adopt the Merger Agreement will have the right to seek appraisal of the fair value of their shares of CoreLogic Common Stock if they deliver a demand for appraisal before the vote is taken on the Merger Agreement and comply with all the requirements of Delaware law, which are summarized in the Proxy Statement accompanying this notice and reproduced in their entirety in Annex C to the accompanying Proxy Statement.

CoreLogic’s board of directors (the “Board”) unanimously recommends that you vote “FOR” the adoption of the Merger Agreement and “FOR” the non-binding, advisory proposal regarding compensation that will or may become payable by CoreLogic to its named executive officers in connection with the Merger. In considering the recommendation of the Board, CoreLogic stockholders should be aware that its executive officers and members of the Board may have agreements and arrangements in place that provide them with interests in the Merger that may be different from, or in addition to, those of CoreLogic. See the section entitled “The Merger—Interests of the Directors and Executive Officers of CoreLogic in the Merger” beginning on page 78 of this Proxy Statement.

Our Notice of Special Meeting and Proxy Statement are available for viewing under the “Investor Relations” section of our website at https://investor.corelogic.com.

By order of the Board of Directors,

Francis Aaron Henry

Chief Legal Officer and Corporate Secretary

March 30, 2021

IMPORTANT

Your vote is extremely important. Whether or not you plan to virtually attend the Special Meeting and regardless of the number of shares you own, we urge you to vote promptly “FOR” both of the proposals.

If you have any questions about submitting your proxy card or otherwise require assistance, please contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call: (877) 750-9498 (TOLL-FREE from the U.S. and Canada)

or +1 (412) 232-3651 (from other locations)

Banks and Brokers May Call Collect: (212) 750-5833

i

ii

Annex A Agreement and Plan of Merger
Annex B Opinion of CoreLogic’s Financial Advisor
Annex C Section 262 of the General Corporation Law of the State of Delaware

iii

SUMMARY

This summary highlights selected information from this proxy statement (this “Proxy Statement”) related to the merger (the “Merger”) of Celestial-Saturn Merger Sub Inc. (“Acquisition Sub”) with and into CoreLogic, Inc. and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire Proxy Statement, the annexes to this Proxy Statement and the documents we refer to in this Proxy Statement. You may obtain the information incorporated by reference in this Proxy Statement without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 122 of this Proxy Statement. The Merger Agreement (as defined below) is attached as Annex A to this Proxy Statement. You are encouraged to read the Merger Agreement, which is the legal document that governs the Merger.

Except as otherwise specifically noted in this Proxy Statement, “CoreLogic,” the “Company,” “we,” “our,” “us” and similar words in this Proxy Statement refer to CoreLogic, Inc., including, in certain cases, our subsidiaries. Throughout this Proxy Statement we refer to Celestial-Saturn Parent Inc. as “Parent” and Celestial-Saturn Merger Sub Inc. as “Acquisition Sub.” In addition, throughout this Proxy Statement we refer to the Agreement and Plan of Merger, dated as of February 4, 2021, as it may be amended from time to time, by and among CoreLogic, Parent and Acquisition Sub as the “Merger Agreement.”

The Special Meeting (page 29)

Date, Time and Place

The special meeting of CoreLogic stockholders (the “Special Meeting”) will be held on April 28, 2021, at 8:00 a.m., Pacific Time. Due to public health concerns surrounding the novel coronavirus (“COVID-19”) and to prioritize the health and well-being of our employees, stockholders and other community members, CoreLogic will hold the Special Meeting in a virtual meeting format only at www.cesonlineservices.com/clgx21_vm (the “virtual meeting website”). You will not be able to attend the Special Meeting physically in person.

Record Date; Shares Entitled to Vote

You are entitled to vote at the Special Meeting if you owned shares of common stock of CoreLogic, par value $0.00001 per share (“CoreLogic Common Stock”), at the close of business on March 29, 2021, the record date for the Special Meeting (the “Record Date”). You will have one vote at the Special Meeting for each share of CoreLogic Common Stock you owned at the close of business on the Record Date.

Purpose

At the Special Meeting, we will ask CoreLogic stockholders of record as of the Record Date to vote on proposals to adopt the Merger Agreement and to approve, by non-binding, advisory vote, compensation that will or may become payable by CoreLogic to its named executive officers in connection with the Merger (collectively, the “Special Meeting Proposals”).

Quorum

As of the Record Date, there were approximately 73,571,088 shares of CoreLogic Common Stock outstanding and entitled to be voted at the Special Meeting. The holders of a majority in voting power of the outstanding shares of CoreLogic Common Stock, present or represented by proxy, will constitute a quorum at the Special Meeting. As a result, 36,785,545 shares must be represented by proxy or by stockholders present and entitled to vote at the Special Meeting to have a quorum.

Required Vote

The affirmative vote of a majority of the outstanding shares of CoreLogic Common Stock entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of the holders of a majority in voting power of the CoreLogic Common Stock entitled to vote thereon, which are present or represented by proxy, at the Special Meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by CoreLogic to its named executive officers in connection with the Merger. This means that the proposal to adopt the Merger Agreement will be approved if the number of shares voted “FOR” such proposal is greater than fifty percent (50%) of the total number of shares of CoreLogic Common Stock entitled to vote at the Special Meeting. Abstentions will have the same effect as votes “AGAINST” the proposal to adopt the Merger Agreement and the proposal to approve compensation that will or may become payable by CoreLogic to its named executive officers in connection with the Merger. Because both proposals presented to stockholders will be considered non-discretionary, there will not be any broker non-votes at the Special Meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.

Share Ownership of CoreLogic’s Directors and Executive Officers

As of March 29, 2021, the Record Date, CoreLogic’s directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 731,440 shares of CoreLogic Common Stock, representing approximately 1.0% of the outstanding shares of CoreLogic Common Stock (and approximately 1.1% of the outstanding shares of CoreLogic Common Stock when taking into account the Company Options held, in the aggregate, by CoreLogic’s directors and executive officers). We expect that CoreLogic’s directors and executive officers will beneficially own and be entitled to vote a similar figure at the close of business on the date of the Special Meeting. CoreLogic’s directors and executive officers have informed CoreLogic that they currently intend to vote all of their shares of CoreLogic Common Stock “FOR” the adoption of the Merger Agreement and “FOR” the non-binding, advisory proposal regarding compensation that will or may become payable by CoreLogic to its named executive officers in connection with the Merger.

How You Can Vote

You may cast your shares in any of four (4) ways:

1.	by voting over the internet using the website indicated on the enclosed proxy card;

2.	by telephone using the toll-free number on the enclosed proxy card;

3.	by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided; and

4.	by attending the Special Meeting in a virtual format and voting by virtual ballot.

Please note that participants in our 401(k) Plan may not vote their plan shares by virtual ballot at the Special Meeting in virtual format and in order to vote their shares, must provide voting instructions to Fidelity Management Trust Company (“Fidelity”) by April 23, 2021 at 11:59 p.m., Eastern Time. See “How are my shares in CoreLogic’s 401(k) Plan voted?” in the Questions and Answers section of the Proxy Statement for more information.

If your shares of CoreLogic Common Stock are held in street name and you do not instruct your broker, bank or other nominee how to vote your shares, then, because the Special Meeting Proposals are “non-routine matters,” your broker, bank or other nominee would not have discretionary authority to vote your shares on the Special Meeting Proposals. If your shares of CoreLogic Common Stock are held in street name, your broker, bank or other nominee has enclosed a voting instruction form with this Proxy Statement. We encourage you to authorize your broker, bank or other nominee to vote your shares “FOR” both of the Special Meeting Proposals by following the instructions provided on the voting instruction form.

YOUR VOTE IS VERY IMPORTANT. In light of the reported continuing delays in the postal system, we encourage all stockholders to vote electronically. Please should submit your proxy via the internet or by telephone by following the instructions on the enclosed proxy card. If you do not have access to a touch-tone phone or the Internet, you may alternatively vote by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided—even if you plan to attend the Special Meeting. If you properly and timely submit your proxy, the individuals named as your proxy holders will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted via the internet, by telephone and by mail) received before the polls are closed at the Special Meeting, and not revoked or superseded, will be voted at the Special Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy card, such shares will be voted by the proxy holders named on the enclosed proxy card according to the recommendation of CoreLogic’s board of directors (the “Board”) “FOR” both of the Special Meeting Proposals.

Parties Involved in the Merger (page 35)

CoreLogic, Inc.

As a leading provider of property insights and solutions, CoreLogic promotes a healthy housing market and thriving communities. Through its enhanced property data solutions, services and technologies, CoreLogic enables real estate professionals, financial institutions, insurance carriers, government agencies and other housing market participants to help millions of people find, buy and protect their homes.

CoreLogic Common Stock is currently listed on the New York Stock Exchange (the “NYSE”) under the symbol “CLGX.”

Celestial-Saturn Parent Inc.

Parent is a Delaware corporation, formed on February 3, 2021 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Merger, and the related financing transactions. Parent has not conducted any business operations except in furtherance of this purpose and activities incident to its formation.

Celestial-Saturn Merger Sub Inc.

Acquisition Sub is a Delaware corporation and a wholly-owned subsidiary of Parent, formed on February 3, 2021 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Merger, and the related financing transactions. Acquisition Sub has not conducted any business operations except in furtherance of this purpose and activities incident to its formation. Upon the consummation of the Merger, Acquisition Sub will cease to exist.

Parent and Acquisition Sub are each affiliated with (i) Insight Partners XI, L.P., Insight Partners (Delaware) XI, L.P., Insight Partners (Cayman) XI, L.P., Insight Partners XI (Co-Investors), L.P., Insight Partners XI (Co-Investors) (B), L.P. and Insight Partners (EU) XI, S.C.Sp. (the “Insight Funds”) and (ii) Trident VIII, L.P., Trident VIII Parallel Fund, L.P., Trident VIII DE Parallel Fund, L.P. and Trident VIII Professionals Fund, L.P. (the “Stone Point Funds”). Parent, Acquisition Sub and the Insight Funds are each affiliated with Insight Partners, a leading global venture capital and private equity firm focusing on high-growth technology and software companies. Parent, Acquisition Sub and the Stone Point Funds are each associated with Stone Point Capital LLC (“Stone Point”), a leading private equity firm, investing in businesses within the global financial services industry. At the time at which the Merger will become effective (the “Effective Time”), the Surviving Corporation (as defined below) will be indirectly owned by the Insight Funds, the Stone Point Funds and certain of their respective affiliates.

In connection with the transactions contemplated by the Merger Agreement, (1) the Insight Funds have provided Parent with an equity commitment of $1,000,000,000 (the “Insight Equity Financing”), (2) the Stone

Point Funds have provided Parent with an equity commitment of $1,500,000,000 (the “Stone Point Equity Financing” and, together with the Insight Equity Financing, the “Equity Financing”) and (3) Parent has obtained a debt financing commitment in an aggregate amount of $5,500,000,000 from J.P. Morgan Chase Bank, N.A (“JP Morgan”) (the “Debt Financing” and, together with the Equity Financing, the “Financing”). Such amounts will be used to fund the aggregate purchase price required to be paid at the closing of the Merger and also to fund certain other payments, subject to the terms and conditions of the Merger Agreement. In addition, the Insight Funds and the Stone Point Funds have each agreed to guarantee the payment of certain liabilities and obligations of Parent and Acquisition Sub under the Merger Agreement, subject to an aggregate cap equal to $135,000,000, with respect to the Insight Funds, and $202,500,000, with respect to the Stone Point Funds, including any reverse termination fee payable by Parent under the Merger Agreement and amounts in respect of certain reimbursement and indemnification obligations of Parent and Acquisition Sub for certain costs, expenses or losses incurred or sustained by CoreLogic, as specified in the Merger Agreement. For more information, please see the section entitled “The Merger—Financing of the Merger” beginning on page 84 of this Proxy Statement.

Effect of the Merger (page 36)

The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware (“DGCL”), at the Effective Time, Acquisition Sub shall be merged with and into CoreLogic, whereupon the separate existence of Acquisition Sub shall cease, and CoreLogic shall continue under the name “CoreLogic, Inc.” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of Delaware. As a result of the Merger, the Surviving Corporation will become a wholly-owned subsidiary of Parent and CoreLogic Common Stock will no longer be publicly traded. In addition, CoreLogic Common Stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in each case, in accordance with applicable laws, rules and regulations, and CoreLogic will no longer file periodic reports with the U.S. Securities and Exchange Commission (the “SEC”) on account of CoreLogic Common Stock. If the Merger is consummated, you will not own any shares of capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as CoreLogic and Parent may agree and specify in the certificate of merger).

Effect on CoreLogic if the Merger is Not Consummated (page 36)

If the Merger Agreement is not adopted by CoreLogic stockholders or if the Merger is not consummated for any other reason, CoreLogic stockholders will not receive any payment for their shares of CoreLogic Common Stock. Instead, CoreLogic will remain an independent public company, the CoreLogic Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and we will continue to file periodic reports with the SEC on account of CoreLogic Common Stock. Under certain specified circumstances, CoreLogic may be required to pay Parent a termination fee, or, under certain other specified circumstances, CoreLogic may be entitled to receive a reverse termination fee from Parent, in each case upon the termination of the Merger Agreement, as described in the section entitled “Terms of the Merger Agreement—Termination Fees” beginning on page 111 of this Proxy Statement.

Merger Consideration (page 37)

Upon the consummation of the Merger, each share of CoreLogic Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held by CoreLogic or any subsidiary of CoreLogic (including shares held as treasury stock), (ii) shares held, directly or indirectly, by Parent or Acquisition Sub, which will be cancelled and retired for no consideration, and (iii) any shares owned by stockholders who are entitled to and have properly exercised and perfected their demands for appraisal rights under Delaware law (the “Dissenting Shares”)) will be converted into the right to receive $80.00 in cash, without interest (the “Merger

Consideration”). Additionally, all issued and outstanding rights issued in connection with the Rights Agreement will expire in their entirety without any payment being made in respect thereof in accordance with the Rights Agreement Amendment (each, as defined in the section entitled “Terms of the Merger Agreement—Other Covenants” beginning on page 107 of this Proxy Statement).

Recommendation of the Board and Reasons for the Merger (page 60)

On February 4, 2021, the Board, after considering various factors, including those described in the section entitled “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page 60 of this Proxy Statement, and after consultation with CoreLogic’s independent legal and financial advisors, unanimously (i) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, (ii) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of CoreLogic and its stockholders and (iii) resolved to recommend that the stockholders of CoreLogic vote in favor of the approval of the Merger, the Merger Agreement and the transactions contemplated thereby and the adoption of the Merger Agreement.

The Board unanimously recommends that you vote (i) “FOR” the proposal to adopt the Merger Agreement, thereby approving the Merger, the Merger Agreement and the transactions contemplated thereby and (ii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may be payable by CoreLogic to its named executive officers in connection with the Merger and contemplated by the Merger Agreement.

Opinion of CoreLogic’s Financial Advisor (page 65)

CoreLogic retained Evercore Group L.L.C. (together with its affiliates, “Evercore”) to act as its financial advisor in connection with the Board’s evaluation of strategic and financial alternatives, including the Merger. As part of this engagement, CoreLogic requested that Evercore evaluate the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of CoreLogic Common Stock. At a meeting of the Board held on February 4, 2021, Evercore rendered to the Board its opinion to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Merger Consideration of $80.00 per share to be received by the holders of CoreLogic Common Stock in the Merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of Evercore, dated as of February 4, 2021, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. CoreLogic encourages you to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Board (in its capacity as such) in connection with its evaluation of the proposed Merger. The opinion does not constitute a recommendation to the board or to any other persons in respect of the Merger, including as to how any holder of shares of Company Common Stock should vote or act in respect of the Merger. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies, or business combination transactions, that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger.

Interests of the Directors and Executive Officers of CoreLogic in the Merger (page 78)

When considering the recommendation of the Board that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that CoreLogic’s directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. The Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Merger Agreement, in approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by CoreLogic stockholders. These interests include the following:

•

the accelerated vesting of unvested CoreLogic time-based restricted stock units (the “Company RSUs”) and CoreLogic performance-based restricted stock units (the “Company PSUs”) granted prior to February 4, 2021, into the Merger Consideration;

•	the accelerated vesting of a prorated portion of unvested Company RSUs and Company PSUs granted following February 4, 2021, into the Merger Consideration;

•

the eligibility of each named executive officer to receive enhanced severance payments and benefits under his change in control agreement if such officer’s employment is terminated in connection with a qualifying termination of employment within six (6) months prior to or two (2) years following the consummation of the Merger;

•

the entitlement of a named executive officer to receive accelerated vesting of unvested supplemental executive deferred compensation plan benefits upon a qualifying termination following the consummation of the Merger;

•	the possibility of CoreLogic’s executive officers entering into compensatory arrangements with Parent or its affiliates prior to or following the closing of the Merger; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.

See the section entitled “The Merger—Interests of the Directors and Executive Officers of CoreLogic in the Merger” beginning on page 78 of this Proxy Statement for a more detailed description of these interests.

If the proposal to adopt the Merger Agreement is approved by CoreLogic stockholders, the shares of CoreLogic Common Stock held by CoreLogic’s directors and executive officers will be treated in the same manner as outstanding shares of CoreLogic Common Stock held by all other CoreLogic stockholders entitled to receive the Merger Consideration.

Treatment of Company Equity Awards (page 79)

The Merger Agreement provides that CoreLogic’s equity awards and long-term incentive plan awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment as of the Effective Time:

Company Options

Each option to purchase shares of CoreLogic Common Stock (each, a “Company Option”), whether or not vested, that is outstanding immediately prior to the Effective Time will automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of (a) the Merger Consideration over (b) the per-share exercise price for such Company Option multiplied by (ii) the total number of shares of CoreLogic Common Stock underlying such Company Option. If the exercise price per share of CoreLogic Common Stock of such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled without any cash payment or other consideration being made in respect thereof.

Company RSUs

Each then-outstanding Company RSU granted prior to February 4, 2021 will, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of CoreLogic Common Stock underlying such Company RSU (including any shares of CoreLogic Common Stock in respect of dividend equivalent units credited thereon) multiplied by (ii) the Merger Consideration.

Company PSUs

Each then-outstanding Company PSU granted prior to February 4, 2021 will, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the number of shares of CoreLogic Common Stock underlying such Company PSU (including any shares of CoreLogic Common Stock in respect of dividend equivalent units credited thereon) with performance measured in accordance with the terms of the applicable governing documents (i.e., for those Company PSUs that vest based in part on the attainment of earnings per share metrics, based on the attainment of the applicable performance metrics at the greater of the target or actual level of performance, and for each other Company PSU, based on attainment of the applicable performance metrics at the target level of performance), as determined by the Board or a committee thereof after consultation with Parent prior to the Effective Time multiplied by (ii) the Merger Consideration.

Company RSUs and Company PSUs Granted After February 4, 2021

Each Company RSU and Company PSU granted after February 4, 2021 will, immediately prior to the Effective Time, vest on a prorated basis (with Company PSUs vesting at the target level of performance), with such proration equal to a fraction, the numerator of which is the number of months from January 1, 2021 to the date of closing of the Merger and the denominator of which is thirty-six, and be treated in accordance with the terms of the Merger Agreement, as described above. The portion of any equity award granted after February 4, 2021 that does not vest on a prorated basis will be forfeited without consideration.

Treatment of Company ESPP (page 92)

The Merger Agreement provides that as soon as practicable following the date of the Merger Agreement, CoreLogic shall take all actions as may be required to provide that (i) the current offering period under the CoreLogic Employee Stock Purchase Plan (the “Company ESPP”) will be the final offering period and no further offering period will commence pursuant to the Company ESPP after the date hereof, and (ii) except to the extent necessary to maintain the status of the Company ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), each individual participating in the final offering period as of the date of the Merger Agreement will not be permitted to (A) increase his or her payroll contribution rate pursuant to the Company ESPP from the rate in effect when the final offering period commenced or (B) make separate non-payroll contributions to the Company ESPP on or following the date of the Merger Agreement. Prior to the Effective Time, CoreLogic will take all actions that may be necessary to (x) cause the final offering period, to the extent that it would otherwise be outstanding at the Effective Time, to be terminated no later than ten (10) business days prior to the date on which the Effective Time occurs; (y) make any pro rata adjustments that may be necessary to reflect the final offering period, but otherwise treat the final offering period as a fully effective and completed offering period for all purposes pursuant to the Company ESPP; and (z) cause the exercise (as of no later than ten (10) business days prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the Company ESPP. On such exercise date, CoreLogic will apply the funds credited as of such date pursuant to the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of CoreLogic Common Stock in accordance with the terms of the Company ESPP, and such shares of CoreLogic Common Stock shall be entitled to the Merger Consideration. Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), CoreLogic will terminate the Company ESPP.

Financing of the Merger (page 84)

The total amount of funds necessary to consummate the Merger and related transactions, including payment of related fees and expenses, is anticipated to be approximately $8.2 billion, which will be funded with the net proceeds of the Financing.

The Equity Financing will be on the terms and conditions set forth in the equity commitment letters (the “Equity Commitment Letters”), dated as of February 4, 2021, pursuant to which the Stone Point Funds and the Insight Funds individually provided commitments to contribute as equity capital to Parent an aggregate amount of $2.5 billion of amount in cash, in immediately available funds. Funding of the equity commitments is subject to the satisfaction of the conditions set forth in the Equity Commitment Letters.

The Debt Financing is on the terms and conditions set forth in the commitment letter, dated as of February 4, 2021 (the “Debt Commitment Letter”), from J.P. Morgan, pursuant to which JP Morgan has provided commitments in respect of (x) a first-lien term loan facility in an aggregate principal amount of $5.5 billion and (y) a first-lien revolving credit facility in an aggregate principal to be agreed. Funding of the Debt Financing is subject to the satisfaction of the conditions set forth in the Debt Commitment Letter. See the section entitled “The Merger—Financing of the Merger” beginning on page 84 of this Proxy Statement.

U.S. Federal Income Tax Consequences of the Merger (page 85)

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 85 of this Proxy Statement) in exchange for such U.S. Holder’s shares of CoreLogic Common Stock pursuant to the Merger will generally result in the recognition of gain or loss in an amount measured by the difference, if any, between the cash such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of CoreLogic Common Stock surrendered in the Merger.

If you are a Non-U.S. Holder (as defined in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 85 of this Proxy Statement), the Merger will generally not result in U.S. federal income tax to you unless you have certain connections with the United States, but may be subject to U.S. backup withholding tax unless you comply with certain certification procedures or otherwise establish a valid exemption from U.S. backup withholding taxes.

For a more complete description of the U.S. federal income tax consequences of the Merger, see the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 85 of this Proxy Statement.

CoreLogic stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Regulatory Approvals Required for the Merger (page 87)

Under the Merger Agreement, the Merger cannot be consummated until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated and until foreign investment approvals have been obtained from the Australian Foreign Investment Review Board and New Zealand Overseas Investment Office. CoreLogic made the filings required under the HSR Act on February 18, 2021, in New Zealand on February 22, 2021 and in Australia on February 24, 2021. The applicable waiting period under the HSR Act expired at 11:59 p.m. on March 22, 2021 and clearance to proceed was obtained from the New Zealand Overseas Investment Office on March 8, 2021.

Legal Proceedings Regarding the Merger (page 89)

On March 5, 2021, a purported stockholder of CoreLogic filed a complaint in the United States District Court for the Southern District of New York, captioned Stein v. CoreLogic, Inc., et al., Case No. 1:21-cv-01948-DLC (referred to as the “Stein Complaint”), naming as defendants CoreLogic and each member of the Board. On

March 15, 2021, a purported stockholder of CoreLogic filed a complaint in the United States District Court for the District of Colorado, captioned Morse v. CoreLogic, Inc., et al., Case No. 1:21-cv-00770-NYW (referred to as the “Morse Complaint”), naming as defendants CoreLogic and each member of the Board. On March 29, 2021, a purported stockholder of CoreLogic filed a complaint in the United States District Court for the Central District of California, captioned Morgan v. CoreLogic, Inc., et al., Case No. 8:21-cv-00581 (referred to as the “Morgan Complaint” and together with the Stein Complaint and the Morse Complaint, the “Complaints”), naming as defendants CoreLogic and each member of the Board.

The Complaints allege, among other things, that the defendants violated Section 14(a) and Section 20(a) of the Exchange Act. Specifically, one or more of the Complaints allege that the proxy statement filed by CoreLogic with the SEC on March 1, 2021 in connection with the merger (referred to as the “preliminary proxy statement”) contains materially incomplete and misleading information concerning the Company’s financial forecasts, the financial analyses conducted by Evercore in support of its fairness opinion, services previously provided by Evercore to CoreLogic and/or Parent, the scope of the non-disclosure agreements entered into between CoreLogic and potential bidders in connection with a potential strategic transaction involving CoreLogic and potential conflicts of interests of certain insiders of CoreLogic. The relief sought in one or more of the Complaints includes enjoining the consummation of the Merger unless and until the defendants disclose certain allegedly material information, rescinding, to the extent already implemented, the Merger Agreement or any of the terms thereof, granting rescissory damages, directing the defendants to disseminate a proxy statement that does not contain any untrue statements of material fact and that states all required or necessary material facts, directing the defendants to account for all alleged damages suffered as a result of the defendants’ alleged wrongdoing, declaring that defendants violated Sections 14(a) and/or 20(a) of the Exchange Act as well as Rule 14a-9 promulgated thereunder, and awarding the plaintiffs their respective costs and disbursements, including reasonable attorneys’ and expert fees and expenses.

CoreLogic believes that the Complaints are without merit and CoreLogic and the individual defendants intend to defend against the Complaints; however, CoreLogic cannot predict the amount of time and expense that will be required to resolve the Complaints, nor the outcomes thereof.

The outcome of any pending or future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the Merger and result in substantial costs to CoreLogic, including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the Merger is that no governmental authority (i) of competent jurisdiction in any jurisdiction in which CoreLogic, Parent or any of their respective affiliates have material business operations shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger or (ii) of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger if the effect of violating such law or order would impose, or would reasonably be expected to impose, criminal penalties upon Parent, Acquisition Sub or CoreLogic or any of its subsidiaries. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being consummated, or from being consummated within the expected time frame.

Restrictions on Solicitations of Other Offers (page 98)

For purposes of this Proxy Statement, each of “Competing Proposal” and “Superior Proposal” is defined in the section entitled “Terms of the Merger Agreement—Restrictions on Solicitations of Other Offers” beginning on page 98 of this Proxy Statement.

In the Merger Agreement, CoreLogic agreed that, subject to certain exceptions, CoreLogic will not, and will cause its subsidiaries and its and their respective directors and officers not to, and will instruct and use its reasonable best efforts to cause its other representatives not to, directly or indirectly, (i) initiate, solicit, propose, knowingly facilitate or knowingly encourage the making of any Competing Proposal or any inquiry or proposal that constitutes or would reasonably be expected to lead to a Competing Proposal; (ii) participate or engage in negotiations or discussions with, or furnish any nonpublic information to, any person relating to a Competing Proposal or any inquiry, proposal or request that constitutes or would reasonably be expected to lead to a Competing Proposal; (iii) grant access to the properties, books, records or personnel of CoreLogic or its subsidiaries to any person relating to any Competing Proposal or any inquiry or proposal that constitutes or would reasonably be expected to lead to a Competing Proposal; (iv) grant any waiver, amendment or release of any third party under any standstill or confidentiality agreement; or (v) approve, endorse, recommend, or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement or contract relating to a Competing Proposal or any proposal or offer that constitutes or would reasonably be expected to lead to a Competing Proposal (an “Alternative Acquisition Agreement”). However, CoreLogic may grant a waiver of any standstill or similar obligation of any third party with respect to CoreLogic or any of its subsidiaries solely to the extent to allow such third party to submit a confidential Competing Proposal to the Board if the Board determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties.

Alternative Acquisition Agreements (page 100)

Except as described in the following paragraph, under the terms of the Merger Agreement, neither the Board not any committee thereof may approve or recommend, or allow CoreLogic or any of its subsidiaries to execute, approve or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement or contract relating to a Competing Proposal or any proposal or offer that constitutes or would reasonably be expected to lead to a Competing Proposal (other than a confidentiality agreement).

Under the Merger Agreement, under certain circumstances and subject to certain requirements described in the section entitled “Terms of the Merger Agreement—Alternative Acquisition Agreements” beginning on page 100 of this Proxy Statement, the Board is entitled to enter into an agreement with respect to a Competing Proposal (concurrently with the termination of the Merger Agreement and subject to the payment of a $165 million termination fee by CoreLogic) prior to obtaining the affirmative vote of a majority of the outstanding shares of CoreLogic Common Stock entitled to vote thereon (the “CoreLogic Stockholder Approval”), if CoreLogic first provides Parent with notice of the Board’s intent to do so, then, if requested by Parent, CoreLogic and its representatives negotiate with Parent and its representatives in good faith over a four business day period, and then the Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Competing Proposal, taking into account any changes to the terms of the Merger Agreement proposed by Parent during such negotiations, constitutes a Superior Proposal and (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law.

Adverse Recommendation Changes (page 100)

Except as described in the following paragraph, under the terms of the Merger Agreement, neither the Board nor any committee thereof may make an “Adverse Recommendation Change” (as defined in the section entitled “Terms of the Merger Agreement—Adverse Recommendation Changes” beginning on page 100 of this Proxy Statement).

Under the Merger Agreement, under certain circumstances and subject to certain requirements described in the section entitled “Terms of the Merger Agreement—Adverse Recommendation Changes” beginning on page 100 of this Proxy Statement, the Board is entitled to make an Adverse Recommendation Change prior to obtaining the CoreLogic Stockholder Approval, if the Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that a Competing Proposal constitutes a Superior Proposal and (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law. In addition, at any time prior to obtaining the CoreLogic Stockholder Approval, in response to an Intervening Event (as defined in the section entitled “Terms of the Merger Agreement—Adverse Recommendation Changes” beginning on page 100 of this Proxy Statement), the Board may make an Adverse Recommendation Change if CoreLogic first provides Parent with notice of the Board’s intent to do so, then, if requested by Parent, CoreLogic and its representatives negotiate with Parent and its representatives in good faith over a four business day period, and then the Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action, taking into account any changes to the terms of the Merger Agreement proposed by Parent during such negotiations, would reasonably be expected to be inconsistent with CoreLogic’s directors’ fiduciary duties under applicable law, subject to certain requirements described in the section entitled “Terms of the Merger Agreement—Adverse Recommendation Changes” beginning on page 100 of this Proxy Statement.

Employee Benefits (page 104)

For the period commencing at the Effective Time and ending on the date that is twelve (12) months following the Effective Time occurs (the “Continuation Period”), Parent will, or will cause the Surviving Corporation or any of their respective affiliates to, provide for each “continuing employee” (as defined in the section entitled “Terms of the Merger Agreement—Employee Benefits” beginning on page 104 of this Proxy Statement) (i) at least the same base salary and base wage rate provided to such continuing employee immediately prior to Effective Time, (ii) short-term cash incentive compensation opportunities (excluding any equity or equity-based, change in control, retention, transaction or similar incentive opportunities) that are substantially comparable in the aggregate to the short-term cash incentive compensation opportunities (excluding any equity or equity-based, change in control, retention, transaction or similar incentive opportunities) provided to each such continuing employee immediately prior to the Effective Time and (iii) employee benefits (excluding equity or equity-based, defined benefit pension, severance, change in control, retention and nonqualified deferred compensation and retiree or post-termination health or welfare benefits) that are substantially comparable in the aggregate (including with respect to the proportion of employee cost) to such employee benefits (excluding equity or equity-based, defined benefit pension, nonqualified deferred compensation and retiree or post-termination welfare benefits or compensation) provided to such continuing employee immediately prior to the Effective Time. In addition, each continuing employee whose employment is terminated during the Continuation Period will receive severance payments and benefits that are no less favorable than the severance payments and benefits that such continuing employee would have been eligible to receive upon a termination of employment under any applicable CoreLogic severance plan, policy, practice or arrangement in accordance with the terms of such arrangements or, if greater, the severance payments and benefits that are provided to similarly situated employees of Parent and its subsidiaries at the time of such termination.

Efforts to Close the Merger (page 105)

CoreLogic, Parent and Acquisition Sub have agreed to use their respective reasonable best efforts to consummate and make effective the transactions contemplated by the Merger Agreement and to cause the conditions to the Merger to be satisfied as expeditiously as practicable. In furtherance thereof, Parent and Acquisition Sub have agreed that (i) none of Parent, Acquisition Sub or CoreLogic or their respective affiliates shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any governmental authority not to consummate the transactions contemplated by the Merger Agreement, except with the prior written consent of the other parties and (ii) Parent and Acquisition Sub agree to take promptly any and all steps necessary or reasonably advisable or as may be required by any governmental authority to avoid or eliminate each and every impediment and obtain all consents under any antitrust laws that may be required by any governmental authority so as to enable the parties to consummate the Merger as expeditiously as possible, including committing to and effecting, by consent decree, hold separate order, trust or otherwise, (a) selling, divesting, licensing or otherwise disposing of, or holding separate and agreeing to sell, divest, license or otherwise dispose of, any assets of CoreLogic or its subsidiaries or of Parent or Acquisition Sub, (b) terminating, amending or assigning existing relationships and contractual rights and obligations of CoreLogic or its subsidiaries or of Parent or Acquisition Sub, (c) requiring Parent or Acquisition Sub or CoreLogic or its subsidiaries, to grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any third party and (d) imposing limitations on Parent or

Acquisition Sub or CoreLogic or its subsidiaries, with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets so long as any such action contemplated by clause  (ii) above is conditioned upon the consummation of the transactions contemplated by the Merger Agreement.

Conditions to the Closing of the Merger (page 108)

The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent not prohibited by law) waiver by CoreLogic, Parent and Acquisition Sub at or prior to the Effective Time of the following conditions:

•	the CoreLogic Stockholder Approval having been obtained;

•

no governmental authority (i) of competent jurisdiction in any jurisdiction in which CoreLogic, Parent or any of their respective affiliates have material business operations shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger or (ii) of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger if the effect of violating such law or order would impose, or would reasonably be expected to impose, criminal penalties upon Parent, Acquisition Sub or CoreLogic or any of its subsidiaries; and

•

any waiting period (or any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated or early termination thereof shall have been granted, and the applicable waiting periods (or any extensions thereof) or clearance, as applicable, under the foreign investment laws of Australia and New Zealand shall have expired, been terminated or clearance decisions shall have been obtained, and there shall not be in effect any voluntary agreement with a governmental authority not to consummate the Merger.

The obligations of Parent and Acquisition Sub to consummate the Merger are also subject to the satisfaction or (to the extent not prohibited by law) waiver by Parent at or prior to the Effective Time of the following conditions:

•

each of the representations and warranties of CoreLogic contained in the Merger Agreement, without giving effect to any materiality or Company Material Adverse Effect (as defined in the section entitled “Terms of the Merger Agreement—Representations and Warranties” beginning on page 93 of this Proxy Statement) or similar qualifications therein, shall be true and correct as of the date of the closing of the Merger (the “Closing Date”), except for such failures to be true and correct as would not, individually or in the aggregate, have a Company Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); provided, however, that the representations and warranties:

•

regarding CoreLogic’s organization and qualification, subsidiaries, authority relative to the Merger Agreement, the absence of any undisclosed brokers fees, the inapplicability to the Merger Agreement of the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state law and CoreLogic’s entry into the Rights Agreement Amendment, without giving effect to any “materiality” or “Company Material Adverse Effect” or similar qualifications therein, shall be required to be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

•	regarding CoreLogic’s capital structure shall be required to be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only) other than for de minimis errors;

•

regarding the absence of a Company Material Adverse Effect since January 1, 2020 shall be required to be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

•

from the date of the Merger Agreement until the Closing Date, no Company Material Adverse Effect (as defined in the section entitled “Terms of the Merger Agreement—Representations and Warranties” beginning on page 93 of this Proxy Statement) shall have occurred;

•	CoreLogic shall have performed or complied in all material respects with its obligations required under the Merger Agreement to be performed or complied with on or prior to the Closing Date; and

•

CoreLogic shall have delivered a certificate to Parent, dated as of the Closing Date and duly executed by a senior executive officer (or similar authorized person) of CoreLogic, certifying to the effect that the foregoing conditions to the obligations of Parent and Acquisition Sub to consummate the Merger have been satisfied.

The obligations of CoreLogic to effect the Merger are also subject to the satisfaction or waiver by CoreLogic of the following conditions:

•

each of the representations and warranties of Parent and Acquisition Sub contained in the Merger Agreement, without giving effect to any materiality or “Parent Material Adverse Effect” or similar qualifications therein, shall be true and correct as of the Closing Date, except for such failures to be true and correct as would not have a Parent Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

•

Parent and Acquisition Sub shall have performed or complied in all material respects with their respective obligations required under the Merger Agreement to be performed or complied with on or prior to the Closing Date; and

•

Parent shall have delivered a certificate to CoreLogic, dated as of the Closing Date and duly executed by a senior executive officer of Parent, certifying to the effect that the foregoing conditions to the obligations of CoreLogic to effect the Merger have been satisfied.

Termination of the Merger Agreement (page 109)

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the CoreLogic Stockholder Approval:

•	by mutual written consent of each of Parent and CoreLogic;

•	by either Parent or CoreLogic, if:

•

the Merger shall not have been consummated on or before 5:00 p.m. (New York City time) on August 9, 2021 (the “Termination Date”); provided, however, that the right to terminate the Merger Agreement pursuant to this provision shall not be available to any party if the failure of such party, and, in the case of Parent, including the failure of Acquisition Sub to perform or comply with any of its obligations under the Merger Agreement has been the principal cause of or resulted in the failure of the closing of the Merger to have occurred on or before such date;

•

prior to the Effective Time, any governmental authority (i) of competent jurisdiction in any jurisdiction in which CoreLogic, Parent or any of their respective affiliates have material business operations shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger or (ii) of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger if the effect of violating such law or order would impose, or would reasonably be expected to impose, criminal penalties upon Parent, Acquisition Sub, CoreLogic or any of its subsidiaries, and such law or order or other action, in each case, shall have become final and non-appealable; provided, however, that the right to terminate the Merger Agreement under this provision shall not be available to a party if the issuance of such law or order or taking of such action was primarily due to the failure of such party, and, in the case of Parent, including the failure of Acquisition Sub to perform any of its obligations under the Merger Agreement; or

•

the CoreLogic Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which the Merger Agreement and the transactions contemplated thereby have been voted upon;

•	by CoreLogic if:

•

Parent or Acquisition Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of any conditions to the obligations of CoreLogic to effect the Merger and (ii) is not capable of being cured, or is not cured, by Parent or Acquisition Sub on or before the earlier of (a) the Termination Date and (b) the date that is thirty (30) calendar days following CoreLogic’s delivery of written notice to Parent or Acquisition Sub, as applicable, of such breach;

•

prior to receipt of the CoreLogic Stockholder Approval, the Board shall have authorized CoreLogic to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; provided that (i) substantially concurrently with such termination, CoreLogic enters into the Alternative Acquisition Agreement with respect to such Superior Proposal and (ii) prior to or substantially concurrently with such termination, CoreLogic pays (or causes to be paid) a termination fee to (or at the direction of) Parent; or

•

(i) all of the conditions to Parent’s and Acquisition Sub’s obligations to consummate the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the Merger; provided that such actions would then be capable of being satisfied), (ii) Parent has failed to consummate the Merger by the time the closing of the Merger should have occurred as a result of the failure of the debt financing to be funded, (iii) CoreLogic has notified Parent in writing that the conditions to the Merger have been satisfied or, with respect to CoreLogic’s conditions, waived (to the extent such waiver is permitted under applicable law) and that it is prepared to consummate the Merger and (iv) Parent has failed to consummate the Merger within three (3) business days of the later of the date on which closing of the Merger was required to occur or the delivery of CoreLogic’s notice of termination; or

•	by Parent if:

•

CoreLogic shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of any conditions to the obligations of Parent and Acquisition Sub to effect the Merger and (ii) is not capable of being cured, or is not cured, by CoreLogic on or before the earlier of (a) the Termination Date and (b) the date that is thirty (30) calendar days following Parent’s delivery of written notice to CoreLogic of such breach; or

•

the Board shall have made an Adverse Recommendation Change, provided that Parent’s right to terminate the Merger Agreement under this provision shall expire upon the CoreLogic Stockholder Approval having been obtained.

Termination Fees (page 111)

If the Merger Agreement is terminated in specified circumstances, the terminating party may be required to pay a termination fee.

Parent would be entitled to receive a termination fee of $165 million from CoreLogic if:

•

(i) a third party shall have made to CoreLogic or directly to CoreLogic’s stockholders a Competing Proposal, or any Competing Proposal shall have been publicly made or disclosed, after the date of the Merger Agreement, (ii) the Merger Agreement is subsequently terminated by (a) CoreLogic or Parent because CoreLogic stockholders have failed to adopt the Merger Agreement or (b) Parent as a result of a knowing and intentional breach of any covenant or agreement under the Merger Agreement by CoreLogic, which breach would give rise to the failure of any conditions to the obligations of CoreLogic to effect the Merger, and any such Competing Proposal had not been withdrawn at least five (5) business days prior to the event giving rise to the termination of the Merger Agreement, and (iii) within twelve (12) months of such termination of the Merger Agreement, CoreLogic consummates a transaction involving a Competing Proposal or enters into an Alternative Acquisition Agreement providing for the consummation of a Competing Proposal (which is subsequently consummated);

•	the Merger Agreement is terminated by CoreLogic to enter into a definitive agreement with respect to a Superior Proposal; or

•	the Merger Agreement is terminated by Parent because CoreLogic has made an Adverse Recommendation Change.

CoreLogic would be entitled to receive a reverse termination fee of $330 million from Parent in the event the Merger Agreement is terminated (i) by CoreLogic because of the breach of any covenant or agreement under the Merger Agreement by Parent or Acquisition Sub, which breach would give rise to the failure of any conditions to the obligations of CoreLogic to effect the Merger, (ii) by CoreLogic because Parent failed to consummate the Merger by the time the closing of the Merger should have occurred, and CoreLogic has given Parent written notice at least three (3) business days prior to such termination stating CoreLogic’s intention to terminate the Merger Agreement or (iii) by CoreLogic or Parent if the Merger is not consummated on or before 5:00 p.m. (New York City time) on August 9, 2021 and, at the time of such termination, CoreLogic would have been entitled to terminate the Merger Agreement pursuant to (i)  or (ii) above.

Enforcement Expenses (page 112)

If CoreLogic or Parent fails to pay the termination fee or reverse termination fee, respectively, and in order to obtain such payment, Parent or CoreLogic, as applicable, commences a suit that results in a judgment against the other party for the payment of such fee, such paying party shall pay the other party its costs and expenses in connection with such suit. However, neither such payment shall exceed $7.5 million.

Specific Performance (page 112)

Parent, Acquisition Sub and CoreLogic are entitled to specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement (including failing to take such actions as are required of it thereunder to consummate the Merger Agreement) in addition to any other remedy to which they are entitled at law or in equity. CoreLogic is entitled to obtain specific performance or other equitable relief to cause Parent to effect the closing of the Merger if and only if (i) the conditions to the obligations of Parent and Acquisition Sub to consummate the Merger (other than conditions to be satisfied at the closing of the Merger, each of which is capable of being satisfied at the closing of the Merger) have been satisfied at the time when the closing of the Merger would have occurred but for the failure of the Equity Financing to be funded, (ii) Parent fails to consummate the closing of the Merger on the date on which the Closing Date is required to have occurred, (iii) the financing provided for by the Debt Commitment Letter or alternative financing has been funded in accordance with its terms or will be funded at the closing of the Merger in accordance with its terms if the Equity Financing is funded at the closing of the Merger, (iv) CoreLogic is ready, willing and able to consummate the closing of the merger and CoreLogic has irrevocably confirmed in a written notice that if specific performance is granted and the Equity Financing and Debt Financing or alternative financing are funded, then the closing of the Merger will occur and (v) Parent does not consummate the closing of the Merger within three (3) business days after delivery of the written notice specified in clause (iv) above.

Market Prices and Dividend Data (page 114)

CoreLogic Common Stock is listed on the NYSE under the symbol “CLGX.” The closing price of CoreLogic Common Stock on February 3, 2021, the last full trading day prior to the Board’s approval of the Merger Agreement, was $80.78. On March 29, 2021, the latest practicable trading day before the date of this Proxy Statement, the closing price of CoreLogic Common Stock was $79.00 per share.

Under the terms of the Merger Agreement, between the date of the Merger Agreement and the earlier of the Effective Time or the termination of the Merger, neither CoreLogic nor any of its subsidiaries may, with the exception of the quarterly cash dividend of $0.33 per share of CoreLogic Common Stock, which CoreLogic paid on March 15, 2021, authorize, declare, pay or make any dividends or other distributions without the prior written consent of Parent.

Appraisal Rights (page 117)

If the Merger is adopted by CoreLogic stockholders, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly exercise and perfect his, her or its demand for appraisal rights under 262 of the DGCL shall not be converted into the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL. This means that CoreLogic stockholders will be entitled to have their shares of CoreLogic Common Stock appraised by the Court of Chancery of the State of Delaware (the “Court of Chancery”) and to receive payment in cash of the “fair value” of the shares of CoreLogic Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest based to be paid upon the amount determined to be fair value, if any, as determined by the Court of Chancery. CoreLogic stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares.

To exercise your appraisal rights, you must, among other things, submit a written demand for appraisal to CoreLogic before the vote is taken on the adoption of the Merger Agreement, you must not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement and you must continue to hold the shares of CoreLogic Common Stock of record through the Effective Time. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this Proxy Statement in the section entitled “Appraisal Rights” beginning on page 117 of this Proxy Statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex C to this Proxy Statement. If you hold your shares of CoreLogic Common Stock through the Fidelity 401(k) Plan or a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such broker, bank or other nominee.

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS

The following questions and answers are intended to address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as a CoreLogic stockholder. You are encouraged to read carefully the more detailed information contained elsewhere in this Proxy Statement, the annexes to this Proxy Statement and the documents we refer to in this Proxy Statement. You may obtain the information incorporated by reference in this Proxy Statement without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 122 of this Proxy Statement.

Q:	Why am I receiving these materials?

A:

On February 4, 2021, CoreLogic entered into the Merger Agreement providing for the Merger of Acquisition Sub with and into CoreLogic, with CoreLogic surviving the Merger as a wholly-owned subsidiary of Parent. The Board is furnishing this Proxy Statement and form of proxy card to the holders of CoreLogic Common Stock in connection with the solicitation of proxies in favor of the proposal to adopt the Merger Agreement and to approve the other proposal to be voted on at the Special Meeting or any adjournment or postponement thereof. This Proxy Statement includes information that we are required to provide to you under the SEC rules and is designed to assist you in voting on the matters presented at the Special Meeting. CoreLogic stockholders of record as of the close of business on March 29, 2021 may attend the Special Meeting and are entitled and requested to vote on the Special Meeting Proposals.

Q:	When and where is the Special Meeting?

A:

The Special Meeting will take place on Wednesday, April 28, 2021, at 8:00 a.m., Pacific Time. Due to public health concerns surrounding COVID-19 and to prioritize the health and well-being of CoreLogic’s employees, stockholders and other community members, CoreLogic will hold the Special Meeting in a virtual meeting format only on the virtual meeting website. You will not be able to attend the Special Meeting physically in person.

Q:	What is the proposed Merger and what effects will it have on CoreLogic?

A:

The proposed Merger is the acquisition of CoreLogic by Parent through the Merger of Acquisition Sub with and into CoreLogic pursuant to the Merger Agreement. If the proposal to adopt the Merger Agreement is approved by the requisite number of shares of CoreLogic Common Stock, and the other closing conditions under the Merger Agreement have been satisfied or waived, Acquisition Sub will merge with and into CoreLogic, with CoreLogic continuing as the Surviving Corporation. As a result of the Merger, CoreLogic will become a wholly-owned subsidiary of Parent and you will no longer own shares of CoreLogic Common Stock. CoreLogic expects to delist its common stock from the NYSE and de-register its common stock under the Exchange Act as soon as practicable after the Effective Time. Thereafter, CoreLogic would no longer be a publicly traded company, and CoreLogic will no longer file periodic reports with the SEC on account of CoreLogic Common Stock.

Q:	What will I receive if the Merger is consummated?

A:

Upon the consummation of the Merger, you will be entitled to receive the Merger Consideration of $80.00 in cash, without interest and less any applicable withholding taxes, for each share of CoreLogic Common Stock that you own, unless you have properly exercised and perfected your demand for appraisal rights under the DGCL with respect to such shares. For example, if you own one hundred (100) shares of CoreLogic Common Stock, you will be entitled to receive $8,000.00 in cash, without interest and less any applicable withholding taxes, in exchange for your one hundred (100) shares of CoreLogic Common Stock. In either case, your shares will be canceled and you will not own nor be entitled to acquire shares in the Surviving Corporation or Parent.

Q:	Who is entitled to vote at the Special Meeting?

A:

Only stockholders of record as of the close of business on March 29, 2021 are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. If your shares of CoreLogic Common Stock are held in street name and you do not instruct your broker, bank or other nominee how to vote your shares, then, because both of the Special Meeting Proposals are “non-routine matters,” your broker, bank or other nominee would not have discretionary authority to vote your shares on the Special Meeting Proposals. Instructions on how to vote shares held in street name are described under the question “How may I vote?” below.

Q:	How may I vote?

A:	For CoreLogic stockholders of record: If you are eligible to vote at the Special Meeting and are a stockholder of record, you may cast your shares in any of four (4) ways:

•	by voting over the internet using the website indicated on the enclosed proxy card;

•	by telephone using the toll-free number on the enclosed proxy card;

•	by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided; or

•	by attending the Special Meeting in a virtual format and voting by virtual ballot.

For holders in street name: If your shares of CoreLogic Common Stock are held in street name and you do not instruct your broker, bank or other nominee how to vote your shares, then, because both of the Special Meeting Proposals are “non-routine matters,” your broker, bank or other nominee would not have discretionary authority to vote your shares on the Special Meeting Proposals. If your shares of CoreLogic Common Stock are held in street name, your broker, bank or other nominee has enclosed a voting instruction form with this Proxy Statement. We encourage you to authorize your broker, bank or other nominee to vote your shares “FOR” both of the Special Meeting Proposals by following the instructions provided on the voting instruction form.

If you submit your proxy by internet, telephone or mail, and you do not subsequently revoke your proxy, your shares of CoreLogic Common Stock will be voted in accordance with your instructions.

Even if you plan to attend the Special Meeting and vote by ballot, you are encouraged to vote your shares of CoreLogic Common Stock by proxy. If you are a stockholder of record or if you obtain a valid legal proxy to vote shares which you beneficially own and wish to change your vote, you may still vote your shares of CoreLogic Common Stock by ballot at the Special Meeting even if you have previously voted by proxy. If you attend the Special Meeting in a virtual format and vote by virtual ballot, your previous vote by proxy will not be counted.

Q:	How many votes do I have?

A:

Each holder of CoreLogic Common Stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of CoreLogic Common Stock that such holder owned as of the Record Date.

Q:	May I attend the Special Meeting and vote in person?

A:

Due to public health concerns surrounding COVID-19 and to prioritize the health and well-being of CoreLogic’s employees, stockholders and other community members, CoreLogic will hold the Special Meeting in a virtual meeting format only on the virtual meeting website. You will not be able to attend the Special Meeting physically in person.

Stockholders must register in advance to participate in the Special Meeting remotely, following the procedures outlined in the section “The Special Meeting” beginning on page 29 of this Proxy

Statement. Requests for registration to participate in the Special Meeting remotely must be received no later than 8:00 a.m., Pacific Time, on April 27, 2021. Once admitted to the Special Meeting, stockholders may vote their shares and view a list of stockholders by following the instructions available on the meeting website.

After registering to participate in the Special Meeting remotely, stockholders will receive an email prior to the meeting with a link and instructions for entering the Special Meeting. Stockholders may vote following the procedures outlined in the section “The Special Meeting” beginning on page 29 of this Proxy Statement.

In any case, we recommend that you submit your proxy via the internet or by telephone by following the instructions on the enclosed proxy card, or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided—even if you plan to attend the Special Meeting in a virtual format. In light of the reported continuing delays in the postal system, we encourage all stockholders to vote electronically. If you properly and timely submit your proxy, the individuals named as your proxy holders will vote your shares as you have directed. If you attend the Special Meeting in a virtual format and vote by virtual ballot, your vote by virtual ballot will revoke any proxy previously submitted. If you hold your shares in street name, because you are not the stockholder of record, you may not vote your shares by virtual ballot at the Special Meeting in a virtual format unless you request and obtain a valid legal proxy from your bank, broker, bank or other nominee.

Please note that participants in our 401(k) Plan may not vote their plan shares by ballot at the Special Meeting and in order to vote their shares, must provide voting instructions to Fidelity by April 23, 2021 at 11:59 p.m., Eastern Time. See “How are my shares in CoreLogic’s 401(k) Plan voted?” in this section of the Proxy Statement for more information.

Q:	How are my shares in CoreLogic’s 401(k) Plan voted?

A:

For those stockholders who hold shares pursuant to the 401(k) Plan, Fidelity acts as trustee for shares held in the 401(k) Plan. The governing documents of the 401(k) Plan require Fidelity, as trustee, to vote the shares as directed by the plan participants for whose benefit the shares are held. Fidelity will use an independent third party to tabulate the voting directions of all participants who provide such directions to Fidelity. Neither the tabulator nor Fidelity will provide the individual participant voting directions to CoreLogic, unless otherwise required by law. Shares of CoreLogic Common Stock for which no direction is received by Fidelity from the participants by April 23, 2021 at 11:59 p.m., Eastern Time, and any unallocated shares of CoreLogic Common Stock, will be voted in the same proportion as are the shares for which directions are received by that time.

Q:	What matters will be voted on at the Special Meeting?

A:	You are being asked to consider and vote on the following proposals:

•	to adopt the Merger Agreement; and

•	approve, by non-binding, advisory vote, compensation that will or may become payable by CoreLogic to its named executive officers in connection with the Merger.

Q:	How does the Merger Consideration compare to the market price of CoreLogic Common Stock prior to the announcement of the Merger?

A:	The Merger Consideration of $80.00 per share represents a premium of:

•

approximately 51% over the closing stock price on June 25, 2020, the last trading day prior to the announcement of the $65.00 per share unsolicited proposal from Senator Investment Group LP (“Senator”) and Cannae Holdings, Inc. (“Cannae”);

•

approximately 38% over the after-market stock price on June 25, 2020, following CoreLogic’s release of increased Q2 guidance and prior to the unsolicited proposal from Senator and Cannae on June 26, 2020;

•

approximately 60% over the volume weighted average stock price of shares of CoreLogic common stock during the one month period ended June 25, 2020, the last trading day prior to the announcement of the unsolicited proposal from Senator and Cannae;

•	approximately 21% over the final $66.00 per share unsolicited proposal from Senator and Cannae; and

•

approximately 17% over the closing stock price on October 27, 2020, the last trading day prior to CoreLogic’s confirmation that it was engaging with potential bidders in a strategic review process with potential bids of over $80 per share.

Q:	Will CoreLogic pay a quarterly dividend before the closing of the Merger?

A:

Yes. Under the terms of the Merger Agreement, between the date of the Merger Agreement and the earlier of the Effective Time or the termination of the Merger, neither CoreLogic nor any of its subsidiaries may authorize, declare, pay or make any dividends or other distributions without the prior written consent of Parent. However, on January 29, 2021, prior to the execution of the Merger Agreement, the Board declared a quarterly cash dividend of $0.33 per share of CoreLogic Common Stock, which CoreLogic paid on March 15, 2021 to stockholders of record on the close of business on March 1, 2021. See the section entitled “Terms of the Merger Agreement—Conduct of Business Pending the Merger” beginning on page 97 of this Proxy Statement.

Q:	What do I need to do now?

A:

CoreLogic encourages you to read the accompanying Proxy Statement, including all documents incorporated by reference into the accompanying Proxy Statement, and its annexes carefully and in their entirety. Then as promptly as possible, follow the instructions on the enclosed proxy card to submit your proxy electronically over the internet or by telephone, so that your shares can be voted at the Special Meeting. In light of the reported continuing delays in the postal system, we encourage all stockholders to vote electronically. Alternatively, if you do not have access to a touch-tone phone or the Internet, you may sign, date and return the enclosed proxy card in the postage-paid envelope provided. If your shares of CoreLogic Common Stock are held in street name, your broker, bank or other nominee has enclosed a voting instruction form with this Proxy Statement. Please do not send your stock certificate(s) with your proxy card. See “How may I vote?” in this section of the Proxy Statement for more information.

Q:	How does the Board recommend that I vote?

A:

On February 4, 2021, the Board, after considering various factors, including those described the section entitled The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page 60 of this Proxy Statement, and after consultation with CoreLogic’s independent legal and financial advisors, unanimously (i) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, (ii) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of CoreLogic and its stockholders and (iii) resolved to recommend that the stockholders of CoreLogic vote in favor of the approval of the Merger, the Merger Agreement and the transactions contemplated thereby and the adoption of the Merger Agreement.

The Board unanimously recommends that you vote “FOR” the proposal to approve the adoption of the Merger Agreement, and the transactions contemplated by the Merger Agreement, include in the

Merger; by means of a non-binding, advisory vote and “FOR” the proposal to approve compensation that will or may become payable by CoreLogic to its named executive officers in connection with the Merger.

Q:	Should I send in my stock certificate(s) now?

A:

No. If you are a record holder, after the Merger is consummated, under the terms of the Merger Agreement, you will receive a letter of transmittal instructing you to send your stock certificate(s) to the paying agent in order to receive the cash payment of the Merger Consideration for each share of CoreLogic Common Stock represented by such stock certificate(s). You should use the letter of transmittal to exchange your stock certificates for the Merger Consideration to which you are entitled upon the consummation of the Merger. If you hold your shares in “street name,” please contact your broker, bank, Fidelity 401(k) Plan trustee or other nominee for instructions as to how to effect the surrender of your shares of CoreLogic Common Stock in exchange for the Merger Consideration in accordance with the terms of the Merger Agreement. Please do not send in your stock certificates now.

Q:	If I do not know where my stock certificates are, how will I get the Merger Consideration for my shares of CoreLogic Common Stock?

A:

If the Merger is consummated, the transmittal materials you will receive after the closing of the Merger will include the procedures that you must follow if you cannot locate your stock certificate(s). This will include an affidavit that you will need to sign attesting to the loss of your stock certificates. You may also be required to post a bond as indemnity against any potential loss.

Q:	What happens if the Merger is not consummated?

A:

If the Merger Agreement is not adopted by CoreLogic stockholders or if the Merger is not consummated for any other reason, CoreLogic stockholders will not receive any payment for their shares of CoreLogic Common Stock. Instead, CoreLogic will remain an independent public company, CoreLogic Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and we will continue to file periodic reports with the SEC on account of CoreLogic Common Stock.

Under certain specified circumstances, CoreLogic may be required to pay Parent a termination fee, or under certain other specified circumstances, CoreLogic may be entitled to receive a reverse termination fee from Parent, upon the termination of the Merger Agreement, as described in the sections entitled “Terms of the Merger Agreement—Termination Fees” beginning on page 111 of this Proxy Statement.

Q:	Do any of CoreLogic’s directors or officers have interests in the Merger that may be in addition to or differ from those of CoreLogic stockholders generally?

A:

Yes. In considering the recommendation of the Board with respect to the proposal to adopt the Merger Agreement, you should be aware that CoreLogic’s directors and executive officers may have interests in the Merger different from, or in addition to, the interests of CoreLogic stockholders generally. The Board was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, in approving the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by CoreLogic stockholders. For a description of the interests of CoreLogic’s directors and executive officers in the Merger, see the section entitled “The Merger—Interests of the Directors and Executive Officers of CoreLogic in the Merger” beginning on page 78 of this Proxy Statement.

Q:

Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for CoreLogic’s named executive officers in connection with the merger?

A:

Under SEC rules, we are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger, commonly referred to as “golden parachute” compensation.

Q:	What vote is required to approve the proposals submitted to a vote at the Special Meeting?

A:

The affirmative vote of a majority of the outstanding shares of CoreLogic Common Stock entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of the holders of a majority in voting power of the CoreLogic Common Stock entitled to vote thereon, which are present or represented by proxy, at the Special Meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by CoreLogic to its named executive officers in connection with the Merger. This means that the proposal to adopt the Merger Agreement will be approved if the number of shares voted “FOR” such proposal is greater than fifty (50%) of the total number of outstanding shares of CoreLogic Common Stock entitled to vote at the Special Meeting. Abstentions will be counted as votes “AGAINST” the proposal to adopt the Merger Agreement and the proposal to approve compensation that will or may become payable by CoreLogic to its named executive officers in connection with the Merger. Because both proposals presented to stockholders will be considered non-discretionary, there will not be any broker non-votes at the Special Meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.

As of March 29, 2021, the Record Date for determining who is entitled to vote at the Special Meeting, there were approximately 73,571,088 shares of CoreLogic Common Stock issued and outstanding. Each holder of CoreLogic Common Stock is entitled to one vote per share of CoreLogic Common Stock owned by such holder as of the Record Date.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with our transfer agent, EQ Shareholder Services, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this Proxy Statement and your proxy card have been sent directly to you by CoreLogic. As the stockholder of record you have the right to vote by proxy, which involves granting your voting rights directly to CoreLogic or to a third party, or to vote by ballot at the Special Meeting.

If your shares are held through a broker, bank or other nominee, or if your shares are held through the Fidelity 401(k) Plan, you are considered the beneficial owner of those shares. In that case, this Proxy Statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares. Without your voting instructions, because of the non-routine nature of the Special Meeting Proposals, your broker, bank or other nominee may not vote your shares with respect to the Special Meeting Proposals.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of CoreLogic Common Stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of CoreLogic Common Stock is called a “proxy card.” The Board has designated Frank D. Martell and Francis Aaron Henry, and each of them, with full power of substitution, as proxies for the Special Meeting.

Q:	Can I change or revoke my proxy?

A:	You may change or revoke your previously submitted proxy at any time before the Special Meeting or, if you attend the Special Meeting, by voting by ballot at the Special Meeting.

If you hold your shares as a record holder, you may change or revoke your proxy in any one of the following ways:

•	by re-voting at a subsequent time by internet or by telephone following the instructions on the enclosed proxy card;

•	by signing a new proxy card with a date later than your previously delivered proxy and submitting it following the instructions on the enclosed proxy card;

•

by delivering a signed revocation letter to Francis Aaron Henry, CoreLogic’s Corporate Secretary, at CoreLogic’s mailing address on the first page of this Proxy Statement before the Special Meeting, which states that you have revoked your proxy; or

•

by attending the Special Meeting in a virtual format and voting by virtual ballot. Attending the Special Meeting virtually will not in and of itself revoke a previously submitted proxy. You must specifically vote by virtual ballot at the virtual Special Meeting in order for your previous proxy to be revoked.

Please note that participants in our 401(k) Plan may not vote their plan shares by ballot at the Special Meeting and in order to vote their shares, must provide voting instructions to Fidelity by April 23, 2021 at 11:59 p.m., Eastern Time. See “How are my shares in CoreLogic’s 401(k) Plan voted?” in this section of the Proxy Statement for more information.

Your latest dated proxy card, internet or telephone vote is the one that is counted.

If your shares are held in street name by a broker, bank or other nominee, you may change your voting instructions by following the instructions of your broker, bank or other nominee.

Q:	If a CoreLogic stockholder gives a proxy, how will the shares be voted?

A:

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by CoreLogic to its named executive officers in connection with the Merger.

Shares of the CoreLogic Common Stock held in the Fidelity 401(k) Plan are voted by the Fidelity 401(k) Plan’s trustee in accordance with specific instructions given by the Fidelity 401(k) Plan participants to whose accounts such shares of the CoreLogic Common Stock have been allocated. Any shares of CoreLogic Commons Stock held in a Fidelity 401(k) Plan for which no instructions are received will be voted in the same proportion as those shares of CoreLogic Common Stock for which instructions are received.

Q:	I understand that a quorum is required in order to conduct business at the Special Meeting. What constitutes a quorum?

A:

The holders of a majority in voting power of all issued and outstanding CoreLogic Common Stock entitled to vote at the Special Meeting, present or represented by proxy, constitutes a quorum for the transaction of business at the Special Meeting. As of the close of business on the Record Date, there were 73,571,088 shares of CoreLogic Common Stock issued and outstanding and entitled to vote. If you submit a properly executed proxy by internet, telephone or mail, you will be considered a part of the quorum. In addition, abstentions will be counted for purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum. As a result, 36,785,545 shares must be present or represented by proxy to have a quorum. If a quorum is not present, the holders of a majority in voting power of the CoreLogic Common Stock, present or represented by proxy, and entitled to vote thereon, or the chairman of the Special Meeting, may adjourn the Special Meeting pursuant to CoreLogic’s bylaws.

Q:	How can I obtain a proxy card?

A:	If you lose, misplace or otherwise need to obtain a proxy card, please follow the applicable procedure below.

For CoreLogic stockholders of record: Please call Innisfree M&A Incorporated at (877) 750-9498 (toll-free from the U.S. and Canada) or +1(412) 232-3651 (from other locations).

For holders in “street name”: Please contact your account representative at your broker, bank or other similar institution.

Q:	What happens if I sell or otherwise transfer my shares of CoreLogic Common Stock after the close of business on the Record Date but before the Special Meeting?

A:

The Record Date is earlier than both the date of the Special Meeting and the date the Merger is expected to be consummated. If you sell or transfer your shares of CoreLogic Common Stock after the close of business on the Record Date but before the Special Meeting, unless special arrangements (such as the provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies CoreLogic in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is consummated, to the person to whom you sell or transfer your shares of CoreLogic Common Stock, but you will retain your right to vote these shares at the Special Meeting. Even if you sell or otherwise transfer your shares of CoreLogic Common Stock after the close of business on the Record Date, you are encouraged to complete, date, sign and return the enclosed proxy card or vote via the internet or telephone.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote via the internet or telephone (or complete, date, sign and return) with respect to each proxy card and voting instruction card that you receive.

Q:	What happens if I sell my shares of CoreLogic Common Stock after the Special Meeting but before the Effective Time?

A:	If you transfer your shares of CoreLogic Common Stock after the Special Meeting but before the Effective Time, you will have transferred the right to receive the Merger Consideration to the person to whom you transfer your shares of CoreLogic Common Stock. In order to receive the Merger Consideration, you must hold your shares of CoreLogic Common Stock through the Effective Time.

Q:	Who will count the votes?

A:

The inspector of elections appointed for the Special Meeting will tabulate votes cast by proxy or by ballot at the Special Meeting. The inspector of elections will also determine whether a quorum is present.

Q:	Who will solicit votes for and bear the cost and expenses of this proxy solicitation?

A:

The cost of this proxy solicitation will be borne by CoreLogic. Our directors, officers and employees may solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. We will pay these directors, officers and employees no additional compensation for these services. We will reimburse banks, brokers and other nominees for their reasonable, out-of-pocket expenses incurred in forwarding this Proxy Statement and related materials to, and obtaining instructions relating to such materials from, beneficial owners of CoreLogic Common Stock. CoreLogic has retained Innisfree M&A Incorporated (“Innisfree”) as its proxy solicitor. Innisfree will solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. Under our agreement with Innisfree, Innisfree will receive an estimated fee not to exceed $50,000 plus reimbursement of its reasonable, out-of-pocket expenses for its services. In addition, Innisfree and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Q:	Where can I find the voting results of the Special Meeting?

A:

CoreLogic has retained First Coast Results, Inc. to serve as independent inspector of elections in connection with the Special Meeting. CoreLogic intends to notify stockholders of the results of the Special Meeting by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K.

Q:	Will I be subject to U.S. federal income tax upon the exchange of CoreLogic Common Stock for cash pursuant to the Merger?

A:

The exchange of CoreLogic Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 85 of this Proxy Statement) who exchanges shares of CoreLogic Common Stock for cash in the Merger will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. Holder’s adjusted tax basis in such shares. If you are a Non-U.S. Holder (as defined in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 85 of this Proxy Statement), the Merger will generally not result in U.S. federal income tax to you unless you have certain connections with the United States but may be subject to U.S. backup withholding tax unless you comply with certain certification procedures or otherwise establish a valid exemption from U.S. backup withholding taxes.

For a more complete description of the U.S. federal income tax consequences of the Merger, see the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 85 of this Proxy Statement.

Q:	What will the holders of outstanding CoreLogic equity awards receive in the Merger?

A:	If the Merger is completed, each Company Option, whether or not vested, that is outstanding immediately prior to the Effective Time will automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of (a) the Merger Consideration over (b) the per-share exercise price for such Company Option multiplied by (ii) the total number of shares of CoreLogic Common Stock underlying such Company Option. If the exercise price per share of CoreLogic Common Stock of such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled without any cash payment or other consideration being made in respect thereof.

If the Merger is completed, each Company RSU granted prior to February 4, 2021 will, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of CoreLogic Common Stock underlying such Company RSU (including any shares of CoreLogic Common Stock in respect of dividend equivalent units credited thereon) multiplied by (ii) the Merger Consideration.

If the Merger is completed, each Company PSU granted prior to February 4, 2021 will, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the number of shares of CoreLogic Common Stock underlying such Company PSU (including any shares of CoreLogic Common Stock in respect of dividend equivalent units credited thereon) with performance measured in accordance with the terms of the applicable governing documents (i.e., for those Company PSUs that vest based in part on the attainment of earnings per share metrics, based on the attainment of the applicable performance metrics at the greater of the target or actual level of performance, and for each other Company PSU, based on attainment of the applicable performance metrics at the target level of performance), as determined by the Board or a committee thereof after consultation with Parent prior to the Effective Time multiplied by (ii) the Merger Consideration.

If the Merger is completed, each Company RSU and Company PSU granted after February 4, 2021 will, immediately prior to the Effective Time, vest on a prorated basis (with Company PSUs vesting at the target level of performance), with such proration equal to a fraction, the numerator of which is the number of months from January 1, 2021 to Closing Date and the denominator of which is thirty-six, and be treated in accordance with the terms of the Merger Agreement, as described above. The portion of any equity award granted after February 4, 2021 that does not vest on a prorated basis will be forfeited without consideration.

For additional information regarding the treatment of CoreLogic’s outstanding equity awards, see the section entitled “Terms of the Merger Agreement—Merger Consideration—Outstanding Company Equity Awards” beginning on page 91 of this Proxy Statement.

Q:	When do you expect the Merger to be consummated?

A:

CoreLogic and Parent are working toward consummating the Merger as quickly as possible. Assuming the timely receipt of required regulatory approvals and satisfaction or waiver (in accordance with the terms of the Merger Agreement) of other closing conditions, including approval by CoreLogic’s stockholders of the proposal to adopt the Merger Agreement, we anticipate that the Merger will be completed in the second quarter of 2021.

Q:	Are there any other risks to me from the Merger that I should consider?

A:

Yes. There are risks associated with all business combinations, including the Merger. See the section entitled “Cautionary Statement On Forward-Looking Statements” beginning on page 27 of this Proxy Statement.

Q:	Am I entitled to appraisal rights under the DGCL?

A:

If the Merger is adopted by CoreLogic stockholders, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly exercise and perfect his, her or its demand for appraisal rights under 262 of the DGCL shall not be converted into the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL. This means that CoreLogic stockholders are entitled to have their shares appraised by the Court of Chancery and to receive payment in cash of the “fair value” of the shares of CoreLogic Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest based to be paid upon the amount determined to be fair value, if any, as determined by the Court of Chancery. Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in the section entitled “Appraisal Rights” beginning on page 117 of this Proxy Statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex C to this Proxy Statement.

Q:	What if during the check-in time or during the Special Meeting I have technical difficulties or trouble accessing the virtual meeting website?

A:

If CoreLogic experiences technical difficulties during the Special Meeting (e.g., a temporary or prolonged power outage), it will determine whether the Special Meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the Special Meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any such situation, CoreLogic will promptly notify stockholders of the decision via the virtual meeting website.

Technical support will be ready to assist you with any individual technical difficulties you may have accessing the virtual meeting website. Contact information for technical support will appear on the virtual meeting login page prior to the start of the Special Meeting. You are encouraged to visit the FAQs and System Test link, located in your registration confirmation email to test your system and view the minimum system requirements for the meeting.

Q:	How can I obtain more information about CoreLogic?

A:	You can find more information about CoreLogic from various sources described in the section entitled “Where You Can Additional Information” beginning on page 122 of this Proxy Statement.

Q:	Who can help answer my questions?

A:

If you have any questions concerning the Merger, the Special Meeting or this Proxy Statement, would like additional copies of this Proxy Statement or need help voting your shares of CoreLogic Common Stock, please contact CoreLogic’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call: (877) 750-9498 (TOLL-FREE from the U.S. and Canada)

or +1 (412) 232-3651 (from other locations)

Banks and Brokers May Call Collect: (212) 750-5833

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement, and the documents to which CoreLogic refers you in this Proxy Statement, as well as information included in oral statements or other written statements made or to be made by CoreLogic or on

CoreLogic’s behalf, contain “forward-looking statements” within the meaning of the federal securities laws, including but not limited to those statements related to the Merger, including financial estimates and statements as to the expected timing, completion and effects of the Merger. Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. These risks and uncertainties include but are not limited to: (i) the completion of the Merger on the anticipated terms and timing, including obtaining required stockholder and regulatory approvals, and the satisfaction of other conditions to the completion of the acquisition; (ii) the ability of Stone Point Capital Partners and Insight Partners to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the Merger; (iii) potential litigation relating to the Merger that could be instituted against Stone Point Capital Partners, Insight Partners, CoreLogic or their respective directors, managers or officers, including the effects of any outcomes related thereto; (iv) the risk that disruptions from the Merger will harm CoreLogic’s business, including current plans and operations; (v) the ability of CoreLogic to retain and hire key personnel; (vi) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger; (vii) continued availability of capital and financing and rating agency actions; (viii) legislative, regulatory and economic developments; (ix) potential business uncertainty, including changes to existing business relationships, during the pendency of the Merger that could affect CoreLogic’s financial performance; (x) certain restrictions during the pendency of the Merger that may impact CoreLogic’s ability to pursue certain business opportunities or strategic transactions; (xi) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, outbreaks of war or hostilities or the COVID-19 pandemic, as well as management’s response to any of the aforementioned factors; (xii) the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xiii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger, including in circumstances requiring CoreLogic to pay a termination fee; (xiv) those risks and uncertainties set forth in Part I, Item 1A of CoreLogic’s most recent Annual Report on Form 10-K and Part II, Item 1A of CoreLogic’s subsequent Quarterly Reports on Form 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed by CoreLogic with the SEC; and (xv) those risks that will be described in the proxy statement that will be filed with the SEC and available from the sources indicated below. While the list of factors presented in this Proxy Statement are considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on CoreLogic’s consolidated financial condition, results of operations, credit rating or liquidity. The forward-looking statements speak only as of the date they are made. CoreLogic does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

All of the forward-looking statements CoreLogic makes in this Proxy Statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (i) the information contained under this heading and (ii) the information in CoreLogic’s consolidated financial statements and notes thereto included in our most recent filing on Form 10-K for the fiscal year ended December 21, 2020 and subsequent periodic and interim report filings (see the section entitled “Where You Can Find More Information” beginning on page 122 of this Proxy Statement).

Discussions of additional risks and uncertainties are contained in CoreLogic’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect CoreLogic’s judgment only as of the date hereof. CoreLogic undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to the CoreLogic stockholders as a part of the solicitation of proxies by the Board for use at the Special Meeting to be held on Wednesday, April 28, 2021, at 8:00 a.m., Pacific Time or at any adjournment or postponement thereof. Due to public health concerns surrounding COVID-19 and to prioritize the health and well-being of CoreLogic’s employees, stockholders and others community members, CoreLogic will hold the Special Meeting in a virtual format only at www.cesonlineservices.com/clgx21_vm. You will not be able to attend the Special Meeting in person.

Purpose of the Special Meeting

At the Special Meeting, CoreLogic stockholders will be asked to consider and vote on proposals to:

•	adopt the Merger Agreement; and

•	approve, by non-binding, advisory vote, compensation that will or may become payable by CoreLogic to its named executive officers in connection with the Merger.

Record Date; Shares Entitled to Vote; Quorum

Only CoreLogic stockholders of record as of the close of business on March 29, 2021 are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. A list of stockholders entitled to vote at the Special Meeting will be available for inspection in CoreLogic’s headquarters located at 40 Pacifica, Irvine, California 92618, during regular business hours for a period of at least ten (10) days before the Special Meeting and at the location of the Special Meeting during the Special Meeting. To access the list during the Special Meeting, please use the virtual meeting website link set forth above.

The inspector of elections appointed for the Special Meeting will tabulate votes cast by proxy or by ballot at the Special Meeting. The inspector of elections will also determine whether a quorum is present. In order to constitute a quorum for the conduct of business at the Special Meeting, a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting must be present or represented by proxy at the Special Meeting. Shares that abstain from voting on any proposal will be treated as shares that are present and entitled to vote at the Special Meeting for purposes of determining whether a quorum is present.

With respect to shares held in street name, your broker, bank or other nominee generally has the discretionary authority to vote uninstructed shares on “routine” matters, but cannot vote such uninstructed shares on “non-routine” matters. A “broker non-vote” will occur if your broker, bank or other nominee cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker, bank or other nominee chooses not to vote on a matter for which it does have discretionary voting authority. Broker non-votes will not be counted for purposes of determining whether a quorum is present.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of a majority of the outstanding shares of CoreLogic Common Stock entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of the holders of a majority in voting power of the CoreLogic Common Stock entitled to vote there on, which are present, or represented by proxy, at the Special Meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by CoreLogic to its named executive officers in connection with the Merger. This means that the proposal to adopt the Merger Agreement, and the transaction contemplated thereby, including the Merger, will be approved if the number of shares voted

“FOR” such proposal is greater than fifty (50%) of the total number of outstanding shares of CoreLogic Common Stock entitled to vote at the Special Meeting. Abstentions will be counted as votes “AGAINST” the proposal to adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and the proposal to approve compensation that will or may become payable by CoreLogic to its named executive officers in connection with the Merger. Because both proposals presented to stockholders will be considered non-discretionary, there will not be any broker non-votes at the Special Meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.

Shares Held by CoreLogic’s Directors and Executive Officers

At the close of business on the Record Date, CoreLogic’s directors and executive officers beneficially owned 731,440 shares of CoreLogic Common Stock, which represented approximately 1.0% of the shares of outstanding CoreLogic Common Stock on that date (and approximately 1.1% of the outstanding shares of CoreLogic Common Stock when taking into account the Company Options held, in the aggregate, by CoreLogic’s directors and executive officers). The directors and executive officers have informed CoreLogic that they currently intend to vote all of their shares of CoreLogic Common Stock and “FOR” the adoption of the Merger Agreement, “FOR” the non-binding, advisory proposal regarding compensation that will or may become payable by CoreLogic to its named executive officers in connection with the Merger.

Voting of Proxies

If your shares are registered in your name with CoreLogic’s transfer agent, EQ Shareholder Services, you may cause your shares to be voted by submitting electronically over the internet or by phone a proxy authorizing the voting of your shares by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the internet or by telephone. In light of the reported continuing delays in the postal system, we encourage all stockholders to vote electronically. Alternatively, if you do not have access to a touch-tone phone or the Internet, you may sign, date and return the enclosed proxy card in the postage-paid envelope provided. Based on your proxy cards or internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend and desire to vote at the Special Meeting in a virtual format, you will be provided with a virtual ballot at the Special Meeting. Please note that if your shares of Common Stock are held of record by a broker, bank or other nominee, and you decide to attend and vote at the Special Meeting in a virtual format, your vote by virtual ballot at the Special Meeting will not be effective unless you present a legal proxy, issued in your name from your broker, bank or other nominee. Please also note that as mentioned above, participants in our 401(k) Plan may not vote their plan shares by ballot at the Special Meeting and in order to vote their shares, must provide voting instructions to Fidelity by April 23, 2021 at 11:59 p.m., Eastern Time. Even if you plan to attend the Special Meeting, we encourage you to submit your proxy to vote your shares in advance of the Special Meeting.

Voting instructions are included on your enclosed proxy card. All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholders. Properly executed proxies that do not contain voting instructions will be voted “FOR” adoption of the Merger Agreement and “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by CoreLogic to its named executive officers in connection with the Merger. No proxy that is specifically marked against adoption of the Merger Agreement will be voted in favor of the proposed compensation arrangements for CoreLogic’s named executive officers in connection with the Merger, unless it is specifically marked “FOR” the approval of such proposal.

If your shares of our Common Stock are held in street name and you do not instruct your broker, bank or other nominee how to vote your shares, then, because both of the Special Meeting Proposals are “non-routine matters,” your broker, bank or other nominee would not have discretionary authority to vote your shares on the Special Meeting Proposals. If your shares of our Common Stock are held in street name, your broker, bank or other nominee has enclosed a voting instruction form with this Proxy Statement. We encourage you to authorize your broker, bank or other nominee to vote your shares “FOR” both of the Special Meeting Proposals by following the instructions provided on the voting instruction form. If you do not vote via the internet or telephone through your broker, bank or other nominee or do not return your bank’s, broker’s or other nominee’s voting form, or do not attend the Special Meeting and vote with a proxy from your broker, bank or other nominee, it will be counted as a vote “AGAINST” the proposal to adopt the Merger Agreement and will not have any effect on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by CoreLogic to its named executive officers in connection with the Merger.

How you May Revoke or Change Your Vote

You may change or revoke your previously submitted proxy at any time before the Special Meeting or, if you attend the Special Meeting in a virtual format, by voting by virtual ballot at the Special Meeting. If you hold your shares as a record holder, you may change or revoke your proxy in any one of the following ways:

•	by re-voting at a subsequent time by internet or by telephone following the instructions on the enclosed proxy card;

•	by signing a new proxy card with a date later than your previously delivered proxy and submitting it following the instructions on the enclosed proxy card;

•

by delivering a signed revocation letter to Francis Aaron Henry, CoreLogic’s Corporate Secretary, at CoreLogic’s address above before the Special Meeting, which states that you have revoked your proxy; or

•

by attending the Special Meeting in a virtual format and voting by virtual ballot. Attending the Special Meeting will not in and of itself revoke a previously submitted proxy. You must specifically vote by ballot at the Special Meeting for your previous proxy to be revoked.

Please note that to be effective, your new proxy card, internet or telephonic voting instructions or written notice of revocation must be received by CoreLogic’s Secretary prior to the Special Meeting.

If your shares are held in street name by a broker, bank or other nominee, you may change your voting instructions by following the instructions of your broker, bank or other nominee. You may also vote at the Special Meeting by ballot if you register in advance to attend the Special Meeting following the procedures described below and if you provide a valid legal proxy from your broker, bank or other nominee.

Any adjournment, recess or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow CoreLogic stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting which was adjourned, recessed or postponed.

Adjournments

If a quorum is not present or if there are not sufficient votes for the approval of the merger proposal, CoreLogic expects that the Special Meeting will be adjourned by the chairman of the Special Meeting pursuant to CoreLogic’s bylaws to solicit additional proxies in accordance with the Merger Agreement. At any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Special Meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

If the Special Meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting if announced at the Special Meeting at which the adjournment is taken, unless the adjournment is for more than thirty (30) days or the Board fixes a new record date for the Special Meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original Special Meeting.

Technical Difficulties or Trouble Accessing the Virtual Meeting Website

If CoreLogic experiences technical difficulties during the Special Meeting (e.g., a temporary or prolonged power outage), it will determine whether the Special Meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the Special Meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any such situation, CoreLogic will promptly notify stockholders of the decision via the virtual meeting website.

Technical support will be ready to assist you with any individual technical difficulties you may have accessing the virtual meeting website. Contact information for technical support will appear on the virtual meeting login page prior to the start of the Special Meeting. You are encouraged to visit the FAQs and System Test link, located in your registration confirmation email to test your system and view the minimum system requirements for the meeting.

Tabulation of Votes

All votes will be tabulated by the inspector of election appointed for the Special Meeting. The inspector of election will separately tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

The cost of this proxy solicitation will be borne by CoreLogic. Our directors, officers and employees may solicit proxies by mail, telephone, facsimile and email, or by other electronic means. We will pay these directors, officers and employees no additional compensation for these services. We will reimburse banks, brokers and other nominees for their reasonable, out-of-pocket expenses incurred in forwarding this Proxy Statement and related materials to, and obtaining instructions relating to such materials from, beneficial owners of CoreLogic Common Stock.

CoreLogic has retained Innisfree as its proxy solicitor. Innisfree will solicit proxies by mail, telephone, facsimile and email, or by other electronic means. Under our agreement with Innisfree, Innisfree will receive an estimated fee not to exceed $50,000 plus reimbursement of its reasonable, out-of-pocket expenses for its services. In addition, Innisfree and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Anticipated Date of Consummation of the Merger

Assuming timely satisfaction of necessary closing conditions, including, among other things, the CoreLogic Stockholder Approval and receipt of required regulatory approvals, we currently anticipate that the Merger will be consummated in the second quarter of 2021.

Attending the Special Meeting

Stockholders must register in advance to participate in the Special Meeting remotely. Requests for registration to participate in the Special Meeting remotely must be received no later than 8:00 a.m., Pacific Time, on April 27, 2021. Stockholders may make such requests to register by following the instructions below. Once admitted to the Special Meeting, stockholders may vote their shares and view a list of stockholders by following the instructions available on the meeting website.

Registering to Participate in the Special Meeting Remotely as a Stockholder of Record

Stockholders of record as of the Record Date may register to participate in the Special Meeting remotely by visiting the website www.cesonlineservices.com/clgx21_vm. Please have your proxy card (containing your control number) available and follow the instructions to complete your registration request. You may be requested to upload a scanned copy or photo image of your proxy card to the website. After registering, stockholders will receive a confirmation email with a link and instructions for accessing the Special Meeting. Requests to register to participate in the Special Meeting remotely must be received no later than 8:00 a.m., Pacific Time, on April 27, 2021.

Registering to Participate in the Special Meeting Remotely as a Beneficial Owner

Stockholders whose shares are held through a broker, bank or other nominee as of the Record Date may register to participate in the Special Meeting remotely by visiting the website www.cesonlineservices.com/clgx21_vm. Please have your Voting Instruction Form or other communication from your broker, bank or other nominee (containing your control number) available and follow the instructions to complete your registration request. You will be requested to upload a scanned copy or photo image of your Voting Instruction Form or other communication from your broker, bank or other nominee containing your control number. After registering, stockholders will receive a confirmation email with a link and instructions for accessing the Special Meeting. Requests to register to participate in the Special Meeting remotely must be received no later than 8:00 a.m., Pacific Time, on April 27, 2021.

Participating in the Virtual Special Meeting

After registering to participate in the Special Meeting remotely, stockholders will receive an email prior to the meeting with a link and instructions for entering the Special Meeting. Stockholders may vote following the procedures outlined below.

The virtual meeting site is supported on internet browsers and devices (e.g., desktops, laptops, tablets and smart phones) running the most updated version of applicable software and plugins. Each participant should ensure strong WiFi or other internet connection, allow plenty of time to log in and ensure that he or she can hear streaming audio prior to the start of the Special Meeting.

Voting at the Special Meeting Remotely as a Stockholder of Record

After accessing the Special Meeting as described above, stockholders of record may vote by clicking on the Stockholder Ballot link on the Special Meeting site, completing the electronic ballot, and clicking ‘Submit’ to have it sent directly to the Inspector of Election before the polls are closed at the Special Meeting.

Stockholders of record are reminded that they can vote their shares prior to the Special Meeting over the internet using the website indicated on the proxy card, by telephone using the toll-free number on the proxy card or by signing, dating and returning the proxy card in the postage-paid envelope previously provided. In light of the reported continuing delays in the postal system, we encourage shareholders to vote electronically. If you have submitted your vote by proxy in advance of the Special Meeting, you do not need to vote by ballot, unless you wish to change your vote.

Voting at the Special Meeting Remotely as a Beneficial Owner

A beneficial owner who holds shares through a broker, bank or other nominee and intends to vote at the Special Meeting must present a legal proxy, issued in its name from its broker, bank or other nominee, in order for its vote to be effective. This legal proxy must be saved as a PDF or image file format and attached with its electronic ballot, using the ‘Choose File’ button on the ballot, during the Special Meeting.

After accessing the Special Meeting as described above, beneficial owners may vote by clicking on the Stockholder Ballot link on the Special Meeting site, completing the electronic ballot, attaching their legal proxy using the ‘Choose File’ button on the ballot, and clicking ‘Submit’ to have it sent directly to the Inspector of

Election before the polls are closed at the Special Meeting. The voting instruction form received by stockholders in connection with the Special Meeting is not a legal proxy.

Beneficial owners are reminded that they can instruct their brokers, banks or other nominees to vote their shares prior to the Special Meeting by following the directions on the voting instruction form to provide their instructions over the internet, by telephone or by signing, dating and returning the voting instruction form in the postage-paid envelope previously provided. In light of the reported continuing delays in the postal system, we encourage shareholders to submit their instructions to their brokers, banks or other nominees electronically. If you have submitted your instructions to your bank, broker, bank or other nominee in advance of the Special Meeting, you do not need to vote by ballot, unless you wish to change your vote. Please note that if you request a legal proxy from your bank, broker, bank or other nominee, it will automatically revoke any instructions you may have previously given to that bank, broker, bank or other nominee.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Innisfree, our proxy solicitor, by calling (877) 750-9498 (TOLL-FREE from the U.S. and Canada) or +1(412) 232-3651 (from other locations). Brokers, banks and other nominees may call collect at (212) 750-5833.

Rights of Stockholders Who Seek Appraisal

If the Merger is adopted by CoreLogic stockholders, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly exercise and perfect his, her or its demand for appraisal rights under 262 of the DGCL shall not be converted into the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL. This means that CoreLogic stockholders will be entitled to have their shares of CoreLogic Common Stock appraised by the Court of Chancery and to receive payment in cash of the “fair value” of the shares of CoreLogic Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest based to be paid upon the amount determined to be fair value, if any, as determined by the Court of Chancery. CoreLogic stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares.

To exercise your appraisal rights, you must, among other things, submit a written demand for appraisal to CoreLogic before the vote is taken on the adoption of the Merger Agreement, you must not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement and you must continue to hold the shares of CoreLogic Common Stock of record through the Effective Time. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this Proxy Statement in the section entitled “Appraisal Rights” beginning on page 117 of this Proxy Statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex C to this Proxy Statement. If you hold your shares of CoreLogic Common Stock through the Fidelity 401(k) Plan, or a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such broker, bank or other nominee.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

THE MERGER

The discussion of the Merger in this section and elsewhere in this Proxy Statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated into this Proxy Statement by reference. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.

Additional information about CoreLogic may be found elsewhere in this Proxy Statement and in CoreLogic’s other public filings. See the section entitled “Where You Can Find Additional Information” beginning on page 122 of this Proxy Statement.

Parties Involved in the Merger

CoreLogic, Inc.

40 Pacifica

Irvine, California 92618

CoreLogic is a leading global property information, analytics, data-enabled software platforms, and services provider operating in North America, Western Europe, and Asia Pacific. CoreLogic’s vision is to deliver unique property-level insights that power the global real estate economy. CoreLogic’s mission is to empower its clients to make smarter decisions through data-driven insights.

CoreLogic provides software platforms and value-added business services that address the unique needs of the mortgage, real estate, insurance, capital, public sector, and rental property markets. The quality of CoreLogic’s software platforms and services is distinguished by a broad range of data assets and CoreLogic’s experience in aggregating, organizing, normalizing, processing, and delivering data on a large-scale basis. CoreLogic’s structured property-specific data, consisting of over 150 million parcel records, covers 99% of the U.S., includes both residential and commercial real estate data and is enriched by over 1 billion historical sales, mortgage, and pre-foreclosure transactions. CoreLogic’s consortium data covers loan level mortgage performance, appraisal, as well as mortgage application data and is in excess of 300 million records. CoreLogic is also the industry’s first parcel-based geocoder and has developed a proprietary spatial database covering more than 150 million parcel polygons across the U.S. These databases enable CoreLogic’s clients to access detailed property insights, current and historical mortgage data, involuntary property liens and encumbrances, building construction and replacement costs, consumer credit, tenancy, location intelligence, hazard, and other natural risk factors as well as mortgage risk and portfolio performance data.

CoreLogic Common Stock is currently listed on the NYSE under the symbol “CLGX.”

Celestial-Saturn Parent Inc.

c/o Stone Point Capital LLC

20 Horseneck Lane

Greenwich, CT 06830

Parent is a Delaware corporation, formed on February 3, 2021 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Merger, and the related financing transactions. Parent has not conducted any business operations except in furtherance of this purpose and activities incident to its formation.

Celestial-Saturn Merger Sub Inc.

c/o Stone Point Capital LLC

20 Horseneck Lane

Greenwich, CT 06830

Acquisition Sub is a Delaware corporation and a wholly-owned subsidiary of Parent, formed on February 3, 2021 solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement, including the Merger, and the related financing transactions. Acquisition Sub has not conducted any business operations except in furtherance of this purpose and activities incident to its formation. Upon the consummation of the Merger, Acquisition Sub will cease to exist.

Parent and Acquisition Sub are each affiliated with the Insight Funds and the Stone Point Funds. Parent, Acquisition Sub and the Insight Funds are each affiliated with Insight Partners, a leading global venture capital and private equity firm focusing on high-growth technology and software companies. Parent, Acquisition Sub and the Stone Point Funds are each associated with Stone Point, a leading private equity firm, investing in businesses within the global financial services industry. At the Effective Time, the Surviving Corporation will be indirectly owned by the Insight Funds, the Stone Point Funds and certain of their respective affiliates.

In connection with the transactions contemplated by the Merger Agreement, (1) the Insight Funds have provided Parent with an equity commitment of $1,000,000,000 (the “Insight Equity Financing”), (2) the Stone Point Funds have provided Parent with an equity commitment of $1,500,000,000 (the “Stone Point Equity Financing” and, together with the Insight Equity Financing, the “Equity Financing”) and (3) Parent has obtained a Debt Financing commitment in an aggregate amount of $5,500,000,000 from J.P. Morgan (the “Debt Financing” and, together with the Equity Financing, the “Financing”). Such amounts will be used to fund the aggregate purchase price required to be paid at the closing of the Merger and also to fund certain other payments, subject to the terms and conditions of the Merger Agreement. In addition, the Insight Funds and the Stone Point Funds have each agreed to guarantee the payment of certain liabilities and obligations of Parent and Acquisition Sub under the Merger Agreement, subject to an aggregate cap equal to $135,000,000, with respect to the Insight Funds, and $202,500,000, with respect to the Stone Point Funds, including any termination fee and amounts in respect of certain reimbursement and indemnification obligations of Parent and Acquisition Sub for certain costs, expenses or losses incurred or sustained by CoreLogic, as specified in the Merger Agreement. For more information, please see the section of this proxy statement captioned “The Merger—Financing of the Merger.”

Effect of the Merger

If the Merger Agreement is adopted by CoreLogic stockholders and certain other conditions to the consummation of the Merger are either satisfied or waived, Acquisition Sub will merge with and into CoreLogic, with CoreLogic surviving and continuing under the name “CoreLogic, Inc.” as the Surviving Corporation. As a result of the Merger, CoreLogic, Inc. will become a wholly-owned subsidiary of Parent, and CoreLogic Common Stock will no longer be publicly traded. In addition, CoreLogic Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, in each case, in accordance with applicable laws, rules and regulations, and CoreLogic will no longer file periodic reports with the SEC on account of CoreLogic Common Stock. If the Merger is consummated, you will not own any shares of capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as CoreLogic and Parent may agree and specify in the certificate of merger).

Effect on CoreLogic if the Merger is Not Consummated

If the Merger Agreement is not adopted by CoreLogic stockholders or if the Merger is not consummated for any other reason, CoreLogic stockholders will not receive any payment for their shares of CoreLogic Common

Stock. Instead, CoreLogic will remain an independent public company, CoreLogic Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and CoreLogic will continue to file periodic reports with the SEC on account of CoreLogic Common Stock. In addition, if the Merger is not consummated, CoreLogic expects that CoreLogic’s management will operate the business in a manner similar to that in which it is being operated today.

Furthermore, if the Merger is not consummated, and depending on the circumstances that would have caused the Merger not to be consummated, it is possible that the price of CoreLogic Common Stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of CoreLogic Common Stock would return to the price at which it trades as of the date of this Proxy Statement.

Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of CoreLogic Common Stock. If the Merger is not consummated, the Board will continue to evaluate and review CoreLogic’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the Merger Agreement is not adopted by CoreLogic stockholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to CoreLogic will be offered or that CoreLogic’s business, prospects or results of operation will not be adversely impacted.

In addition, under specified circumstances, CoreLogic may be required to pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the Merger Agreement, as described in the section entitled “Terms of the Merger Agreement—Termination Fees” beginning on page 111 of this Proxy Statement.

Merger Consideration

Upon the consummation of the Merger, each share of CoreLogic Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held by CoreLogic or any subsidiary of CoreLogic (including shares held as treasury stock), (ii) shares held, directly or indirectly, by Parent or Acquisition Sub, which will be cancelled and retired for no consideration, and (iii) any Dissenting Shares) will be converted into the Merger Consideration. Additionally, all issued and outstanding rights issued in connection with the Rights Agreement will expire in their entirety without any payment being made in respect thereof in accordance with the Rights Agreement Amendment.

Background of the Merger

As part of its ongoing evaluation of CoreLogic’s business, the Board, together with senior management, regularly reviews and assesses opportunities to increase stockholder value, including evaluating various potential strategic alternatives, including acquisitions, dispositions and internal restructurings. In the past few years, CoreLogic has undergone a successful transformation that has contributed to record earnings and cash flow in 2020 and substantial capital return to CoreLogic’s stockholders. CoreLogic also regularly engages with its stockholders to discuss CoreLogic and its business, operations and financial results and to hear the views of stockholders regarding CoreLogic.

On June 25, 2020, with no knowledge of Senator’s and Cannae’s actions or plans, CoreLogic issued a press release increasing its guidance for the second quarter of fiscal year 2020 to reflect CoreLogic’s expectations for strong second quarter financial performance. In its release, CoreLogic noted the revenue and adjusted EBITDA guidance increase was driven principally by continued market share gains and operating leverage attributable to higher U.S. mortgage market volumes. Following the issuance of the press release after the market closed, CoreLogic’s stock price increased approximately 9% to $57.80 in after-hours trading.

On June 26, 2020, Senator and Cannae, without contacting CoreLogic in advance, publicly issued a press release announcing Senator and Cannae’s unsolicited, non-binding proposal to acquire CoreLogic at a price of $65.00 in cash per share of Common Stock (the “Initial Senator/Cannae Acquisition Proposal”). Later on June 26, 2020, CoreLogic received a letter from Senator and Cannae containing the Initial Senator/Cannae Acquisition Proposal, and CoreLogic issued a statement that the Board would carefully review the Initial Senator/Cannae Acquisition Proposal to determine the course of action it believed was in the best interests of CoreLogic and its stockholders.

On June 27, 2020, the Board held a meeting, with representatives of CoreLogic’s financial advisor, Evercore Group L.L.C. (“Evercore”), and CoreLogic’s outside legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), both of which had previously advised CoreLogic on other matters, present, at which they discussed, among other things, the Initial Senator/Cannae Acquisition Proposal.

On June 29, 2020, Frank D. Martell, CoreLogic’s Chief Executive Officer, was contacted by the Chief Executive Officer of CoStar Group, Inc. (“CoStar”), regarding the Initial Senator/Cannae Acquisition Proposal, and the two executives communicated from time to time in the following months. In addition, following the public announcement of the Initial Senator/Cannae Acquisition Proposal, a number of parties contacted CoreLogic and its representatives expressing an interest in exploring the possibility of a transaction with CoreLogic if CoreLogic were to determine to pursue such a path.

On July 3, 2020, the Board held a meeting, with representatives of Evercore and Skadden present, to provide the Board an update on events since the last Board meeting relating to the Initial Senator/Cannae Acquisition Proposal and to consider next steps. At the meeting the Board reviewed presentations regarding the potential adoption of a shareholder rights plan and potential amendments to CoreLogic’s bylaws.

On July 6, 2020, the Board held a meeting, with representatives of Evercore and Skadden present, to receive an update on CoreLogic’s business and results and to discuss, among other things, the Initial Senator/Cannae Acquisition Proposal, inbound contacts from third parties expressing interest in a potential transaction following the public announcement of the Initial Senator/Cannae Acquisition Proposal, an increase in CoreLogic’s share repurchase authorization and the potential adoption of a short-term stockholder rights plan. Additionally, representatives of Skadden discussed with the directors their fiduciary duties in the context of the Initial Senator/Cannae Acquisition Proposal. At the meeting the Board, following consultation with representatives of Evercore and Skadden, unanimously determined that the Initial Senator/Cannae Acquisition Proposal (i) significantly undervalued CoreLogic, (ii) raised serious regulatory concerns and (iii) was not in the best interests of CoreLogic’s stockholders. The Board did, however, authorize management to meet with Senator and Cannae to learn more about the Initial Senator/Cannae Acquisition Proposal. The Board also increased CoreLogic’s share repurchase authorization to $1 billion and adopted a short-term stockholder rights plan.

On the morning of July 7, 2020, CoreLogic issued two press releases announcing, among other things, the Board’s determination as to (i) the Initial Senator/Cannae Acquisition Proposal, (ii) the increase in CoreLogic’s share repurchase authorization to $1 billion and (iii) the adoption of a short-term stockholder rights plan. That same day, CoreLogic also issued a press release announcing an increase to financial guidance for full-year 2020 and initiation of 2021 and 2022 financial guidance. Later on July 7, 2020, Senator and Cannae issued a press release announcing, among other things, that they were prepared, if CoreLogic did not engage with Senator and Cannae regarding the Initial Senator/Cannae Acquisition Proposal, to call a special meeting of CoreLogic stockholders to replace the Board as early as July 28, 2020.

Also on July 7, 2020, CoStar’s financial advisor contacted representatives of Evercore and indicated CoStar’s possible interest in a transaction involving CoreLogic if CoreLogic were to determine to pursue a transaction.

On July 10, 2020, the Board held a meeting, with representatives of Evercore and Skadden present, at which it discussed, among other things, developments relating to the Initial Senator/Cannae Acquisition Proposal and

inbound contacts from third parties expressing interest in a potential transaction with CoreLogic, including the July 7, 2020 communication from CoStar’s financial advisor.

On July 14, 2020, members of the Board and senior management of CoreLogic, with representatives from Evercore and Skadden present, met with representatives of Senator and Cannae to learn more about the Initial Senator/Cannae Acquisition Proposal and to seek additional information regarding (i) Senator and Cannae’s views on value and willingness to raise its offer price, (ii) Senator and Cannae’s contemplated financing sources and (iii) regulatory concerns raised by the Initial Senator/Cannae Acquisition Proposal in light of Cannae’s relationships with competitors of CoreLogic. Senator and Cannae requested access to confidential and competitively sensitive non-public due diligence information. This meeting was followed by a call the next day among representatives of Skadden and representatives of Cannae’s legal counsel at Weil, Gotshal & Manges LLP and Senator’s legal counsel at Cadwalader, Wickersham & Taft LLP regarding the regulatory considerations raised by the Initial Senator/Cannae Acquisition Proposal.

Also on July 14, 2020, two parties, which we refer to collectively as Party A, together with two equity financing sources, submitted to CoreLogic a letter expressing interest in acquiring 100% of the outstanding shares of CoreLogic in an all-cash transaction at a value “significantly above” the Initial Senator/Cannae Acquisition Proposal, together with “highly confident” letters from three financial institutions of international reputation.

On July 16, 2020, representatives of Party A contacted representatives of Evercore during which Party A’s representatives reiterated their belief that Party A could potentially deliver a valuation of CoreLogic “significantly above” the Initial Senator/Cannae Acquisition Proposal.

On July 17, 2020, the Board held a meeting, with representatives of Evercore and Skadden present, at which it discussed, among other things, the Initial Senator/Cannae Acquisition Proposal and Senator and Cannae’s request to conduct non-public due diligence. The Board reviewed the request in light of the value and other terms proposed by Senator and Cannae, which the Board had previously unanimously determined (i) significantly undervalued CoreLogic, (ii) raised serious regulatory concerns and (iii) was not in the best interests of CoreLogic’s stockholders. The Board noted that following the announcement of the Initial Senator/Cannae Acquisition Proposal, CoreLogic had provided Senator and Cannae significant additional transparency into the strength and direction of CoreLogic’s business when it publicly issued increased guidance for fiscal year 2020 and publicly provided financial projections for fiscal year 2021 and fiscal year 2022, and that Senator and Cannae had insight into CoreLogic’s business because Cannae and its associated companies, including Black Knight, Inc. and Fidelity National Financial, Inc., were familiar with the industry, and had sufficient information to increase the price of the Initial Senator/Cannae Acquisition Proposal but had not done so. At the meeting, the Board determined not to provide non-public information to Senator and Cannae unless they first raised their offer to a level that provided appropriate value to CoreLogic’s stockholders reflecting CoreLogic’s strong multi-year outlook. After the meeting, CoreLogic communicated to Senator and Cannae the Board’s decision not to provide them with non-public information unless they first raised their offer, and, on July 20, 2020, issued a press release disclosing the Board’s decision. Also at the July 17, 2020 meeting, the Board received from representatives of Evercore an update regarding inbound contacts from third parties expressing interest in exploring the possibility of a transaction with CoreLogic, including Party A. It was the consensus of the Board that CoreLogic and Evercore should continue to register such interest but not actively pursue such interest at that time and that CoreLogic should continue to provide transparency to stockholders and other interested parties regarding the strength and direction of the business so that in the event the Board determined to pursue such interest in the future it would be well positioned to maximize stockholder value in any such transaction, and the Board directed Evercore accordingly.

On July 22, 2020, the Board held a meeting, with representatives of Evercore and Skadden present, to review the results for the second quarter, including the strength and direction of the business, as well as the contents of the proposed earnings release and investor materials. Additionally, the Board authorized a 50% increase in CoreLogic’s quarterly dividend to $0.33 per share.

On July 23, 2020, CoreLogic issued its earnings for the second quarter of fiscal year 2020 reflecting financial results for the quarter that exceeded the increased financial guidance issued on June 25, 2020 and announced, among other things, (i) guidance for the third quarter of fiscal year 2020 and further increased full-year guidance for fiscal year 2020, (ii) a commitment to complete the recently authorized $1 billion share repurchase by 2022, including at least $500 million in 2020, (iii) a 50% increase in CoreLogic’s quarterly dividend to $0.33 per share and (iv) its plans to divest two lower margin reseller businesses.

On July 24, 2020, the Board held a meeting, with representatives of Evercore and Skadden present, to, among other things, receive an update on the second quarter of fiscal year 2020 earnings call and matters relating to the Initial Senator/Cannae Acquisition Proposal.

On July 29, 2020, Senator and Cannae issued a press release stating that they had initiated a process to request that the Board call a special meeting of stockholders to elect nine Senator and Cannae nominees to the Board.

Later on July 29, 2020, the Board held a meeting, with representatives of Evercore and Skadden present, at which it discussed, among other things, the announcement that Senator and Cannae had initiated a process to request that the Board call a special meeting of stockholders and other matters relating to the Initial Senator/Cannae Acquisition Proposal.

On July 30, 2020, Senator delivered a letter (the “Record Date Request Letter”) to CoreLogic’s Secretary to request that a record date be set by the Board for the purpose of determining CoreLogic’s stockholders entitled to deliver to Senator the requisite stockholder request cards necessary to request that the Board call a special meeting of CoreLogic’s stockholders for the purposes described in the Record Date Request Letter.

On July 31, 2020 and August 7, 2020, the Board held meetings, with representatives of Evercore and Skadden present, at which it discussed, among other things, a potential special meeting of stockholders, the Initial Senator/Cannae Acquisition Proposal and contacts from third parties expressing interest in exploring a potential transaction with CoreLogic, including outreach from CoStar and Party A.

On August 7, 2020, CoStar’s financial advisor and representatives of Evercore had a call during which representatives of CoStar’s financial advisors indicated CoStar’s continued interest in the possibility of a transaction with CoreLogic.

On August 9, 2020, the Board held a meeting, with representatives of Evercore and Skadden present, at which it discussed Senator’s and Cannae’s Record Date Request Letter and determined to call a special meeting of CoreLogic’s stockholders (the “November Special Meeting”), without requiring Senator to deliver requests from the holders of 10% of the outstanding Common Stock, in order to allow CoreLogic’s stockholders to consider and vote upon Senator’s four proposals (the “Stockholder Proposals”). The Board also determined to hold the November Special Meeting on November 17, 2020.

On August 14, 2020, August 21, 2020 and August 28, 2020, the Board held meetings, with representatives of Evercore and Skadden present, to receive an update on developments relating to the Initial Senator/Cannae Acquisition Proposal and other matters related to the November Special Meeting.

On September 4, 2020, the Board held a meeting, with representatives of Evercore and Skadden present, to receive an update on developments relating to the Initial Senator/Cannae Acquisition Proposal and to consider certain matters relating to the November Special Meeting. At the meeting, the Board unanimously determined, among other things, (i) to set September 18, 2020 as the record date for the November Special Meeting and (ii) to approve the filing of a preliminary proxy statement with respect to the November Special Meeting.

On September 11, 2020, the Board held a meeting, with representatives of Evercore and Skadden present, to receive an update on developments relating to the Initial Senator/Cannae Acquisition Proposal and the November Special Meeting.

During the first half of September, CoStar’s Chief Executive Officer communicated with Mr. Martell regarding CoStar’s interest in setting up a meeting to further discuss CoStar’s interest in exploring the possibility of a combination with CoreLogic.

On September 12, 2020, Mr. Martell and CoStar’s Chief Executive Officer had a call to discuss the strategic benefits of a potential transaction and developments relating to the Initial Senator/Cannae Acquisition Proposal.

On September 14, 2020, Senator and Cannae sent a letter to the Board in which they increased the proposed price in the Initial Senator/Cannae Acquisition Proposal by $1.00 to $66.00 per share of Common Stock in cash (the “Revised Senator/Cannae Acquisition Proposal”) and requested access to non-public due diligence information. Senator and Cannae noted in the letter that the Revised Senator/Cannae Acquisition Proposal was not intended as a reassessment of value.

Later on September 14, 2020, the Board held a meeting, with representatives of Evercore and Skadden present, at which it discussed the Revised Senator/Cannae Acquisition Proposal and Senator and Cannae’s request to conduct non-public due diligence. At the meeting, following consultation with Evercore and Skadden, the Board unanimously determined that the Revised Senator/Cannae Acquisition Proposal (i) continued to significantly undervalue CoreLogic, (ii) raised serious regulatory concerns that had not been addressed and (iii) was not in the best interests of CoreLogic’s stockholders. The Board also unanimously determined that the inadequate price reflected by the Revised Senator/Cannae Acquisition Proposal did not justify providing non-public due diligence information to a competitor.

On September 18, 2020, the Board held a meeting, with representatives of Evercore and Skadden present, at which it received updates on developments relating to the Revised Senator/Cannae Acquisition Proposal and the November Special Meeting and on CoreLogic’s financial and operational performance. At the meeting, the Board unanimously determined, among other things, to provide updated guidance for the third quarter of 2020, the remainder of fiscal year 2020 and fiscal year 2021.

On September 22, 2020, CoreLogic issued a press release announcing, among other things, (i) a substantial increase in financial guidance for the third quarter and full year 2020 and for the full year 2021, (ii) its expectation of double digit revenue growth, at upper single digit organic growth and margin expansion of over 300 basis points in the second half of 2020 and (iii) a reaffirmation of its plan to repurchase at least $500 million in shares of Common Stock during 2020.

On September 24, 2020, Mr. Martell and CoStar’s Chief Executive Officer met to discuss CoStar’s interest in exploring a potential combination with CoreLogic, including the prospects for the combined company in terms of revenue, cash flow, strategic opportunities and synergies.

On September 25, 2020, the Board held a meeting, with representatives of Evercore and Skadden present, at which it discussed, among other things, contacts from third parties expressing an interest in pursuing a potential transaction with CoreLogic. At the meeting, the Board reviewed considerations relating to whether to pursue discussions with any such parties, the timing of beginning to pursue any such discussions and various strategic considerations relating to such potential discussions.

On October 2, 2020, the Board held a meeting, with representatives of Evercore and Skadden present, at which it discussed communications from CoStar indicating its potential interest in pursuing a strategic transaction. The Board also reviewed possible strategies for developing further interest by third parties in a transaction and for maximizing value in the event the Board determined to pursue such a transaction, including seeking an indication of interest from a credible third party at value significantly higher than the Revised Senator/Cannae Acquisition Proposal that could be a more appropriate basis upon which to solicit additional indications of interest at higher values. The Board concluded that CoreLogic should seek to develop CoStar’s possible interest in a potential transaction and seek a written indication of interest from CoStar at a significantly higher value than the Revised Senator/Cannae Acquisition Proposal and develop interest from, and if available plan to seek engagement with, other parties.

Early the week of October 5, 2020, consistent with the Board’s instructions, Mr. Martell had a call with CoStar’s Chief Executive Officer to discuss the possible strategic merit in considering a potential combination with CoStar. On such call, Mr. Martell and CoStar’s Chief Executive Officer agreed to meet to further discuss CoStar’s perspectives and possible interest in a potential combination with CoreLogic.

On October 9, 2020, the Board held a meeting, with representatives of Evercore and Skadden present, at which it discussed, among other things, recent communications with CoStar and possible alternatives in the event CoStar determined not to pursue further discussions or not to provide an indication of interest at appropriate values. The Board reviewed the impact of CoreLogic’s financial performance and updated guidance on CoreLogic’s ability to generate financial sponsor interest at appropriate value levels. At the conclusion of the meeting, it was the consensus of the Board to continue to seek to develop a possible strategic transaction with CoStar and seek an indication of interest from CoStar at a value significantly higher than the Revised Senator/Cannae Acquisition Proposal, and continue planning for possible alternatives in the event discussions with CoStar were not productive.

On October 11, 2020, Mr. Martell and CoStar’s Chief Executive Officer held a discussion regarding the potential merit of a strategic transaction between CoreLogic and CoStar, and CoStar’s interest in a potential combination.

On October 13, 2020, CoStar’s Chief Executive Officer and Mr. Martell discussed a potential strategic transaction between CoreLogic and CoStar during which CoStar’s Chief Executive Officer orally indicated to Mr. Martell CoStar’s preliminary interest in acquiring all of CoreLogic’s outstanding shares at a value range of $77 to $83 per share in a transaction involving CoStar stock as consideration. During the discussion, CoStar’s Chief Executive Officer expressed a willingness to sign a customary non-disclosure agreement with a standstill and to begin due diligence.

On October 16, 2020, the Board held a meeting, with representatives of Evercore and Skadden present, at which it discussed the recent communications with CoStar regarding its possible interest in a potential strategic transaction with CoreLogic. At the conclusion of the meeting, it was the consensus of the Board that CoreLogic should continue discussions with CoStar, seek a written indication of interest from CoStar with an improved value range and to seek to sign a customary non-disclosure agreement so that the parties could begin to conduct due diligence.

On October 20, 2020, CoStar’s Chief Executive Officer orally indicated to Mr. Martell CoStar’s interest in a transaction at a value at or above $80 per share but that CoStar required that the parties enter into a non-disclosure agreement before providing its indication of interest in writing.

Later on October 20, 2020, at the instruction of CoreLogic management, representatives of Evercore sent an email to CoStar’s financial advisor to set up a call to confirm the understanding from the call between CoStar’s Chief Executive Officer and Mr. Martell earlier that day and to discuss next steps. CoStar’s financial advisor responded with a draft non-disclosure agreement, which representatives of Evercore then sent to CoreLogic and representatives of Skadden.

On October 21, 2020, representatives of Skadden and CoStar’s legal counsel held a call to discuss the draft non-disclosure agreement proposed to be entered into between CoStar and CoreLogic.

On October 22, 2020, CoStar’s Chief Executive Officer notified Mr. Martell that CoStar was now not prepared to engage in further discussions regarding a potential strategic transaction during the pendency of CoreLogic’s proxy fight with Senator and Cannae and, as a result, CoStar was not prepared to engage in further discussions before the November Special Meeting.

Later on October 22, 2020, at the instruction of CoreLogic management, representatives of Evercore spoke by phone with CoStar’s financial advisor to confirm the understanding from the call between CoStar’s Chief Executive Officer and Mr. Martell earlier that day.

Also on October 22, 2020, CoreLogic announced its earnings for the third quarter of fiscal year 2020 which reflected, among other things, (i) significant revenue growth over the prior-year equivalent period, (ii) increased organic revenue growth over the second quarter of 2020, and (iii) the expected achievement of full-year 2020 results at the upper end of the previously announced guidance range.

On October 23, 2020, the Board held a meeting, with representatives of Evercore and Skadden present, at which it discussed, among other things, the recent interaction with CoStar and its representatives and that CoStar was not prepared to engage in further discussions regarding a potential strategic transaction before the November Special Meeting. The Board also discussed potential next steps involving outreach to other third parties and reviewed the third parties that had expressed interest in pursuing a transaction with CoreLogic and relative interest expressed by such parties. At the conclusion of the meeting, in light of Party A’s substantial interest in pursuing a transaction with CoreLogic, in order to ascertain if an attractive transaction might be available and the expectation that the anticipated terms of a potential transaction with Party A could also provide a favorable backdrop for engaging with other third parties, it was the consensus of the Board that representatives of Evercore should contact Party A regarding its interest in submitting an indication of interest in a transaction, with a more specific valuation than provided in its July 14, 2020 letter, and develop further recommendations regarding possible outreach to other parties. After the meeting, as directed by the Board, representatives of Evercore contacted Party A regarding submitting an indication of interest in a transaction.

On October 24, 2020, Party A submitted an updated written, non-binding indication of interest in acquiring all of CoreLogic’s outstanding shares at a value of at least $80 per share, together with “highly confident” letters from three financial institutions of international reputation. On October 25, 2020, CoreLogic entered into non-disclosure agreements with Party A.

On October 26, 2020, the Board held a meeting, with representatives of Evercore and Skadden present, at which it discussed, among other things, contacts from third parties expressing an interest in pursuing a potential transaction with CoreLogic and the process of developing potential interest in a transaction at an appropriate value. The Board determined to continue its discussions with Party A and prepare to support their non-public due diligence investigation.

In the morning of October 28, 2020, CoreLogic became aware of market rumors that it had received indications of interest regarding a strategic transaction with CoreLogic. Later on October 28, 2020, CoreLogic issued a press release confirming, in light of market speculation, that CoreLogic was engaging with third parties indicating interest based on public information in the potential acquisition of CoreLogic at values at or above $80 per share.

On October 29, 2020, representatives of Skadden sent to CoStar’s counsel a draft non-disclosure agreement in substantially the form executed by Party A on October 25, 2020 and indicated that CoreLogic would engage with CoStar if it wished to do so and would execute the non-disclosure agreement.

Later on October 29, 2020, representatives of Stone Point sent an email to representatives of Evercore, and such representatives subsequently spoke by phone to discuss Stone Point’s interest in pursuing a potential transaction with CoreLogic.

On October 30, 2020, Senator and Cannae issued a press release that they were not bidders for CoreLogic at values at or above $80 per share but would continue their proxy fight to remove and replace nine members of the Board.

On October 31, 2020, the Board held a meeting, with representatives of Evercore and Skadden present, at which it discussed, among other things, (i) the November Special Meeting and (ii) the status of discussions regarding a potential transaction with each of CoStar and Party A and authorized Evercore to begin outreach to additional third parties regarding potential interest in a transaction with CoreLogic. Additionally, representatives of Skadden discussed with the directors their fiduciary duties in the context of the ongoing strategic review.

On November 3, 2020, CoreLogic announced that the Board was conducting a thorough strategic review to maximize stockholder value, was open to all paths to create value and was willing to engage with all credible potential buyers expressing interest at an appropriate level.

On November 4, 2020, CoStar’s Chief Executive Officer sent a letter to the Board expressing CoStar’s interest in engaging in discussions regarding a potential combination following the resolution of the November Special Meeting. The letter stated that CoStar and its advisors were confident in CoStar’s ability to reach a successful transaction expeditiously within the range of values previously discussed. Later that day, Mr. Martell responded to CoStar’s Chief Executive Officer that CoreLogic was ready to re-engage with CoStar.

On November 5, 2020, a third party, which we refer to as Party B, submitted a written, non-binding indication of interest in acquiring all of CoreLogic’s outstanding shares at a value at or above $80 per share. Also on November 5, 2020, two third parties, which we refer to collectively as Party C, submitted a written, non-binding indication of interest in acquiring all of CoreLogic’s outstanding shares at a value of $80 per share, and also noted that “depending on the outcome of diligence, Party C may have the opportunity to increase [its] offer.”

On November 6, 2020, the Board held a meeting, with representatives of Evercore and Skadden present, at which it discussed progress on the outreach to third parties regarding potential interest in a transaction with CoreLogic, due diligence and meetings with interested parties and potential additional parties, including strategic parties, who could be contacted regarding interest in pursuing a transaction with CoreLogic. The Board also discussed the November 4, 2020, letter from CoStar’s Chief Executive Officer and Mr. Martell’s response and the non-binding indications of interest of Party B and Party C. At the meeting, the Board authorized CoreLogic to negotiate and enter into non-disclosure agreements with additional parties indicating interest in acquiring CoreLogic at values consistent with other parties who had entered non-disclosure agreements and for Evercore to contact additional parties, including an additional strategic party discussed by the Board, to assess their interest in a transaction.

Also on November 6, 2020, CoreLogic provided the parties who had signed non-disclosure agreements with access to a virtual data room that contained certain due diligence materials with respect to CoreLogic. CoreLogic continued to grant access to the data room as other parties signed non-disclosure agreements and to populate the data room on a rolling basis thereafter.

On November 7, 2020, CoreLogic entered into a non-disclosure agreement with an equity financing source for Party A.

On November 9, 2020, CoreLogic entered into a non-disclosure agreement with Party B.

Also on November 9, 2020, representatives of two third parties, which we collectively refer to as Party D, had a call with representatives of Evercore in which they indicated that they were interested in partnering regarding a potential transaction involving CoreLogic at values at or above $80 per share.

Also on November 9, 2020, Mr. Martell emailed CoStar’s Chief Executive Officer encouraging CoStar to join the process.

On November 10, 2020, CoStar’s Chief Executive Officer responded to Mr. Martell’s email from November 9, 2020, indicating that CoStar was still interested in pursuing a strategic transaction with CoreLogic, but would not reengage in discussions with respect to such a transaction until after the November Special Meeting.

Also on November 10, 2020, a third party, which we refer to as Party E, and representatives of Evercore had a call in which Party E indicated it was interested in participating in the transaction process and believed, based on publicly available information, that Party E could be competitive with other indications that CoreLogic had confirmed publicly it had received (at or above $80 per share), but that it would not submit such indication of interest without first entering into a non-disclosure agreement with CoreLogic.

Also on November 10, 2020, CoreLogic held a management presentation with representatives of Party A.

Also on November 10, 2020, Party D submitted a written, non-binding indication of interest in acquiring all of CoreLogic’s outstanding shares at a value at or above $80 per share.

On November 12, 2020, Party E sent an e-mail to representatives of Evercore indicating Party E remained interested in participating in the transaction process and would devote sufficient time and resources to evaluate an acquisition of CoreLogic quickly and efficiently.

On November 13, 2020, the Board held a meeting, with representatives of Evercore and Skadden present, at which it discussed recent developments relating to the upcoming Special Meeting and CoreLogic’s strategic review process. The Board also discussed inbound interest received from third parties and the outreach to third parties potentially interested in exploring a strategic transaction with CoreLogic. During the meeting, representatives of Evercore reported on the interest received from such third parties and stated that the strategic party who had been contacted at the direction of the Board had indicated that it was not likely interested in considering a transaction with CoreLogic.

Also on November 13, 2020, CoreLogic entered into a non-disclosure agreement with Party C.

On the morning of November 17, 2020, CoreLogic held the November Special Meeting to consider and vote upon four items of business proposed by Senator and Cannae, including the removal of nine existing directors and the nomination for appointment of nine replacement directors, the final results for which were certified on November 20, 2020. Later in the day on November 17, 2020, the Board held a meeting, with representatives of Evercore and Skadden present, at which it discussed, among other things, an update on CoreLogic’s strategic review process.

Following the November Special Meeting, on November 17, 2020, Mr. Martell corresponded with CoStar’s Chief Executive Officer regarding the potential to reengage in discussions regarding CoStar’s participation in the ongoing strategic review process.

Also on November 17, 2020, representatives of Skadden sent to representatives of CoStar’s legal counsel a revised draft of the non-disclosure agreement that CoStar had initially provided to Skadden.

On November 18, 2020, CoreLogic entered into non-disclosure agreements with each of Party D and Party E and held a management presentation with Party B. Also on November 18, 2020, CoreLogic sent first round process instruction letters soliciting proposals to acquire CoreLogic to each of Parties A, B, C, D and E requesting updated proposals no later than December 15, 2020.

On November 19, 2020, CoreLogic held a management presentation with Party C.

On November 20, 2020, CoreLogic held a management presentation with Party D.

Also on November 20, 2020, the inspector of elections delivered its certified results for the November Special Meeting, which showed that CoreLogic’s stockholders (i) failed to approve the proposal to repeal each provision of, or amendment to, CoreLogic’s Amended and Restated Bylaws (the “Bylaws”) adopted by the Board without the approval of CoreLogic’s stockholders subsequent to July 6, 2020, (ii) approved the removal of three of CoreLogic’s incumbent directors (J. David Chatham, Thomas C. O’Brien and David F. Walker) that Senator and Cannae were seeking to remove at the November Special Meeting and failed to approve the removal of the other six incumbent directors that Senator and Cannae were seeking to remove, (iii) approved the nomination of three of the nominees put forth by Senator and Cannae (W. Steve Albrecht, Wendy Lane and Henry W. “Jay” Winship) for appointment to the Board and failed to approve the nomination of the other six nominees put forth by Senator and Cannae for appointment to the Board and (iv) failed to approve the proposal to adopt Section 2.2 of Article II of the Bylaws to provide mechanics for calling a special meeting of stockholders if no directors or less than a majority of directors are in office.

Also on November 20, 2020, the Board held a meeting, with representatives of Evercore and Skadden present, at which it discussed, among other things, CoreLogic’s strategic review process and the management presentation meetings that CoreLogic held with interested third parties.

Also on November 20, 2020, the remaining directors on the Board appointed W. Steve Albrecht, Wendy Lane, and Henry W. “Jay” Winship to the Board to fill the vacancies created by the removal of J. David Chatham, Thomas C. O’Brien and David F. Walker.

On November 23, 2020, Senator and Cannae requested that CoreLogic set a record date for a stockholder action by written consent to remove seven of CoreLogic’s current directors and nominate the six Senator and Cannae nominees who were nominated at the November Special Meeting but were not appointed to the Board (Martina Lewis Bradford, Gail Landis, Ryan McKendrick, Katherine “KT” Rabin, Sreekanth Ravi and Lisa Wardell), despite the fact that, less than a week prior, CoreLogic’s stockholders voted against the removal of each of CoreLogic’s current directors that Senator and Cannae were seeking to remove (other than Claudia F. Munce who was not included in the removal proposal at the November Special Meeting) and against the nomination of each of these Senator and Cannae nominees.

Also on November 23, 2020, representatives of Party A held a call with representatives of Evercore during which they indicated a desire to partner with Stone Point regarding a potential transaction involving CoreLogic.

On November 24, 2020, the Board held a meeting, with representatives of Evercore and Skadden present, at which it discussed Senator and Cannae’s request to set a record date for a stockholder action by written consent to remove and replace directors on the Board and the impact of such request and potential action by written consent on CoreLogic’s strategic review process.

On November 25, 2020, the Board held a meeting, with representatives of Evercore and Skadden present, at which it discussed, among other things, CoreLogic’s strategic review process, including the interest of parties in pursuing a transaction, including Party A’s desire to partner with Stone Point and the ongoing due diligence process of each of the parties who had signed non-disclosure agreements. It was the consensus of the Board to allow Stone Point to partner with Party A given Stone Point’s experience, size and interest in exploring a transaction.

Also on November 25, 2020, the Board received a letter from CoStar in which CoStar stated its interest in participating in CoreLogic’s strategic review process, requested information about CoreLogic’s process and provided comments to the non-disclosure agreement that CoreLogic previously had been negotiating with CoStar.

On November 26, 2020, CoreLogic entered into a non-disclosure agreement with Stone Point, which was to facilitate it pursuing a strategic transaction with CoreLogic. At this time, Stone Point was a member of Party A.

On November 28, 2020, the Board held a meeting, with representatives of Evercore and Skadden present, at which it discussed various considerations in connection with CoStar’s participation in CoreLogic strategic review process, including the history of discussions with CoStar regarding a potential transaction. At the meeting, it was the consensus of the Board to seek to have CoStar participate in CoreLogic’s process and the Board authorized CoreLogic to seek to negotiate an acceptable non-disclosure agreement with CoStar.

On November 29, 2020, Mr. Martell sent an email to CoStar’s Chief Executive Officer conveying CoreLogic’s revisions to the non-disclosure agreement proposed by CoStar. Mr. Martell indicated CoreLogic was prepared to move expeditiously to bring CoStar into the strategic review process. Mr. Martell also noted CoreLogic and its representatives would need to perform reverse due diligence on CoStar if CoStar’s proposal would contemplate a material portion of the proposed consideration being CoStar stock.

On November 30, 2020, CoreLogic held a management presentation with Party E.

On December 1, 2020, Party E preliminarily indicated to representatives of Evercore on a conference call that it was unlikely to pursue a transaction with CoreLogic, though no final decision had been made at that time.

On December 3, 2020, the Board held a meeting, with representatives of Evercore and Skadden present, at which it received an update on CoreLogic’s strategic review process.

On December 4, 2020, CoreLogic entered into a non-disclosure agreement with CoStar and delivered to CoStar a first round process instruction letter requesting an updated proposal no later than December 15, 2020.

On December 5, 2020, CoreLogic held a management presentation with CoStar.

On December 11, 2020, CoreLogic issued a press release announcing, among other things, (i) an additional increase in financial guidance for full-year 2020 and 2021 and (ii) that it was continuing to pursue the previously announced strategic review process, including a sale of CoreLogic, for which final bids were expected in early 2021.

On December 15, 2020, CoreLogic received a non-binding indication of interest from CoStar in which CoStar proposed to acquire 100% of CoreLogic’s equity interests in an all-stock transaction for a price of $77 to $83 per share.

Also on December 15, 2020, CoreLogic received a non-binding indication of interest from Party A in which Party A proposed to acquire 100% of CoreLogic’s equity interests in an all-cash transaction for a price of $74 per share. Party A also submitted debt commitment letters from three financial institutions of international reputation.

Parties B, C, D and E did not provide updated indications of interests on December 15, 2020 as requested by the first round process instruction letters and such parties indicated to Evercore that they were no longer interested in pursuing a transaction.

On December 18, 2020, the Board held a meeting, with representatives of Evercore and Skadden present, at which it discussed CoreLogic’s strategic review process. At such meeting, among other things, the representatives of Evercore summarized for the Board interactions with potential bidders (which comprised inbound interest from 43 potential bidders, which expressed interest in potential transactions involving CoreLogic or specific assets of CoreLogic, and outbound calls to 18 potential bidders to explore a potential acquisition of CoreLogic, following the Board’s instruction to Evercore to make additional outbound calls to potential bidders on October 31, 2020) and the updated proposals that had been received to date. The Board discussed various considerations regarding receiving stock of CoStar in a potential strategic transaction and the process and areas of focus relating to due diligence on CoStar should CoStar insist on using its stock as consideration. The Board noted that the certainty of value for CoreLogic’s stockholders that would be provided by cash consideration as compared to stock consideration in any strategic transaction was a factor that weighed in favor of cash consideration. The Board instructed Evercore to invite CoStar and Party A to participate in the second phase of the strategic review process and to deliver feedback on each proposal. Later that day, representatives of Evercore spoke with CoStar’s financial advisor and representatives of Party A. During the discussion with CoStar’s financial advisor, representatives of Evercore noted, among other things, that (i) in light of its all-stock proposal, CoreLogic expected to perform reverse due diligence on CoStar, (ii) the Board’s preference for cash consideration or, if CoStar insisted on all-stock consideration, a mechanism to provide greater certainty of value and (iii) the need for certainty of closing, including in relation to antitrust approval. During the discussion with representatives of Party A, representatives of Evercore noted, among other things, that the value indicated in Party A’s proposal would need to improve materially. Party A indicated it was prepared to invest the time and resources to try to improve its value during the second phase of the strategic review process.

On December 22, 2020, representatives of Evercore, at the instruction of CoreLogic management, sent CoStar’s financial advisor a limited information request list to support CoreLogic’s reverse due diligence on CoStar.

On December 23, 2020, CoreLogic posted to the data room auction drafts of a merger agreement for strategic bidders, a document that summarized the required changes to such merger agreement if stock consideration were proposed to be included in a strategic bidder’s proposal, a merger agreement for financial sponsor bidders, and a limited guaranty for financial sponsor bidders. Also on December 23, 2020, Evercore sent second round process instruction letters to each of CoStar and Party A requesting mark-ups of the draft merger agreement, Company disclosure letter and, for financial sponsors, limited guaranty no later than January 11, 2021, and requesting definitive proposals no later than January 19, 2021.

On December 28, 2020, CoreLogic entered into a clean team confidentiality agreement with CoStar governing the disclosure of certain competitively sensitive information.

Also on December 28, 2020, the Board held a meeting, with representatives of Evercore and Skadden present, at which the Board discussed CoreLogic’s strategic review process, including that CoStar and Party A had been invited into the next phase of the process at the direction of the Board, had been provided the second round process letter and draft merger agreement and were informed of the date upon which they were to submit final proposals. The Board also discussed, among other things, various considerations regarding receiving CoStar stock in a transaction with CoStar, including the process and areas of focus relating to reverse due diligence on CoStar.

On December 30, 2020, CoreLogic entered into a non-disclosure agreement with another equity financing source for Party A.

On December 31, 2020, CoreLogic posted to the data room a Company disclosure letter corresponding to the auction draft merger agreements posted on December 23, 2020.

On January 4, 2021, CoStar provided CoreLogic and its advisors with access to a virtual data room that contained certain limited due diligence materials with respect to CoStar.

On January 6, 2021, at the instruction of Company management, representatives of Evercore discussed with CoStar’s financial advisor the status of the reverse due diligence process, including CoreLogic’s view that at that time CoStar had not provided CoreLogic or its advisors with meaningful due diligence materials, despite having CoreLogic’s limited information request for over two weeks, and that no management presentation with CoStar had been scheduled. Representatives of Evercore re-emphasized to CoStar’s financial advisor the importance of reverse due diligence in an all-stock or majority stock consideration transaction and the Board’s preference for cash consideration.

On January 8, 2021, the Board held a meeting, with representatives of Evercore and Skadden present, at which it discussed, among other things, the status of the strategic review process and the CoStar reverse due diligence process.

Later on January 8, 2021, CoStar provided CoreLogic and its advisors with additional financial due diligence materials in the virtual data room, in partial response to the limited reverse due diligence requests sent to CoStar’s financial advisor on December 22, 2020.

On January 11, 2021, CoreLogic received mark-ups to the auction draft merger agreements from each of CoStar and Party A. CoStar’s mark-up contemplated all-stock consideration at a fixed exchange ratio and raised a number of issues, including, among others: (i) providing that CoStar would have no obligation to accept any structural, behavioral or other remedies to obtain regulatory approval for the transaction and would not be restricted from acquiring other businesses that would delay or impede the regulatory approval of its acquisition of CoreLogic; (ii) including, in addition to the customary conditions contained in the auction draft merger agreement, a condition that certain unspecified third-party consents would be obtained and expanding other closing conditions; (iii) not providing CoreLogic with the protection, customary for all-stock transactions, of a closing condition that no material adverse effect on CoStar’s business had occurred; (iv) removing the Board’s ability to terminate the merger agreement in the event of a superior proposal for CoreLogic and providing for a fiduciary termination fee of 6% of the equity value of the transaction, payable by CoreLogic in the event the Board changed its recommendation to stockholders; (v) providing for a termination fee of 1% of the equity value of the transaction, payable by CoreLogic if CoreLogic’s stockholders voted not to approve the transaction; (vi) significantly expanding the scope of CoreLogic’s representations and interim operating covenants to which it would be subject prior to the closing of a transaction; and (vii) proposing that Senator and Cannae enter into a voting agreement to vote in favor of the transaction concurrently with signing of the merger agreement. Party A’s mark-up contemplated all-cash consideration and raised a number of issues, including, among others: (i) proposing a marketing period of 20 business days following satisfaction of all closing conditions during which the closing could not occur in order to permit Party A to market its proposed debt financing for the transaction; (ii) proposing a fiduciary termination fee of 3% of the equity value of the transaction and a reverse termination fee of 6% of the equity value of the transaction, payable by Party A if Party A’s committed debt financing was not funded at closing; (iii) significantly expanding the scope of CoreLogic’s representations and interim operating covenants to which it would be subject prior to the closing of a transaction; and (iv) proposing a voting agreement from Senator and Cannae concurrently with signing of the merger agreement.

On January 13, 2021, representatives of Skadden discussed these mark-ups with legal counsel representing each of CoStar and Party A, identifying the key areas in which each bidder should improve its proposed mark-up.

On January 15, 2021, the Board held a meeting, with representatives of Evercore and Skadden present, at which it discussed CoreLogic’s operational plans and alternatives if the Board were to determine to remain a standalone company at the conclusion of its strategic review process. Representatives of Skadden discussed with the directors at this meeting their fiduciary duties in the context of the Board’s evaluation of strategic alternatives. The Board also discussed the CoreLogic Projections with Company management and representatives of Evercore.

On January 16, 2021, the management of CoreLogic held a joint management meeting with CoStar as part of CoreLogic’s due diligence of CoStar in light of CoStar’s proposal to acquire CoreLogic using its stock as consideration. In the morning of January 17, 2021, Mr. Martell spoke via telephone with CoStar’s Chief Executive Officer to share perspectives regarding the prior day’s detailed meeting and the merits of a strategic combination.

Later on January 17, 2021, the Board held a meeting, with representatives of Evercore, Skadden, Boston Consulting Group and PricewaterhouseCoopers present, at which it (i) received a report on the due diligence that had been conducted on CoStar, (ii) discussed matters regarding the valuation of CoStar’s stock, (iii) received a report from representatives of Skadden regarding the terms of the mark-ups provided by each of the bidders on January 11, 2021 and the discussions that representatives of Skadden had held with legal counsel for each of the bidders and (iv) discussed with representatives of Skadden the directors’ fiduciary duties in the context of the ongoing strategic review.

On January 18, 2021, representatives of Evercore, at the instruction of CoreLogic management, had a call with representatives of Party A regarding the terms of the proposal that it would be submitting on January 19, 2021.

On January 19, 2021, representatives of CoStar’s legal counsel had a call with representatives of Skadden to discuss the regulatory efforts proposal that would be included in CoStar’s proposal letter.

On January 19, 2021, each of CoStar and Party A submitted proposal letters and revised merger agreement mark-ups. Party A also submitted debt commitment letters from three financial institutions of international reputation.

CoStar’s January 19, 2021 proposal contemplated an all-stock transaction valued at $79.00 per share, which CoStar stated implied a fixed exchange ratio of 0.0883x based on CoStar’s 30-day volume weighted average share price (“VWAP”) as of January 15, 2021. CoStar’s proposal raised a number of issues, including, among others: (i) the absence of cash consideration or other price protection for volatility in CoStar’s stock price; (ii) providing that CoStar would have no obligation to accept any structural, behavioral or other remedies to obtain regulatory approval for the transaction, except, pursuant to an oral communication by CoStar’s legal counsel, that it would accept a requirement to maintain customers’ existing arrangements for up to two years following closing to allow them to transition to a different platform; (iii) including only limited restrictions on acquiring other businesses that would delay or impede the regulatory approval of its acquisition of CoreLogic, including a request for certain identified transactions to be exempted from these limited restrictions; (iv) proposing an outside date of nine months from signing, plus two additional 90-day extensions at CoStar’s option, before either of the parties could terminate the transaction; (v) continuing to remove the Board’s ability to terminate the merger agreement in the event of a superior proposal for CoreLogic and providing for a termination fee of 4.5% of the equity value of the transaction payable by CoreLogic in the event the Board changed its recommendation to stockholders; (vi) continuing to provide for a termination fee of 1% of the equity value of the transaction in the event that CoreLogic’s stockholders voted not to approve the transaction; (vii) continuing to significantly expand the scope of CoreLogic’s representations and interim operating covenants to which it would be subject prior to the closing of a transaction; and (viii) proposing that Senator, but not Cannae, enter into a voting agreement to vote in favor of the transaction concurrently with signing of the merger agreement.

Party A’s January 19, 2021 proposal contemplated all-cash consideration at $74 per share and raised a number of issues, including, among others: continuing to (i) propose a marketing period of 20 business days following satisfaction of all closing conditions during which the closing could not occur in order to permit Party A to market its proposed debt financing for the transaction; (ii) propose a fiduciary termination fee of 3% of the equity value of the transaction and a reverse termination fee of 6% of the equity value of the transaction; and (iii) significantly expand the scope of CoreLogic’s representations and interim operating covenants to which it would be subject prior to the closing of a transaction. However, Party A no longer proposed that Senator or Cannae enter into a voting agreement.

On January 20, 2021, the Board held a meeting, with representatives of Evercore and Skadden present, at which it discussed the two proposals that had been received the previous day, potential paths to improve the value and terms of each of the proposals and CoreLogic’s prospects as a standalone company. In particular, the Board discussed the interaction of the terms, prices and forms of consideration contemplated in each bid, and regulatory matters, closing certainty and timing considerations for a transaction with each bidder. The Board determined not to accept either of CoStar’s or Party A’s proposals, believing that CoreLogic should continue to seek to develop improved proposals reflecting terms that could be accepted by the Board and instructed Evercore to inform each of CoStar and Party A that it should re-bid by January 22, 2021 to improve its proposal on both terms and value.

On January 21, 2021, representatives of Skadden sent to CoStar’s legal counsel a list of key issues arising out of its latest merger agreement mark-up, including with respect to closing certainty, regulatory matters, the outside date, fiduciary termination rights, termination fees, the definition of Company Material Adverse Effect, the scope of representations and interim operating covenants and the proposed voting agreement with Senator.

Later on January 21, 2021, representatives of Evercore spoke with representatives of CoStar’s financial advisor and representatives of Party A to convey that (i) there were multiple proposals received but that the

Board determined not to accept any proposals received on January 19, 2021 in their current form, (ii) the Board was still reviewing all avenues to maximize shareholder value, including as a standalone company and (iii) each of CoStar and Party A should re-bid by January 22, 2021, improving proposals on both value and terms. The Evercore representatives also noted that CoStar could and should consider adding meaningful cash to its proposal.

Later on January 21 and also on January 22, 2021, representatives of Evercore spoke with representatives of Party A during two separate phone conversations. The three primary financial sponsors that formed Party A had indicated that they would be splitting into two groups. On one call, representatives of Stone Point indicated that they remained interested in an acquisition of CoreLogic and that Stone Point could increase its proposed all-cash price above the $74 price proposed by Party A on January 19, 2021 to $77 per share. On a separate call, the two other primary financial sponsors that had formed Party A, which we refer to collectively as Party A1, indicated that they would no longer propose an acquisition of CoreLogic and instead would propose a private investment in CoreLogic’s public equity (a “PIPE”) transaction, structured as a convertible preferred security.

On January 22, 2021, each of Stone Point, CoStar and Party A1 submitted updated proposals to CoreLogic. Stone Point proposed an all-cash acquisition at $77 per share and indicated that it would work expeditiously to form a group of co-investors who would commit to the equity portion of its proposal. CoStar proposed an all-stock transaction at a fixed exchange ratio of 0.0917x which CoStar stated implied a value of approximately $82.00 per share based on CoStar’s 30 day VWAP as of January 21, 2021 and $83.60 per share based on CoStar’s closing price on January 21, 2021. CoStar also provided a response to the issues list provided to it on the previous day. In its response, CoStar provided for no additional protection with respect to regulatory efforts beyond its prior proposal, proposed an outside date of nine months from signing, plus a 90-day extension at either party’s option and an additional six-month extension if mutually agreed by the parties. CoStar now proposed to permit the Board to terminate the merger agreement to enter into a transaction providing for a superior proposal and proposed a termination fee of 3.5% of the equity value of the transaction payable by CoreLogic. It also proposed reimbursement of its expenses (in lieu of the previously proposed 1% termination fee) in the event that CoreLogic’s stockholders voted not to approve the transaction. CoStar also no longer proposed to require a voting agreement with Senator. CoStar’s financial advisor called representatives of Evercore to position this updated proposal as a “package” that was conditioned on exclusivity through 11:59 p.m. Pacific time on January 25, 2021; further, CoStar’s financial advisor noted on the call that CoStar requested that any further discussions regarding CoStar’s updated proposal be directly between Mr. Martell and CoStar’s Chief Executive Officer. A draft exclusivity agreement was also provided by CoStar. Party A1 proposed a convertible preferred PIPE investment of $1.5 billion with a conversion price of $80 per share and quarterly payment-in-kind dividends in an amount equal to 6% per annum, with certain premium payments required upon a change of control of CoreLogic.

Also on January 22, 2021, the Board held a meeting, with representatives of Evercore and Skadden present, at which it discussed CoreLogic’s and its advisors’ interactions with each of the bidders and their respective representatives since the January 20, 2021, Board meeting and each of the proposals received earlier in the day. The Board determined that Mr. Martell should inform CoStar’s Chief Executive Officer that CoreLogic was continuing to evaluate CoStar’s proposal in addition to other proposals, was not currently in a position to provide exclusivity to CoStar based on the terms provided in CoStar’s proposal and was meeting over the weekend to thoroughly evaluate all proposals received, including CoStar’s.

Later on January 22, 2021, Mr. Martell spoke with CoStar’s Chief Executive Officer by telephone and delivered the message approved by the Board.

On January 23, 2021, the Board held a meeting, with representative of Evercore and Skadden present. Representatives of Skadden discussed with the directors their fiduciary duties in the context of the ongoing strategic review. Mr. Martell updated the Board on his discussion with CoStar’s Chief Executive Officer and provided his perspectives regarding a combination with CoStar, including the potential value of a combination and the key risks of a transaction with CoStar, including the potential for and lack of protection from a decline in the value of CoStar’s stock, regulatory risk and timing concerns, and concerns over CoreLogic’s ability to effectively operate CoreLogic and retain employees in light of interim operating restrictions between signing and closing. Representatives of Evercore discussed with the Board its analysis of CoreLogic’s standalone value and, along with representatives of Skadden, the value and terms proposed by each of the bidders. Representatives of Skadden also discussed with the Board contract provisions and risks related to closing certainty under CoStar’s proposal. At the conclusion of the meeting, the Board authorized Mr. Martell to call CoStar’s Chief Executive Officer to present a counterproposal, the value and terms of which the Board would be prepared to support at that time.

Following the Board meeting, later on January 23, 2021, Mr. Martell spoke with CoStar’s Chief Executive Officer by telephone to present the Board-authorized counterproposal.

Following Mr. Martell’s conversation with CoStar’s Chief Executive Officer, later on January 23, 2021, representatives of Skadden sent to CoStar’s legal counsel a further issues list identifying the following key issues on which CoreLogic requested improvement from CoStar as part of the Board-authorized counterproposal: CoreLogic proposed (i) an all-stock transaction at a fixed exchange ratio of 0.0950x that implied a value of approximately $85.00 per share based CoStar’s 30 day VWAP as of January 21, 2021; (ii) that CoStar agree to accept remedies that would not have a material adverse effect on the combined company in order to obtain required regulatory approvals and agree not to acquire businesses or take other actions that would delay or increase (other than immaterially) the risk of obtaining regulatory approvals (other than a specific agreed CoStar acquisition target); (iii) an outside date of nine months, plus a 90-day extension at either party’s option (with an ability to further extend upon mutual agreement of the parties); (iv) to accept the 3.5% fiduciary termination fee and a suspension of dividends between signing and closing, subject to agreement on the proposed exchange ratio, and to an expense reimbursement up to $10 million if CoreLogic’s stockholders voted against approval of the transaction; and (v) certain restrictions on employee retention efforts prior to the closing.

On January 25, 2021, representatives of Skadden sent to CoStar’s legal counsel a revised draft of the merger agreement reflecting CoreLogic’s most recent proposals and discussed the proposed revisions via teleconference that day. Also on January 25, 2021, representatives of CoreLogic, CoStar and their respective legal counsel met via video call and discussed employee retention matters.

Later on January 25, 2021, Mr. Martell spoke with CoStar’s Chief Executive Officer by telephone regarding the issues on which CoreLogic requested improvement from CoStar as part of the Board-authorized counterproposal. CoStar and its advisors indicated, through these conversations with CoreLogic and its advisors, that it was unwilling to meaningfully improve its proposed terms with respect to the issues identified by Mr. Martell and Skadden.

On January 26, 2021, Party A1 had a call with representatives of Evercore regarding the status of their proposal, indicating a willingness to improve certain terms of their proposal if requested by the Board.

Later on January 26, 2021, the Board held a meeting, with representatives of Evercore and Skadden present. Mr. Martell and the representatives of Skadden discussed with the Board the status of discussions with CoStar, including with respect to the proposed exchange ratio, regulatory matters, and interim operating covenants. The Board discussed the potential regulatory and timing risks of a combination with CoStar, including the risk that (i) such a combination could be prohibited in the course of its review by regulatory authorities, (ii) regulatory approval might be conditioned upon remedies that CoStar would not be obligated to accept and (iii) consummation of a combination could be delayed significantly while regulatory approval was pending. The Board also noted that CoStar had not shown flexibility with respect to the remedies it would be willing to accept in order to obtain regulatory approval and its insistence on an outside date providing for the possibility of an extended period between signing and closing. Representatives of Evercore also provided an update on its discussions with Party A1. The Board instructed management and CoreLogic’s advisors, in light of the status of discussions with CoStar, to continue engagement with Stone Point and Party A1 with respect to their proposals.

Later on January 26, 2021, at the direction of the Board, representatives of Evercore held telephone calls with each of Stone Point and Party A1, and informed them that each of their proposals remained under active consideration by the Board and that both parties could still be a potential counterparty for a strategic transaction.

Also on January 26, 2021, a representative of CoStar’s legal counsel proposed on a teleconference with representatives of Skadden a regulatory reverse termination fee of $50 million, to be paid by CoStar in the event that antitrust approval for the transaction was not obtained, though CoStar’s legal counsel did not propose any change in the level of efforts that CoStar would undertake or remedies it would be required to accept in order to obtain required regulatory approvals.

Later on January 26, 2021, CoStar’s legal counsel sent to representatives of Skadden a revised draft of the merger agreement. The revised merger agreement did not change CoStar’s prior position with respect to regulatory efforts and proposed an outside date of nine months, plus a 90-day extension at either party’s option and an additional six-month extension if mutually agreed by the parties. The revised merger agreement also called for a regulatory reverse termination fee, with the amount not identified, to be paid by CoStar in the event that regulatory approval for the transaction was not obtained. CoStar also proposed that, notwithstanding the all-stock consideration being offered, the Board would not be permitted to take into account events affecting CoStar between signing and closing in determining whether to change the Board’s recommendation in favor of the transaction, even if required to do so by its fiduciary duties.

Also on January 26, 2021, Mr. Martell discussed by telephone certain open points with CoStar’s Chief Executive Officer, including the exchange ratio for the all-stock consideration, scope of regulatory efforts in the merger agreement and certain restrictions on interim operations.

On January 27, 2021, representatives of Evercore held a call with representatives of Stone Point regarding Stone Point’s desire to contact further equity financing sources, including Insight Partners, regarding a potential transaction with CoreLogic. On this call Stone Point reiterated that its team was working hard to assemble equity financing sources and remained very interested in a transaction with CoreLogic.

Later on January 27, 2021, the Board held a meeting, with representatives of Evercore and Skadden present, at which it discussed developments since its meeting the prior day. The Board discussed with its advisors the regulatory risk posed by a combination with CoStar, the parties’ positions on the regulatory efforts covenant and regulatory reverse termination fee, the regulatory environment and the impact on CoreLogic’s business of a lengthy period between signing and closing of a transaction, as well as Stone Point’s desire to contact additional equity financing sources regarding a potential transaction with CoreLogic. The Board instructed its representatives to continue to attempt to negotiate acceptable terms with CoStar and for its representatives to inform Stone Point that Stone Point could reach out to certain additional equity financing sources (including Insight Partners) in order to facilitate Stone Point’s proposal on an accelerated timeline. The Board also extended the deadline for CoreLogic’s stockholders to nominate directors for election to the Board and propose other business for consideration at CoreLogic’s 2021 annual meeting of stockholders from January 28, 2021 to February 12, 2021.

Also on January 27, 2021, representatives of CoStar’s legal counsel spoke with representatives of Skadden by telephone regarding the Board’s determination earlier that day to extend the deadline for stockholders to nominate directors for election to the Board and propose other business for consideration at CoreLogic’s 2021 annual meeting of stockholders.

Later on January 27, 2021, Party A1 and representatives of Evercore, Skadden and Party A1’s legal counsel held a conference call to discuss Party A1’s PIPE proposal.

Also on January 27, 2021, representatives of Skadden sent a revised draft of the merger agreement to CoStar’s legal counsel. This draft of the merger agreement reflected a fixed exchange ratio of 0.0950x consistent with the Board-authorized counterproposal sent to CoStar and its advisors on January 23, 2021. CoreLogic’s revised draft again proposed a stronger antitrust efforts covenant, an outside date of nine months from signing, plus a 90-day extension at either party’s option and an additional six-month extension if mutually agreed by the parties and a regulatory reverse termination fee equal to 7% of the equity value of the transaction (approximately $450 million based on CoreLogic’s proposed exchange ratio). Representatives of Skadden followed up later that day offering a conference call to discuss the revised draft. CoreLogic’s revised draft merger agreement also permitted the Board to take into account events affecting CoStar between signing and closing in determining whether to change its recommendation in favor of the transaction, if required to do so by its fiduciary duties.

On January 28, 2021, CoreLogic held a management presentation with Stone Point.

Later on January 28, 2021, representatives of Skadden discussed the most recent draft of the merger agreement with CoStar’s legal counsel via teleconference.

On January 29, 2021, the Board held a meeting, with representatives of Evercore and Skadden present, at which it discussed the latest terms proposed by CoStar and the status of CoreLogic’s discussions with each of Stone Point, CoStar and Party A1. The Board also declared a quarterly cash dividend to CoreLogic’s common stockholders pursuant to which CoreLogic paid a cash dividend of $0.33 per share of common stock on March 15, 2021 to stockholders of record on the close of business March 1, 2021.

Later on January 29, 2021, representatives of Skadden and representatives of Stone Point’s legal counsel, Kirkland & Ellis LLP (“Kirkland”), held a conference call to discuss the Merger Agreement.

Also on January 29, 2021, Party A1 spoke by telephone with representatives of Evercore, requesting further management meetings.

Also on January 29, 2021, representatives of CoStar’s legal counsel sent to representatives of Skadden a revised draft of the merger agreement. This merger agreement reflected an all-stock transaction at a fixed exchange ratio of 0.0917x that implied a value of approximately $82.53 per share based on CoStar’s 30-day VWAP as of January 29, 2021. In addition, CoStar continued to provide that CoStar would have no obligation to accept any structural, behavioral or other remedies to obtain regulatory approval for the transaction, except that it would accept a requirement to license or provide access to CoreLogic’s data and assets for up to two years following closing. CoStar proposed a regulatory reverse termination fee of $150 million. CoStar’s revised draft of the merger agreement also proposed an outside date of nine months from signing, plus a 90-day extension at either party’s option and an additional six-month extension in CoStar’s sole discretion. CoStar’s revised draft of the merger agreement also continued to propose that the Board would not be permitted to take into account events affecting CoStar between signing and closing in determining whether to change the Board’s recommendation in favor of the transaction, even if required to do so by its fiduciary duties. CoStar’s proposed merger agreement continued to include restrictions on employee retention efforts prior to the closing.

On January 30, 2021, representatives of Party A1 spoke by telephone with representatives of Evercore, indicating that Party A1 was also now considering an acquisition of all of the equity securities of CoreLogic (in addition to its prior PIPE proposal).

On January 31, 2021, representatives of CoStar’s financial advisor sent an e-mail to Evercore inquiring as to the status of transaction documents and, later that day, representatives of CoStar’s financial advisor and representatives of Evercore held a conference call to discuss process timing and key open issues, including (i) the exchange ratio proposed in the revised draft of the merger agreement received on January 29, 2021, (ii) the form of consideration and the Board’s preference for cash consideration or other mechanisms to increase certainty of value at closing and (iii) CoStar’s antitrust efforts and related provisions, interim operating covenants and selected employee retention proposals reflected in the draft merger agreement received on January 29, 2021.

On February 1, 2021, CoreLogic management hosted an additional meeting with Party A1.

Later on February 1, 2021, Mr. Martell and additional members of CoreLogic’s executive team met with representatives of Party A1, with a representative of Skadden present, to discuss CoreLogic’s prospects.

Later on February 1, 2021, representatives of Skadden sent a revised draft of the merger agreement to CoStar’s legal counsel. This draft generally reflected CoreLogic’s positions in its January 27, 2021 draft, other than that an extension of the outside date from 12 months to 18 months after the signing would require the parties’ mutual agreement and certain compromises with respect to interim operating restrictions.

Also on February 1, 2021, Mr. Martell spoke with Stone Point, with representatives of Evercore present, regarding Stone Point’s enthusiasm for the transaction and progress on raising equity financing from additional co-investors.

Later on February 1, 2021, CoStar’s Chief Executive Officer sent to Mr. Martell a revised proposal letter and transaction documents, including a revised merger agreement. CoStar stated in its proposal letter that this revised proposal was its “best and final offer” and that such proposal remained “valid until 5pm Pacific Time on Tuesday, February 2 after which time it shall be deemed withdrawn unless we have mutually agreed to an extension.” CoStar proposed an all-stock transaction at a fixed exchange ratio of 0.0933x, which CoStar stated in its proposal letter implied a value of approximately $86.30 per share based on CoStar’s closing price on February 1, 2021; the proposed fixed exchange ratio of 0.0933x implied a value of approximately $84.09 per share based on CoStar’s 30-day VWAP as of February 1, 2021. CoStar’s revised draft of the merger agreement continued to provide that CoStar would have no obligation to accept any structural, behavioral or other remedies to obtain regulatory approval for the transaction, except that it would accept a requirement to license or provide access to CoreLogic’s data and assets for up to two years following closing. CoStar proposed a regulatory reverse termination fee of $300 million. CoStar’s revised draft of the merger agreement also proposed an outside date of nine months from signing, plus a 90-day extension at either party’s option and an additional six-month extension in CoStar’s sole discretion. CoStar’s revised draft of the merger agreement also continued to propose that the Board would not be permitted to take into account events affecting CoStar between signing and closing in determining whether to change the Board’s recommendation in favor of the transaction, even if required to do so by its fiduciary duties.

Also on February 1, 2021, CoStar’s Chief Executive Officer sent a message to Mr. Martell reiterating that the revised proposal sent that day was CoStar’s “best and final offer,” noting that the parties would need to move on if a transaction could not be agreed to.

Also on February 1, 2021, representatives of Kirkland sent to representatives of Skadden a revised draft of the merger agreement. This draft merger agreement proposed a marketing period of 20 business days following satisfaction of all closing conditions during which the closing could not occur in order to permit Stone Point to market its proposed debt financing for the transaction. Stone Point’s mark-up proposed a fiduciary termination fee of 2.75% of the equity value of the transaction and a reverse termination fee, of 5.5% of the equity value of the transaction.

On February 2, 2021, the Board held a meeting, with representatives of Evercore and Skadden present, at which it discussed the status of negotiations with each of the bidders. The directors discussed among themselves and with CoreLogic’s advisors various considerations in comparing proposals from each of the bidders, including with respect to value, form of consideration, regulatory risk and other key terms. In particular, the Board discussed the regulatory-related terms proposed by CoStar, the potential risks that regulatory authorities would propose a remedy in order to approve a combination with CoStar, the scope of such a remedy, the timing of such a process and the risk that CoStar would not take the actions necessary to obtain regulatory approval. At the conclusion of the meeting, the Board authorized Evercore to speak with Stone Point, Insight Partners and Party A1 to encourage each to provide updated proposals by February 3, 2021.

Following the Board meeting, on February 2, 2021, at the direction of the Board, representatives of Evercore spoke by telephone with each of Stone Point and Insight Partners and Party A1 encouraging them to provide proposals that would be in substantially executable form before the end of the following day, and that an improvement in value would be necessary to be competitive with other proposals.

Also on February 2, 2021, Mr. Martell spoke by telephone with CoStar’s Chief Executive Officer. Mr. Martell expressed his appreciation for the constructive improvements in CoStar’s proposal but also noted that the proposal still fell short of the value and contractual terms previously communicated as part of the Board-authorized counterproposal. Mr. Martell further expressed a willingness to have Skadden and CoStar’s legal counsel continue to engage on the open issues to see if mutual agreement could be achieved.

Later on February 2, 2021, CoreLogic held a management presentation with Stone Point, Insight Partners and other members of their group.

Also on February 2, 2021, representatives of Skadden sent a revised draft of the merger agreement to CoStar’s legal counsel. The revised draft of the merger agreement did not include an exchange ratio. The revised draft of the merger agreement proposed that the Board would be permitted to take into account events affecting CoStar between signing and closing in determining whether to change the Board’s recommendation in favor of the transaction. It also proposed an outside date of nine months from signing, plus a 90-day extension at either party’s option, with no further extensions, as well as additional compromises with respect to interim operating restrictions. Later that day, representatives of Skadden and CoStar’s legal counsel discussed the revised draft on a teleconference call.

Also on February 2, 2021, representatives of Skadden sent a revised draft of the merger agreement to Kirkland.

Also on February 3, 2021, CoreLogic held a management presentation for additional co-investors in the Stone Point and Insight Partners group.

Also on February 3, 2021, representatives of CoStar’s legal counsel sent to representatives of Skadden purported “execution” versions of the merger agreement. These generally reverted to CoStar’s prior positions, except that CoStar proposed that the regulatory reverse termination fee would be $215 million if the outside date was not extended beyond 12 months and $300 million if the outside date was extended beyond 12 months to 18 months.

Also on February 3, 2021, Mr. Martell spoke to representatives of Stone Point, with representatives of Evercore present, during which representatives of Stone Point expressed its intention to submit a complete and executable definitive proposal later that afternoon and provided an update in its level of conviction regarding its equity and debt financing. Representatives of Evercore also encouraged Stone Point to have Kirkland engage with Skadden throughout the day to advance the definitive documentation to as close to final form as possible.

Also on February 3, 2021, in the late afternoon, representatives of Stone Point spoke by telephone with representatives of Evercore, indicating that the third member of its group with Insight Partners had determined not to proceed with a transaction with CoreLogic, but that Stone Point was confident it and Insight Partners would still provide a fully-financed proposal that day and that this “best and final offer” proposal would be at an improved valuation of $80 per share.

Later on February 3, 2021, Stone Point and Insight Partners submitted to CoreLogic a proposal letter proposing an acquisition of CoreLogic at a price of $80.00 per share in cash, conditioned on acceptance of the offer and execution of the merger agreement that day. This letter stated the belief of Stone Point and Insight Partners that the parties could finalize transaction documentation for execution that night. Later that evening, representatives of Stone Point and Insight Partners submitted to CoreLogic a debt commitment letter from J. P. Morgan Securities LLC.

Also on February 3, 2021, representatives of Evercore reached out to representatives of CoStar’s financial advisor and later spoke by telephone, during which call CoStar’s financial advisor confirmed that CoStar’s latest proposal received earlier on February 3, 2021 was CoStar’s “best and final” offer.

Also on February 3, 2021, representatives of Party A1 submitted to CoreLogic a proposal letter, together with debt commitment letters from four financial institutions of international reputation, proposing an acquisition of CoreLogic at a price of $78.50 per share in cash. Party A1’s proposal letter indicated the proposal was conditioned on 72 hours of exclusivity to finalize definitive documentation.

Over the course of the day on February 3, 2021, representatives of Skadden, Kirkland and Willkie Farr & Gallagher LLP (“Willkie”), Insight Partners’ legal counsel, exchanged drafts of various documents, including the merger agreement, debt commitment letter, equity commitment letters and limited guarantees. They also discussed various issues on phone calls and via electronic mail, including with respect to a marketing period, the outside date, conditions to closing, remedies in the event of termination of the merger agreement under various circumstances and interim operating restrictions.

In the evening of February 3, 2021, the Board held a meeting, with representatives of Evercore and Skadden present, at which it discussed the status of negotiations with each bidder and the key transaction terms proposed by each bidder. Representatives of Evercore reviewed with the Board financial analyses of CoreLogic and the proposals of Stone Point and Insight Partners, CoStar and Party A1 and discussed the prospects, risks and opportunities of CoreLogic continuing as a standalone company. Representatives of Skadden reviewed legal matters with the Board. The directors discussed with CoreLogic’s advisors, among other things, the terms of each of the proposals, including with respect to value, the risks in the valuation of CoStar stock as compared to cash, the risks and opportunities of obtaining synergies in a combination with CoStar, regulatory risks, the proposed terms of each bidder to address regulatory risk, and the timing and certainty of closing each proposed transaction. The Board came to a consensus that CoStar appeared unwilling to improve on value or deal certainty given CoStar had confirmed its proposal was its “best and final offer” on a call between representatives of Evercore and CoStar’s financial advisor, that Stone Point and Insight Partners would not provide any additional value with respect to a transaction with CoreLogic as they had previously indicated that $80 per share would be their “best and final offer” and that they had indicated in their proposal letter that their proposal would expire imminently and that the proposal received from Stone Point and Insight Partners was superior to those received from CoStar and Party A1, due to, among other things, the certain value offered by the proposed $80 all-cash consideration as well as the regulatory certainty and anticipated timing to complete a transaction with Stone Point and Insight Partners. The Board thereafter directed management and its advisors to progress negotiations with Stone Point and Insight Partners and to meet again in the morning of February 4, 2020 to consider further a potential transaction, and instructed Mr. Martell to inform CoStar that the Board would likely make a decision on February 4, 2021.

In the early morning of February 4, 2021, Mr. Martell sent a message to CoStar’s Chief Executive Officer, noting that the Board had not yet made a decision regarding the revised proposals but was expected to do so during the day on February 4, 2021.

Over the early morning hours of February 4, 2021, representatives of Skadden, Kirkland and Willkie continued to exchange drafts of various transaction documents and discussed various issues.

The Board held a meeting on the morning of February 4, 2021, with representatives of Evercore and Skadden present. Representatives of Skadden discussed with the Board the outcome of the negotiations with Stone Point and Insight Partners following the Board’s last meeting. Also at this meeting, representatives of Evercore reviewed with the board its financial analysis of the merger consideration and delivered to the Board its opinion to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration of $80.00 per share to be received by the holders of shares of CoreLogic Common Stock in the merger was fair, from a financial point of view, to such holders. After considering various factors, including those described in this proxy statement, and after consultation with CoreLogic’s independent legal and financial advisors, the Board unanimously (i) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the

Merger, (ii) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of CoreLogic and its stockholders and (iii) resolved to recommend that the stockholders of CoreLogic vote in favor of the approval of the Merger, the Merger Agreement and the transactions contemplated thereby and the adoption of the Merger Agreement. The parties executed the Merger Agreement and related ancillary documents shortly thereafter.

On the morning of February 16, 2021, CoStar sent the Board an unsolicited, non-binding proposal letter proposing to acquire CoreLogic, along with a draft merger agreement (the “CoStar Competing Proposal”) and publicly announced such proposal. CoStar proposed an all-stock transaction at a fixed exchange ratio of 0.1019x, which CoStar stated in its proposal letter implied a value of approximately $95.76 per share based on CoStar’s closing price on February 12, 2021 and approximately $92.00 per share based on CoStar’s 30-day VWAP as of February 12, 2021. CoStar’s draft of the merger agreement continued to provide that CoStar would have no obligation to accept any structural, behavioral or other remedies to obtain regulatory approval for the transaction, except that it would accept a requirement to license or provide access to CoreLogic’s data and assets for up to two years following closing. CoStar proposed a regulatory reverse termination fee of $330 million. CoStar’s draft of the merger agreement also proposed an outside date of nine months from signing, plus a 90-day extension at either party’s option and an additional six-month extension if CoStar and CoreLogic mutually agree to such extension. CoStar’s draft of the merger agreement also continued to propose that the Board would not be permitted to take into account events affecting CoStar between signing and closing in determining whether to change the Board’s recommendation in favor of the transaction, even if required to do so by its fiduciary duties. CoStar’s draft of the merger agreement also proposed that CoreLogic waive restrictions in CoreLogic’s confidentiality agreements to enable CoStar to conduct discussions with third party purchasers and that CoreLogic would bear the cost of the $165 million termination fee that would be due to Stone Point and Insight Partners under the Merger Agreement if CoreLogic were to terminate the Merger Agreement in order to enter into the proposed transaction with CoStar. Also on February 16, 2021, CoreLogic provided Stone Point and Insight Partners notice of receipt of the CoStar Competing Proposal.

On February 17, 2021, the Board held a meeting, with representatives of Evercore and Skadden present, at which it reviewed and discussed the CoStar Competing Proposal, the potential benefits and risks of such a transaction and the non-solicit and related obligations of CoreLogic under the Merger Agreement in reviewing and evaluating the CoStar Competing Proposal.

On February 21, 2021, the Board held a meeting, with representatives of Evercore and Skadden present, at which it reviewed and discussed the terms of the CoStar Competing Proposal and the Merger Agreement. The Board discussed the terms proposed by CoStar, continued issues with the CoStar Competing Proposal and potential responses and revisions to the CoStar Competing Proposal, including in light of the Merger Agreement. The Board determined, after consultation with Skadden and Evercore, that the CoStar Competing Proposal would reasonably be expected to result in a Superior Proposal (as defined in the Merger Agreement). CoreLogic provided prompt notice of such determination to Stone Point and Insight Partners and CoreLogic’s intent to engage in discussions with CoStar regarding the CoStar Competing Proposal. The Board directed management and CoreLogic’s advisors to prepare a response to CoStar stating that while the Board continued to believe that the introduction of a cash component as part of the proposed consideration would strengthen the CoStar Competing Proposal, under the circumstances as of February 21, 2021, the Board was prepared to pursue an all-stock transaction at that time and proposing four (4) key revisions to the terms proposed by CoStar: (i) that CoStar would agree to remedies to obtain regulatory approval for the transaction so long as such remedies would not have a material adverse effect on the combined company, (ii) that CoreLogic would not waive confidentiality restrictions prior to closing so that CoStar could “shop” CoreLogic’s assets to third party purchasers, (iii) that CoStar would fund the $165 million termination fee payable upon termination of the Merger Agreement subject to reimbursement by CoreLogic if an agreement with Costar terminated under certain circumstances and (iv) that the Board be permitted to take into account events affecting CoStar between signing and closing in determining whether to change its recommendation, if required to do so by its fiduciary duties.

Later on February 21, 2021, representatives of Skadden spoke with representatives of CoStar’s counsel to discuss CoreLogic’s position at that time and the four revisions to the CoStar Competing Proposal that would position the CoStar Competing Proposal for consideration as a Superior Proposal by the Board, noting that CoStar’s Competing Proposal would be strengthened by the introduction of a cash component as part of the consideration. During the discussion, CoStar’s counsel did not propose or offer any amendments or modifications to the CoStar Competing Proposal. Following the call, representatives of Skadden sent to representatives of CoStar’s counsel (i) a letter from CoreLogic to CoStar outlining CoreLogic’s revisions and (ii) a mark-up of the draft merger agreement reflecting such revisions.

On February 22, 2021, representatives of CoStar’s financial advisor spoke with representatives of Evercore, and on February 24, 2021, representatives of CoStar’s counsel spoke with representatives of Skadden, in each case regarding the documents that representatives of Skadden had sent to representatives of CoStar’s counsel on February 21, 2021. The representatives of CoStar’s financial advisor and counsel asked clarifying questions but did not provide any amendments or modification to the CoStar Competing Proposal.

On February 23, 2021, CoStar announced its earnings for the year and quarter ended December 31, 2020 and, on its related earnings conference call, described the CoStar Competing Proposal and CoStar’s views with respect to a combination with CoreLogic. From February 12, 2021, the last trading day prior to the public announcement of the CoStar Competing Proposal, through February 26, 2021, the last trading day prior to the March 1, 2021 revised proposal from CoStar described below, CoStar’s closing stock price declined from $939.76 to $823.76. Based on CoStar’s closing stock price on February 26, 2021 of $823.76 per share, the fixed exchange ratio of 0.1019x in the CoStar Competing Proposal implied a $83.94 value as of such date.

On March 1, 2021, CoreLogic filed with the SEC a preliminary proxy statement on Schedule 14A with respect to the Special Meeting.

Also on March 1, 2021, CoStar sent the Board and publicly disclosed a revised non-binding proposal letter (the “Revised CoStar Competing Proposal”). CoStar proposed a stock and cash transaction in which each share of Common Stock would be exchanged for 0.1019 shares of CoStar common stock, at a fixed exchange ratio, plus $6.00 in cash, which CoStar stated in its proposal letter implied a value of approximately $90 per share based on CoStar’s closing price on February 26, 2021 and approximately $97.00 per share based on CoStar’s 30-day VWAP as of February 26, 2021. CoStar’s counsel also sent Skadden a revised draft of the merger agreement, which (i) provided that CoStar would take all actions to obtain required antitrust approvals, except such actions that would have a material adverse effect on the combined company; (ii) continued to propose a regulatory reverse termination fee of $330 million; (iii) provided for an outside date of six months from signing, plus a six-month extension at either party’s option and a subsequent three-month extension at either party’s option; (iv) provided that, in considering whether a failure to change the Board’s recommendation would be inconsistent with its fiduciary duties, the Board would be permitted to take into account events between signing and closing, including events affecting CoStar, only if the Board was legally required to take such events into account; (v) proposed that CoreLogic waive restrictions in its confidentiality agreement with CoStar to enable CoStar to conduct discussions with third party purchasers if reasonably necessary to comply with CoStar’s antitrust efforts obligations in CoStar’s draft merger agreement; and (vi) provided that CoStar would advance payment of the $165 million termination fee, subject to reimbursement in certain circumstances, that would be due to Stone Point and Insight Partners under the Merger Agreement if CoreLogic were to terminate the Merger Agreement in order to enter into the proposed transaction with CoStar. Also on March 1, 2021, CoreLogic provided Stone Point and Insight Partners notice of receipt of the Revised CoStar Competing Proposal.

From February 12, 2021, the last trading day prior to the public announcement of the CoStar Competing Proposal, through March 3, 2021, CoStar’s closing stock price declined from $939.76 to $762.80 – approximately 19%, or approximately $177 per share (including a 12% decline since CoStar’s fourth quarter earnings release). Based on CoStar’s closing stock price on March 3, 2021 of $762.80 per share, the fixed exchange ratio of 0.1019x plus $6 per share in cash in the Revised CoStar Competing Proposal implied an $83.73 value as of such date.

On March 3, 2021, the Board held a meeting, with representatives of Evercore and Skadden present, at which it reviewed, among other things, the Revised CoStar Competing Proposal, the volatility and recent decline in the value of CoStar’s stock and the terms reflected in CoStar’s proposed draft merger agreement. Representatives of Skadden also reviewed for the directors their fiduciary duties in the context of the Revised CoStar Competing Proposal and the requirements of the Merger Agreement in responding to the Revised CoStar Competing Proposal. Following discussion, the Board unanimously determined that (i) taking into account the matters discussed at such meeting, while the Revised CoStar Competing Proposal was not superior to the transactions contemplated by the Merger Agreement, the Revised CoStar Proposal continued to be reasonably expected to result in a Superior Proposal (as defined in the Merger Agreement) and (ii) management and the Company’s advisors should respond to the Revised CoStar Competing Proposal by (a) advising CoStar that it should provide greater value and certainty of value by substantially increasing the amount of cash in the proposed consideration and (b) providing a revised draft merger agreement addressing certain contractual terms, including an outside date of not more than 12 months.

On March 4, 2021, representatives of Skadden sent to representatives of CoStar’s counsel a letter from CoreLogic to CoStar (which was also publicly disclosed) and a revised draft merger agreement reflecting the Board’s determinations.

Later on March 4, 2021, CoStar publicly announced that it had withdrawn the Revised CoStar Competing Proposal and terminated any further acquisition discussions regarding CoreLogic.

Recommendation of the Board and Reasons for the Merger

Recommendation of the Board to Adopt the Merger Agreement, Thereby Approving the Merger, the Merger Agreement and the Transactions Contemplated by the Merger Agreement

On February 4, 2021, the Board, after considering various factors, including those described in this section below, and after consultation with CoreLogic’s independent legal and financial advisors, unanimously (i) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, (ii) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of CoreLogic and its stockholders and (iii) resolved to recommend that the stockholders of CoreLogic vote in favor of the approval of the Merger, the Merger Agreement and the transactions contemplated thereby and the adoption of the Merger Agreement.

The Board unanimously recommends that you vote (i) “FOR” the proposal to adopt the Merger Agreement, thereby approving the Merger, the merger agreement and the transactions contemplated thereby and (ii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may be payable by CoreLogic to its named executive officers in connection with the Merger and contemplated by the Merger Agreement.

Reasons for the Merger

In recommending that CoreLogic’s stockholders vote in favor of the Merger proposal, the Board, including its independent directors, considered a number of potentially positive factors, including, but not limited to, the following (which factors are not necessarily presented in order of relative importance):

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Attractive Value. The Board believed that the Merger consideration represents attractive value for the shares of Common Stock, based on, among other things, the Board’s familiarity with CoreLogic’s current and historical financial condition, results of operations, business, competitive position and prospects, as well as CoreLogic’s business plan and potential long-term value; and, after a thorough review of the process conducted, the Board determined that $80.00 per share in cash pursuant to the terms of the Merger Agreement affords the best value reasonably available for holders of Common Stock.

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Form of Consideration. The Board considered that the Merger Consideration is all cash, which provides stockholders certainty of value and liquidity for their shares of Common Stock, as compared to stock consideration whose value fluctuates, while eliminating exposure to long term business and execution risks.

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Risks Inherent in CoreLogic’s Business Plan; Strategic Alternatives. The Board considered CoreLogic’s historic results of operations, short-term and long-term strategic goals and the CoreLogic Projections (which are described in the section entitled “The Merger—Projections Prepared by CoreLogic’s Management” beginning on page 76 of this Proxy Statement) and the perceived challenges and risks associated with CoreLogic’s ability to meet the CoreLogic Projections, as well as the risks and uncertainties described in the “risk factors” and “forward looking statements” sections of CoreLogic’s disclosures filed with the SEC, including that CoreLogic’s actual financial results in future periods could differ materially and adversely from the projected results. Following such review, the Board determined that the value offered to CoreLogic’s stockholders pursuant to the Merger Agreement is more favorable to CoreLogic’s stockholders than the alternative of remaining an independent public company.

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Premium to Market Prices. The Board considered that the Merger Consideration of $80.00 per share in cash, to be received by the holders of shares of Common Stock in the Merger, represents a significant premium over the market price at which shares of Common Stock traded at times before the Initial Senator/Cannae Acquisition Proposal and before CoreLogic confirmed it was engaged in a strategic review process, including that the Merger consideration of $80.00 per share represents a premium of:

•	approximately 51% over the closing stock price on June 25, 2020, the last trading day prior to the announcement of the $65.00 per share Initial Senator/Cannae Acquisition Proposal;

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approximately 38% over the after-market stock price on June 25, 2020, following CoreLogic’s release of its increased Q2 2020 guidance and prior to the Initial Senator/Cannae Acquisition Proposal on June 26, 2020;

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approximately 60% over the volume weighted average stock price of shares of Common Stock during the one-month period ended June 25, 2020, the last trading day prior to the announcement of the Initial Senator/Cannae Acquisition Proposal;

•	approximately 21% over the final $66.00 per share Revised Senator/Cannae Acquisition Proposal on September 14, 2020; and

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approximately 17% over the closing stock price on October 27, 2020, the last trading day prior to CoreLogic’s confirmation that it was engaging with potential bidders in a strategic review process with potential bids of over $80.00 per share.

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Valuation Multiple. The Board considered that the Merger consideration of $80.00 per share in cash, to be received by the holders of shares of Common Stock in the Merger, represents a valuation of CoreLogic at a multiple of:

•	approximately 10.9 times CoreLogic’s projected Adjusted EBITDA for the 2021 fiscal year;

•	approximately 11.6 times CoreLogic’s projected Adjusted EBITDA for the 2020 fiscal year; and

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approximately 15.5 times the midpoint of CoreLogic’s initial projected Adjusted EBITDA for the 2020 fiscal year (based on the financial guidance released by CoreLogic on February 19, 2020) less Adjusted EBITDA of CoreLogic’s Rental Property Solutions business based on the forecast of CoreLogic’s management at the time.

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Financial Analyses and Opinion of Evercore. The Board considered the financial analyses of Evercore and the opinion of Evercore, dated February 4, 2021, to the Board to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Merger consideration of $80.00 per share to be received by CoreLogic stockholders in the Merger was fair, from a financial point of view, to such stockholders, as described in the section entitled “Proposal 1: Adoption of the Merger Agreement—The Merger—Opinion of CoreLogic’s Financial Advisor” beginning on page 65 of this Proxy Statement.

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Robust Review Process. The Board considered CoreLogic’s business, prospects and alternatives over an extended period, during which the Board met, along with CoreLogic’s independent legal and financial advisors, to evaluate and discuss CoreLogic’s strategic review 46 times between June 26, 2020, the date on which Senator and Cannae submitted the Initial Senator/Cannae Acquisition Proposal, and February 4, 2021, the date the Merger Agreement was signed, including 13 meetings following bidders’ submissions of preliminary proposals on December 15, 2020.

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Market Check. The Board considered that, on June 26, 2020, CoreLogic received the Initial Senator/Cannae Acquisition Proposal and subsequently CoreLogic received inbound interest from 43 potential bidders which expressed interest in potential transactions involving CoreLogic or specific assets of CoreLogic. The Board also considered that, on October 28, 2020, CoreLogic issued a press release confirming, in light of recent market speculation, that CoreLogic was engaging with third parties indicating interest based on public information in the potential acquisition of CoreLogic. The Board also considered that CoreLogic, acting at the Board’s direction and with the assistance of its independent financial advisor, beginning in October 2020, identified and discussed possible interest in a potential transaction with 18 potential bidders, that CoreLogic entered into confidentiality agreements with 6 counterparties or groups of counterparties, comprised of 10 individual strategic or financial counterparties, in the aggregate, that the Board, with the assistance of its independent financial advisor, determined would be most likely to have an interest in acquiring, and be able to pay a competitive price for, CoreLogic, and that, following discussions with such counterparties and groups, none of the counterparties or groups were willing to pursue a strategic transaction with CoreLogic on terms and conditions that the Board viewed as more favorable than those offered by Stone Point and Insight Partners.

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Regulatory Considerations. The Board considered that, while the closing of the Merger is subject to certain regulatory approvals, there are not likely to be significant antitrust or other regulatory impediments to the closing of the Merger given the respective asset mixes of Stone Point and Insight Partners, as well as the Merger Agreement’s significant protection against any regulatory impediments that could arise, as described in “Regulatory Approvals” below.

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Timing of Closing. The Board considered that the Merger is anticipated to be completed in the second quarter of 2021, a relatively expedient timeframe for closing that would mitigate the potential risks to the business during the interim operating period, including due to uncertainties experienced by clients, employees and other stakeholders.

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Arms-Length Negotiations. The Board considered that the Board and CoreLogic’s senior management, in coordination with CoreLogic’s independent legal and financial advisors, vigorously negotiated on an arms-length basis with Stone Point and Insight Partners with respect to price and other terms and conditions of the Merger Agreement, including obtaining a price increase by $6.00 from the price of $74.00 per share proposed by Party A (of which Stone Point was originally a member) on January 19, 2021 to a price of $80.00 per share from Stone Point and Insight Partners, and the Board’s belief that it had negotiated the best value and terms available from Stone Point and Insight Partners.

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Terms of the Merger Agreement. The Board considered that the terms of the Merger Agreement, including the respective representations, warranties, covenants and termination rights of the parties and the termination fees payable by CoreLogic and Parent, are reasonable and customary. The Board also believed that the terms of the Merger Agreement include the most favorable terms reasonably attainable from Stone Point and Insight Partners.

•	Conditions to the Consummation of the Merger; Likelihood of Closing. The Board considered the likelihood of satisfaction of conditions to closing and the consummation of the transactions contemplated by the Merger Agreement in light of the conditions in the Merger Agreement to the obligations of Parent and Acquisition Sub.

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Regulatory Approvals. The Board considered that the Merger Agreement requires that Parent and Acquisition Sub agree to take promptly any and all steps necessary or reasonably advisable or as may be required by any governmental authority to avoid or eliminate each and every impediment and obtain all consents under any antitrust laws that may be required by any governmental authority so as to enable the parties to consummate the transactions contemplated by the Merger Agreement, including the Merger, as expeditiously as possible (and in any event at least five (5) business days prior to the “termination date” (i.e., 5:00 p.m. (New York City time) on August 9, 2021), including the actions described in the section entitled “Terms of the Merger Agreement—Efforts to Close the Merger” beginning on page 105 of this Proxy Statement.

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Financing; No Financing Condition. The Board considered Parent’s and Acquisition Sub’s representations and covenants contained in the Merger Agreement relating to the financing commitments from the Stone Point Funds and the Insight Funds, the delivery by Parent of a debt commitment letter by a financial institution of international reputation (and the terms and conditions thereof) and that the Merger is not subject to a financing condition. Further, the Board considered that under specified circumstances, the Merger Agreement permits CoreLogic to seek specific performance against Parent and Acquisition Sub with respect to the financing commitments, including under CoreLogic’s third-party beneficiary rights pursuant to the equity commitment letters provided by certain affiliates of Stone Point and Insight Partners.

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Reverse Termination Fee. The Board considered the ability of CoreLogic to, under certain circumstances, receive a reverse termination fee of $330,000,000, as described in the section entitled “Terms of the Merger Agreement—Termination Fees ” beginning on page 111 of this Proxy Statement.

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Ability to Respond to Certain Unsolicited Takeover Proposals. The Board considered that, while the Merger Agreement restricts CoreLogic’s ability to solicit competing bids to acquire CoreLogic, the Board has rights, under certain circumstances, to engage in discussions with, and provide information to, third parties submitting unsolicited takeover proposals and to terminate the Merger Agreement in order to enter into an alternative acquisition agreement that the Board determines to reflect a superior proposal, subject to payment of a $165,000,000 termination fee. The Board further considered that the timing of the Merger would provide ample opportunity for any third parties to submit proposals and that the terms of the Merger Agreement, including the size of the termination fee (which is consistent with or below fees in comparable transactions), would be unlikely to deter such third parties from submitting such proposals.

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Change of Recommendation. The Board considered that it has the right to make an Adverse Recommendation Change to CoreLogic’s stockholders in the event of a superior proposal or an intervening event if the Board reasonably determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to do so would be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable law, subject to payment of a $165,000,000 termination fee if Parent and Acquisition Sub terminate the Merger Agreement.

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Stockholder Approval. The Board considered that the consummation of the Merger is subject to the approval of CoreLogic’s stockholders, who will have the opportunity to adopt or reject the Merger Agreement.

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Appraisal Rights. The Board considered the availability of appraisal rights with respect to the Merger for CoreLogic stockholders who properly exercise their rights under the DGCL, which would give these stockholders the ability to seek and be paid a judicially determined appraisal of the “fair value” of their shares at the completion of the Merger, as described in the section entitled “Appraisal Rights” beginning on page 117 of this Proxy Statement.

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Comparison of Proposals. The Board compared the key terms of the proposals received from bidders, including relative price, certainty of value, regulatory certainty and anticipated timing to complete the transaction and determined that the transaction with Stone Point and Insight Partners was superior to all other proposals received by CoreLogic.

The Board also considered and balanced against the potentially positive factors a number of uncertainties, risks and other potentially negative factors in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including, but not limited to, the following (which factors are not necessarily presented in order of relative importance):

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Amount of Consideration. The Board considered that the Merger consideration of $80.00 per share in cash to be received by the holders of shares of Common Stock in the Merger is less than the nominal $84.22 implied value of the stock consideration proposed by CoStar, based on the 30-day volume weighted average stock price of CoStar’s shares as of February 2, 2021 (or $85.87 based on the closing price of CoStar’s shares on February 2, 2021).

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No Stockholder Participation in Future Growth or Earnings. The Board considered that CoreLogic’s stockholders will lose the opportunity to realize the potential long-term value of the successful execution of CoreLogic’s current strategy as an independent public company.

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Impact of Announcement on CoreLogic. The Board considered that the announcement and pendency of the Merger, or the failure to consummate the Merger, may disrupt CoreLogic’s business operations or divert employees’ attention away from CoreLogic’s day-to-day operations, result in significant costs to CoreLogic or harm CoreLogic’s relationships with its employees and customers.

•	Tax Treatment. The Board considered that the all-cash transaction would be taxable to holders of Common Stock for U.S. federal income tax purposes.

•	Closing Certainty. The Board considered that there can be no assurance that all conditions to the parties’ obligations to consummate the Merger will be satisfied.

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Pre-Closing Covenants. The Board considered the restrictions on CoreLogic’s conduct of business prior to completion of the Merger contained in the Merger Agreement, which could delay or prevent CoreLogic from undertaking business opportunities that may arise or taking other actions with respect to its operations during the pendency of the Merger without Parent’s consent.

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No Solicitation. The Board considered the restrictions in the Merger Agreement on CoreLogic’s ability to solicit competing bids to acquire CoreLogic during the pendency of the Merger and that, subject to certain conditions set forth in the Merger Agreement, in the event of CoreLogic’s receipt of a Superior Proposal, CoreLogic is required to negotiate in good faith with Parent (if requested by Parent) regarding revisions to the Merger Agreement, which the Board must take into account in determining whether to enter into an alternative acquisition agreement with respect to such Superior Proposal.

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Adverse Recommendation Change. The Board considered the restrictions in the Merger Agreement on the Board’s ability to make an Adverse Recommendation Change, and that, subject to certain conditions set forth in the Merger Agreement, in the event of a potential Adverse Recommendation Change by the Board, CoreLogic is required to negotiate in good faith with Parent (if requested by Parent) regarding revisions to the Merger Agreement, which the Board must take into account in determining whether to make an Adverse Recommendation Change.

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Termination Fee. The Board considered the termination fee of $165,000,000 that could become payable to Parent under specified circumstances, including upon the termination of the Merger Agreement in order to enter into an alternative acquisition agreement with respect to a Superior Proposal, which may discourage third parties that might otherwise have an interest in a business combination with, or acquisition of, CoreLogic from making unsolicited proposals (although the Board concluded that the termination fee is reasonable in amount, consistent with or below fees in comparable transactions and will not unduly deter any other party that might be interested in acquiring CoreLogic).

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Limited Specific Performance Remedy; Reverse Termination Fee. The Board considered that Parent and Acquisition Sub are newly formed entities with essentially no assets other than equity and debt commitments, and that, notwithstanding CoreLogic’s specific performance remedy under the Merger Agreement, CoreLogic’s remedy in the event of breach of the Merger Agreement by Parent or Acquisition Sub may be limited to receipt of the reverse termination fee provided under the Merger Agreement, which is guaranteed by certain affiliates of Stone Point and Insight Partners, and that the reverse termination fee is not available in all instances where the Merger Agreement may be terminated and may not sufficiently compensate CoreLogic for adverse effects arising out of such termination of the Merger Agreement.

•	Cap on Damages. The Board considered that Stone Point’s and Insight Partners’ aggregate monetary damages under the Merger Agreement cannot exceed $337.5 million.

•	Loss of Key Personnel. The Board considered the risk that, despite retention efforts prior to consummation of the Merger, CoreLogic may lose key personnel.

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Litigation. The Board considered the risk of potential litigation relating to the Merger that could be instituted against CoreLogic or its directors and officers, and the potential effects of any outcomes related thereto.

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Expenses. The Board considered the risk that, if the Merger is not consummated, CoreLogic will, with certain exceptions, be required to pay its own expenses associated with the Merger Agreement and the Merger.

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Director and Officer Interests. The Board considered that CoreLogic’s directors and officers may have interests in the Merger that are different from, or in addition to, those of CoreLogic stockholders generally, as described in the section entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 115 of this Proxy Statement.

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Risk Factors; Forward-Looking Statements. The Board considered risks of the type and nature described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”, as described in the section entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 115 of this Proxy Statement.

After taking into account all of the factors set forth above, as well as others, the Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Merger were outweighed by the potential benefits of, and potentially positive factors associated with, the Merger to CoreLogic’s stockholders.

The foregoing discussion of factors considered by the Board is not intended to be exhaustive, but summarizes the material factors considered by the Board. In light of the variety of factors considered in connection with their evaluation of the Merger Agreement and the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determinations. The Board based its recommendations on the totality of the information presented, including thorough discussions with, and questioning of, CoreLogic’s senior management and the Board’s independent legal and financial advisors. This explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 27 of this Proxy Statement.

Opinion of CoreLogic’s Financial Advisor

The Company retained Evercore to act as its financial advisor in connection with the Board’s evaluation of strategic and financial alternatives, including the Merger. As part of this engagement, the Company requested that Evercore evaluate the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of CoreLogic Common Stock. At a meeting of the Board held on February 4, 2021, Evercore rendered to the Board its opinion to the effect that, as of February 4, 2021 and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Merger Consideration of $80.00 per share to be received by the holders of CoreLogic Common Stock in the Merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of Evercore, dated as of February 4, 2021, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this Proxy Statement and is incorporated herein by reference. The Company encourages you to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Board (in its capacity as such) in connection with its evaluation of the proposed Merger. The opinion does not constitute a recommendation to the Board or to any other persons in respect of the Merger, including as to how any holder of shares of CoreLogic Common Stock should vote or act in respect of the Merger. Evercore’s opinion does not address the relative merits of the Merger as compared to other business or financial strategies, or business combination transactions, that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger.

In connection with rendering its opinion Evercore, among other things:

•	reviewed certain publicly available business and financial information relating to the Company that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•	reviewed the CoreLogic Projections;

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discussed with management of the Company their assessment of the past and current operations of the Company, the current financial condition and prospects of the Company, and the CoreLogic Projections (including their views on the risks and uncertainties of achieving the CoreLogic Projections);

•	reviewed the reported prices and the historical trading activity of the CoreLogic Common Stock;

•	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

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compared the financial performance of the Company and the valuation multiples relating to the Merger with the financial terms, to the extent publicly available, of certain other transactions that Evercore deemed relevant;

•	reviewed the financial terms and conditions of the Merger Agreement; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and Evercore did not assume responsibility or liability for any independent verification of such information), and Evercore further relied upon the assurances of the management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the CoreLogic Projections, Evercore assumed with the Company’s consent that they had been reasonably prepared on bases reflecting the good faith judgments of the management of the Company as to the future financial performance of the Company and the other matters covered thereby. At the direction of the Board, Evercore utilized the CoreLogic Projections for purposes of its opinion, and took into account the impact of mortgage volume fluctuations on the CoreLogic Projections. Evercore expressed no view as to the CoreLogic Projections or the assumptions on which they were based.

For purposes of its analysis and opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. Evercore further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or reduce the contemplated benefits to the holders of CoreLogic Common Stock of the Merger. Furthermore, Evercore expressed no opinion or view as to the future performance of the U.S. mortgage market.

Evercore did not conduct a physical inspection of the properties or facilities of the Company and did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to Evercore as of the date of the opinion and financial, economic, market and other conditions as they existed and as they could be evaluated on the date of the opinion. It is understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of CoreLogic Common Stock, from a financial point of view, of the Merger Consideration. Evercore did not express any view on, and Evercore’s opinion did not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. Evercore was not asked to, nor did Evercore express any view on, and Evercore’s opinion did not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Evercore did not express any opinion as to the prices at which shares of CoreLogic Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Merger or as to the impact of the Merger on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

Summary of Evercore’s Financial Analyses

Set forth below is a summary of the material financial analyses reviewed by Evercore with the Board on February 4, 2021 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before February 2, 2021, and is not necessarily indicative of current market conditions.

For purposes of its analyses and reviews, Evercore considered general business, economic, market and financial conditions, industry sector performance, and other matters, as they existed and could be evaluated as of the date of its opinion, many of which are beyond the control of the Company. The estimates contained in Evercore’s analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore’s analyses and reviews are inherently subject to substantial uncertainty.

The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of the Company to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate during the Company’s fiscal years 2021 through 2024 based on each of Case A and Case B of the CoreLogic Projections prepared by the Company’s management, which assumed different levels of mortgage market performance for fiscal years 2022 through 2024 and which excluded the sale of the Company’s Rental Property Solutions business. Evercore calculated terminal values for the Company by applying perpetuity growth rates of 2.5% to 3.0%, which range was selected based on Evercore’s professional judgment and experience, to a terminal year estimate of the unlevered, after-tax free cash flows that the Company was forecasted to generate based on each of Case A and Case B. The cash flows and terminal values in each case were then discounted to present value as of December 31, 2020 using discount rates ranging from 8.00% to 9.00%, which were based on an estimate of the Company’s weighted average cost of capital, and the mid-year cash flow discounting convention. Based on this range of implied enterprise values, the Company’s estimated net debt (calculated as total debt, plus tax-effected pension liability, less cash and cash equivalents) as of December 31, 2020, and the number of fully diluted shares of CoreLogic Common Stock, in each case as provided by the Company’s management, this analysis indicated a range of implied equity values per share of CoreLogic Common Stock of $74.22 to $100.40, in the case of Case A, and $67.29 to $91.58, in the case of Case B, compared to the Merger Consideration of $80.00 per share of CoreLogic Common Stock.

Precedent Transactions Analysis

Evercore reviewed publicly available financial information related to the following selected transactions involving target companies in the information and data services industry announced since 2015 (the “Selected Transactions”). The Selected Transactions reviewed by Evercore, and the month and year each was announced, were as follows:

Month and Year Announced	Acquiror	Target	Implied TEV (in millions)	TEV / LTM Adjusted EBITDA
December 2020	Thoma Bravo, L.P.	RealPage, Inc.	$10,263	32.7x
November 2020	S&P Global Inc.	IHS Markit Ltd.	$44,110	24.2x
November 2020	Advent International Corporation	Nielsen Holdings plc’s Global Connect business	$2,700	6.7x
August 2020	Intercontinental Exchange Inc.	Ellie Mae Inc.	$11,000	23.4x(a)
July 2020	Clarivate Plc	CPA Global Ltd.	$6,800	26.0x(b)
July 2020	Black Knight, Inc.	Optimal Blue, LLC	$1,800	~30.0x(c)

Month and Year Announced	Acquiror	Target	Implied TEV (in millions)	TEV / LTM Adjusted EBITDA
January 2020	Clarivate Analytics plc	Decision Resources Group	$950	20.2x
April 2019	Publicis Groupe S.A.	Epsilon Data Management LLC	$4,400	9.5x
January 2019	Fiserv, Inc.	First Data Corporation	$42,329	13.0x
September 2018	SS&C Technologies, Inc.	Intralinks Holdings, Inc.	$1,500	11.4x
August 2018	Moody’s Corporation	Reis, Inc.	$263	21.9x
August 2018	CC Capital Partners, LLC / Cannae Holdings, Inc. / Thomas H. Lee Partners, L.P.	The Dun & Bradstreet Corporation	$6,972	13.3x
July 2018	The Interpublic Group of Companies, Inc.	Acxiom LLC	$2,300	13.9x
January 2018	The Blackstone Group Inc.	Thomas Reuters Corporation’s Financial & Risk business	$20,000	10.4x
January 2018	Informa PLC	UBM plc	£4,190	14.9x
May 2017	Moody’s Corporation	Bureau Van Dijk Electronic Publishing B.V.	$3,270	22.7x
January 2017	Gartner, Inc.	CEB Inc.	$3,300	13.3x
December 2016	Golden Gate Private Equity, Inc.	Neustar, Inc.	$2,973	11.1x(d)
July 2016	Onex Corporation / Baring Private Equity Asia Ltd.	Thomas Reuters Corporation’s Intellectual Property & Science business	$3,550	12.5x
May 2016	IQVIA Holdings Inc.	Quintiles, Inc.	$23,313	13.0x
March 2016	IHS Inc.	Markit Ltd.	$16,313	13.7x
December 2015	Global Payments Inc.	Heartland Payment Systems, Inc.	$4,272	17.7x
November 2015	Equifax Inc.	Veda Group Limited	$1,882	18.0x
October 2015	Intercontinental Exchange Inc.	Interactive Data Corporation	$5,200	13.8x
March 2015	Verisk Analytics, Inc.	Wood Mackenzie Limited	$2,790	17.3x

(a)	Represents a CY 2020E TEV / EBITDA multiple
(b)	Represents a CY 2019 TEV / EBITDA multiple
(c)	Represents a CY 2020E TEV / EBITDA multiple
(d)	TEV / LTM EBITDA multiple excludes the EBITDA associated with Number Portability Administration Center (NPAC) as the contract was not renewed and was expected to roll off in 2018

For each Selected Transaction, Evercore calculated the transaction value (defined as the target company’s implied equity value based on the consideration paid in the applicable transaction plus total debt, plus tax-effected pension liability, plus preferred equity, plus minority interest, less unconsolidated assets, less cash and cash equivalents, as applicable) as a multiple of last twelve-month Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization and, as applicable, stock-based compensation expense and non-recurring items) for the target company at the time of the announcement of the applicable transaction (or in some cases, where last twelve-month financial information was not publicly available, as a multiple of current calendar year or prior calendar year Adjusted EBITDA), which we refer to as “LTM Adjusted EBITDA”. Estimated financial data of the Selected Transactions were based on publicly available information at the time of announcement of the relevant transaction.

This analysis indicated the following:

Benchmark	High	Low	Mean	Median	25th Percentile	75th Percentile
LTM Adjusted EBITDA	32.7x	6.7x	17.0x	13.9x	13.0x	21.9x

Based on the multiples it derived from the Selected Transactions and based on its professional judgment and experience, Evercore selected a reference range of transaction value to LTM Adjusted EBITDA multiples of 12.0x to 15.0x and applied this range of multiples to the following Adjusted EBITDA benchmarks, which are based on the financial results for the Company provided by the Company’s management: (i) the Company’s estimated 2020 Adjusted EBITDA, (ii) the average of the Company’s estimated 2020 Adjusted EBITDA, actual 2019 Adjusted EBITDA, actual 2018 Adjusted EBITDA and actual 2017 Adjusted EBITDA, (iii) the average of the Company’s estimated 2021 Adjusted EBITDA, estimated 2020 Adjusted EBITDA, actual 2019 Adjusted EBITDA and actual 2018 Adjusted EBITDA, and (iv) the midpoint of the Company’s 2020 Adjusted EBITDA guidance range released on February 19, 2020 by the Company, less Adjusted EBITDA of the Company’s Rental Product Solutions business based on the forecast of the Company’s management at the time. Based on the resulting ranges of values, the Company’s estimated net debt (calculated as total debt, plus tax-effected pension liability, less cash and cash equivalents) as of December 31, 2020, and the number of fully diluted shares of CoreLogic Common Stock, in each case as provided by the Company’s management, this analysis indicated a range of implied equity values per share of CoreLogic Common Stock as set forth in the table below, as compared to the Merger Consideration of $80.00 per share of CoreLogic Common Stock.

Benchmark	Metric	Multiples	Implied Equity Value
2020E Adjusted EBITDA	$687	12.0x –15.0x	$86.22 –$113.41
2017A – 2020E Average Adjusted EBITDA	$527	12.0x –15.0x	$60.87 – $81.72
2018A – 2021E Average Adjusted EBITDA	$590	12.0x –15.0x	$70.81 –$94.15
2020E Adjusted EBITDA February 2020 Guidance	$500	12.0x –15.0x	$56.60 –$76.39

Although none of the target companies or businesses reviewed in the Selected Transactions analysis is directly comparable to the Company and none of the Selected Transactions is directly comparable to the Merger, Evercore selected these transactions because they involve companies or businesses that Evercore, in its professional judgment and experience, considered generally relevant to the Company for purposes of its financial analyses. In evaluating the Selected Transactions, Evercore made judgments and assumptions with regard to general business, economic and market conditions and other factors existing at the time of the Selected Transactions, and other matters, as well as differences in financial, business and operating characteristics and other factors relevant to the target companies or businesses in the Selected Transactions. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the target companies or businesses in the Selected Transactions and the multiples derived from the Selected Transactions. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the Selected Transactions.

Selected Public Company Trading Analysis

Evercore reviewed and compared certain financial information of the Company to corresponding financial multiples and ratios for the following selected publicly traded companies in (i) the diversified information services industry, (ii) the financial, business and risk information services industry, (iii) the mortgage and real estate industry and (iv) the payments and processing services industry (collectively, the “Selected Companies”):

Diversified Information Services

•	Gartner, Inc.

•	IHS Markit Ltd.

•	IQVIA Holdings Inc.

•	Nielsen Holdings plc

•	RELX PLC

•	The Dun & Bradstreet Corporation

•	Thomson Reuters Corporation

•	Wolters Kluwer N.V.

Financial, Business and Risk Information Services

•	CoStar Group, Inc.

•	Equifax Inc.

•	Experian plc

•	FactSet Research Systems Inc.

•	Fair Isaac Corporation

•	Moody’s Corporation

•	S&P Global Inc.

•	TransUnion

•	Verisk Analytics, Inc.

Mortgage and Real Estate

•	Black Knight, Inc.

•	Fidelity National Financial, Inc.

•	First American Financial Corporation

•	MGIC Investment Corporation

•	Mr. Cooper Group Inc.

•	PennyMac Financial Services, Inc.

•	Radian Group Inc.

•	Realogy Holdings Corp.

•	Zillow Group, Inc.

Payments and Processing Services

•	Euronet Worldwide, Inc.

•	Fidelity National Information Services, Inc.

•	FleetCor Technologies, Inc.

•	Global Payments Inc.

•	Jack Henry & Associates, Inc.

For each of the Selected Companies, Evercore calculated (i) enterprise value (defined as equity market capitalization plus total debt, plus tax-effected pension liability, plus preferred equity, plus minority interest, less unconsolidated assets, less cash and cash equivalents, as applicable) based on closing share prices as of February 2, 2021, as a multiple of estimated Adjusted EBITDA for fiscal year 2021 and (ii) price per share as of February 2, 2021 as a multiple of Adjusted EPS (defined as diluted income from continuing operations, net of tax, adjusted, as applicable, for share-based compensation, amortization of acquisition-related intangibles, non-operating gains/losses, and other adjustments) for fiscal year 2021. Estimated financial data of the Selected Companies were based on publicly available research analysts’ estimates.

This analysis indicated the following:

Benchmark	High	Low	Mean	Median
Diversified Information Services
2021E Adjusted EBITDA	21.2x	10.0x	16.7x	17.0x
2021E Adjusted EPS	41.6x	13.5x	26.8x	23.9x

Financial, Business and Risk Information Services
2021E Adjusted EBITDA	51.5x	17.5x	24.5x	20.3x
2021E Adjusted EPS	80.5x	27.0x	36.4x	28.4x

Mortgage and Real Estate
2021E Adjusted EBITDA	22.5x	6.7x	14.6x	14.6x
2021E Adjusted EPS	36.7x	4.4x	11.1x	7.6x

Payments and Processing Services
2021E Adjusted EBITDA	19.1x	12.7x	16.3x	16.6x
2021E Adjusted EPS	36.6x	20.1x	24.7x	22.6x

Based on the multiples it derived for the Selected Companies and based on its professional judgment and experience, Evercore applied an enterprise value / Adjusted EBITDA multiple reference range of 10.0x – 14.0x to the Company’s estimated Adjusted EBITDA for 2021 as set forth in the CoreLogic Projections. Based on this range of implied enterprise values, the Company’s estimated net debt (calculated as total debt, plus tax-effected pension liability, less cash and cash equivalents) as of December 31, 2020, and the number of fully diluted shares of CoreLogic Common Stock, in each case as provided by the Company’s management, this analysis indicated a range of implied equity values per share of CoreLogic Common Stock of $71.23 to $108.74, compared to the Merger Consideration of $80.00 per share of CoreLogic Common Stock.

In addition, based on the multiples it derived for the Selected Companies and based on its professional judgment and experience, Evercore applied a price / Adjusted EPS multiple reference range of 14.0x – 20.0x to the Company’s estimated Adjusted EPS for fiscal year 2021 as set forth in the CoreLogic Projections, which takes into account the Company’s previously announced share repurchase plan. This analysis indicated a range of implied equity values per share of CoreLogic Common Stock of $75.36 to $107.65, compared to the Merger Consideration of $80.00 per share of CoreLogic Common Stock.

Although none of the Selected Companies is directly comparable to the Company, Evercore selected these companies because they are publicly traded companies that Evercore, in its professional judgment and experience, considered generally relevant to the Company for purposes of its financial analyses. In evaluating the Selected Companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the Selected Companies and other matters, as well as differences in the Selected Companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the Selected Companies and the multiples derived from the Selected Companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the Selected Companies.

Other Factors

Evercore also noted certain other factors, which were not considered material to its financial analyses with respect to its opinion, but were referenced for informational purposes only, including, among other things, the following:

Premiums Paid Analysis

Using publicly available information, Evercore reviewed all-cash transactions announced since January 1, 2015, excluding transactions in the real estate, energy and financial institutions industries, with total enterprise value over $5 billion involving either a U.S. acquiror or a U.S. target and pursuant to which 100% of the target’s shares are acquired by the acquiror. Using publicly available information, Evercore calculated the premiums paid as the percentage by which the per share consideration paid or proposed to be paid in each such transaction exceeded the closing market prices per share of the target companies one day and four weeks prior to announcement of each transaction.

This analysis indicated the following:

	One Day Prior	Four Weeks Prior
75th Percentile	53.0%	56.5%
Mean	38.1%	47.6%
Median	32.5%	41.3%
25th Percentile	22.5%	28.5%

Based on the results of this analysis and its professional judgment and experience, Evercore applied a one day premium range of 22.5% to 53.0% and a four week premium range of 28.5% to 56.5% to (1) the price per share of CoreLogic Common Stock as of June 25, 2020, the last full trading day prior to the public announcement of an unsolicited proposal from Senator and Cannae to acquire the Company for $65.00 per share, and (2) the closing price per share of CoreLogic Common Stock as of October 27, 2020, the last full trading day prior to media reports that the Company was engaging with potential bidders for the acquisition of the Company at or above $80.00 per share. This analysis indicated a range of implied equity values per share of CoreLogic Common Stock as set forth in the table below, compared to the Merger Consideration of $80.00 per share of CoreLogic Common Stock.

Premium Range	Date	Implied Equity Value
22.5% – 53.0% one day premium range	June 25, 2020	$64.81 –$88.42(a)
22.5% – 53.0% one day premium range	October 27, 2020	$83.57 – $104.41(b)
28.5% – 56.5% four week premium range	June 25, 2020	$63.57 –$77.46(c)
28.5% – 56.5% four week premium range	October 27, 2020	$86.62 –$105.54(d)

(a)

Range reflects both (i) the closing price on June 25, 2020 of $52.93 and (ii) the $57.80 price per share to which CoreLogic Common Stock traded after hours on that day following the release of increased second quarter guidance and prior to the announcement of an unsolicited proposal from Senator and Cannae to acquire the Company for $65.00 per share.
(b)

Range reflects the closing price of $68.25 on October 27, 2020, the last trading day prior to CoreLogic’s confirmation that it was engaging with potential bidders in a strategic review process with potential bids of over $80.00 per share.

(c)	Range reflects the closing price of $49.49 on May 28, 2020, four weeks prior to June 25, 2020.
(d)	Range reflects the closing price of $67.43 on September 29, 2020, four weeks prior to October 27, 2020.

Equity Research Analyst Price Targets

Evercore reviewed selected public market trading price targets for the shares of CoreLogic Common Stock prepared and published by equity research analysts that were publicly available as of June 25, 2020, the last full trading day prior to the public announcement of an unsolicited proposal from Senator and Cannae to acquire the Company for $65.00 per share, and as of February 2, 2021. These price targets reflect analysts’ estimates of the future public market trading price of the shares of CoreLogic Common Stock at the time the price target was published. The range of selected equity research analyst price targets per share of CoreLogic Common Stock was $27.00 to $57.00 as of June 25, 2020 and $66.00 to $82.00 as of February 2, 2021. Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of CoreLogic Common Stock and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of the Company and future general industry and market conditions.

Last 52-Week Trading Range

Evercore reviewed historical trading prices of shares of CoreLogic Common Stock during (i) the twelve month period ended June 25, 2020, noting that the low and high intraday prices during such period ranged from $24.69 to $57.80 per share of CoreLogic Common Stock, respectively (which range includes the $57.80 price per share to which CoreLogic Common Stock traded after hours on June 25, 2020 following the release of increased second quarter guidance and prior to the announcement of an unsolicited proposal from Senator and Cannae to acquire the Company for $65.00 per share), and (ii) the twelve month period ended October 27, 2020, noting that the low and high intraday prices during such period ranged from $24.69 to $69.87 per share of CoreLogic Common Stock, respectively (which range includes the $68.25 per share closing price of CoreLogic Common Stock on October 27, 2020, the last trading day prior to CoreLogic’s confirmation that it was engaging with potential bidders in a strategic review process with potential bids of over $80.00 per share).

Illustrative Leveraged Buyout Analysis

Evercore performed an illustrative leveraged buyout analysis to determine the range of price per share of CoreLogic Common Stock at which a financial sponsor might effect a leveraged buyout of the Company. Evercore conducted its illustrative leveraged buyout analysis based on each of Case A and Case B. For purposes of its analysis, Evercore assumed a required internal rate of return in the range of 18.0% to 22.0%, total leverage ratios in the range of 6.5x to 7.5x to the Company’s estimated 2020 Adjusted EBITDA and exit multiples in the range of 11.0x to 15.0x to the Company’s estimated 2024 Adjusted EBITDA as set forth in the CoreLogic Projections. Evercore selected the internal rates of return, leverage ratios and exit multiples based upon the application of its professional judgment and experience.

This analysis indicated a range of implied equity values per share of CoreLogic Common Stock as set forth in the table below, compared to the Merger Consideration of $80.00 per share of CoreLogic Common Stock.

Forecast	IRR	Exit Multiple	Leverage	Implied Equity Value
Case A	18.0% – 22.0%	11.0x –15.0x	6.5x –7.5x	$68.17 –$94.23
Case B	18.0% – 22.0%	11.0x –15.0x	6.5x –7.5x	$64.22 –$88.46

Miscellaneous

The foregoing summary of Evercore’s financial analyses does not purport to be a complete description of the analyses or data presented by Evercore to the Board. In connection with the review of the Merger by the Board, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of CoreLogic Common Stock. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.

Evercore prepared these analyses for the purpose of providing an opinion to the Board as to the fairness, from a financial point of view, of the Merger Consideration to the holders of shares of CoreLogic Common Stock. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.

Evercore’s financial advisory services and its opinion were provided for the information and benefit of the Board (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of Evercore’s opinion was approved by an Opinion Committee of Evercore.

Evercore did not recommend any specific amount of consideration to the Board or the Company’s management or that any specific amount of consideration constituted the only appropriate consideration in the Merger for the holders of CoreLogic Common Stock.

Pursuant to the terms of Evercore’s engagement letter with the Company, the Company has agreed to pay Evercore a transaction fee equal to approximately $52 million (based upon a percentage of the equity value of the Merger) and an opinion fee of $3 million. The Company previously paid Evercore an advisory fee of $35 million in connection with the unsolicited proposal and activism campaign by Senator and Cannae. The advisory fee and opinion fee are both creditable against the transaction fee; the remainder of the transaction fee is payable upon consummation of the Merger. The Company has also agreed to reimburse Evercore for its expenses and to indemnify Evercore against certain liabilities arising out of its engagement.

During the two year period prior to the date of its opinion, Evercore and its affiliates have provided financial advisory services to the Company and Evercore has received fees for the rendering of these services, including advisory services in connection with the unsolicited proposal and activism campaign by Senator and Cannae. In addition, during the two year period prior to the date of its opinion, Evercore and its affiliates have provided financial advisory services to affiliates of Parent, including Insight Partners and certain of its portfolio companies, none of which are related to the Merger or involve the Company, and received fees of approximately $17 million for the rendering of these services. Evercore may provide financial advisory or other services to the Company and Parent in the future, and in connection with any such services Evercore may receive compensation.

Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, Parent, potential parties to the Merger and for any of their respective affiliates or persons that are competitors, customers or suppliers of the Company or Parent.

The Company engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and regularly provides fairness opinions to its clients in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.

Projections Prepared by CoreLogic’s Management

In connection with CoreLogic’s review of strategic alternatives, CoreLogic’s management prepared unaudited forecasted financial information of CoreLogic for fiscal year 2020 through fiscal year 2024 (the “CoreLogic Projections”), which were used by the Board in connection with its review of strategic alternatives. The CoreLogic Projections were also used by Evercore for purposes of preparing its financial analyses and fairness opinion provided to the Board on February 4, 2021 in connection with its consideration of the transactions contemplated by the Merger, as described in the section entitled “The Merger—Opinion of CoreLogic’s Financial Advisor” beginning on page 65 of this Proxy Statement. In addition, the CoreLogic Projections were made available to potential counterparties to a strategic transaction, including Stone Point and Insight Partners, in connection with their due diligence review of a potential transaction. The CoreLogic Projections were prepared in December 2020, treating CoreLogic on a stand-alone basis without giving effect to, and as if CoreLogic never contemplated, the Merger, including the impact of negotiating or executing the Merger Agreement, the expenses that may be incurred in connection with consummating the Merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger.

The CoreLogic Projections were not prepared with a view toward public disclosure and the summary thereof is included in this Proxy Statement only because such information was made available to the Board in connection with its review of strategic alternatives, to potential counterparties to a strategic transaction, including Stone Point and Insight Partners, in connection with their due diligence review of a potential transaction, and to Evercore for purposes of preparing its financial analyses and fairness opinion provided to the Board on February 4, 2021 in connection with its consideration of the transactions contemplated by the Merger, as described in the section entitled “The Merger—Opinion of CoreLogic’s Financial Advisor” beginning on page 65 of this Proxy Statement. The summary of the CoreLogic Projections is not being included in this Proxy Statement to influence your decision whether to vote for the proposal to adopt the Merger Agreement. The CoreLogic Projections were not prepared with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or GAAP (and the CoreLogic Projections do not include footnote disclosures as may be required by GAAP). Neither PricewaterhouseCoopers LLP, CoreLogic’s independent registered public accounting firm (“PwC”), nor any other audit firm has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the CoreLogic Projections and, accordingly, PwC has not expressed an opinion or any other form of assurance with respect thereto. The PwC report included in CoreLogic’s Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference into this Proxy Statement, relates to CoreLogic’s historical financial information and does not extend to the CoreLogic Projections and should not be read to do so

The CoreLogic Projections are subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the CoreLogic Projections are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by CoreLogic management as of the date of their preparation. These estimates and assumptions may prove to be inaccurate for any number of reasons, including general economic conditions, competition and the risks discussed in this Proxy Statement under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 27 of this Proxy Statement. The CoreLogic Projections also reflect assumptions as to certain business decisions that are subject to change. There can be no assurance that the projections contained in the CoreLogic Projections will be realized, and actual results may differ materially from those shown therein. Generally, the further out the period to which CoreLogic Projections relate, the more unreliable the information becomes.

The information in the CoreLogic Projections is not factual and should not be relied upon as being necessarily indicative of future results, and CoreLogic’s stockholders are cautioned not to place undue reliance on the CoreLogic Projections. The CoreLogic Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding CoreLogic contained in CoreLogic’s public filings with the SEC.

This Proxy Statement contains certain non-GAAP financial measures, such as Adjusted EBITDA (which means earnings before interest, taxes, depreciation, amortization and, as applicable, stock-based compensation expense and non-recurring items) and Unlevered Free Cash Flow (or “Unlevered FCF,” which means Adjusted EBITDA less capitalized expenditures, plus increases in tax business unit deferred revenue, less other significant changes in working capital items, less strategic efficiency investments, less strategic process costs). CoreLogic believes that its presentation of these non-GAAP measures provides useful supplemental information to investors and management regarding CoreLogic’s financial condition and results of operations. Other firms may calculate non-GAAP measures differently than CoreLogic, which limits comparability between companies. Non-GAAP measures are not in accordance with, or a substitute for, GAAP.

None of CoreLogic, Evercore or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from the CoreLogic Projections, and none of them undertakes any obligation to update, or otherwise revise or reconcile, the CoreLogic Projections to reflect circumstances existing after the date the CoreLogic Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the CoreLogic Projections, as applicable, are shown to be in error. Since the date of the CoreLogic Projections, CoreLogic has made publicly available its actual results of operations for the fiscal year ended December 31, 2020 and has filed a Current Report on Form 8-K on March 1, 2021. You should review CoreLogic’s Annual Report on Form 10-K filed with the SEC on March 1, 2021 for this information. CoreLogic does not intend to make publicly available any update or other revision to the CoreLogic Projections, even in the event that any or all assumptions are shown to be in error. None of CoreLogic, Evercore or their respective affiliates, advisors, officers, directors or other representatives has made or makes any representation to any CoreLogic stockholder or any other person (including Stone Point and Insight Partners, in the Merger Agreement or otherwise) regarding the CoreLogic Projections, CoreLogic’s ultimate performance compared to the information contained in the CoreLogic Projections or that forecasted results will be achieved.

Two sets of financial projections, which are referred to in this section as “Case A” and “Case B,” respectively, were prepared by CoreLogic management and included in the CoreLogic Projections. The only difference between Case A and Case B relates to CoreLogic management’s assumption on mortgage market performance in 2022 through 2024; namely, Case A reflects a 5% decline, 5% decline and 0% change in the U.S. mortgage market in 2022, 2023 and 2024, respectively, while Case B reflects a 7.5% decline, 5% decline and 5% decline in the U.S. mortgage market in 2022, 2023 and 2024, respectively. Certain other key material assumptions underlying the CoreLogic Projections include the following:

•	Adjustments were made to exclude CoreLogic’s Rental Property Solutions (“RPS”) business, which was divested on February 1, 2021, other than in the case of Unlevered FCF for 2020E, which does not exclude the RPS business. CoreLogic has also announced the intended divestiture of its Credit and Borrower Solutions (“Credco”) business; however, given the expected timing of a potential Credco divestiture, Credco results continue to be included in the CoreLogic Projections.

•	Assumptions were made to exclude the impact of any other potential acquisitions or dispositions by CoreLogic.

•	2021E year-over-year organic growth assumptions excluded any projected COVID-19 recovery. Including projected COVID-19 recovery, 2021E year-over-year organic growth would be 5.1%.

•

As it relates to differences in Case A and Case B that are driven by U.S. mortgage market performance, the Adjusted EBITDA impact due to changes in the U.S. mortgage market performance assumed an 80% Adjusted EBITDA margin on changes in revenue due to U.S. mortgage market fluctuations.

•

The tax business unit change in deferred revenue and other significant changes in working capital items are key drivers of Unlevered FCF. CoreLogic management made certain assumptions in 2021 through 2024 regarding these items to reflect the U.S. mortgage market assumptions underlying Case A and Case B.

The following table presents a summary of the CoreLogic Projections:

	2020E	2021E	2022E	2023E	2024E
	(dollars in millions, except per share values)
Case A CoreLogic Projections
Revenue	$1,981	$2,039	$2,102	$2,172	$2,273
% Growth	15.3%	2.9%	3.1%	3.3%	4.7%
% Organic Growth	7.8%	3.5%	5.6%	5.2%	4.7%
Adj. EBITDA	$687	$711	$736	$756	$804
% Margin	34.7%	34.9%	35.0%	34.8%	35.4%
Unlevered FCF	$634	$659	$667	$688	$748
% Conversion (1)	92.3%	92.7%	90.6%	91.0%	93.0%
Case B CoreLogic Projections
Revenue	$1,981	$2,039	$2,082	$2,153	$2,214
% Growth	15.3%	2.9%	2.1%	3.4%	2.9%
% Organic Growth	7.8%	3.5%	5.6%	5.3%	4.7%
Adj. EBITDA	$687	$711	$720	$741	$758
% Margin	34.7%	34.9%	34.6%	34.4%	34.2%
Unlevered FCF	$634	$626	$637	$655	$677
% Conversion (1)	92.3%	88.1%	88.5%	88.4%	89.4%

(1)	% Conversion calculated as Unlevered FCF divided by Adj. EBITDA.

Interests of the Directors and Executive Officers of CoreLogic in the Merger

In considering the recommendation of the Board that holders of CoreLogic Common Stock vote to adopt the Merger Agreement, our stockholders should be aware that certain of CoreLogic’s non-employee directors and executive officers have interests in the Merger that are different from, or in addition to, those of CoreLogic’s stockholders generally. The Board was aware of and considered these interests, among other matters, in approving the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by CoreLogic stockholders.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	The Effective Time is March 26, 2021, which is the assumed date of the closing of the Merger solely for purposes of the disclosure in this section (the “Change in Control Date”);

•

The employment of each executive officer of CoreLogic will have been terminated by CoreLogic without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the Change in Control Date;

•

The performance metrics applicable to Company PSUs granted prior to February 4, 2021 will have been achieved at the maximum level of performance, and the performance metrics applicable to any Company PSUs granted after February 4, 2021 will have been achieved at the target level of performance; and

•	The potential payments and benefits described in this section are not at a level subject to a “cutback” to avoid the “golden parachute” excise tax that may be imposed under Section 4999 of the Code.

As the amounts provided below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.

Treatment and Quantification of CoreLogic Equity Awards

Treatment of Company Options

Each Company Option, whether or not vested, that is outstanding immediately prior to the Effective Time will automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of (a) the Merger Consideration over (b) the per-share exercise price for such Company Option multiplied by (ii) the total number of shares of CoreLogic Common Stock underlying such Company Option. If the exercise price per share of CoreLogic Common Stock of such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled without any cash payment or other consideration being made in respect thereof.

Treatment of Company RSUs

Each Company RSU granted prior to February 4, 2021 will, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of CoreLogic Common Stock underlying such Company RSU (including any shares of CoreLogic Common Stock in respect of dividend equivalent units credited thereon) multiplied by (ii) the Merger Consideration.

Treatment of Company PSUs

Each Company PSU granted prior to February 4, 2021 will, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the number of shares of CoreLogic Common Stock underlying such Company PSU (including any shares of CoreLogic Common Stock in respect of dividend equivalent units credited thereon) with performance measured in accordance with the terms of the applicable governing documents (i.e., for those Company PSUs that vest based in part on the attainment of earnings per share metrics, based on the attainment of the applicable performance metrics at the greater of the target or actual level of performance, and for each other Company PSU, based on attainment of the applicable performance metrics at the target level of performance), as determined by the Board or a committee thereof after consultation with Parent prior to the Effective Time multiplied by (ii) the Merger Consideration.

Treatment of CoreLogic Equity Awards Granted After February 4, 2021

Each CoreLogic equity award granted after February 4, 2021 will, immediately prior to the Effective Time, vest on a prorated basis (with Company PSUs vesting at the target level of performance), with such proration equal to a fraction, the numerator of which is the number of months from January 1, 2021 to the Closing Date and the denominator of which is thirty-six, and be treated in accordance with the terms of the Merger Agreement, as described above. The portion of any equity award granted after February 4, 2021 that does not vest on a prorated basis will be forfeited without consideration.

Quantification of CoreLogic Equity Awards

At the Effective Time, each Company Option, Company RSU and Company PSU that is outstanding immediately prior to the Effective Time (determined after giving effect for specified forfeitures of Company RSUs and Company PSUs granted after February 4, 2021) will, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the Merger Consideration in the manner described above. Each Company Option is fully vested as of the date of this Proxy Statement.

See the section entitled “Interests of the Directors and Executive Officers of CoreLogic in the Merger—Golden Parachute Compensation” beginning on page 82 of this Proxy Statement for an estimate of the amounts that would become payable to each CoreLogic named executive officer in respect of his unvested Company RSUs and Company PSUs.

Based on the assumptions described above under “Interests of the Directors and Executive Officers of CoreLogic in the Merger—Certain Assumptions” beginning on page 79 of this Proxy Statement, the estimated aggregate amounts that would become payable to CoreLogic’s 11 non-employee directors in respect of their unvested CoreLogic equity awards (inclusive of dividend equivalent units credited thereon) is $2,857,140. Although Thomas O’Brien, David Chatham and David Walker are considered directors for purposes of this disclosure, Messrs. O’Brien, Chatham and Walker departed the Board on November 17, 2020, and do not hold any unvested Company RSUs and do not otherwise have any interests in the Merger except insofar as they may hold shares of CoreLogic Common Stock.

Change in Control Agreements with CoreLogic Named Executive Officers

CoreLogic has entered into change in control agreements with each of its named executive officers (the “Change in Control Agreements”). The Change in Control Agreements generally provide that if the named executive officer is terminated from employment by CoreLogic without cause or the named executive officer terminates his employment with good reason, in either case, within six (6) months prior to or two (2) years following the Change in Control Date, then the named executive officer will receive:

•

an amount equal to three (3) times (for Messrs. Martell and Sando) or two (2) times (for Messrs. Balas, Dodd and Henry) the sum of the executive’s (x) target annual bonus plus (y) annual base salary as in effect immediately prior to the date of termination of employment;

•	a prorated target annual bonus for the year in which the termination of employment occurs; and

•	continued health and welfare benefits coverage for 36 months (for Messrs. Martell and Sando) or 24 months (for Messrs. Balas, Dodd and Henry).

The post-termination non-competition covenants applicable to each of the named executive officers in their respective employment agreements with CoreLogic will not apply following a change in control.

The provision of payments and benefits described above is conditioned upon the executive officer’s execution of a release of claims. The Change in Control Agreements further provide that if an executive officer receives any amount that is subject to the “golden parachute” excise tax imposed pursuant to Section 280G and 4999 of the Code, the amount of the payments to be made to the executive officer will be reduced to the extent necessary to avoid imposition of the excise tax, but only if the after-tax amount of the reduced payments exceeds the after-tax amount that the executive officer would receive without any such reduction following imposition of the excise tax and all income and related taxes.

See the section entitled “Interests of the Directors and Executive Officers of CoreLogic in the Merger—Golden Parachute Compensation” beginning on page 82 of this Proxy Statement for an estimate of the amounts that would become payable to each CoreLogic named executive officer under his respective Change in Control Agreement upon a termination of employment without cause or for good reason as of the Change in Control Date.

Nonqualified Deferred Compensation Plans

Mr. Sando participates in CoreLogic’s Executive Supplemental Benefit Plan (the “Executive Supplemental Plan”). The Executive Supplemental Plan provides that all participants, including Mr. Sando, will become fully vested in their plan benefit on a termination of employment following the Change in Control Date by CoreLogic other than for good cause or by the participant for good reason. The Executive Supplemental Plan benefit will be provided on the same basis as if the participant had attained normal retirement age prior to such termination of employment, subject to a proration factor for those participants, including Mr. Sando, who had not reached their early retirement date under the plan as of March 26, 2021. Based on the assumptions described above under “Interests of the Directors and Executive Officers of CoreLogic in the Merger—Certain Assumptions,” the unvested portion of Mr. Sando’s benefit under the Executive Supplemental Plan is $438,493.

Each of the named executive officers participates in CoreLogic’s Amended and Restated Deferred Compensation Plan (the “DCP”). The DCP provides that all participants will vest in their unvested company contributions on the Change in Control Date. None of the named executive officers has unvested company contributions under the DCP.

Grantor Trust Funding

CoreLogic established grantor trusts for the Executive Supplemental Plan, the DCP and CoreLogic’s Management Supplemental Benefit Plan (the “Grantor Trusts”). The Grantor Trusts generally require that CoreLogic fund the benefits under these plans immediately prior to the occurrence of a change in control. The required contributions to the Grantor Trusts as of the Change in Control Date will be approximately $33.3 million.

280G Mitigation Actions

In connection with the Merger, CoreLogic may, subject to prior consultation with Parent, take certain tax-planning actions to mitigate any adverse tax consequences under the “golden parachute” provisions of Sections 280G and 4999 of the Code that could arise in connection with the completion of the Merger.

In addition, CoreLogic and Parent may implement post-closing strategies to mitigate the impact of Sections 280G and 4999 of the Code, including retention and/or consulting agreements for affected executives. Any such agreements will provide for a post-termination non-competition covenant (to the extent permitted by applicable law).

As of the date of this Proxy Statement, CoreLogic has not yet determined any specific actions that it will take to mitigate the potential impact of the excise tax imposed on amounts that constitute “excess parachute payments” under Section 280G of the Code on any affected individuals (including CoreLogic’s executive officers), and CoreLogic and Parent have not yet determined or implemented any post-closing mitigation strategies.

Compensation Arrangements with Parent

As of the date of this Proxy Statement, none of CoreLogic’s executive officers have entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, Parent, the Surviving Corporation or one or more of their affiliates. Prior to, or following the closing of the Merger, however, some or all of CoreLogic’s executive officers may discuss or enter into agreements with Parent regarding employment with, or the right to purchase or participate in the equity of, Parent or one or more of its affiliates (including the Surviving Corporation).

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K under the Securities Act, the table below sets forth the compensation that is based on, or otherwise relates to, the Merger that will or may become payable to each named executive officer of CoreLogic in connection with the Merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under “Interests of the Directors and Executive Officers of CoreLogic in the Merger” beginning on page 78 of this Proxy Statement, which is incorporated herein.

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur prior to completion of the Merger, including any equity award grants that may be made after the assumed effective time of March 26, 2021. For purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	The Effective Time is March 26, 2021, which is the assumed date of the closing of the Merger solely for purposes of the disclosure in this section (the “Change in Control Date”);

•

The employment of each executive officer of CoreLogic will have been terminated by CoreLogic without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the Change in Control Date;

•

The performance metrics applicable to Company PSUs granted prior to February 4, 2021 will have been achieved at the maximum level of performance, and the performance metrics applicable to any Company PSUs granted after February 4, 2021 will have been achieved at the target level of performance; and

•	The potential payments and benefits described in this section are not at a level subject to a “cutback” to avoid the “golden parachute” excise tax that may be imposed under Section 4999 of the Code.

For purposes of this disclosure, CoreLogic’s named executive officers are: (i) Frank D. Martell, President and Chief Executive Officer; (ii) James L. Balas, Chief Financial Officer; (iii) Patrick Dodd, Chief Operating and Growth Officer; (iv) Barry M. Sando, Managing Director, Underwriting & Workflow Solutions; (v) Francis Aaron Henry, Chief Legal Officer and Corporate Secretary; and (vi) Arnold A. Pinkston, former Chief Legal Officer & Corporate Secretary. Although Mr. Pinkston is considered a named executive officer for purposes of this disclosure, Mr. Pinkston does not hold any unvested Company RSUs or Company PSUs and he does not otherwise have any interests in the Merger except insofar as he may hold shares of CoreLogic Common Stock.

Name	Cash ($)(1)	Equity ($)(2)	Pension / NQDC ($)(3)	Perquisites / Benefits ($)(4)	Total ($)
Frank D. Martell	7,299,863	20,167,406	—	53,850	27,521,119
James L. Balas	2,222,260	5,935,005	—	54,245	8,211,511
Patrick Dodd	2,751,370	6,262,567	—	1,238	9,015,175
Barry M. Sando	3,428,082	6,317,766	438,493	53,850	10,238,191
Francis Aaron Henry	2,010,616	3,045,558	—	54,245	5,110,419

(1)

Cash. Represents severance payable to each named executive officer upon a termination of employment by CoreLogic without cause or by the named executive officer for good reason, in each case, pursuant to the named executive officer’s Change in Control Agreement and consisting of (i) an amount equal to a multiple of base salary and target annual bonus, which is paid in the form of installment payments and (ii) a prorated target annual bonus, which is paid in the form of a lump-sum. The severance payable under the Change in Control Agreements to each named executive officer constitute “double-trigger” payments, which means that the amounts will become payable only on a qualifying termination of employment six (6) months prior to or two (2) years following the Change in Control Date. For further details regarding the severance amounts that may become payable to CoreLogic’s named executive officers, see the section entitled “Interests of the Directors and Executive Officers of CoreLogic in the Merger—Change in Control Agreements with CoreLogic Named Executive Officers” beginning on page 80 of this Proxy Statement. The estimated amount of each such payment is shown in the following table:

Named Executive Officer	Cash Severance ($)	Prorated Target Annual Bonus ($)	Total ($)
Frank D. Martell	6,975,000	324,863	7,299,863
James L. Balas	2,100,000	122,260	2,222,260
Patrick Dodd	2,600,000	151,370	2,751,370
Barry M. Sando	3,300,000	128,082	3,428,082
Francis Aaron Henry	1,900,000	110,616	2,010,616

(2)

Equity. Represents the value of the unvested Company RSUs and Company PSUs (in each case, inclusive of dividend equivalent units credited thereon) held by each named executive officer. The amounts payable in respect of the unvested Company RSUs and Company PSUs at the Effective Time and in accordance with the terms of the Merger Agreement are “single-trigger” payments, which means that the amounts will become payable solely as a result of continued employment through the Effective Time. For further details regarding the treatment of the unvested Company RSUs and Company PSUs, see the section entitled “Interests of the Directors and Executive Officers of CoreLogic in the Merger—Treatment and Quantification of CoreLogic Equity Awards” beginning on page 79 of this Proxy Statement. The estimated amount of each such payment is shown in the following table:

Named Executive Officer	Company RSUs		Company PSUs		Total ($)
	Shares (#)	Value ($)	Shares (#)	Value ($)
Frank D. Martell	49,501	3,960,083	202,592	16,207,323	20,167,406
James L. Balas	18,817	1,505,365	55,371	4,429,640	5,935,005
Patrick Dodd	44,278	3,542,212	34,004	2,720,354	6,262,567
Barry M. Sando	19,279	1,542,281	59,694	4,775,484	6,317,766
Francis Aaron Henry	12,360	988,790	25,710	2,056,768	3,045,558

(3)

Pension/NQDC. Represents the value of the unvested plan benefits under the Executive Supplemental Plan. The vesting of Executive Supplemental Plan benefits is a “double-trigger” benefit, which means that the amounts will become payable only on a qualifying termination of employment following the Closing Date. For further details regarding the treatment of the unvested Executive Supplemental Plan benefits, see the section entitled “Interests of the Directors and Executive Officers of CoreLogic in the Merger—Nonqualified Deferred Compensation Plans” beginning on page 81 of this Proxy Statement.

(4)

Perquisites/Benefits. Represents the value of continued health and welfare benefits coverage under the Change in Control Agreements. The continued health and welfare benefits coverage is a “double-trigger” payment, which means that the amounts will become payable only on a qualifying termination of employment six (6) months prior to or two (2) years following the Change in Control Date. For further details regarding the treatment of the unvested plan benefits, see the section entitled “Interests of the Directors and Executive Officers of CoreLogic in the Merger—Change in Control Agreements with CoreLogic Named Executive Officers” beginning on page 80 of this Proxy Statement.

Financing of the Merger

The total amount of funds necessary to consummate the Merger and related transactions, including payment of related fees and expenses, will be approximately $8.2 billion.

Equity Commitments

In connection with the Merger Agreement, Parent has obtained Equity Financing on the terms and conditions set forth in the Equity Commitment Letters, pursuant to which the Stone Point Funds and the Insight Funds provided commitments to contribute as equity capital to Parent an aggregate amount of $2.5 billion of amount in cash, in immediately available funds, solely for the purpose of permitting Parent to fund (together with the proceeds of the Debt Financing) payment of (i) the aggregate consideration required to be paid by Parent and/or Acquisition Sub under the Merger Agreement and (ii) fees and expenses (including any Expenses) required to be paid by Parent and/or Acquisition Sub at or prior to the closing of the Merger in connection with the transactions contemplated by the Merger Agreement.

The several (and not joint or joint and several) obligation of each of the Stone Point Funds and the Insight Funds to fund its respective equity commitment is subject to satisfaction of each of the following conditions: (i) all conditions to the obligation of Parent and Acquisition Sub to effect the merger have been met (other than those conditions that by their terms are to be satisfied by actions taken at the closing of the Merger, each of which shall be capable of being satisfied at the closing of the Merger) have been satisfied, (ii) the substantially concurrent receipt by Parent of the funds pursuant to each the Insight Equity Commitment Letter, in the case of the Stone Point Equity Commitment, or the Stone Point Equity Commitment Letter, in the case of the Insight Equity Commitment, (iii) the substantially concurrent receipt by Parent of the proceeds of the financing provided for by the Debt Commitment Letter or alternative financing, or that such proceeds will be funded at the closing of the Merger in accordance with the financing’s terms if the Equity Financing is funded at the closing of the Merger of the Merger and (iv) the substantially concurrent consummation of the closing of the Merger in accordance with the terms of the Merger Agreement.

Debt Commitment

In connection with the Merger Agreement, Parent has obtained Debt Financing on the terms and conditions set forth in the Debt Commitment Letter, pursuant to which JP Morgan has provided commitments in respect of (x) a first-lien term loan facility in an aggregate principal amount of $5.5 billion (the “Term Loan Facility”) and (y) a first-lien revolving credit facility in an aggregate principal to be agreed (the “Revolving Facility” and, together with the Term Loan Facility, the “First Lien Facilities”), the proceeds of the Term Loan Facility would be used, together with borrowings under the Revolving Facility in an aggregate principal amount of up to $75.0 million and the proceeds of the Equity Financing, for the purpose of financing the consummation of the Merger and paying fees and expenses incurred in connection with the Merger. The initial borrowing under the First Lien Facilities is subject to the satisfaction (or waiver by JP Morgan) of a number of limited conditions, including, without limitation: (i) consummation of the Merger in all material respects on the terms contemplated by the Merger Agreement (without giving effect to any amendment, waiver, consent or other modification that is materially adverse to the lenders unless it is approved by JP Morgan) prior to, or substantially concurrent with, the initial borrowings under the First Lien Facilities; (ii) since February 4, 2021, no Company Material Adverse

Effect shall have occurred; (iii) delivery of certain financial statements of CoreLogic (and a period of ten (10) consecutive business days shall have elapsed thereafter); (iv) delivery of customary closing documents and certificates (including a customary solvency certificate); (v) the making and accuracy in all material respects of certain representations and warranties, including the specified representations set forth in the Debt Commitment Letter and certain representations and warranties in the Merger Agreement; (vi) subject to certain exceptions, delivery by Acquisition Sub of definitive documentation with respect to the First Lien Facilities, executed by Acquisition Sub and each guarantor party thereto; (vii) subject to certain exceptions, delivery of all documents required to perfect the security interest granted to the agent under the First Lien Facilities in the collateral provided thereunder; (vii) delivery of certain documentation with respect to Acquisition Sub and the guarantors required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations; (ix) the consummation of an equity contribution of sufficient size to Acquisition Sub by Stone Point and other investors arranged by and/or designated by Stone Point prior to, or substantially concurrent with, the initial borrowings under the First Lien Facilities; (x) the consummation of the closing date refinancing prior to, or substantially concurrent with, the initial borrowings under the First Lien Facilities; (xi) at least ten (10) consecutive business days shall have elapsed after Acquisition Sub shall have used commercially reasonable efforts to provide (I) a completed customary preliminary offering memorandum of Acquisition Sub and (II) customary comfort letters from the auditor of CoreLogic; and (xii) payment of required fees and expenses (together with those conditions contained in the Commitment Letter not expressly described above, collectively, the “Funding Conditions”). The Commitment Letter terminates in the event that (i) the Funding Conditions are not satisfied (or are waived by JP Morgan) on or before the date that is five (5) business days after the Termination Date, (ii) the Merger Agreement is terminated in accordance with its terms without consummation of the Merger having occurred, or (iii) the closing of the Merger occurs without use of the Term Loan Facility.

Limited Guarantees

In connection with the Merger Agreement, Parent and Acquisition Sub have delivered to CoreLogic the duly executed limited guarantees of each the Stone Point Funds and the Insight Funds (the “Guarantors”), pursuant to which the Guarantors have guaranteed to CoreLogic each of their pro rata portions of (i) the reverse termination fee, (ii) expenses to enforce payment of the reverse termination fee and (iii) any indemnification and expense reimbursement obligations of Parent in connection with the Debt Financing. Each Guarantee is subject to an aggregate cap equal to $135,000,000, with respect to the Insight Funds, and $202,500,000, with respect to the Stone Point Funds

Closing and Effective Time

The closing of the Merger will take place no later than the third (3rd) business day following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to the closing of the Merger (as described in the section entitled “Terms of the Merger Agreement—Conditions to the Closing of the Merger” beginning on page 108 of this Proxy Statement), other than conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the satisfaction or, to the extent not prohibited by law, waiver of such conditions at the closing of the Merger.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the U.S. federal income tax consequences of the Merger to holders of CoreLogic Common Stock whose shares of CoreLogic Common Stock are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Code, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this Proxy Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of CoreLogic Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). For purposes of this discussion, a “holder” means either a U.S. Holder (as defined below) or a Non-U.S. Holder (as defined below) or both, as the context may require.

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances, nor does it address any consequences to stockholders subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, S corporations, partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) and partners therein, financial institutions, insurance companies, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, regulated investment companies, real estate investment trusts, persons who are subject to the alternative minimum tax, certain former citizens or long-term residents of the United States, persons who actually or constructively own 5% of more of CoreLogic Common Stock, persons who acquire their shares of CoreLogic Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, persons who hold their shares of CoreLogic Common Stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes, and persons whose functional currency is not the U.S. dollars. This discussion does not address any U.S. federal estate, gift or other non-income tax consequences or any state, local or non-U.S. tax consequences, or the consequences of the Medicare tax on net investment income. If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of CoreLogic Common Stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding shares of CoreLogic Common Stock and partners therein should consult their own tax advisors regarding the consequences of the Merger to their particular circumstances.

No ruling has been or will be sought from the IRS regarding the U.S. federal income tax consequences of the Merger described herein. This summary is not binding on the IRS or a court, and there can be no assurance that the tax consequences described in this summary will not be challenged by the IRS or that they would be sustained by a court if so challenged.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of CoreLogic Common Stock who is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person as defined in section 7701(a)(30) of the Code.

The receipt of cash by a U.S. Holder in exchange for shares of CoreLogic Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis will generally equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one (1) year at the time of the Merger. A reduced tax rate on capital gain will generally apply to long-term capital gain of a non-corporate U.S. Holder. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of CoreLogic Common Stock who is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

Special rules not discussed below may apply to certain Non-U.S. Holders subject to special tax treatment, such as “controlled foreign corporations” or “passive foreign investment companies.” Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local and non-U.S. tax consequences that may be relevant to them in light of their particular circumstances.

Any gain realized by a Non-U.S. Holder pursuant to the Merger will generally not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain will generally be subject to U.S. federal income tax at rates generally applicable to a United States person as defined under the Code, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to an additional branch profits tax at a rate of thirty percent (30%) (or a lower rate under an applicable tax treaty); or

•

such Non-U.S. Holder is an individual who is present in the United States for one hundred eighty-three (183) days or more in the taxable year of the Merger, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of thirty percent (30%) (or a lower rate under an applicable tax treaty).

Information Reporting and Backup Withholding

Information reporting and backup withholding (currently, at a rate of 24%) may apply to the proceeds received by a holder pursuant to the Merger. Backup withholding generally will not apply to (i) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such U.S. Holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form) or (ii) a Non-U.S. Holder that provides a certification of such Non-U.S. Holder’s foreign status on the appropriate series of IRS Form W-8 (or a substitute or successor form) or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Holders of CoreLogic Common Stock should consult their own tax advisors regarding the tax consequences of the Merger to their particular circumstances, including the applicability and effect of any state, local, foreign or other tax laws.

Regulatory Approvals Required for the Merger

Under the Merger Agreement, the Merger cannot be consummated until the applicable waiting period under the HSR Act, has expired or been terminated and approvals, consents, waivers or clearances under foreign investment laws have been obtained in Australia and New Zealand. CoreLogic made the filings required under the HSR Act on February 18, 2021, in New Zealand on February 22, 2021 and in Australia on February 24, 2021. The applicable waiting period under the HSR Act expired at 11:59 p.m. on March 22, 2021 and clearance to proceed was obtained from the New Zealand Overseas Investment Office on March 8, 2021.

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), the Merger cannot be consummated until CoreLogic and Parent each file a notification and report form with the FTC and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be consummated until the expiration of a thirty (30) calendar day waiting period following the parties’ filing of their respective HSR Act notification forms, unless extended by a request for additional information or the waiting period is terminated earlier. CoreLogic made the filings required under the HSR Act on February 18, 2021 and the waiting period under the HSR Act expired at 11:59 p.m. on March 22, 2021.

At any time before or after consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the termination of the waiting period under the Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Foreign Investment Laws

Consummation of the Merger is conditioned on approval under, or filing of notices pursuant to, the foreign investment laws of Australia and New Zealand.

Under the Australian Foreign Acquisitions and Takeovers Act 1975, the Merger cannot be consummated until Parent obtains approval from the Australian Treasurer. A transaction notifiable to Foreign Investment Review Board may not be consummated until the expiration of a thirty (30) calendar day waiting period following Parent’s filing (subject to extension). In practice, approval is estimated to take up to four (4) months. A notification was submitted to the Australian Foreign Investment Review Board for the purpose of seeking this approval on February, 24 2021.

Under the New Zealand Overseas Investment Act 2005 and the Overseas Investment Regulations 2005, the Merger cannot be consummated until Parent obtains approval from the Overseas Investment Office in New Zealand. The filing was submitted to the New Zealand Overseas Investment Office on February, 22 2021. Clearance to proceed was received on March 8, 2021.

One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the CoreLogic Stockholder Approval and the consummation of the Merger.

Although it is expected that all required regulatory clearances and approvals will be obtained, there are no assurances that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the consummation of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement.

Legal Proceedings Regarding the Merger

On March 5, 2021, a purported stockholder of CoreLogic filed a complaint in the United States District Court for the Southern District of New York, captioned Stein v. CoreLogic, Inc., et al., Case No. 1:21-cv-01948-DLC (referred to as the “Stein Complaint”), naming as defendants CoreLogic and each member of the Board. On March 15, 2021, a purported stockholder of CoreLogic filed a complaint in the United States District Court for the District of Colorado, captioned Morse v. CoreLogic, Inc., et al., Case No. 1:21-cv-00770-NYW (referred to as the “Morse Complaint”), naming as defendants CoreLogic and each member of the Board. On March 29, 2021, a purported stockholder of CoreLogic filed a complaint in the United States District Court for the Central District of California, captioned Morgan v. CoreLogic, Inc., et al., Case No. 8:21-cv-00581 (referred to as the “Morgan Complaint” and together with the Stein Complaint and the Morse Complaint, the “Complaints”), naming as defendants CoreLogic and each member of the Board.

The Complaints allege, among other things, that the defendants violated Section 14(a) and Section 20(a) of the Exchange Act. Specifically, one or more of the Complaints allege that the proxy statement filed by CoreLogic with the SEC on March 1, 2021 in connection with the merger (referred to as the “preliminary proxy statement”) contains materially incomplete and misleading information concerning the Company’s financial forecasts, the financial analyses conducted by Evercore in support of its fairness opinion, services previously provided by Evercore to CoreLogic and/or Parent, the scope of the non-disclosure agreements entered into between CoreLogic and potential bidders in connection with a potential strategic transaction involving CoreLogic and potential conflicts of interests of certain insiders of CoreLogic. The relief sought in one or more of the Complaints includes enjoining the consummation of the Merger unless and until the defendants disclose certain allegedly material information, rescinding, to the extent already implemented, the Merger Agreement or any of the terms thereof, granting rescissory damages, directing the defendants to disseminate a proxy statement that does not contain any untrue statements of material fact and that states all required or necessary material facts, directing the defendants to account for all alleged damages suffered as a result of the defendants’ alleged wrongdoing, declaring that defendants violated Sections 14(a) and/or 20(a) of the Exchange Act as well as Rule 14a-9 promulgated thereunder, and awarding the plaintiffs their respective costs and disbursements, including reasonable attorneys’ and expert fees and expenses.

CoreLogic believes that the Complaints are without merit and CoreLogic and the individual defendants intend to defend against the Complaints; however, CoreLogic cannot predict the amount of time and expense that will be required to resolve the Complaints, nor the outcomes thereof.

The outcome of any pending or future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the Merger and result in substantial costs to CoreLogic, including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the Merger is that no governmental authority (i) of competent jurisdiction in any jurisdiction in which CoreLogic, Parent or any of their respective affiliates have material business operations shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger or (ii) of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger if the effect of violating such law or order would impose, or would reasonably be expected to impose, criminal penalties upon Parent, Acquisition Sub or CoreLogic or any of its subsidiaries (the “Legal Restraints Condition”). Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being consummated, or from being consummated within the expected time frame.

TERMS OF THE MERGER AGREEMENT

The discussion of the terms of the Merger Agreement in this section and elsewhere in this Proxy Statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated into this Proxy Statement by reference. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.

Explanatory Note Regarding the Merger Agreement

The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is included as Annex A hereto. The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about CoreLogic, Parent, Acquisition Sub, the Insight Funds and the Stone Point Funds or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in CoreLogic’s public disclosures. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding CoreLogic and its business. Please see the section entitled “Where You Can Find More Information” beginning on page 122 of this Proxy Statement.

Effects of the Merger

The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into CoreLogic, whereupon the separate existence of Acquisition Sub shall cease, and CoreLogic shall continue under the name “CoreLogic, Inc.” as the Surviving Corporation and shall continue to be governed by the laws of Delaware.

Closing and Effective Time

The closing of the Merger will take place no later than the third (3rd) business day following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to the closing of the Merger (as described in the section entitled “Terms of the Merger Agreement—Conditions to the Closing of the Merger” beginning on page 108 of this Proxy Statement), other than conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the satisfaction or, to the extent not prohibited by law, waiver of such conditions at the closing of the Merger, provided that if the twelve (12) business day period, commencing on March 6, 2021 or such later date that CoreLogic delivers to Parent certain required financial information, during which JP Morgan and, if applicable, the other underwriters, will seek to offer and sell or privately place the notes contemplated by the Debt Commitment Letter (the “Marketing Period”), has not ended as of such date, the closing of the Merger will occur on the earlier of (i) a date during the Marketing Period specified by Parent in writing on no fewer than two (2) business days’ notice to CoreLogic and (ii) the third (3rd) business day immediately following the last day of the Marketing Period. Concurrently with the closing of the Merger, the parties will file a certificate of Merger with the Secretary of State for the State of Delaware as provided under the DGCL.

Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation and bylaws of Acquisition Sub, until thereafter amended in accordance with the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL, except that (i) in each case, the name of the Surviving Corporation shall be CoreLogic, Inc. and (ii) the indemnity provisions shall be the same as those under CoreLogic’s certificate of incorporation and bylaws, respectively, in each case as in effect as of the date of the Merger Agreement.

Merger Consideration

Common Stock

Upon the consummation of the Merger, each share of CoreLogic Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held by CoreLogic or any subsidiary of CoreLogic (including shares held as treasury stock), (ii) shares held, directly or indirectly, by Parent or Acquisition Sub, which will be cancelled and retired for no consideration, and (iii) any Dissenting Shares) will be converted into the Merger Consideration.

Outstanding Company Equity Awards

The Merger Agreement provides that CoreLogic’s equity awards and long-term incentive plan awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment as of the Effective Time:

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Company Options. Each Company Option, whether or not vested, that is outstanding immediately prior to the Effective Time will automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of (a) the Merger Consideration over (b) the per-share exercise price for such Company Option multiplied by (ii) the total number of shares of CoreLogic Common Stock underlying such Company Option. If the exercise price per share of CoreLogic Common Stock of such Company Option is equal to or greater than the Merger Consideration, such CoreLogic Option shall be cancelled without any cash payment or other consideration being made in respect thereof.

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Company RSUs. Each Company RSU granted prior to February 4, 2021 will, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of CoreLogic Common Stock underlying such Company RSU (including any shares of CoreLogic Common Stock in respect of dividend equivalent units credited thereon) multiplied by (ii) the Merger Consideration.

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Company PSUs. Each Company PSU granted prior to February 4, 2021 will, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the number of shares of CoreLogic Common Stock underlying such Company PSU (including any shares of

CoreLogic Common Stock in respect of dividend equivalent units credited thereon) with performance measured in accordance with the terms of the applicable governing documents (i.e., for those Company PSUs that vest based in part on the attainment of earnings per share metrics, based on the attainment of the applicable performance metrics at the greater of the target or actual level of performance, and for each other Company PSU, based on attainment of the applicable performance metrics at the target level of performance), as determined by the Board or a committee thereof after consultation with Parent prior to the Effective Time multiplied by (ii) the Merger Consideration.

CoreLogic may continue to make annual equity award grants in the ordinary course of business consistent with past practice to its non-employee directors prior to the completion of the Merger (irrespective of whether or not there is an annual shareholder meeting in the applicable year). Such non-employee director equity awards will be subject to the same treatment that applies to CoreLogic equity awards generally, as described above.

CoreLogic may continue to make annual equity award grants to its employees in the ordinary course of business consistent with past practice prior to the completion of the Merger (the “2021 Employee Annual Equity Awards”). The aggregate grant date fair value of such awards may not exceed an amount equal to $22.8 million. Notwithstanding the treatment of CoreLogic equity awards in the Merger Agreement, as described above, as of the Effective Time, each 2021 Employee Annual Equity Award will vest on a prorated basis (with Company PSUs vesting at the target level of performance), with the proration equal to a fraction, the numerator of which is the number of months from January 1, 2021 to the date of closing and the denominator of which is thirty-six. The resulting prorated number of shares of CoreLogic Common Stock in respect of 2021 Employee Annual Equity Awards will be converted into the Merger Consideration as described above, and the portion of the 2021 Employee Annual Equity Awards that do not vest in accordance with the proration described in the prior sentence will be cancelled without consideration.

CoreLogic may continue to make equity award grants in the ordinary course of business consistent with past practice to new hires and employees who are promoted in the ordinary course of business who, in each case, have an annual base salary of less than $350,000, with a maximum grant date fair value not to exceed $300,000 for each employee and a total aggregate grant date fair value not to exceed $5 million. Each award granted to a new hire and in connection with a promotion will be subject to the proration and forfeiture provisions that are applicable to 2021 Employee Annual Equity Awards, as described above.

Company ESPP

The Merger Agreement provides that as soon as practicable following the date of the Merger Agreement, CoreLogic take all actions as may be required to provide that (i) the current offering period under the Company ESPP will be the final offering period and no further offering period will commence pursuant to the Company ESPP after the date hereof, and (ii) except to the extent necessary to maintain the status of the Company ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code, each individual participating in the final offering period as of the date of the Merger Agreement will not be permitted to (i) increase his or her payroll contribution rate pursuant to the Company ESPP from the rate in effect when the final offering period commenced or (ii) make separate non-payroll contributions to the Company ESPP on or following the date of the Merger Agreement. Prior to the Effective Time, CoreLogic will take all actions that may be necessary to (x) cause the final offering period, to the extent that it would otherwise be outstanding at the Effective Time, to be terminated no later than ten (10) business days prior to the date on which the Effective Time occurs; (y) make any pro rata adjustments that may be necessary to reflect the final offering period, but otherwise treat the final offering period as a fully effective and completed offering period for all purposes pursuant to the Company ESPP; and (z) cause the exercise (as of no later than ten (10) business days prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the Company ESPP. On such exercise date, CoreLogic will apply the funds credited as of such date pursuant to the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of CoreLogic Common Stock in accordance with the terms of the Company ESPP, and such shares of CoreLogic Common Stock shall be entitled to the Merger Consideration. Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), CoreLogic will terminate the Company ESPP.

Exchange and Payment Procedures

No later than ten (10) days prior to the Effective Time, Parent shall, at its sole cost and expense, designate a reputable bank or trust company (the “Paying Agent”) to make payments of the Merger Consideration to stockholders. Prior to the Effective Time, Parent will deposit, or cause to be deposited with the Paying Agent, cash constituting an amount equal to the aggregate Merger Consideration.

Upon surrender of a certificate (or affidavit of loss in lieu thereof) or book-entry evidence for cancellation to the Paying Agent, together with, in the case of certificates and book-entry evidence not held through The Depository Trust Company, a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, or, in the case of book-entry evidence held through The Depository Trust Company, receipt of an “agent’s message” by the Paying Agent, and such other documents as may be required pursuant to such instructions, the holder of such certificate or book-entry evidence shall be entitled to receive in exchange therefor the Merger Consideration for each share of CoreLogic Common Stock formerly represented by such certificate or book-entry evidence upon the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such certificate (or affidavit of loss in lieu thereof), book-entry evidence or “agent’s message,” and the certificate (or affidavit of loss in lieu thereof) or book-entry evidence so surrendered shall be forthwith cancelled. The Paying Agent agreement shall provide that the Paying Agent shall accept such certificates (or affidavits of loss in lieu thereof) or Book-Entry Evidence upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the certificates or book-entry evidence on the Merger Consideration payable upon the surrender of the certificates or book-entry evidence.

Any portion of the exchange fund which remains undistributed to the holders of the certificates or book-entry Evidence for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon written demand, and any such holders prior to the Merger who have not theretofore complied with the exchange procedures in the Merger Agreement shall thereafter look only to the Surviving Corporation as a general creditor thereof for payment of their claims for Merger Consideration (without any interest thereon) in respect thereof, subject to abandoned property, escheat or similar Law.

The letter of transmittal will include instructions if a stockholder has lost a share certificate or if such certificate has been stolen or destroyed. If any certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to Parent and CoreLogic, of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond, in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed certificate, the Merger Consideration to which the holder thereof is entitled pursuant to the exchange procedures in the Merger Agreement.

These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Representations and Warranties

The Merger Agreement contains representations and warranties of CoreLogic, Parent and Acquisition Sub.

Certain of the representations and warranties in the Merger Agreement made by CoreLogic are qualified by knowledge and/or “materiality” qualifications or a “Company Material Adverse Effect” clause. For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to CoreLogic, any condition, fact, occurrence, development, change, event, effect or circumstance which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a material adverse effect on the assets, properties, liabilities, operations, business, financial condition or results of operations of CoreLogic and its subsidiaries, taken as a whole. Conditions, facts, occurrences, developments, changes, events, effects or circumstances, to the extent they directly or indirectly relate to or result from the following, shall be excluded from the determination of Company Material Adverse Effect:

•	any condition, fact, occurrence, development, change, event, effect or circumstance generally affecting any of the industries or markets in which CoreLogic or its subsidiaries operate;

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any change in any law or U.S. generally accepted accounting principles (“GAAP”) (or changes in interpretations of any law or GAAP) and, to the extent relevant to the business of CoreLogic and its subsidiaries, in any legal or regulatory requirement or condition or the regulatory enforcement environment;

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general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein or disruptions thereof) in the financial, credit, banking or securities markets (including changes in interest or currency exchange rates) in any country or region in which CoreLogic or its subsidiaries conduct business;

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any acts of God, natural disasters, force majeure events, terrorism, sabotage, armed hostilities, declared or undeclared acts of war, epidemics, pandemics or disease outbreaks (including, for the avoidance of doubt, COVID-19 or any law, directive, guidelines or recommendations promulgated by any governmental authority in response to COVID-19 (the “COVID Measures”)), or any escalation or worsening of any of the foregoing;

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the negotiation, execution, announcement, consummation or existence of the Merger Agreement or the transactions contemplated thereby, including by reason of the identity of Parent or any communication by Parent or its subsidiaries regarding the plans or intentions of Parent with respect to the conduct of the business or the operations or strategy of CoreLogic or any of its subsidiaries and including the impact of any of the foregoing on any relationships (contractual or otherwise) with customers, suppliers, landlords, vendors, collaboration or joint venture partners, employees or regulators;

•	any action taken that is expressly required by the terms of the Merger Agreement or with the prior written consent or at the written direction of Parent or Acquisition Sub;

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any changes in the market price or trading volume of CoreLogic Common Stock, any failure by CoreLogic or its subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to CoreLogic or any of its subsidiaries; and

•	the changes to the composition of CoreLogic’s board of directors as a result of the November 17, 2020 Special Meeting of CoreLogic’s stockholders; and

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any changes to the composition of CoreLogic’s board of directors as a result of the proposed solicitation of written consents of CoreLogic’s stockholders publicly announced by Senator, Cannae and their respective affiliates on November 23, 2020.

However, in the case of the first four (4) exclusions above, such matters will be taken into account to the extent (and only to the extent) that any condition, fact, occurrence, development, change, event, effect or circumstance has a disproportionate impact on CoreLogic and its subsidiaries, taken as a whole, as compared to other participants in the industry in which CoreLogic and its subsidiaries operate.

In addition, for purposes of the Merger Agreement, “Parent Material Adverse Effect” means any change, event, effect or circumstance which, individually or in the aggregate has prevented or materially delayed or materially impaired or would reasonably be expected to prevent or materially delay or materially impair, the ability of Parent to consummate the Merger and the other transactions contemplated by the Merger Agreement.

In the Merger Agreement, CoreLogic has made customary representations and warranties to Parent and Acquisition Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in CoreLogic’s disclosure letter to the Merger Agreement delivered in connection therewith. These representations and warranties relate to, among other things:

•	due organization, good standing and authority and qualification to conduct business with respect to CoreLogic and its subsidiaries;

•	capital structure of CoreLogic, CoreLogic’s ownership of its subsidiaries, CoreLogic’s and its subsidiaries’ non-ownership of equity or debt interests other than of subsidiaries of CoreLogic;

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CoreLogic’s corporate authority to enter into, perform its covenants and obligations under, and consummate the transactions contemplated by, the Merger Agreement and the enforceability of the Merger Agreement;

•	subject to the ability to make an Adverse Recommendation Change (as defined below), the approval of, and recommendation by, the Board in favor of the proposal to adopt the Merger Agreement;

•	the absence of conflicts with laws, CoreLogic’s organizational documents and CoreLogic’s contracts;

•	required consents and regulatory filings and approvals (including pursuant to U.S. and foreign antitrust laws) in connection with the Merger Agreement;

•	CoreLogic’s possession of necessary permits and CoreLogic’s compliance with laws (including, but not limited to, anti-corruption laws and international trade laws);

•	the accuracy of CoreLogic’s SEC filings and financial statements;

•	the accuracy of the information supplied by or on behalf of CoreLogic or any of its subsidiaries for inclusion in this Proxy Statement;

•	CoreLogic’s disclosure controls and procedures;

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the conduct of business of CoreLogic and its subsidiaries in the ordinary course and the absence of any adverse change, event, effect or circumstance that has had a Company Material Adverse Effect, in each case, since January 1, 2020;

•	the absence of specified undisclosed liabilities of CoreLogic and its subsidiaries;

•	the absence of actions or other legal proceedings relating to CoreLogic and its subsidiaries;

•	CoreLogic’s employee benefit plans;

•	certain labor matters;

•	intellectual property rights (including privacy, data protection and other cybersecurity matters);

•	the filing of tax returns, the payment of taxes and certain other tax matters related to CoreLogic and its subsidiaries;

•	the existence and enforceability of, and compliance with, specified categories of CoreLogic’s material contracts;

•	certain real property matters;

•	environmental matters;

•	votes of CoreLogic stockholders required in connection with the Merger Agreement;

•	payment of fees to brokers in connection with the Merger Agreement;

•	certain insurance matters;

•	the inapplicability of anti-takeover statutes to the Merger;

•	the inapplicability of CoreLogic’s stockholder rights plan to the transactions contemplated by the Merger Agreement;

•	the absence of certain affiliate party transactions; and

•	the acknowledgment by Parent of the absence of any other representations and warranties of CoreLogic, other than as set forth in the Merger Agreement.

In the Merger Agreement, Parent and Acquisition Sub have made customary representations and warranties to CoreLogic that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, good standing and authority and qualification to conduct business with respect to Parent and Acquisition Sub;

•	authority to enter into, perform their covenants and obligations under, and consummate the transactions contemplated by, the Merger Agreement and enforceability of the Merger Agreement;

•	the absence of conflicts with laws, Parent’s or Acquisition Sub’s organizational documents and Parent’s or Acquisition Sub’s contracts;

•	required consents, regulatory filings and approvals (including pursuant to U.S. and foreign antitrust laws) in connection with the Merger Agreement;

•	the absence of actions or other legal proceedings related to Parent, Acquisition Sub or any of their subsidiaries;

•	the absence of other agreements relating to the Merger;

•	the accuracy of the information supplied by or on behalf of Parent or any of its subsidiaries for inclusion in this Proxy Statement;

•	matters with respect to Parent’s financing and sufficiency of funds;

•	Parent’s delivery to CoreLogic of fully executed guarantees pursuant to the terms of the Merger Agreement;

•	Parent’s ownership of Acquisition Sub and the capital structure of Acquisition Sub;

•	Parent’s and Acquisition Sub’s investment intention with respect to CoreLogic;

•	payment of fees to brokers in connection with the Merger Agreement;

•	solvency of Parent and the Surviving Corporation following the consummation of the Merger and the transactions contemplated by the Merger Agreement;

•	ownership of CoreLogic Common Stock;

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the absence of agreements or obligations or understandings between Parent or Acquisition Sub or any of their affiliates, on the one hand, and any member of CoreLogic’s management or the Board, on the other hand, relating in any way to CoreLogic (including relating to compensation and retention of CoreLogic’s management), the transactions contemplated by the Merger Agreement or the operations of CoreLogic after the Effective Time; and

•	the acknowledgment by CoreLogic of the absence of any other representations and warranties of Parent and Acquisition Sub, other than as set forth in the Merger Agreement.

None of the representations and warranties contained in the Merger Agreement survive the consummation of the Merger.

Conduct of Business Pending the Merger

The Merger Agreement provides that, prior to the Effective Time, except as (i) may be required by applicable law; (ii) CoreLogic determines, in good faith, may be necessary or advisable in accordance with the COVID Measures or otherwise in response to COVID-19; (iii) may be consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed); (iv) may be expressly required or expressly contemplated pursuant to the Merger Agreement; or (v) set forth in CoreLogic’s disclosure letter, (x) CoreLogic shall use its reasonable best efforts to conduct the business of CoreLogic and its subsidiaries in the ordinary course of business, and to the extent consistent therewith, CoreLogic shall use its reasonable best efforts to preserve in all material respects its present relationships with key customers, suppliers, employees and other persons with which it has material business relations and (y) CoreLogic will not, and will not permit any of its subsidiaries to, subject in each case to specified exceptions:

•	amend its or any of its subsidiaries’ organizational documents;

•	split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights;

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issue, sell, pledge, dispose of, encumber or grant any shares of its or any of its subsidiaries’ capital stock or other equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the capital stock or other equity interests of CoreLogic or its subsidiaries;

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establish a record date for, authorize, declare, pay or make any dividends or other distributions, payable in cash, stock, property or otherwise, with respect to CoreLogic’s or any of its subsidiaries’ capital stock or other equity interests, except that, on January 29, 2021, the Board declared a quarterly cash dividend of $0.33 per share of CoreLogic Common Stock, which CoreLogic paid on March 15, 2021 to stockholders of record on the close of business on March 1, 2021

•	increase the compensation payable or to become payable or benefits provided or to be provided to any current or former director, officer or employee of CoreLogic or any of its subsidiaries;

•	establish, adopt, enter into or materially amend any CoreLogic benefit plan;

•	enter into any collective bargaining agreement with any labor union;

•

take any action to accelerate the vesting or payment date of any compensation or benefits, or the funding of any compensation or benefits, payable, provided or to become payable or provided under a CoreLogic benefit plan;

•	hire, terminate (other than for “cause”), furlough or temporarily lay off any employee who is or upon hiring will become a Section 16 Officer (as defined in the Merger Agreement);

•	grant, commit to grant, confer or award any CoreLogic equity awards;

•

acquire any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof for a purchase price in excess of $10 million in value or $50 million in the aggregate;

•

incur, issue, or amend in any material respect the terms of, any indebtedness for borrowed money, or assume, guarantee or otherwise become liable for any indebtedness for any person, in each case, greater than $2.5 million

•	enter into, modify, amend, cancel or terminate any material contract of CoreLogic;

•	make any change to its methods of accounting in effect at December 31, 2020;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

•	settle, release, waive or compromise any pending material litigation involving CoreLogic;

•	sell, assign, license, abandon, transfer or otherwise dispose of any material CoreLogic intellectual property rights;

•

incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that, individually or in the aggregate, are in excess of $10 million, other than (i) any capital expenditure (or series of related capital expenditures) consistent in all material respects with CoreLogic’s annual capital expenditure budget for the periods following the date of the Merger Agreement, as provided to Parent prior to the date of the Merger Agreement or (ii) with respect to capitalized data or capitalized internal labor in the ordinary course consistent with past practice;

•

make, change, revoke, rescind, or otherwise modify any material tax election; materially amend or otherwise materially modify any material tax return; adopt, change, or otherwise modify any tax accounting period or any material tax accounting method; or settle, consent to, or compromise (in whole or in part) any material claim, liability, assessment, audit, examination, proceeding, or other litigation related to income or other material taxes;

•	sell, transfer or assign to any third party any material line of business of CoreLogic and its Subsidiaries, taken as a whole; or

•	enter into agreements to do any of the foregoing.

Restrictions on Solicitations of Other Offers

In the Merger Agreement, CoreLogic agreed that it will, and will cause its subsidiaries and each of its and their respective directors and officers to, and will instruct and use its reasonable best efforts to cause its other representatives to, after the date of the Merger Agreement:

•

immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any third party relating to any Competing Proposal or any inquiry, discussion or request that would reasonably be expected to lead to a Competing Proposal; and

•

promptly (within two (2) Business Days of the date thereof) request in writing the prompt return or destruction of all confidential information previously furnished to any third party or its representatives.

Until the Effective Time, except as otherwise expressly provided in the Merger Agreement, CoreLogic agreed that it will not, and shall cause its subsidiaries and each of its and their respective directors and officers not to, and shall instruct and use its reasonable best efforts to cause its other representatives not to:

•

initiate, solicit, propose, knowingly facilitate or knowingly encourage the making of any Competing Proposal or any inquiry or proposal that constitutes or would reasonably be expected to lead to a Competing Proposal;

•

participate or engage in negotiations or discussions with, or furnish any nonpublic information to, any person relating to a Competing Proposal or any inquiry, proposal or request that constitutes or would reasonably be expected to lead to a Competing Proposal;

•

grant access to the properties, books, records or personnel of CoreLogic or its subsidiaries to any person relating to any Competing Proposal or any inquiry or proposal that constitutes or would reasonably be expected to lead to a Competing Proposal;

•	grant any waiver, amendment or release of any third party under any standstill or confidentiality agreement; or

•

approve, endorse, recommend, or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement or contract relating to a Competing Proposal or any proposal or offer that constitutes or would reasonably be expected to lead to a Competing Proposal.

In addition, until the Effective Time, except as otherwise expressly provided in the Merger Agreement, CoreLogic agreed to:

•

as promptly as reasonably practicable, and in any event within one (1) calendar day of receipt by CoreLogic or any of its representatives of any Competing Proposal or any inquiry, proposal or request that constitutes or would reasonably be expected to lead to any Competing Proposal, deliver to Parent a written notice setting forth: (i) the identity of the third party making such Competing Proposal or inquiry, proposal or request and (ii) the material terms and conditions of any such Competing Proposal or such inquiry, proposal or request; and

•

keep Parent reasonably informed of the status and any material amendment or modification of any such Competing Proposal, inquiry, proposal or request on a prompt basis, and the status of any discussions or negotiations, and in any event within one (1) calendar day following CoreLogic’s receipt in writing of such an amendment or modification.

Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to obtaining the CoreLogic Stockholder Approval at the Special Meeting, in the event that CoreLogic receives a bona fide, unsolicited Competing Proposal from any person which did not result from a material breach of the relevant terms of the Merger Agreement, (i) CoreLogic and its representatives may contact such person to clarify the terms and conditions thereof and (ii) CoreLogic and its board of directors and their respective representatives may engage in negotiations or discussions with, or furnish any information and other access to, any person making such Competing Proposal and its representatives or potential sources of financing if the CoreLogic’s board of directors determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Competing Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal; provided that (i) prior to furnishing any material nonpublic information concerning CoreLogic or its subsidiaries, CoreLogic receives from such person, to the extent such person is not already subject to a confidentiality agreement with CoreLogic, an executed confidentiality agreement with such person containing confidentiality terms that are not materially less favorable in the aggregate to CoreLogic than those contained in the confidentiality agreement with Parent and (ii) any such material nonpublic information so furnished in writing shall be promptly made available to Parent to the extent it was not previously made available to Parent or its representatives.

For purposes of the Merger Agreement:

•

a “Competing Proposal” is any bona fide written proposal or offer made by any person (other than Parent, Acquisition Sub or any of their respective affiliates) or group of persons (x) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (i) beneficial ownership of more than twenty percent (20%) of the total outstanding equity securities of CoreLogic (by vote or value) pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer (including a self-tender offer), exchange offer, liquidation, dissolution or similar transaction or (ii) any one or more assets or businesses of CoreLogic and its subsidiaries that constitute more than twenty percent (20%) of the revenues, earnings or assets of CoreLogic and its subsidiaries, taken as a whole, (y) with respect to the issuance, sale or other disposition, directly or indirectly, to any person (other than Parent, Acquisition Sub or any of their respective affiliates) or group of persons, of securities (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing more than 20% of the voting power of CoreLogic, or (z) with respect to any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving CoreLogic or its subsidiaries pursuant to which any person or group of persons would have beneficial ownership of securities representing more than 20% of the total outstanding equity securities of CoreLogic (by vote or value) after giving effect to the consummation of such transaction; and

•

a “Superior Proposal” is a Competing Proposal (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) made by a third party that the Board has determined in good faith, after consultation with its outside legal counsel and financial advisors and considering all legal, regulatory and financing aspects of such Competing Proposal as the Board considers to be appropriate (including the identity of the third party), is reasonably likely to be consummated in accordance with its terms, and if consummated would be more favorable, from a financial point of view, to CoreLogic’s stockholders than the transactions contemplated by the Merger Agreement.

Alternative Acquisition Agreements

Notwithstanding anything in the Merger Agreement to the contrary, but subject to CoreLogic’s compliance with the relevant sections of the Merger Agreement, at any time prior to receipt of the CoreLogic Stockholder Approval, the Board may, if CoreLogic has received a bona fide, unsolicited Competing Proposal which did not result from a material breach of the Merger Agreement and that is not withdrawn, and the Board has determined in good faith (after consultation with its outside legal counsel and financial advisors) that such Competing Proposal constitutes a Superior Proposal, terminate the Merger Agreement and pay the termination fee and substantially concurrently enter into an Alternative Acquisition Agreement with respect to such Competing Proposal that constitutes a Superior Proposal, if and only if, the Board has determined in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law and CoreLogic has complied in all material respects with the relevant sections of the Merger Agreement with respect to such Competing Proposal and the person making such Competing Proposal; provided, however, that no termination of the Merger Agreement pursuant to this provision of the Merger Agreement may be effected unless and until:

•

the fourth (4th) Business Day (the “Notice Period”) following Parent’s receipt of a written notice from CoreLogic advising Parent of the Board’s intent to terminate the Merger Agreement to accept a Superior Proposal (a “Notice of Superior Proposal”), which Notice of Superior Proposal shall specify the terms and conditions (and include the most current version of each proposed contract providing for such Superior Proposal, including any contract relating to financing) of any such Competing Proposal which the Board has concluded constitutes a Superior Proposal and the identity of the person making such Competing Proposal;

•

during the Notice Period, if requested by Parent, CoreLogic and its representatives shall negotiate with Parent and its representatives in good faith (to the extent Parent so desires to negotiate) to make adjustments to the terms and conditions of the Merger Agreement so that such Competing Proposal would cease to constitute a Superior Proposal; and

•

in determining whether to terminate the Merger Agreement the Board shall take into account any changes to the terms of the Merger Agreement timely proposed by Parent in response to a Notice of Superior Proposal during the Notice Period (as may be extended).

Any amendment to the financial terms or any other material amendment of such Superior Proposal requires a new notice thereof and CoreLogic will be required to comply again with the requirements described above in the previous paragraph (except that the four (4) business day period above will be a three (3) business day period).

Adverse Recommendation Changes

As described above, and subject to the provisions described below, the Board has made the recommendation that CoreLogic stockholders vote “FOR” the proposal to adopt the Merger Agreement (the “Company Recommendation”). The Merger Agreement provides that the Board will not effect an Adverse Recommendation Change (as defined below) except as described below.

Under the terms of the Merger Agreement, neither the Board nor any committee thereof may:

•	(i) withdraw, withhold, qualify or modify, or propose publicly or otherwise to withdraw, withhold, qualify or modify, in a manner adverse to Parent or Acquisition Sub, or fail to make, the Company

Recommendation, (ii) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, to CoreLogic’s stockholders, or otherwise declare advisable, any Competing Proposal, (iii) fail to publicly recommend against any Competing Proposal or fail to publicly reaffirm the Company Recommendation, in each case, within five (5) business days after Parent so requests in writing following a publicly announced Competing Proposal, (iv) fail to recommend against any Competing Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) business days after the commencement of such Competing Proposal or make any recommendation or public statement in connection with a tender or exchange offer that constitutes a Competing Proposal other than a recommendation against such offer or a “stop, look and listen” communication by CoreLogic’s board of directors or (v) fail to include the recommendation of CoreLogic’s board of directors in favor of approval and adoption of the Merger Agreement and the Merger in the Proxy Statement (any of the foregoing actions in this bullet being, an “Adverse Recommendation Change”); or

•

approve or recommend, or allow CoreLogic or any of its subsidiaries to execute, approve or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement or contract relating to a Competing Proposal or any proposal or offer that constitutes or would reasonably be expected to lead to a Competing Proposal (other than a confidentiality agreement).

Notwithstanding anything in the Merger Agreement to the contrary, at any time prior to receipt of the CoreLogic Stockholder Approval, the Board may (i) make an Adverse Recommendation Change in response to an event, occurrence, change, effect, condition, development or state of facts or circumstances (other than related to a Competing Proposal or Superior Proposal, or any proposal which constitutes or would reasonably be expected to lead to a Competing Proposal or Superior Proposal) that was neither known to, nor reasonably foreseeable by, CoreLogic’s board of directors as of the date of the Merger Agreement (or if known, the consequences of which were not known or reasonably foreseeable to CoreLogic’s board of directors as of the date of the Merger Agreement) (an “Intervening Event”), only if the Board has determined in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would reasonably be expected to be inconsistent with CoreLogic’s directors’ fiduciary duties under applicable Law or (ii) if CoreLogic has received a bona fide, unsolicited Competing Proposal which did not result from a material breach of the Merger Agreement and that is not withdrawn, and the Board has determined in good faith (after consultation with its outside legal counsel and financial advisors) that such Competing Proposal constitutes a Superior Proposal, make an Adverse Recommendation Change if and only if the Board has determined in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and CoreLogic has complied in all material respects with the relevant sections of the Merger Agreement with respect to such Competing Proposal and the person making such Competing Proposal; provided, however, that no Adverse Recommendation Change may be made unless and until:

•

the expiration of the Notice Period following Parent’s receipt of a written notice from CoreLogic advising Parent of CoreLogic’s board of directors’ intent to make an Adverse Recommendation Change (a “Notice of Adverse Recommendation”), which Notice of Adverse Recommendation shall specify in reasonable detail the applicable Intervening Event or Superior Proposal;

•

during the Notice Period, if requested by Parent, CoreLogic and its representatives shall negotiate with Parent and its representatives in good faith (to the extent Parent so desires to negotiate) to make adjustments to the terms and conditions of the Merger Agreement so that the failure to make an Adverse Recommendation Change in response to such Intervening Event would no longer be reasonably expected to be inconsistent with the fiduciary duties of the Board under applicable Law; and

•

in determining whether to make such Adverse Recommendation Change the Board shall take into account any changes to the terms of the Merger Agreement timely proposed by Parent in response to a Notice of Adverse Recommendation during the Notice Period (as may be extended).

Any amendment to the financial terms or any other material amendment of such Superior Proposal requires a new notice thereof and CoreLogic will be required to comply again with the requirements described above in the previous paragraph (except that the four (4) business day period above will be a three (3) business day period).

The Merger Agreement does not restrict CoreLogic from taking or disclosing a position contemplated by Rule 14d-9 or Rule 14e-2(a)(2) or (3) under the Exchange Act, or otherwise making disclosure to comply with any applicable law.

Financing Efforts

Each of Parent and Acquisition Sub must use, and must cause its subsidiaries to use, reasonable best efforts to obtain the proceeds of the Financing, on the terms and conditions described in the Equity Commitment Letters and the Debt Commitment Letter (together with all related fee letters or other agreements, collectively, the “Debt Commitment Documents” and, together with the Equity Commitment Letters, collectively, the “Financing Commitments”), including using reasonable best efforts to:

•	comply with and maintain in full force and effect the Financing Commitments in accordance with the terms and subject to the conditions thereof;

•

enter into definitive agreements with respect to the Financing on the terms and conditions contained in the Financing Commitments on a timely basis, but in no event later than the closing of the Merger, or on such other terms and conditions not less favorable, in any material respect, to Parent and Acquisition Sub than those contained in the Financing Commitments (provided that such other terms, without the written consent of CoreLogic, will not, among other things, affect the conditionality, availability or amount of the Financing to the extent Parent would have insufficient cash to close the Merger);

•

satisfy on a timely basis all conditions to the extent within Parent’s, Acquisition Sub’s or their respective affiliates’ control and assist in the satisfaction of all other conditions in the Commitment Letter (and any definitive agreements entered into in connection with the Debt Commitment Documents);

•

to the extent exercisable by the debt financing sources under the Debt Commitment Documents, accept to the fullest extent set forth therein all “market-flex” contemplated by the Debt Commitment Documents; and

•

cause the debt financing sources party to the Debt Commitment Letter to fund the Debt Financing at or prior to the closing of the Merger, including by enforcing such person’s funding obligations by seeking specific performance (and the rights of Parent, Acquisition Sub and their affiliates) under the Debt Financing in the event of a breach by any such debt financing source that impedes or delays (or could reasonably be expected or delay) the closing of the Merger.

Neither Parent nor its affiliates may agree to any amendments, supplements or modifications to, obtain any replacement of, or grant any waivers of, any condition or other provision under the Debt Financing (other than pursuant to any “market-flex” provisions set forth in the Debt Commitment Documents) without the prior written consent of CoreLogic, if such amendments, supplements, replacements (including in connection with obtaining any Replacement Financing), waivers or modifications would (i) reduce the aggregate amount of the net proceeds of the Debt Financing (including by changing the amount of fees or other amounts to be paid (including original issue discount) with respect to the Debt Financing) such that Parent would not have sufficient cash proceeds to cash to close the Merger, (ii) impose new or additional conditions or contingencies or otherwise expand, amend or modify any of the conditions under the Commitment Letter, or (iii) otherwise expand, amend or modify any provisions of, or remedies under, the Debt Commitment Letter in a manner be adverse to Acquisition Sub (or its affiliates), or that otherwise in any such case would or would reasonably be expected to, (x) prevent, delay or make less likely the funding of the Debt Financing (or the satisfaction of the conditions to the Debt Financing) at the closing of the Merger or impair the ability of Parent or Acquisition Sub to consummate the Merger, (y) adversely impact the ability of Parent or Acquisition Sub, or any of their affiliates’ ability, to enforce its rights against the debt financing sources under the Debt Commitment Documents or any other parties to the Financing Commitments or the definitive agreements with respect thereto or (z) adversely affect the ability of Acquisition Sub to timely obtain the Debt Financing or consummate the transactions contemplated by the Merger Agreement; provided that, for the avoidance of doubt, Parent may amend, supplement or otherwise modify the Debt Commitment Letter to add lenders, lead arrangers, syndication agents or similar entities of similar creditworthiness that had not executed the Debt Commitment Letter as of the date thereof. Parent shall not permit, release or consent to the withdrawal, termination, repudiation or rescission of the Financing Commitments or any definitive agreement with respect to the Financing and shall not release or consent to the termination of any of the obligations of the financing sources under the Financing, in each case, without the prior written consent of CoreLogic unless such Financing Commitment or any definitive agreement with respect to the Financing is contemporaneously replaced with a new debt commitment that complies with the first sentence of this paragraph.

If all or any portion of the Debt Financing becomes or could reasonably be expected to become unavailable in the manner or from the sources contemplated in the Debt Commitment Documents (including pursuant to any “market-flex” provisions set forth therein) (i) Parent and Acquisition Sub must, and must cause their affiliates to, promptly notify CoreLogic, (ii) Parent and Acquisition Sub must, and must cause their affiliates to, use their reasonable best efforts to arrange and obtain alternative debt financing in an amount sufficient to enable Parent and Acquisition Sub to close the Merger that does not impose any conditions that are more burdensome on the Parent, Acquisition Sub or their Affiliates or any terms that prevent, delay or impair the ability of Parent and Acquisition Sub to obtain the Debt Financing or consummate the transactions contemplated by the Merger Agreement, as compared to the conditions set forth in the Debt Commitment Letter as of the date of the Merger Agreement, taking into account any flex provisions thereof as promptly as practicable following the occurrence of such event and (iii) obtain and deliver a debt commitment letter and/or definitive financing agreements to the CoreLogic with respect to such alternative financing; provided that neither Parent nor Acquisition Sub shall be required to arrange or obtain any alternative financing having terms and conditions (including any flex provisions applicable thereto) materially less favorable to Parent and/or Acquisition Sub than those contemplated in the Debt Commitment Letter (including any flex provisions applicable thereto). If any definitive agreement with respect to the Financing expires or is withdrawn, terminated, repudiated or rescinded, in whole or in part, for any reason, by any party thereto, Parent and Acquisition Sub must, and must cause their affiliates to, promptly notify CoreLogic.

Obtaining the Financing (or alternative financing) is not a condition to the closing of the Merger. Parent has agreed, upon written request, to keep CoreLogic reasonably and promptly informed of the status of its efforts to arrange the Financing (or alternative financing).

CoreLogic has agreed, on behalf of itself and its subsidiaries, and its and their respective officers, directors, employees and accountants, to use reasonable best efforts to provide reasonable cooperation, at Parent’s sole cost and expense, in connection with Parent’s efforts to obtain the Debt Financing under the Commitment Letter, including, among others, (i) providing Parent and the lenders financial information, (ii) participating in a reasonable number of meetings with lenders and rating agencies, (iii) assisting with the preparation of customary materials for rating agency presentations, lender and investor presentations, offering memoranda, customary bank information memoranda and similar documents reasonably required in connection with the Debt Financing under the Commitment Letter or any Replacement Financings, (iv) providing documentation and other information requested in writing by the debt financing sources with respect to compliance under applicable “know your customer” or anti-money laundering rules and regulations, (v) providing reasonable and customary assistance with Parent’s preparation, negotiation and execution of definitive financing documentation and the schedules and exhibits thereto, (vi) providing reasonable and customary assistance with Parent’s preparation, negotiation and execution of definitive financing documentation and the schedules and exhibits thereto, (vii) at the reasonable request of Parent or Acquisition Sub, and subject to the consent of CoreLogic (which consent shall not be unreasonably withheld, conditioned or delayed), using reasonable best efforts to file a Form 8-K with the SEC disclosing information identified by Parent or Acquisition Sub relating to CoreLogic and its subsidiaries for purposes of permitting such information to be included in marketing or offering materials or memoranda for the Debt Financing or any Replacement Financings to be provided to potential investors who do not wish to receive material nonpublic information with respect to any of Parent, Acquisition Sub, CoreLogic, any of their respective affiliates or any of their respective securities, and (viii) using reasonable best efforts to supplement any required information. CoreLogic shall obtain a payoff letter with respect to its existing credit agreement, which will be paid off and discharged at the closing of the Merger. CoreLogic also agreed to the use of its logos in connection with the Debt Financing under the Commitment Letter, solely in the ordinary course as is customary for such purpose and in a manner that is not intended, or reasonably likely, to harm, disparage or otherwise adversely affect CoreLogic, any of its subsidiaries or their reputation or goodwill. CoreLogic is not, however, required to, among other things, (i) make any binding commitment or enter into any agreement, certificate, document or instrument (excluding any customary authorization letters) (or any modification of any agreement, commitment, document or instrument) which is not conditioned on the closing of the Merger, (ii) deliver any legal opinions, (iii) deliver or cause the delivery of any reliance letters or any certificate as to solvency or any other certificate in connection to the Debt Financing which is not conditioned on the closing of the Merger, or (iv) adopt any resolutions, execute any consents or otherwise take a corporate or similar action or deliver any certificate, in connection with the Debt Financing or the incurrence of indebtedness thereby, in each case which is not conditioned on the closing of the Merger. Additionally, CoreLogic is not required to pay any commitment or similar fee, enter into any definitive agreement, or incur any other liability in connection with the Debt Financing prior to the Effective Time of the Merger.

Parent and Acquisition Sub agreed that, prior to the Effective Time of the Merger, CoreLogic and its affiliates are not required to incur any liability under any financing that Parent and Acquisition Sub may raise in connection with the transactions contemplated by the Merger Agreement or any cooperation provided and that Parent and Acquisition Sub will indemnify CoreLogic and its affiliates from all losses, damages, claims, costs or expenses incurred in connection with the Debt Financing, except with to the extent any such losses, damages, claims, costs or expenses are found in a final judgment by a court of competent jurisdiction to have been primarily caused by the fraud or willful misconduct of CoreLogic and its affiliates.

Employee Benefits

During the Continuation Period, Parent will, or will cause the Surviving Corporation or any of their respective affiliates to, provide for each employee of CoreLogic or any of its subsidiaries who remain employees of Parent, the Surviving Corporation or any of their subsidiaries following the Effective Time (each, a “Continuing Employee”) with (i) at least the same base salary and base wage rate provided to such Continuing Employee immediately prior to Effective Time, (ii) short -term cash incentive compensation opportunities (excluding any equity or equity-based, change in control, retention, transaction or similar incentive opportunities) that are substantially comparable in the aggregate to the short-term cash incentive compensation opportunities (excluding any equity or equity-based, change in control, retention, transaction or similar incentive opportunities) provided to each such Continuing Employee immediately prior to the Effective Time and (iii) employee benefits (excluding equity or equity-based, defined benefit pension, severance, change in control, retention and nonqualified deferred compensation and retiree or post-termination health or welfare benefits) that are substantially comparable in the aggregate (including with respect to the proportion of employee cost) to such employee benefits (excluding equity or equity-based, defined benefit pension, nonqualified deferred compensation and retiree or post-termination welfare benefits or compensation) provided to such Continuing Employee immediately prior to the Effective Time.

Each Continuing Employee whose employment is terminated during the Continuation Period, will receive severance payments and benefits that are no less favorable than the severance payments and benefits that such Continuing Employee would have been eligible to receive upon a termination of employment under any applicable CoreLogic severance plan, policy, practice or arrangement in accordance with the terms of such arrangements as in effect as of immediately prior to the Effective Time and disclosed to Parent or, if greater, the severance payments and benefits that are provided to similarly situated employees of Parent and its subsidiaries at the time of such termination.

Parent acknowledges that the consummation of the Merger will constitute a “change in control” (or similar term) of CoreLogic under the terms of its benefit plans, as applicable.

From and after the Effective Time, Parent will, or will cause the Surviving Corporation or any of their respective subsidiaries to, assume and honor all obligations under those CoreLogic change in control agreements, employment agreements, supplemental benefit plans, separation agreements, retention agreements and supplemental pension plans that are disclosed to Parent in accordance with their terms.

Each Continuing Employee will be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all benefit plans or arrangements of Parent, the Surviving Corporation or any of their respective subsidiaries in which such Continuing Employees participate following the Effective Time (the “New Plans”) to the extent that (i) coverage under such New Plan replaces coverage under a company benefit plan in which such Continuing Employee participated immediately before the Effective Time (collectively, the “Old Plans”) and (ii) such Continuing Employee has satisfied all waiting time and other eligibility requirements under the Old Plan being replaced by the New Plan. In addition, for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent will use commercially reasonable best efforts to cause (i) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such conditions were inapplicable or waived under the comparable Old Plan in which such Continuing Employee participated immediately prior to the Effective Time and (ii) any expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

Efforts to Close the Merger

CoreLogic, Parent and Acquisition Sub have agreed to use their respective reasonable best efforts to consummate and make effective the transactions contemplated by the Merger Agreement and to cause the conditions to the Merger to be satisfied as expeditiously as practicable. In furtherance thereof, Parent and Acquisition Sub have agreed that (i) none of Parent, Acquisition Sub or CoreLogic or their respective affiliates shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any governmental authority not to consummate the transactions contemplated by the Merger Agreement, except with the prior written consent of the other parties and (ii) Parent and Acquisition Sub agree to take promptly any and all steps necessary or reasonably advisable or as may be required by any governmental authority to avoid or eliminate each and every impediment and obtain all consents under any antitrust laws that may be required by any governmental authority so as to enable the parties to consummate the Merger as expeditiously as possible, including committing to and effecting, by consent decree, hold separate order, trust or otherwise, (a) selling, divesting, licensing or otherwise disposing of, or holding separate and agreeing to sell, divest, license or otherwise dispose of, any assets of CoreLogic or its subsidiaries or of Parent or Acquisition Sub, (b) terminating, amending or assigning existing relationships and contractual rights and obligations of CoreLogic or its subsidiaries or of Parent or Acquisition Sub, (c) requiring Parent or Acquisition Sub or CoreLogic or its subsidiaries, to grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any third party and (d) imposing limitations on Parent or Acquisition Sub or CoreLogic or its subsidiaries, with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets; provided that any such action contemplated by clause (ii) above is conditioned upon the consummation of the transactions contemplated by the Merger Agreement.

In accordance with the terms and subject to the conditions of the Merger Agreement, Parent, Acquisition Sub and CoreLogic will use their respective reasonable best efforts to consummate and make effective the transactions contemplated by the Merger Agreement and to cause the conditions to the Merger to be satisfied as expeditiously as practicable (and in any event at least five (5) business days prior to the termination date of the Merger Agreement), including using reasonable best efforts to accomplish the following:

•

the obtaining of all necessary actions or non-actions, consents and approvals from governmental authorities necessary in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Merger, and the making of all necessary registrations and filings (including filings with governmental authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid any action by, any governmental authority necessary in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Merger;

•

the obtaining of all other necessary consents, approvals or waivers from third parties (provided that CoreLogic shall not be required to make or agree to make any payment to such third parties or accept any material conditions or obligations with respect thereto);

•

the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated thereby, including the Merger, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed; and

•

the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of the Merger Agreement and to carry out fully the purposes of the Merger Agreement.

Access to Information

Upon reasonable notice, CoreLogic shall (and shall cause each of its subsidiaries to) afford to Parent, the financing sources and their respective representatives reasonable access, at Parent’s sole cost and expense, in a manner not disruptive in any material respect to the operations of the business of CoreLogic and its subsidiaries, during normal business hours and upon reasonable advance notice throughout the period commencing on the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, to the properties, management personnel, contracts, books and records of CoreLogic and its subsidiaries and, during such period, shall (and shall cause each of its subsidiaries to) furnish promptly to such representatives all information (to the extent not publicly available) concerning the business, properties and personnel of CoreLogic and its subsidiaries as may reasonably be requested. However, CoreLogic will not be required to disclose any information to Parent or Acquisition Sub if such disclosure would, in the reasonable judgment of CoreLogic, (i) cause significant competitive harm to CoreLogic or its subsidiaries if the transactions contemplated by the Merger Agreement are not consummated, (ii) violate applicable law or the provisions of any contract to which CoreLogic or any of its subsidiaries is a party or (iii) jeopardize any attorney-client or other legal privilege. Each of Parent and Acquisition Sub also agrees that it will not, and cause its representatives not to, use any information disclosed for any competitive or other purpose unrelated to the transactions contemplated by the Merger Agreement.

Indemnification and Insurance

In the Merger Agreement, Parent and Acquisition Sub agreed that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time existing as of the date of the Merger Agreement in favor of the current or former directors, officers or employees of CoreLogic or CoreLogic’s subsidiaries, or any person serving at the request of CoreLogic or any of its subsidiaries as a director, officer or employee of another person (the “D&O Indemnified Parties”), as provided in the respective organizational documents or in any agreement for indemnification, will survive the Merger and will continue in full force and effect.

The Merger Agreement further requires Parent to (and cause the Surviving Corporation to) (i) indemnify, defend, hold harmless and advance expenses to the D&O Indemnified Parties with respect to all facts, events, acts or omissions by them in their capacities as such at any time prior to and including the Effective Time (including any matters arising in connection with the Merger Agreement or the transactions contemplated hereby), to the fullest extent that CoreLogic or its subsidiaries would be permitted by applicable Law; and (ii) pay in advance of the final disposition of any action against any D&O Indemnified Party the expenses (including reasonable attorneys’ fees) of any D&O Indemnified Party upon receipt, if required by the DGCL, the Surviving Corporation’s organizational documents or any applicable indemnification agreement, of a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that such D&O Indemnified Party is not permitted to be indemnified under applicable Law. Further, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any action to which any D&O Indemnified Parties are parties, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the action from all liability arising out of such action.

For at least six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its other subsidiaries to, maintain in full force and effect the coverage provided by the existing directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance in effect as of the Closing Date and maintained by CoreLogic or any of its subsidiaries (which insurance coverage shall be substantially the same as in effect as of the date of the Merger Agreement), as applicable (the “Existing D&O Insurance Policies”) with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated by the Merger Agreement. In lieu of such insurance, prior to the Effective Time, CoreLogic may purchase prepaid, non-cancellable six (6)-year “tail” directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance (“Tail Coverage”), effective as of the Effective Time, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated by the Merger Agreement, and Parent shall cause the Surviving Corporation (or its applicable subsidiaries) to maintain such Tail Coverage in full force and effect, without any modification, and continue to honor the obligations thereunder, in which event Parent shall cease to have any obligations to maintain the Existing D&O Insurance Policies.

Other Covenants

Stockholders’ Meetings

CoreLogic shall, as promptly as practicable following the date on which the SEC confirms that it has no further comments on the Proxy Statement, (i) establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the approval of the Merger and holding the CoreLogic stockholder advisory vote (the “Stockholders’ Meeting”) and (ii) duly call, convene and hold the Stockholders’ Meeting (which shall in no event be scheduled for later than the thirtieth (30th) day following the first mailing of the Proxy Statement to CoreLogic’s stockholders).

Rights Agreement Amendment

On February 4, 2021, in connection with the execution of the Merger Agreement, CoreLogic entered into an amendment to its Rights Agreement (the “Rights Agreement Amendment”), dated as of July 6, 2020, by and between CoreLogic and Equiniti Trust Company, as rights agent (the “Rights Agreement”), in order to (i) render the Rights Agreement inapplicable to the Merger and the transactions contemplated by the Merger Agreement, (ii) ensure that in connection with the transactions contemplated by the Merger Agreement, neither Parent, Acquisition Sub or any of their “Affiliates” or “Associates” (each as defined in the Rights Agreement) shall be deemed to be or become an “Acquiring Person” (as defined in the Rights Agreement) and (iii) provide that the “Expiration Date” (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time.

The foregoing summary of the Rights Agreement Amendment and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Rights Agreement Amendment filed with the SEC on From 8-K on February 8, 2021 and incorporated herein by reference.

Conditions to the Closing of the Merger

The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent not prohibited by law) waiver by CoreLogic, Parent and Acquisition Sub at or prior to the Effective Time of the following conditions:

•	the CoreLogic Stockholder Approval having been obtained;

•

no governmental authority (i) of competent jurisdiction in any jurisdiction in which CoreLogic, Parent or any of their respective affiliates have material business operations shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger or (ii) of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger if the effect of violating such law or order would impose, or would reasonably be expected to impose, criminal penalties upon Parent, Acquisition Sub or CoreLogic or any of its subsidiaries;

•

any waiting period (or any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated or early termination thereof shall have been granted, and the applicable waiting periods (or any extensions thereof) or clearance, as applicable, under the foreign investment laws of Australia and New Zealand shall have expired, been terminated or clearance decisions shall have been obtained, and there shall not be in effect any voluntary agreement with a governmental authority not to consummate the Merger.

The obligations of Parent and Acquisition Sub to consummate the Merger are also subject to the satisfaction or (to the extent not prohibited by law) waiver by Parent at or prior to the Effective Time of the following conditions:

•

each of the representations and warranties of CoreLogic contained in the Merger Agreement, without giving effect to any materiality or Company Material Adverse Effect (as defined in the section entitled “Terms of the Merger Agreement—Representations and Warranties” beginning on page 93 of this Proxy Statement) (or similar qualifications therein, shall be true and correct as of the Closing Date, except for such failures to be true and correct as would not, individually or in the aggregate, have a Company Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); provided, however, that the representations and warranties:

•

regarding CoreLogic’s organization and qualification, subsidiaries, authority relative to the Merger Agreement, the absence of any undisclosed brokers fees, the inapplicability to the Merger Agreement of the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state law and CoreLogic’s entry into the Rights Agreement Amendment, without giving effect to any “materiality” or “Company Material Adverse Effect” or similar qualifications therein, shall be required to be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

•

regarding CoreLogic’s capital structure shall be required to be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only) other than for de minimis errors;

•

regarding the absence of any adverse change, event, effect or circumstance that has had a Company Material Adverse Effect shall be required to be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

•

from the date of the Merger Agreement until the Closing Date, no Company Material Adverse Effect (as defined in the section entitled “Terms of the Merger Agreement—Representations and Warranties” beginning on page 93 of this Proxy Statement) shall have occurred;

•	CoreLogic shall have performed or complied in all material respects with its obligations required under the Merger Agreement to be performed or complied with on or prior to the Closing Date; and

•

CoreLogic shall have delivered a certificate to Parent, dated as of the Closing Date and duly executed by a senior executive officer (or similar authorized person) of CoreLogic, certifying to the effect that the foregoing conditions to the obligations of Parent and Acquisition Sub to consummate the Merger have been satisfied.

The obligations of CoreLogic to effect the Merger are also subject to the satisfaction or waiver by CoreLogic of the following conditions:

•

each of the representations and warranties of Parent and Acquisition Sub contained in the Merger Agreement, without giving effect to any materiality or “Parent Material Adverse Effect” or similar qualifications therein, shall be true and correct as of the Closing Date, except for such failures to be true and correct as would not have a Parent Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

•

Parent and Acquisition Sub shall have performed or complied in all material respects with their respective obligations required under the Merger Agreement to be performed or complied with on or prior to the Closing Date; and

•

Parent shall have delivered a certificate to CoreLogic, dated as of the Closing Date and duly executed by a senior executive officer of Parent, certifying to the effect that the foregoing conditions to the obligations of CoreLogic to effect the Merger have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the CoreLogic Stockholder Approval:

•	by mutual written consent of each of Parent and CoreLogic;

•	by either Parent or CoreLogic, if:

•

the Merger shall not have been consummated on or before 5:00 p.m. (New York City time) on August 9, 2021 (the “Termination Date”); provided, however, that the right to terminate the Merger Agreement pursuant to this provision shall not be available to any party if the failure of such party, and, in the case of Parent, including the failure of Acquisition Sub to perform or comply with any of its obligations under the Merger Agreement has been the principal cause of or resulted in the failure of the closing of the Merger to have occurred on or before such date;

•

prior to the Effective Time, any governmental authority (i) of competent jurisdiction in any jurisdiction in which CoreLogic, Parent or any of their respective affiliates have material business operations shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger or (ii) of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger if the effect of violating such law or order would impose, or would reasonably be expected to impose, criminal penalties upon Parent, Acquisition Sub, CoreLogic or any of its subsidiaries, and such law or order or other action, in each case, shall have become final and non-appealable; provided, however, that the right to terminate the Merger Agreement under this provision shall not be available to a party if the issuance of such law or order or taking of such action was primarily due to the failure of such party, and, in the case of Parent, including the failure of Acquisition Sub to perform any of its obligations under the Merger Agreement; or

•

the CoreLogic Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which the Merger Agreement and the transactions contemplated thereby have been voted upon;

•	by CoreLogic if:

•

Parent or Acquisition Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of any conditions to the obligations of CoreLogic to effect the Merger and (ii) is not capable of being cured, or is not cured, by Parent or Acquisition Sub on or before the earlier of (a) the Termination Date and (b) the date that is thirty (30) calendar days following CoreLogic’s delivery of written notice to Parent or Acquisition Sub, as applicable, of such breach;

•

prior to receipt of the CoreLogic Stockholder Approval, the Board shall have authorized CoreLogic to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; provided that (i) substantially concurrently with such termination, CoreLogic enters into the Alternative Acquisition Agreement with respect to such Superior Proposal and (ii) prior to or substantially concurrently with such termination, CoreLogic pays (or causes to be paid) a termination fee to (or at the direction of) Parent; or

•

(i) all of the conditions to Parent’s and Acquisition Sub’s obligations to consummate the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the Merger; provided that such actions would then be capable of being satisfied), (ii) Parent has failed to consummate the Merger by the time the closing should have occurred as a result of the failure of the debt financing to be funded, (iii) CoreLogic has notified Parent in writing that the conditions to the Merger have been satisfied or, with respect to CoreLogic’s conditions, waived (to the extent such waiver is permitted under applicable law) and that it is prepared to consummate the Merger and (iv) Parent has failed to consummate the Merger within three (3) business days of the later of the date on which closing was required to occur or the delivery of CoreLogic’s notice of termination; or

•	by Parent if:

•

CoreLogic shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of any conditions to the obligations of Parent and Acquisition Sub to effect the Merger and (ii) is not capable of being cured, or is not cured, by CoreLogic on or before the earlier of (a) the Termination Date and (b) the date that is thirty (30) calendar days following Parent’s delivery of written notice to CoreLogic of such breach; or

•

the Board shall have made an Adverse Recommendation Change, provided that Parent’s right to terminate the Merger Agreement under this provision shall expire upon the CoreLogic Stockholder Approval having been obtained.

In the event that the Merger Agreement is validly terminated and the Merger abandoned pursuant to the termination rights above, written notice thereof shall be given to the other party or parties, specifying the provisions of the Merger Agreement pursuant to which such termination is made, and the Merger Agreement shall forthwith become null and void and of no effect without liability on the part of any party thereto (or any of its affiliates or representatives), and all rights and obligations of any party hereto shall cease. However, except as otherwise provided in the Merger Agreement, no such termination shall relieve any party hereto of any liability or damages (which the parties hereto acknowledge and agree shall not be limited to reimbursement of Expenses or out-of-pocket costs, and, in the case of liabilities or damages payable by Parent and Acquisition Sub, CoreLogic shall be entitled to seek damages that include the benefits of the transactions contemplated by the Merger Agreement lost by CoreLogic’s stockholders, including lost stockholder premium), resulting from any knowing and intentional breach of the Merger Agreement prior to such termination, in which case, except as otherwise provided in the Merger Agreement, the aggrieved party shall be entitled to all remedies available at law or in equity; provided, further, that certain related documents, such as the confidentiality agreement, the guarantees, the expense reimbursement and indemnification obligations shall survive any termination of the Merger Agreement in accordance with their respective terms. Further, in no event shall Parent have any monetary liability or obligation under the Merger Agreement in the event the Merger Agreement is validly terminated pursuant to the foregoing provisions in an aggregate amount greater than the sum of (i) the amount of the reverse termination fee and (ii) $7.5 million.

Termination Fees

If the Merger Agreement is terminated in specified circumstances, the terminating party may be required to pay a termination fee.

Parent would be entitled to receive a termination fee of $165 million from CoreLogic if:

•

(i) a third party shall have made to CoreLogic or directly to CoreLogic’s stockholders a Competing Proposal, or any Competing Proposal shall have been publicly made or disclosed, after the date of the Merger Agreement, (ii) the Merger Agreement is subsequently terminated by (a) CoreLogic or Parent because CoreLogic stockholders have failed to adopt the Merger Agreement or (b) Parent as a result of a knowing and intentional breach of any covenant or agreement under the Merger Agreement by CoreLogic, which breach would give rise to the failure of any conditions to the obligations of CoreLogic to effect the Merger, and any such Competing Proposal had not been withdrawn at least five (5) business days prior to the event giving rise to the termination of the Merger Agreement, and (iii) within twelve (12) months of such termination of the Merger Agreement, CoreLogic consummates a transaction involving a Competing Proposal or enters into an Alternative Acquisition Agreement providing for the consummation of a Competing Proposal (which is subsequently consummated);

•	the Merger Agreement is terminated by CoreLogic to enter into a definitive agreement with respect to a Superior Proposal; or

•	the Merger Agreement is terminated by Parent because CoreLogic has made an Adverse Recommendation Change.

CoreLogic would be entitled to receive a reverse termination fee of $330 million from Parent in the event the Merger Agreement is terminated (i) by CoreLogic because of the breach of any covenant or agreement under the Merger Agreement by Parent or Acquisition Sub, which breach would give rise to the failure of any conditions to the obligations of CoreLogic to effect the Merger, (ii) by CoreLogic because Parent failed to consummate the Merger by the time the closing should have occurred, and CoreLogic has given Parent written notice at least three (3) business days prior to such termination stating CoreLogic’s intention to terminate the Merger Agreement or (iii) by CoreLogic or Parent if the Merger is not consummated on or before 5:00 p.m. (New York City time) on August 9, 2021 and, at the time of such termination, CoreLogic would have been entitled to terminate the Merger Agreement pursuant to (i) or (ii) above.

Enforcement Expenses

If CoreLogic or Parent fails to pay the termination fee or reverse termination fee, respectively, and in order to obtain such payment, Parent or CoreLogic, as applicable, commences a suit that results in a judgment against the other party for the payment of such fee, such paying party shall pay the other party its costs and expenses in connection with such suit. However, neither such payment shall exceed $7.5 million.

Specific Performance

Parent, Acquisition Sub and CoreLogic are entitled to specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement (including failing to take such actions as are required of it thereunder to consummate the Merger Agreement) in addition to any other remedy to which they are entitled at law or in equity. CoreLogic is entitled to obtain specific performance or other equitable relief to cause Parent to effect the closing of the Merger if and only if (i) the conditions to the obligations of Parent and Acquisition Sub to consummate the Merger (other than conditions to be satisfied at the closing of the Merger, each of which is capable of being satisfied at the closing of the Merger) have been satisfied at the time when the closing of the Merger would have occurred but for the failure of the Equity Financing to be funded, (ii) Parent fails to consummate the closing of the Merger on the date on which the Closing Date is required to have occurred, (iii) the financing provided for by the Debt Commitment Letter or alternative financing has been funded in accordance with its terms or will be funded at the closing of the Merger in accordance with its terms if the Equity Financing is funded at the closing of the Merger, (iv) CoreLogic is ready, willing and able to consummate the closing of the merger and CoreLogic has irrevocably confirmed in a written notice that if specific performance is granted and the Equity Financing and Debt Financing or alternative financing are funded, then the closing of the Merger will occur and (v) Parent does not consummate the closing of the Merger within three (3) business days after delivery of the written notice specified in clause (iv) above.

Fees and Expenses

Except for the provisions described above in the sections entitled “Terms of the Merger Agreement—Enforcement Expenses” and Terms of the Merger Agreement—Financing Efforts” beginning on page 112 and page 102, respectively, of this Proxy Statement, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses.

Amendment; Extension and Waiver

The Merger Agreement provides that it may be amended by mutual agreement of CoreLogic and Parent at any time before or after receipt of the CoreLogic Stockholder Approval; provided, however, that after the CoreLogic Stockholder Approval has been obtained, there shall not be any amendment that by law or in accordance with the rules of any stock exchange requires further approval by the stockholders of CoreLogic without such further approval of such stockholders. In addition, any amendment to certain sections of the Merger Agreement that would affect the rights of a debt financing source under such section in a manner that is materially adverse to such debt financing source, shall also be approved by such debt financing source.

At any time prior to the Effective Time, subject to applicable law, CoreLogic, Parent and Acquisition Sub may (i) extend the time for the performance for its benefit of any obligation or other act of any of the other parties, (ii) waive any inaccuracy in the representations and warranties made to it by another party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition for its benefit contained in the Merger Agreement. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by CoreLogic, Parent or Acquisition Sub in exercising any right under the Merger Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right under the Merger Agreement.

Jurisdiction

CoreLogic, Parent and Acquisition Sub have each (a) expressly and irrevocably agreed to submit to the exclusive personal jurisdiction of the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, in the event any dispute arises out of the Merger Agreement or the transactions contemplated thereby, (b) agreed that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agreed that it will not bring any action relating to the Merger Agreement or the transactions contemplated thereby in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (d) waived, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action arising out of or relating to the Merger Agreement and (e) agreed that each of the other parties hereto shall have the right to bring any action for enforcement of a judgment entered by the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of Parent, Acquisition Sub and CoreLogic have agreed that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The parties hereto hereby further agree that New York state or United States Federal courts sitting in New York County, State of New York shall have exclusive jurisdiction over any action (whether at law, in equity, in contract, in tort or otherwise) brought against any debt financing source in connection with the transactions contemplated under the Merger Agreement.

Governing Law

Except for disputes involving the financing-related parties (which will be governed by the laws of the State of New York), the Merger Agreement is governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

PROPOSAL 2: ADVISORY VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS

The Non-Binding Advisory Proposal

Section 14A of the Exchange Act and Rule 14a-21 thereunder, which were enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that CoreLogic provide CoreLogic stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the payment of certain compensation that will or may become payable by CoreLogic to its named executive officers in connection with the Merger, as disclosed in the section entitled “Interests of the Directors and Executive Officers of CoreLogic in the Merger—Golden Parachute Compensation” beginning on page 82 of this Proxy Statement.

CoreLogic stockholders are asked to indicate their approval of the compensation that will or may become payable by CoreLogic to its named executive officers in connection with the Merger. These payments are set forth in the section entitled “Interests of the Directors and Executive Officers of CoreLogic in the Merger—Golden Parachute Compensation” beginning on page 82 of this Proxy Statement and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of CoreLogic’s overall compensation program for its named executive officers, and previously have been disclosed to CoreLogic stockholders as part of the “Compensation Discussion and Analysis” and related sections of CoreLogic’s annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of the Board, which is composed solely of independent directors, and are believed to be reasonable and in line with marketplace norms.

Accordingly, CoreLogic is seeking approval of the following resolution at the Special Meeting:

“RESOLVED, that the stockholders of CoreLogic, Inc. approve, on a non-binding, advisory basis, the compensation that will or may become payable to CoreLogic’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “Interests of the Directors and Executive Officers of CoreLogic in the Merger—Golden Parachute Compensation” in CoreLogic’s Proxy Statement for the Special Meeting of stockholders.”

CoreLogic stockholders should note that this proposal is not a condition to consummation of the Merger, and as an advisory vote, the result will not be binding on CoreLogic, the Board or Parent. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, CoreLogic’s named executive officers will be eligible to receive the compensation that is based on, or otherwise relates to, the Merger in accordance with the terms and conditions applicable to those payments.

Vote Required and Board Recommendation

The affirmative vote of the holders of a majority in voting power of the CoreLogic Common Stock entitled to vote thereon, which are present or represented by proxy at the Special Meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by CoreLogic to its named executive officers in connection with the Merger.

The Board recommends that you vote “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by CoreLogic to its named executive officers in connection with the Merger.

MARKET PRICES AND DIVIDEND DATA

CoreLogic Common Stock is listed on the NYSE under the symbol “CLGX.” As of March 29, 2021, there were 73,571,088 shares of CoreLogic Common Stock outstanding, held by approximately 2,299 stockholders of record.

The following table sets forth, for the indicated periods, the high and low sales prices of CoreLogic Common Stock for the periods shown as reported by the NYSE:

	Market Price
2020	High	Low
Fourth Quarter (ended December 31, 2020)	$79.24	$67.56
Third Quarter (ended September 30, 2020)	$68.73	$65.28
Second Quarter (ended June 30, 2020)	$68.38	$29.08
First Quarter (ended March 31, 2020)	$51.52	$25.34
2019
Fourth Quarter (ended December 31, 2019)	$47.67	$38.63
Third Quarter (ended September 30, 2019)	$48.93	$42.29
Second Quarter (ended June 30, 2019)	$43.79	$37.85
First Quarter (ended March 31, 2019)	$40.68	$32.80
2018
Fourth Quarter (ended December 31, 2018)	$48.25	$32.09
Third Quarter (ended September 30, 2018)	$54.90	$48.11
Second Quarter (ended June 30, 2018)	$55.48	$43.78
First Quarter (ended March 31, 2018)	$48.55	$42.81

The closing price of CoreLogic Common Stock on February 3, 2021, the last full trading day prior to the Board’s approval of the Merger Agreement, was $80.78. On March 29, 2021, the latest practicable trading day before the date of this Proxy Statement, the closing price of CoreLogic Common Stock was $79.00 per share.

Under the terms of the Merger Agreement, between the date of the Merger Agreement and the earlier of the Effective Time or the termination of the Merger, neither CoreLogic nor any of its subsidiaries may authorize, declare, pay or make any dividends or other distributions without the prior written consent of Parent, except that, on January 29, 2021, prior to the execution of the Merger Agreement, the Board declared a quarterly cash dividend of $0.33 per share of CoreLogic Common Stock, which CoreLogic paid on March 15, 2021 to stockholders of record on the close of business on March 1, 2021.

Following the Merger, there will be no further market for shares of CoreLogic Common Stock and, CoreLogic anticipates that its stock will be delisted from the NYSE and deregistered under the Exchange Act. As a result, following the Merger and such deregistration, CoreLogic would no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the ownership of CoreLogic Common Stock as of March 29, 2021 by the persons or groups of stockholders who are known to us to be the beneficial owners of more than 5% of our shares of CoreLogic Common Stock as of March 29, 2021 (using the number of shares outstanding on this date for calculating the percentage). The information regarding beneficial owners of more than 5% of CoreLogic Common Stock is based solely on public filings made by such owners with the SEC.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group(1)	6,816,293	9.2%
BlackRock, Inc.(2)	6,435,505	8.7%
Pentwater Capital Management LP(3)	3,850,000	5.2%

(1)

Share count is based on a Form 13F-HR filed February 12, 2021, reporting beneficial ownership as of December 31, 2020. According to a Schedule 13G/A filed February 10, 2021, as of December 31, 2020, these securities are owned by The Vanguard Group, a registered investment adviser with shared voting power with respect to 52,684 shares, sole dispositive power with respect to 6,698,562 shares and shared dispositive power with respect to 117,731 shares. The address of the principal business office of the reporting entity is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(2)

Share count is based on a Form 13F-HR filed February 5, 2021, reporting beneficial ownership as of December 31, 2020. According to a Schedule 13G/A filed January 29, 2021, as of December 31, 2020, BlackRock, Inc. is a parent holding company with sole voting power with respect to 6,176,633 shares and sole dispositive power with respect to 6,435,505 shares, reporting on behalf of certain related subsidiaries. The address of the principal business office of the reporting entity is 55 East 52nd Street, New York, New York 10055.

(3)

Share count is based on a Schedule 13D filed February 18, 2021, reporting beneficial ownership as of February 16, 2021. According to such Schedule 13D, Pentwater Capital Management LP is a registered investment adviser with sole dispositive power with respect to 3,850,000 shares. The address of the principal business office of the reporting entity is 1001 10th Avenue South, Suite 216, Naples, Florida 34102.

The following table sets forth the total number of shares of CoreLogic Common Stock beneficially owned and the percentage of the shares so owned as of March 29, 2021 by:

•	Each director;

•	Each named executive officer;

•	All directors and current executive officers as a group.

Unless otherwise indicated in the notes following the table, the persons listed in the table below are the beneficial owners of the listed shares with sole voting and investment power (or, where applicable, shared power with such individual’s spouse and subject to community property laws) over the shares listed. Shares vesting or subject to rights exercisable within 60 days after March 29, 2021 are treated as outstanding in determining the amount and percentage beneficially owned by a person or entity.

Stockholders	Number of shares of Common Stock	Percent if greater than 1%
Directors
W. Steve Albrecht	1,022	—
Douglas C. Curling	40,106	—
John C. Dorman	15,998	—
Paul F. Folino	10,145	—
Frank D. Martell	379,982	—
Wendy Lane	1,022	—
Claudia Fan Munce	13,208	—
Pamela Patenaude	3,003	—
Vikrant Raina	15,638	—
J. Michael Shepherd	7,693	—
Jaynie Miller Studenmund	35,437	—
Henry W. Winship	1,022	—
Current Named Executive Officers (“NEOs”) who are not directors
James L. Balas	81,185	—
Patrick Dodd	0	—
Barry M. Sando	210,475	—
Francis Aaron Henry	13,613	—
All directors and current executive officers as a group (15 persons)	829,549	1.1%

APPRAISAL RIGHTS

If the Merger is adopted by CoreLogic stockholders, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly exercise and perfect his, her or its demand for appraisal rights under 262 of the DGCL shall not be converted into the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this Proxy Statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of CoreLogic Common Stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of CoreLogic Common Stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of CoreLogic Common Stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or the other nominee.

Under Section 262, holders of CoreLogic Common Stock who (i) do not vote in favor of the proposal to adopt the Merger Agreement, (ii) continuously are the record holders of such shares through the Effective Time, and (iii) otherwise follow the procedures set forth in Section 262, will be entitled to have their shares appraised by the Court of Chancery and to receive in lieu of the Merger Consideration payment in cash of the amount determined by the Court of Chancery to be the “fair value” of the shares of CoreLogic Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value as determined by the Court of Chancery (subject, in the case of interest payments, to any voluntary cash payments made by the Surviving Corporation pursuant to subsection (h) of Section 262). Unless the Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period; provided that, if at any time before the Court of Chancery enters judgment in the appraisal proceeding, the Surviving Corporation pays to each stockholder entitled to appraisal an amount in cash, interest will accrue after the time of such payment only on the amount that equals the sum of (1) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Court of Chancery and (2) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 could be more than, the same as or less than the $80.00 per share Merger Consideration payable pursuant to the Merger Agreement if they did not seek appraisal of their shares.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This Proxy Statement constitutes CoreLogic’s notice to CoreLogic stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this Proxy Statement as Annex C. In connection with the Merger, any holder of shares of CoreLogic Common Stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. In addition, the Court of Chancery will dismiss appraisal proceedings as to all CoreLogic stockholders who assert appraisal rights unless (i) the total number of shares of CoreLogic Common Stock for which appraisal rights have been pursued and perfected exceeds one percent (1%) of the outstanding shares of CoreLogic Common Stock measured in accordance with subsection (g) of Section 262 of the DGCL or (ii) the value of the aggregate Merger Consideration in respect of the shares of CoreLogic Common Stock for which appraisal rights have been pursued and perfected exceeds $1 million. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of CoreLogic Common Stock, CoreLogic believes that if a CoreLogic stockholder is considering exercising appraisal rights, that stockholder should seek the advice of legal counsel. A stockholder who loses his, her, or its appraisal rights will be entitled to receive the Merger Consideration as described in the Merger Agreement upon surrender of the certificates that formerly represented such shares of CoreLogic Common Stock.

Stockholders wishing to exercise the right to seek an appraisal of their shares of CoreLogic Common Stock must fully comply with Section 262, which means doing, among other things, ALL of the following:

•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement;

•	the stockholder must deliver to CoreLogic a written demand for appraisal before the vote on proposal to adopt the Merger Agreement at the Special Meeting;

•

the stockholder must continuously hold the shares from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the Effective Time); and

•

the stockholder or the Surviving Corporation must file a petition in the Court of Chancery requesting a determination of the fair value of the shares within one hundred twenty (120) days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of proposal to adopt the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights should not return a blank proxy, but rather must vote against the proposal to adopt the Merger Agreement, abstain or not vote its shares.

Filing Written Demand

Any holder of shares of CoreLogic Common Stock wishing to exercise appraisal rights must deliver to CoreLogic, before the vote on the proposal to adopt the Merger Agreement at the Special Meeting, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the proposal to adopt the Merger Agreement either by ballot or by proxy. A holder of shares of CoreLogic Common Stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the Merger Agreement, and it will cause a stockholder to lose the stockholder’s right to appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to adopt the Merger Agreement or abstain from voting on the proposal to adopt the Merger Agreement. However, neither voting against the proposal to adopt the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the Merger Agreement. A proxy or vote against the proposal to adopt the Merger Agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the proposal to adopt the Merger Agreement at the Special Meeting will cause the stockholder to lose its appraisal rights in connection with the Merger.

Only a holder of record of shares of CoreLogic Common Stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of CoreLogic Common Stock should be executed by or on behalf of the holder of record and must reasonably inform CoreLogic of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, such as in a joint tenancy or a tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS, BANKS AND OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

CoreLogic, Inc.

40 Pacifica

Irvine, California 92618

Attention: Corporate Secretary

Any holder of shares of CoreLogic Common Stock may withdraw his, her or its demand for appraisal and accept the Merger Consideration by delivering to CoreLogic a written withdrawal of the demand for appraisal within sixty (60) days after the Effective Time. However, any such attempt to withdraw the demand made more than sixty (60) days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Court of Chancery will be dismissed without the approval of such court and such approval may be conditioned upon such terms as the Court of Chancery deems just.

Notice by the Surviving Corporation

If the Merger is consummated, within ten (10) days after the Effective Time, the Surviving Corporation will notify each holder of shares of CoreLogic Common Stock who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the proposal to adopt the Merger Agreement as of the date that the Merger has become effective.

Filing a Petition for Appraisal

Within one hundred twenty (120) days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of shares of CoreLogic Common Stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The Surviving Corporation is under no obligation, and has no present intention, to file such a petition, and holders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair values of shares of CoreLogic Common Stock. Accordingly, any holders of CoreLogic Common Stock who desire to have their shares appraised by the Court of Chancery should assume that they will be responsible for filing a petition for appraisal with the Court of Chancery in the manner prescribed in Section 262. The failure of a holder of CoreLogic Common Stock to file such a petition for appraisal within the period specified in Section 262 will nullify the stockholder’s previous written demand for appraisal.

Within one hundred twenty (120) days after the Effective Time, any holder of shares of CoreLogic Common Stock who has complied with the requirements for the exercise of appraisal rights, or a beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person, will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the Merger proposal and with respect to which CoreLogic received demands for appraisal, and the aggregate number of holders of such common stock. The Surviving Corporation must mail this statement to the requesting stockholder within ten (10) days after receipt of the written request for such a statement or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by a holder of shares of CoreLogic Common Stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within twenty (20) days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss that stockholder from the proceedings.

Determination of Fair Value

After determining the holders of CoreLogic Common Stock entitled to appraisal, the Court of Chancery will appraise the “fair value” of the shares of CoreLogic Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Court of Chancery of will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. Although CoreLogic believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither CoreLogic nor Parent anticipates offering more than the $80.00 per share Merger Consideration to any CoreLogic stockholder exercising appraisal rights. Each of CoreLogic and Parent reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of CoreLogic Common Stock is less than the $80.00 per share Merger Consideration.

Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment; provided that if at any time before the Court of Chancery enters judgment in the appraisal proceeding, the Surviving Corporation pays to each stockholder entitled to appraisal an amount in cash, interest will accrue after the time of such payment only on the amount that equals the sum of (i) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Court of Chancery and (ii) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of his, her or its shares of CoreLogic Common Stock under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares of CoreLogic Common Stock will be deemed to have been converted at the Effective Time into the Merger Consideration, less applicable withholding taxes. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within one hundred twenty (120) days after the Effective Time or if the stockholder delivers to the Surviving Corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the Merger Consideration in accordance with Section 262.

From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote CoreLogic Common Stock for any purpose, or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of CoreLogic Common Stock, if any, payable to CoreLogic stockholders of record as of a time prior to the Effective Time; provided, however, that if no petition for an appraisal is filed, or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within sixty days (60) after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Court of Chancery; however, the appraisal proceeding may not be dismissed as to any CoreLogic stockholder without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any CoreLogic stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

OTHER MATTERS

The sole business that may be considered at the Special Meeting are the matters set forth in the Notice of Special Meeting accompanying this Proxy Statement.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of CoreLogic stockholders. However, if the Merger is not consummated, CoreLogic stockholders will continue to be entitled to attend and participate in CoreLogic stockholders’ meetings.

As described in our annual proxy statement for the 2020 annual meeting of stockholders filed on March 3, 2020, as supplemented by the Form 8-K filed on January 27, 2021, CoreLogic stockholders had the opportunity to submit proper proposals for inclusion in our proxy statement and for consideration at the annual meeting of stockholders to be held in 2021 (the “2021 annual meeting”) by submitting their proposals in writing to our Secretary in a timely manner by February 12, 2021 and otherwise complying with the requirements of Rule 14a-8 of the Exchange Act.

In order for a director nomination or a proposal by you or a fellow stockholder to be considered properly brought before an annual meeting, the stockholder must have given timely notice in writing to our Corporate Secretary. A stockholder’s notice to our Secretary shall set forth certain information concerning the stockholder and each director nomination or proposal, as specified in Section 2.10 of CoreLogic’s bylaws, and must comply with the other requirements specified in Section 2.10 of CoreLogic’s bylaws. To be timely for the 2021 annual meeting of stockholders, the notice must have been delivered to our Corporate Secretary at our principal executive offices not earlier than the close of business on December 29, 2020 nor later than the close of business on February 12, 2021.

HOUSEHOLDING INFORMATION

CoreLogic will not provide householding in connection with the solicitation of proxies.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this Proxy Statement, which means that CoreLogic can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement or incorporated by reference subsequent to the date of this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that CoreLogic has previously filed with the SEC. These documents contain important information about CoreLogic and its financial condition and are incorporated by reference into this Proxy Statement.

The following CoreLogic filings with the SEC are incorporated by reference:

•	CoreLogic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 1, 2021;

•

CoreLogic’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June  30, 2020 and September 30, 2020, filed with the SEC on May 1, 2020, July 27, 2020 and November 4, 2020, respectively;

•	CoreLogic’s Definitive Proxy Statement on Schedule 14A for the April 28, 2020 annual meeting of stockholders, filed with the SEC on March 19, 2020; and

•	CoreLogic’s Current Reports on Form 8-K, filed with the SEC on January 27, 2021, February 4, 2021, February 8, 2021 and March 1, 2021.

CoreLogic also incorporates by reference into this Proxy Statement additional documents that it may file with the SEC between the date of this Proxy Statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on CoreLogic’s website is not part of this Proxy Statement, and therefore is not incorporated by reference into this Proxy Statement.

You may obtain any document we file without charge through the SEC website at www.sec.gov, on our website at https://investor.corelogic.com or upon written request to CoreLogic, Inc., 40 Pacifica, Suite 900, Irvine, California 92618, Attention: Corporate Secretary. Exhibits will be provided upon request.

If you have any questions about this Proxy Statement, the Special Meeting, the Merger Agreement or the Merger or need assistance with voting procedures, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call: (877) 750-9498 (TOLL-FREE from the U.S. and Canada)

or +1 (412) 232-3651 (from other locations)

Banks and Brokers May Call Collect: (212) 750-5833

MISCELLANEOUS

CoreLogic has supplied all information relating to CoreLogic, and Parent has supplied, and CoreLogic has not independently verified, all of the information relating to Parent and Acquisition Sub contained in the sections entitled “Summary—Parties Involved in the Merger,” “Summary—Financing of the Merger,” “The Merger—Parties Involved in the Merger” and “The Merger—Financing of the Merger.”

The cost of this proxy solicitation will be borne by CoreLogic. Our directors, officers and employees may solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. We will pay these directors, officers and employees no additional compensation for these services. We will reimburse banks, brokers and other nominees for their reasonable, out-of-pocket expenses incurred in forwarding this Proxy Statement and related materials to, and obtaining instructions relating to such materials from beneficial owners of CoreLogic Common Stock.

You should not send in your CoreLogic stock certificates until you receive transmittal materials after the Merger is consummated.

You should rely only on the information contained in this Proxy Statement, the annexes to this Proxy Statement and the documents referred to in this Proxy Statement to vote on the Merger. CoreLogic has not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated March 30, 2021. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this Proxy Statement) and the mailing of this Proxy Statement to stockholders does not create any implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

CELESTIAL-SATURN PARENT INC.,

CELESTIAL-SATURN MERGER SUB INC.

and

CORELOGIC, INC.

Dated as of February 4, 2021

ARTICLE I

A-ii

A-iii

Appendix A	59

A-iv

Index of Defined Terms

Acceptable Confidentiality Agreement	42, A-1
Acquisition Sub	1, A-1
Action	A-1
Adverse Recommendation Change	43, A-1
Affiliate	A-1
Aggregate Merger Consideration	A-1
Agreement	1, A-1
Alternative Acquisition Agreement	42, A-1
Alternative Financing	52, A-1
Antitrust Laws	A-1
Blue Sky Laws	A-2
Book-Entry Evidence	4, A-2
Business Day	A-2
Cannae	A-2
Capitalization Date	A-2
Cares Act	A-2
Certificate of Merger	2, A-2
Certificates	4, A-2
Closing	2, A-2
Closing Date	2, A-2
Code	A-2
Company	1, A-2
Company Benefit Plan	A-2
Company Bylaws	10, A-3
Company Charter	10, A-3
Company Common Stock	3, A-3
Company Debt	56, A-3
Company Disclosure Letter	A-3
Company Equity Awards	A-3
Company Equity Plan	A-3
Company ESPP	A-3
Company Indentures	56, A-3
Company Intellectual Property Rights	18, A-3
Company Material Adverse Effect	A-3
Company Material Contract	20, A-4
Company Notes	A-4
Company Option	A-4
Company Option Consideration	A-4
Company Permits	13, A-4
Company PSU	A-5
Company PSU Consideration	A-5
Company Recommendation	A-5
Company Related Parties	64, A-5
Company RSU	A-5
Company RSU Consideration	A-5
Company SEC Documents	13, A-5
Company Securities	A-5
Company Stock Units	A-5
Company Stockholder Advisory Vote	12, A-5
Competing Proposal	45, A-5

A-v

Confidentiality Agreement	A-6
Consent	13, A-6
Continuation Period	48, A-6
Continuing Employees	48, A-6
Contract	A-6
control	A-6
COVID Measures	A-6
COVID-19	A-6
D&O Indemnified Parties	46, A-7
Data	A-7
Data Security Requirement	A-7
Debt Commitment Letter	28, A-7
Debt Costs	62, A-7
Debt Financing	28, A-7
Debt Financing Sources	A-7
Debt Payoff Amount	56, A-7
Definitive Financing Agreement	A-7
DGCL	1, A-7
Dissenting Shares	9, A-7
Effective Time	2, A-7
Enforcement Expenses	64, A-7
Environmental Laws	A-7
Equity Commitment Letters	A-8
Equity Financing	28, A-8
ERISA	A-8
ERISA Affiliate	A-8
Evercore	23, A-8
Exchange Act	A-8
Exchange Fund	4, A-8
Existing Credit Agreement	A-8
Existing D&O Insurance Policies	46, A-8, A-16
Expenses	A-8
Final Offering Period	7, A-9
Financing	28, A-9
Financing Commitments	A-9
Funding Obligations	30, A-9
Funds	30, A-9
GAAP	A-9
Government Official	A-9
Governmental Authority	A-9
Guarantees	1, A-9
Guarantors	28, A-9
Hazardous Materials	A-9
HSR Act	A-9
Intellectual Property Rights	18, A-10
Intervening Event	43, A-10
IRS	A-10
Knowledge	A-10
Law	A-10
Leased Real Property	22, A-10
Leases	A-10
Lenders	A-10

A-vi

Lien	A-10
Marketing Period	A-10
Maximum Amount	47, A-11
Merger	1, A-11
Merger Consideration	4, A-11
Merger Litigation	38, A-11
New Debt Commitment Letter	52, A-11
New Plans	49, A-11
Non-Material Licenses	21, A-11
Notice of Adverse Recommendation	44, A-11
Notice of Superior Proposal	44, A-11
Notice Period	44, A-11
November Stockholder Meeting	A-11
NYSE	13, A-11
Old Plans	49, A-11
Order	A-11
Owned Real Property	21, A-11
Parent	1, A-11
Parent Liability Limit	62, A-12
Parent Material Adverse Effect	A-12
Parent Organizational Documents	A-12
Parent Related Parties	63, A-12
Paying Agent	4, A-12
Paying Agent Agreement	4, A-12
Payoff Letter	56, A-12
Permitted Events	23, A-12
Permitted Lien	A-12
Person	A-13
Personal Information	A-13
Process	A-13
Proxy Statement	14, A-13
Release	A-13
Representatives	A-13
Requisite Stockholder Approval	23, A-14
Reverse Termination Fee	A-14
Rights	A-14
Rights Agreement	A-14
Rights Agreement Amendment	24, A-14
Sanctioned Country	A-14
Sanctioned Person	A-14
Sanctions and Export Control Laws	A-15
SEC	A-15
SEC Clearance Date	37, A-15
Secretary	2, A-15
Section 16 Officer	A-15
Securities Act	A-15
Security Incident	A-15
Senator	A-15
Senator and Cannae Consent Solicitation	A-15
Solvent	31, A-15
Stockholders’ Meeting	37, A-15
Subsidiary	A-15

A-vii

Superior Proposal	45, A-16
Surviving Corporation	2, A-16
Tail Coverage	47
Takeover Law	23, A-16
Tax	A-16
Tax Returns	A-16
Taxes	A-16
Termination Date	60, A-16
Termination Fee	A-16
Third Party	A-16
Trade Controls	24, A-17
Treasury Regulations	A-17
Unsolicited Proposal	A-17
VDR	25, A-17

A-viii

THIS AGREEMENT AND PLAN OF MERGER, dated as of February 4, 2021 (this “Agreement”), is made by and among Celestial-Saturn Parent Inc., a Delaware corporation (“Parent”), Celestial-Saturn Merger Sub Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Acquisition Sub”), and CoreLogic, Inc., a Delaware corporation (the “Company”).

W I T N E S E T H:

WHEREAS, the board of directors of the Company has unanimously (a) approved this Agreement, the merger (the “Merger”) of Acquisition Sub with and into the Company, pursuant to the Delaware General Corporation Law (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement, and the other transactions contemplated hereby, (b) determined that the Merger and the other transactions contemplated hereby, taken together, are advisable and in the best interests of the Company and its stockholders and (c) subject to the terms of this Agreement, resolved to recommend the adoption of this Agreement by the Company’s stockholders;

WHEREAS, the boards of directors of each of Parent and Acquisition Sub have unanimously (a) approved this Agreement, the Merger and the other transactions contemplated hereby, (b) determined that the Merger and the other transactions contemplated hereby, taken together, are advisable and in the best interests of Parent, Acquisition Sub and their respective stockholders, and (c) recommended the approval of this Agreement by Parent, as Acquisition Sub’s sole stockholder;

WHEREAS, Parent, acting in its capacity as the sole stockholder of Acquisition Sub, has adopted this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Parent and Acquisition Sub have delivered to the Company limited guarantees (collectively, the “Guarantees”) of the Guarantors (as defined below), dated as of the date hereof, pursuant to which the Guarantors have guaranteed certain obligations of Parent and Acquisition Sub; and

WHEREAS, each of Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement or in Appendix A.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue under the name “CoreLogic, Inc.” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

Section 2.2 The Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m. (New York City time) on a date to be specified by the Company and Parent, but no later than the third (3rd) Business Day after the satisfaction or, to the extent not prohibited by Law, waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent not prohibited by Law, waiver of such conditions at the Closing); provided, that if the Marketing Period has not ended as of such date, the Closing will occur on the earlier of (a) a date during the Marketing Period specified by Parent in writing on no fewer than two (2) Business Days’ notice to the Company and (b) the third (3rd) Business Day immediately following the last day of the Marketing Period, in each case, subject to the satisfaction or, to the extent not prohibited by Law, waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or, to the extent not prohibited by Law, waiver of such conditions). The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP; One Manhattan West; New York, New York 10001, or by the electronic exchange of documents, unless another time, date or place is agreed to in writing by the Company and Parent (such date being the “Closing Date”).

Section 2.3 Effective Time.

(a) Concurrently with the Closing, each of the Company, Parent and Acquisition Sub shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be executed, acknowledged, delivered to and filed with the Office of the Secretary of State of the State of Delaware (the “Secretary”) as provided under the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been received for filing by the Secretary (such date and time of filing, or such later time as may be agreed to by Parent, Acquisition Sub and the Company and set forth in the Certificate of Merger, being hereinafter referred to as the “Effective Time”).

(b) The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Acquisition Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.4 Certificate of Incorporation and Bylaws. Subject to compliance with Section 6.6, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation and bylaws of Acquisition Sub, until thereafter amended in accordance with the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL, except that (i) in each case, the name of the Surviving Corporation shall be CoreLogic, Inc. and (ii) the indemnity provisions shall be the same as those under CoreLogic, Inc.’s certificate of incorporation and bylaws, respectively, in each case as in effect as of the date of this Agreement.

Section 2.5 Board of Directors. The board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.6 Officers. From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Securities. At the Effective Time (or such other time specified in this Section 3.1), by virtue of the Merger and without any action on the part of the Company, Parent, Acquisition Sub or any holder of any securities of the Company or Acquisition Sub or any other Person:

(a) Expiration or Cancellation of Company Securities. Immediately prior to the Effective Time, all issued and outstanding Rights will expire in their entirety without any payment being made in respect thereof in accordance with the Rights Agreement Amendment. Each share of common stock, par value $0.00001 per share, of the Company (the “Company Common Stock”) held by the Company or any Subsidiary of the Company (including shares held as treasury stock) or held, directly or indirectly, by Parent or Acquisition Sub or any of their wholly owned Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist as issued or outstanding shares, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b) Conversion of Company Securities. Except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares cancelled pursuant to Section 3.1(a) and any Dissenting Shares) shall be converted into the right to receive $80.00 per share of Company Common Stock in cash, without interest (the “Merger Consideration”). Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 3.1(b) shall no longer be issued or outstanding and shall automatically be cancelled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry evidence of shares (“Book-Entry Evidence”) which immediately prior to the Effective Time represented such shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Evidence in accordance with Section 3.2, the Merger Consideration without interest thereon.

(c) Conversion of Acquisition Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, $0.01 par value per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one (1) fully paid, non-assessable share of common stock, $0.01 par value per share, of the Surviving Corporation and shall constitute the only issued or outstanding shares of capital stock of the Surviving Corporation.

(d) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or similar event, or combination, exchange or readjustment of shares, or any stock dividend or distribution with a record date during such period, the Merger Consideration shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 3.1(d) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.2 Payment for Securities; Exchange of Certificates.

(a) Designation of Paying Agent; Deposit of Exchange Fund. No later than ten (10) days prior to the Effective Time, Parent shall, at its sole cost and expense, designate a reputable bank or trust company (the “Paying Agent”) that is organized and doing business under the laws of the United States, the identity and the terms of appointment of which to be reasonably acceptable to the Company, to act as paying agent for the payment of the Aggregate Merger Consideration, and shall enter into an agreement (the “Paying Agent Agreement”) relating to the Paying Agent’s responsibilities with respect thereto, in form and substance reasonably acceptable to the Company. Prior to the Effective Time, Parent shall deposit, or cause to be deposited with the Paying Agent, cash constituting an amount equal to the Aggregate Merger Consideration (such Aggregate Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”); provided that the Company shall, and shall cause its Subsidiaries to, at the written request of Parent, deposit with the Paying Agent at the Closing such portion of the Aggregate Merger Consideration from the Company Cash on Hand as specified in such request. In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(b), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payments in full. Parent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock and (ii) applied promptly to making the payments pursuant to Section 3.1(b). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1, except as expressly provided for in this Agreement.

(b) Procedures for Exchange.

(i) Certificates. As promptly as reasonably practicable following the Effective Time and in any event not later than the second (2nd) Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent and the Company may reasonably specify).

(ii) Book-Entry Evidence. As promptly as reasonably practicable following the Effective Time and in any event not later than the second (2nd) Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Book-Entry Evidence not held through The Depository Trust Company (and to deliver to The Depository Trust Company, in the case of holders of Book-Entry Evidence held through The Depository Trust Company) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (A) a letter of transmittal, which shall be in the form and have such other provisions as Parent and the Company may reasonably specify, and (B) instructions for returning such letter of transmittal in exchange for the right to receive the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Book-Entry Evidence shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent and the Company may reasonably specify).

Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Evidence shall be required to deliver a Certificate or, in the case of holders of Book-Entry Evidence held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 3.1(b).

(c) Timing of Exchange. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Evidence for cancellation to the Paying Agent, together with, in the case of Certificates and Book-Entry Evidence not held through The Depository Trust Company, a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Evidence held through The Depository Trust Company, receipt of an “agent’s message” by the Paying Agent, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Evidence shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Evidence upon the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), Book-Entry Evidence or “agent’s message,” and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Evidence so surrendered shall be forthwith cancelled. The Paying Agent Agreement shall provide that the Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Evidence upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Evidence on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Evidence.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Evidence for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon written demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation as a general creditor thereof for payment of their claims for Merger Consideration (without any interest thereon) in respect thereof, subject to abandoned property, escheat or similar Law.

(e) No Liability. None of Parent, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Evidence shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or Book-Entry Evidence would otherwise escheat to or become the property of any Governmental Authority, any such cash in respect of such Certificate or Book-Entry Evidence shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent Agreement shall provide that the Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment (including any losses thereon) shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses (or any diminishment of the Exchange Fund for any other reason below the level required to make prompt cash payment in full of the aggregate funds required to be paid pursuant to the terms hereof) Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) all such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.

(g) Withholding. Parent, Acquisition Sub, the Surviving Corporation, and the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law. To the extent that amounts are so deducted and withheld or paid over to or deposited with the relevant Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.3 Company Equity Awards. Unless otherwise agreed between Parent and an individual holder of a Company Security:

(a) Company Options. At the Effective Time, each Company Option (whether or not vested) that is outstanding immediately prior to the Effective Time shall automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the per-share exercise price for such Company Option multiplied by (ii) the total number of shares of Company Common Stock underlying such Company Option (the “Company Option Consideration”); provided that if the exercise price per share of Company Common Stock of such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled without any cash payment or other consideration being made in respect thereof.

(b) Treatment of Company RSUs. At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock underlying such Company RSU (including any shares of Company Common Stock in respect of dividend equivalent units credited thereon) multiplied by (ii) the Merger Consideration (the “Company RSU Consideration”).

(c) Treatment of Company PSUs. At the Effective Time each Company PSU that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the number of shares of Company Common Stock underlying such Company PSU (including any shares of Company Common Stock in respect of dividend equivalent units credited thereon) with performance measured in accordance with the terms of the applicable governing documents (i.e. based on the attainment of the applicable performance metrics at the greater of the target or actual level of performance), as determined by the board of directors of the Company or a committee thereof after consultation with Parent prior to the Effective Time multiplied by (ii) the Merger Consideration (the “Company PSU Consideration”).

(d) Treatment of Company ESPP. As soon as practicable following the date of this Agreement, the Company shall take all actions as may be required to provide that (i) the Offering Period (as defined in the Company ESPP) in effect as of the date hereof shall be the final Offering Period (such period, the “Final Offering Period”) and no further Offering Period shall commence pursuant to the Company ESPP after the date hereof, and (ii) except to the extent necessary to maintain the status of the Company ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the Treasury Regulations thereunder, each individual participating in the Final Offering Period on the date of this Agreement shall not be permitted to (A) increase his or her payroll contribution rate pursuant to the Company ESPP from the rate in effect when the Final Offering Period commenced or (B) make separate non-payroll contributions to the Company ESPP on or following the date of this Agreement. Prior to the Effective Time, the Company shall take all actions that may be necessary to (x) cause the Final Offering Period, to the extent that it would otherwise be outstanding at the Effective Time, to be terminated no later than ten (10) Business Days prior to the date on which the Effective Time occurs; (y) make any pro rata adjustments that may be necessary to reflect the Final Offering Period, but otherwise treat the Final Offering Period as a fully effective and completed Offering Period for all purposes pursuant to the Company ESPP; and (z) cause the exercise (as of no later than ten (10) Business Days prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the Company ESPP. On such exercise date, the Company shall apply the funds credited as of such date pursuant to the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP, and such shares of Company Common Stock shall be entitled to the Merger Consideration in accordance with Section 3.1(b). Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), the Company shall terminate the Company ESPP.

(e) Delivery of Company Equity Award Consideration; Withholding; Section 409A. Parent shall cause the Surviving Corporation to pay through the payroll system of the Surviving Corporation (to the extent applicable) to each holder of a Company Equity Award the Company Option Consideration, Company RSU Consideration and Company PSU Consideration, as applicable, less any required withholding Taxes and without interest, within ten (10) Business Days following the Effective Time. Notwithstanding anything herein to the contrary, (i) with respect to any Company Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that the Company determines prior to the Effective Time is not eligible to be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Company Equity Plan that will not trigger a Tax or penalty under Section 409A of the Code and (ii) with respect to Company Equity Awards held by individuals subject to Taxes imposed by the Laws of a country other than the United States, the parties hereto shall cooperate in good faith prior to the Effective Time to minimize the Tax impact of the provisions set forth in this Section 3.3.

(f) Corporate Actions. At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 3.3.

Section 3.4 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to Parent and the Company, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.5 Dissenting Shares. Notwithstanding Section 3.1(b), shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to, and has properly exercised and perfected his, her or its demand for, appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under Section 262 of the DGCL (whether occurring before, at or after the Effective Time), such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, in accordance with Section 3.2(b) and such shares shall not be deemed to be Dissenting Shares. The Company shall give Parent prompt written notice of any demands for appraisal of Company Common Stock received by the Company, written withdrawals or attempted withdrawals of such demands and any other instruments, notices or demands served on the Company pursuant to Section 262 of the DGCL. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL, or approve any withdrawal of any such demands or agree to do or commit to do any of the foregoing.

Section 3.6 Transfers; No Further Ownership Rights. From and after the Effective Time there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Evidence are presented to the Surviving Corporation, Parent or Paying Agent for transfer following the Effective Time, they shall be cancelled against delivery of the applicable Merger Consideration as provided for in Section 3.1(b) for each share of Company Common Stock formerly represented by such Certificates or Book-Entry Evidence. Payment of the Merger Consideration in accordance with the terms of this Article III, and, if applicable, any unclaimed dividends declared prior to the Effective Time upon the surrender of Certificates, shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Evidence.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (i) in the Company Disclosure Letter (subject to Section 9.3(b)) or (ii) in the Company SEC Documents filed or furnished by the Company on or after January 1, 2019 and prior to the date of this Agreement (other than any disclosures set forth under the headings “Risk Factors” or “Forward-Looking Statements” and any other disclosures included therein to the extent predictive, cautionary or forward-looking in nature); provided, that, nothing in the Company SEC Reports shall be deemed to be disclosures against Section 4.2(a) (other than with respect to clause (2) of the penultimate sentence of Section 4.2(a)), the Company hereby represents and warrants to Parent as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority as would not have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and (to the extent applicable) in good standing would not have a Company Material Adverse Effect. The Company’s amended and restated certificate of incorporation (the “Company Charter”) and amended and restated bylaws (the “Company Bylaws”), as currently in effect, are included in the Company SEC Documents.

Section 4.2 Capitalization.

(a) As of the close of business on February 1, 2021 (the “Capitalization Date”), the authorized capital stock of the Company consists of (i) 180,000,000 shares of Company Common Stock, 73,152,120 of which were issued and outstanding, (ii) 500,000 shares of preferred stock, par value $0.00001 per share, of which 100,000 shares were classified as Series A Junior Participating Preferred Stock (none of which were issued and outstanding), (iii) Company Options to purchase an aggregate of 158,104 shares of Company Common Stock (of which options to purchase an aggregate of 158,104 shares of Company Common Stock were exercisable) and (iv) 2,530,990.269 shares of Company Common Stock subject to outstanding Company Stock Units (with Company PSUs measured at the maximum level of performance). No shares of Company Common Stock were held by the Company in its treasury or by any Subsidiary of the Company. All outstanding shares of Company Common Stock are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date hereof, other than (1) in connection with the Rights Agreement, (2) as set forth above in this Section 4.2(a) or (3) any agreement solely between the Company and any of its Subsidiaries or between or among two or more Subsidiaries of the Company, there are no existing and outstanding (A) shares of capital stock or equity interests of the Company or securities of the Company or its Subsidiaries convertible into or exchangeable for shares of capital stock or other equity or voting interests of the Company or its Subsidiaries, (B) options, warrants, calls, restricted shares, phantom stock, stock appreciation rights, performance units, contingent value rights, subscriptions or other rights, convertible securities, agreements or commitments (including any bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company or its

Subsidiaries may vote) of any character to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity or voting interests in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity or voting interests, (C) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity or voting interests of the Company or any of its Subsidiaries, (D) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity or voting interests of the Company or any of its Subsidiaries or (E) contractual obligations or agreements restricting the transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights with respect to any Company Securities or capital stock of (or other equity or voting interest in) the Company’s Subsidiaries (the items in clauses (A) and (B) as they relate to the Company, including, for clarity, the Company Common Stock, Company Preferred Stock, Company Options and Company Stock Units, being referred to collectively as the “Company Securities”). Since the Capitalization Date through the date hereof, the Company has not (1) issued any Company Securities or incurred any obligation to make any payments to any Person based on the price or value of any Company Securities, other than in connection with any Company Equity Awards outstanding as of the close of business on the Capitalization Date in accordance with their terms, or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Company Securities. As of the date hereof, no dividends or similar distributions have accrued or been declared but are unpaid on any Company Securities, and the Company is not subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of any Company Securities (in each case, other than with respect to (x) dividends to be paid by any wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company and (y) the quarterly cash dividend declared on January 29, 2021 of $0.33 per share of Company Common Stock.

(b) All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are duly authorized, validly issued and fully paid and nonassessable and are owned of record and beneficially, directly or indirectly, by the Company or its relevant wholly owned Subsidiary and free and clear of all Liens except for restrictions imposed by applicable securities Laws and Permitted Liens.

(c) Neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company, which interest or investment is material to the Company and its Subsidiaries, taken as a whole.

(d) Section 4.2(d) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and accurate list of each outstanding Company Equity Award granted under any of the Company Equity Plans and: (i) the employee identification number of the holder of such Company Equity Award, (ii) the number of shares of Company Common Stock subject to such outstanding Company Equity Award, (iii) if applicable, the exercise price, strike price, or similar pricing of such Company Equity Award, (iv) the date on which such Company Equity Award was granted or issued, and (v) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof.

Section 4.3 Authority Relative to Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Requisite Stockholder Approval and the occurrence of the stockholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act, regardless of the outcome of such advisory vote (the “Company Stockholder Advisory Vote”), to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by the Company, and except for the Requisite Stockholder Approval and the occurrence of the Company Stockholder Advisory Vote, no other corporate Action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the

Company and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The board of directors of the Company has unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby are advisable and in the best interests of the Company and its stockholders and (iii) resolved to make the Company Recommendation (provided that any change, modification or rescission of such recommendation by the board of directors of the Company in accordance with Section 6.5 shall not be a breach of the representation in clause (iii)).

Section 4.4 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the Company Charter or Company Bylaws, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 4.4(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration, loss of rights or cancellation of, any Company Material Contract, or (iv) result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii), (iii) and (iv), any such conflict, violation, breach, default, termination, acceleration, cancellation or Lien that would not (x) have a Company Material Adverse Effect or (y) reasonably be expected to, individually or in the aggregate, prevent or materially delay or impair the ability of the Company to consummate the Transactions (this clause (y), a “Company Impairment Effect”).

(b) No consent, approval, license, permit, Order or authorization (a “Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of the Proxy Statement in preliminary and definitive forms and the applicable requirements of and filings with the SEC under the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iii) applicable requirements under applicable securities Laws or corporation or Blue Sky Laws of various states, (iv) such filings as may be required in connection with the Taxes described in Section 8.6, (v) filings with The New York Stock Exchange (the “NYSE”), (vi) such other items required solely by reason of the participation of Parent or Acquisition Sub in the transactions contemplated hereby, (vii) compliance with and filings or notifications under the HSR Act or other Antitrust and Foreign Investment Laws and (viii) such other Consents, registrations, declarations, filings or notices with or to any Governmental Authority the failure of which to be obtained or made would not have a (x) Company Material Adverse Effect or (y) Company Impairment Effect.

Section 4.5 Permits; Compliance With Laws.

(a) The Company and its Subsidiaries are in possession of all requisite franchises, grants, easements, variances, exceptions, Consents and certificates necessary for the Company and its Subsidiaries to carry on their business as it is now being conducted (the “Company Permits”), and all Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession of or be in full force and effect, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect.

(b) None of the Company or any of its Subsidiaries is in, or has been since January 1, 2019, and to the Knowledge of the Company none of the Company or any of its Subsidiaries has received written notice from any Governmental Authority with respect to, any default or violation of any Law applicable to the Company or any of its Subsidiaries, except for any such defaults or violations that would not have a Company Material Adverse Effect.

Section 4.6 Company SEC Documents; Financial Statements.

(a) Since January 1, 2019, the Company has, in all material respects, filed or furnished with the SEC all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (together with any amendments, exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed by the Company (or, if amended, as of the date of the last amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading; provided, however, in each case, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company with the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act.

(b) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received by the Company or any of its Subsidiaries from the SEC or its staff. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(c) The consolidated financial statements (including all related notes) of the Company included in the Company SEC Documents (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and its consolidated statements of operations and consolidated statements of cash flows for the respective periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, absence of notes and any other adjustments described therein, including any notes thereto, which would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole) and (ii) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form or other rules under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.7 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries expressly for inclusion or incorporation by reference in the proxy statement relating to the approval by the stockholders of the Company of this Agreement (together with any amendments or supplements thereto, the “Proxy Statement”), will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with regards to statements made therein based on information supplied by or on behalf of Parent or Acquisition Sub (or any of their Affiliates) for inclusion therein.

Section 4.8 Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act. To the Knowledge of the Company, the Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the board of directors of the Company (a) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 4.9 Absence of Certain Changes or Events. From January 1, 2020 to the date of this Agreement, except with respect to (a) any matters related to the Unsolicited Proposal, the related November Stockholder Meeting (including the resulting changes to the composition of the Company’s board of directors) or the Senator and Cannae Consent Solicitation (including any resulting changes to the composition of the Company’s board of directors), (b) the process conducted by the Company to consider strategic alternatives, including the sale of the Company and the negotiation, execution and delivery of this Agreement and (c) any COVID Measures, (i) the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any adverse change, event, effect or circumstance that has had a Company Material Adverse Effect. Section 4.9 of the Company Disclosure Letter sets forth the aggregate value (in U.S. dollars) of principal outstanding under all indebtedness for borrowed money of the Company and its Subsidiaries as of the date hereof.

Section 4.10 No Undisclosed Liabilities. Except (a) as reflected, disclosed or reserved against in the Company’s consolidated balance sheet as of September 30, 2020 (as amended or restated, as applicable) or the notes thereto included in the Company’s most recent 10-Q, (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, violation of Law or misappropriation), since September 30, 2020, (c) for liabilities or obligations incurred in connection with this Agreement, the transactions contemplated hereby, the Unsolicited Proposal, the November Stockholder Meeting, the Senator and Cannae Consent Solicitation or the process conducted by the Company to consider strategic alternatives, including the sale of the Company and the negotiation, execution and delivery of this Agreement, (d) for liabilities or obligations that would not have a Company Material Adverse Effect or (e) as set forth in Section 4.10 of the Company Disclosure Letter, the Company and its Subsidiaries do not have any liabilities or obligations of any nature, whether or not accrued, contingent, absolute, determined, determinable or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or disclosed in the notes thereto) of the Company. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Company SEC Documents.

Section 4.11 Litigation. Except as set forth in Section 4.11 of the Company Disclosure Letter, as of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened by or against the Company, any of its Subsidiaries or any present or former officer, director, manager or employee of the Company or any of its Subsidiaries (in such individuals’ capacity as such), that would have a Company Material Adverse Effect, nor is there any Order of any Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries that would have a Company Material Adverse Effect. As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, enjoin, modify, materially delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.12 Employee Benefit Plans.

(a) Section 4.12(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each material Company Benefit Plan (which list may reference a form of such Company Benefit Plan). The Company has made available to Parent a true and complete copy of each material Company Benefit Plan and all amendments thereto and a true and complete copy of the following items (in each case, only if applicable): (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual report on IRS Form 5500 and (iv) the most recently received IRS determination letter or IRS opinion letter.

(b) Except as would not have a Company Material Adverse Effect, (i) each of the Company Benefit Plans has been maintained, operated, administered and funded in accordance with its terms and in compliance with applicable Laws, (ii) no Action (other than routine claims for benefits) is pending against or involves or, to the Knowledge of the Company, is threatened against or reasonably expected to involve, any Company Benefit Plan before any court or arbitrator or any Governmental Authority or otherwise, (iii) payments required to be paid by the Company or any of its Subsidiaries pursuant to the terms of a Company Benefit Plan or by applicable Law (including, all contributions and insurance premiums) with respect to all prior periods have been made or provided for by the Company or its Subsidiaries in accordance with the provisions of such Company Benefit Plan or applicable Law and (iv) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA or breach of fiduciary duty (as determined under ERISA), has occurred or is reasonably expected to occur with respect to the Company Benefit Plans.

(c) (i) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Company Benefit Plan as to its qualified status under the Code, or with respect to a prototype Company Benefit Plan, the prototype sponsor has received a favorable IRS opinion letter, or the Company Benefit Plan or prototype sponsor has remaining a period of time under applicable Code regulations or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of each such Company Benefit Plan and (ii) to the Knowledge of the Company, no event has occurred since the most recent determination or opinion letter or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan.

(d) Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) currently sponsors, maintains, administers or contributes to, has any obligation to contribute to or has any actual or potential liability in respect of, or has within the previous six (6) years sponsored, maintained, administered or contributed to (or had any obligation to contribute to within the previous six (6) years); (i) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); or (iv) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(e) Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby (whether alone or in connection with any subsequent event(s)) will (i) entitle any current or former director, employee, consultant or independent contractor of the Company or any of its Subsidiaries to any material payment, (ii) materially increase the amount or value of any benefit or compensation or other obligation payable or required to be provided to any such director, employee, consultant or independent contractor of the Company or any of its Subsidiaries, (iii) accelerate the time of, or trigger any, payment, funding (whether to a trust of otherwise) or vesting of amounts due to any such director, employee, consultant or independent contractor of compensation or benefits due to any such Person under any Company Benefit Plan or otherwise or (iv) result in any payments or benefits which would not reasonably be expected to be deductible under Section 280G of the Code or which would cause any Tax or penalty under Section 4999 of the Code.

(f) Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any Person for any Tax incurred by such Person under Section 409A or 4999 of the Code.

(g) Except as would not have a Company Material Adverse Effect, none of the Company or its Subsidiaries has any obligations for post-termination health or life insurance benefits under any Company Benefit Plan or otherwise (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code).

Section 4.13 Labor Matters.

(a) Except as set forth in Section 4.13 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any works council or collective bargaining agreement or other similar Contract, other than industry-wide agreements outside of the United States, and no employees of the Company or its Subsidiaries are represented by any labor union, works council, or other labor organization with respect to their employment with the Company or its Subsidiaries. Except as would not have a Company Material Adverse Effect, there are no labor related strikes, walkouts or other work stoppages or material labor disputes pending or, to the Knowledge of the Company, threatened in writing, and, since January 1, 2019, neither the Company nor any of its Subsidiaries has experienced any such labor related strike, walkout or other work stoppage or material labor disputes. To the Knowledge of the Company, there is no pending organizing campaign and no labor union, works council or other organization of employees has made a pending written demand for recognition or certification, in each case, with respect to any employees of the Company or any of its Subsidiaries.

(b) Except as would not have a Company Material Adverse Effect, since January 1, 2019, there have not been any sexual harassment, or other discrimination, retaliation or policy violation allegations against any officers, directors, employees, contractors, or agents of the Company or its Subsidiaries.

Section 4.14 Intellectual Property Rights.

(a) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries own, or have the right to use in the manner currently used, all patents, trademarks, trade names, copyrights, Internet domain names, service marks, trade secrets, Data, software and other intellectual property rights (the “Intellectual Property Rights”) that are material to the business of the Company and its Subsidiaries as currently conducted, free and clear of all Liens other than Permitted Liens. Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received, in the twelve (12) months preceding the date hereof and the Closing, any written charge, complaint, claim, demand or notice challenging the validity of any Intellectual Property Rights owned by the Company or any of its Subsidiaries (the “Company Intellectual Property Rights”).

(b) To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate, and since January 1, 2019 has not infringed upon, misappropriated or otherwise violated, any Intellectual Property Rights of any other Person, except for any such infringement, misappropriation or other violation that would not have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries has received, in the twelve (12) months preceding the date hereof, any written charge, complaint, claim, demand or notice (i) alleging any such infringement, misappropriation or other violation by the Company or any of its Subsidiaries or (ii) with respect to any Security Incident or violation of any Data Security Requirement or Processing of Personal Information, except in each case as would not have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date hereof and the Closing, no other Person is infringing, misappropriating or otherwise violating any Company Intellectual Property Rights, except for any such infringement, misappropriation or other violation as would not have a Company Material Adverse Effect. This Section 4.14(b) constitutes the only representation and warranty of the Company with respect to any actual or alleged infringement, misappropriation or other violation of any Intellectual Property Rights of any other Person.

(c) To the Knowledge of the Company, no software products developed and owned by the Company and its Subsidiaries incorporate any “open source” software in a manner that requires material source code owned by the Company and its Subsidiaries to be disclosed, licensed, distributed, or dedicated to the public except as would not have a Company Material Adverse Effect.

(d) The Company and its Subsidiaries are in compliance with, and have since January 1, 2019 been in compliance with, all applicable Laws relating to privacy, data protection, data security, or the collection or use of Personal Information collected, used, held for use or otherwise Processed by the Company and its Subsidiaries (“Data Security Requirement”), except where the failure to be in compliance would not have a Company Material Adverse Effect.

(e) To the Knowledge of the Company, neither the Company nor its Subsidiaries have experienced any unauthorized access or other Security Incident with respect to any Company Systems, Data or Personal Information Processed by or on behalf of the Company or any of its Subsidiaries, or that is otherwise material to the business of the Company or any of its Subsidiaries, except as would not have a Company Material Adverse Effect.

Section 4.15 Taxes.

(a) Except as would not have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have timely filed all Tax Returns required to be filed by any of them; (ii) each of such filed Tax Returns (taking into account all amendments thereto) is complete and accurate; and (iii) the Company and each of its Subsidiaries have timely paid in full all Taxes (including withholding Taxes) due and owing by each of them except for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been provided on the Company SEC Documents filed prior to the date hereof.

(b) Except as would not have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has received written notice of, or has pending, in process, or otherwise outstanding, any audit, examination or other Action from any Taxing Authority in respect of any Tax Returns or liabilities for Taxes of the Company or any of its Subsidiaries, which have not been fully paid or settled; (ii) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens; and (iii) with respect to any Tax years open for audit as of the date hereof, neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment or collection of, any Tax.

(c) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or Treasury Regulations Section 301.6111-2(b)(2) in any Tax year for which the statute of limitations has not expired.

(d) Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, consolidated, combined, unitary, or aggregate group for Tax purposes, other than a group of which the Company is the common parent; (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any corresponding or similar provision of state, local, or non-U.S. Law) or as a transferee or successor; or (iii) is a party to or bound by, nor does it have any obligation under, any Tax sharing, indemnification, allocation, gross-up, or other similar agreements or arrangements (other than pursuant to contracts entered into in the ordinary course of business that do not have a primary purpose relating to Taxes or Tax sharing, indemnification, allocation, or gross-up).

(e) Since January 1, 2019, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock that was intended to be governed in whole or in part by Sections 355 or 361 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law).

For the avoidance of doubt, for purposes of this Section 4.15, any reference to the Company or any Subsidiary of the Company shall be deemed to include any predecessor Person that converted into, merged with, or was liquidated into the Company or such Subsidiary. The representations and warranties set forth in this Section 4.15 and, to the extent relating to Tax matters, Section 4.12, are the Company’s sole and exclusive representations with respect to Tax matters in this Agreement.

Section 4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of each Company Material Contract. For purposes of this Agreement, “Company Material Contract” means any Contract (other than any Company Benefit Plan, Contract related to any Leased Real Property or Contract solely between or among the Company and/or any of its Subsidiaries) to which the Company or any of its Subsidiaries is a party or their respective properties or assets are bound, except for this Agreement, that:

(i) constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii) is a joint venture, alliance, partnership or similar agreement that is material to the operation of the Company and its Subsidiaries, taken as a whole;

(iii) is a loan, guarantee of indebtedness or credit agreement, note, mortgage, indenture or other binding commitment relating to indebtedness for borrowed money or the deferred purchase price of property or services (other than those related to (A) trade payables arising in the ordinary course of business or (B) indebtedness for borrowed money or the deferred purchase price of property or services, in each case, less than $10 million individually);

(iv) is an acquisition agreement, asset purchase agreement, stock purchase agreement or other similar agreement (other than agreements to purchase or acquire assets in the ordinary course of business), pursuant to which (A) the Company or any Subsidiary of the Company is required to pay total consideration (including assumption of debt) after the date hereof in excess of $25 million (including pursuant to any earn-out or similar provision) or (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries (or any interests therein) after the date of this Agreement with a purchase price of more than $25 million;

(v) is an agreement entered into outside the ordinary course of business that obligates the Company or any of its Subsidiaries to make any future capital commitment or capital expenditure in excess of $10 million in any one year period that cannot be terminated on less than ninety (90) days’ notice without material payment or penalty;

(vi) is (A) one of the top ten (10) customer Contracts, measured by revenue, of the Company and its Subsidiaries (taken as a whole) for the year ended December 31, 2020, or (B) a material Contract with one of the top ten (10) suppliers, measured by dollar volume of purchases, of the Company and its Subsidiaries (taken as a whole) for the year ended December 31, 2020;

(vii) except as would not be material to the Company and its Subsidiaries, taken as a whole, is an agreement that prohibits the Company or any of its Subsidiaries from (A) competing in any line of business in any geographical location or (B) selling any products or services of or to any other Person in any geographic region;

(viii) is (x) an agreement pursuant to which the Company or any of its Subsidiaries is granted or grants a right to material Intellectual Property Rights, or (y) any agreement providing for the development or acquisition of any material Intellectual Property Rights (other than Contracts (A) in which grants of Intellectual Property Rights are incidental to such Contracts, (B) granting rights to use commercially available third party hardware or software including pursuant to shrink wrap, click through or other standard licensing terms, (C) with customers and distributors that are non-exclusive and entered into in the ordinary course of business consistent with past practice, and (D) with contractors or employees substantially on the Company’s standard forms ((A)-(D), collectively, “Non-Material Licenses”)); or

(ix) is an agreement in settlement of a dispute that imposes material obligations on the Company or its Subsidiaries after the date hereof.

(b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have a Company Material Adverse

Effect. As of the date hereof, to the Knowledge of the Company, (i) no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract, and (ii) no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder, where such breach or default would have a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary and, to the Knowledge of the Company, the other parties thereto (other than to the extent that any Company Material Contracts have expired or terminated in accordance with their terms after the date hereof), except such as would not have a Company Material Adverse Effect; provided that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (B) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. As of the date of this Agreement, to the Knowledge of the Company, neither the Company nor any Subsidiary has received any written notice of a material breach or material default from a counterparty to any Company Material Contract.

(c) Complete and correct copies of each Company Material Contract (other than any immaterial omissions), as amended and supplemented, have been filed with the SEC or made available by the Company to Parent, in each case prior to the date hereof.

Section 4.17 Real Property.

(a) All material real property owned by the Company or any of its Subsidiaries (collectively, the “Owned Real Property”) is disclosed in Section 4.17(a) of the Company Disclosure Letter.

(b) All material real property leased, subleased, licensed or otherwise occupied (whether as a tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the “Leased Real Property”) is disclosed in Section 4.17(b) of the Company Disclosure Letter.

(c) As of the date hereof, except as would not have a Company Material Adverse Effect, the Company and/or its Subsidiaries have good fee simple title to all Owned Real Property and valid leasehold, subleasehold or license interests in all Leased Real Property free and clear of all Liens, except Permitted Liens.

(d) As of the date hereof, to the Knowledge of the Company, except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written communication from, or given any written communication to, any other party to a lease for the Leased Real Property to which the Company or a Subsidiary is a party, alleging that the Company or any of its Subsidiaries or such other party, as the case may be, is in default under such lease.

Section 4.18 Environmental. Except as would not have a Company Material Adverse Effect:

(a) the Company and its Subsidiaries are, and since January 1, 2019 have been, in compliance with all applicable Environmental Laws, including possessing all Company Permits required for their operations under applicable Environmental Laws;

(b) there is no pending or threatened Action pursuant to any Environmental Law against the Company or any of its Subsidiaries;

(c) since January 1, 2019 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Person, including any Governmental Authority, alleging that the Company or any of its Subsidiaries has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved;

(d) neither the Company nor any of its Subsidiaries (i) is a party or subject to any Order pursuant to Environmental Law (ii) to the Knowledge of the Company, has exposed any person to any Hazardous Material that would give rise to liability (contingent or otherwise) pursuant to Environmental Law; or (iii) has assumed, undertaken or provided an indemnity with respect to any liability (contingent or otherwise) of any other Person relating to any Environmental Law; and

(e) to the Knowledge of the Company, with respect to the Owned Real Property and the Leased Real Property, there have been no Releases on or underneath any of such real properties that has caused environmental contamination at such real properties that is reasonably likely to result in an obligation to remediate such environmental contamination pursuant to applicable Environmental Law or result in liability pursuant to applicable Environmental Law with respect to remediation conducted by other Persons.

The representations and warranties set forth in this Section 4.18 are the Company’s sole and exclusive representations with respect to environmental matters in this Agreement.

Section 4.19 Vote Required. The adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Stockholders’ Meeting (the “Requisite Stockholder Approval”) is the only approval of holders of securities of the Company that is required in connection with the consummation of any of the transactions contemplated hereby.

Section 4.20 Brokers. Except for those Persons set forth in Section 4.20 of the Company Disclosure Letter and Evercore Group L.L.C. (“Evercore”), no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has delivered to Parent a complete, correct and unredacted copy of its engagement letter between the Company and Evercore entered into in connection with the Merger, as in effect on the date hereof.

Section 4.21 Opinion of Financial Advisor. The board of directors of the Company has received the opinion of Evercore to the effect that, as of the date of such opinion and subject to the factors, assumptions, limitations, qualifications and other matters considered in connection with the preparation thereof as set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock.

Section 4.22 Insurance. Section 4.22 of the Company Disclosure Letter contains a list of the material insurance policies maintained by the Company in effect as of the date of this Agreement. To the Knowledge of the Company, except as would not have a Company Material Adverse Effect, as of the date of this Agreement, (a) each such insurance policy is in full force and effect and all premiums due thereon have been paid in full and (b) the Company has not received a written notice of cancellation from the insurer(s) of any such insurance policy.

Section 4.23 Takeover Statutes. The board of directors of the Company has taken such actions and votes as are necessary to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law (each a “Takeover Law”) inapplicable to this Agreement, the Merger or any other transactions contemplated by this Agreement.

Section 4.24 Rights Agreement. The Company has taken all actions necessary to (a) render the Rights Agreement inapplicable to this Agreement and the transactions contemplated by this Agreement; (b) ensure that in connection with the transactions contemplated by this Agreement, (i) neither Parent, Acquisition Sub or any of their “Affiliates” or “Associates” (each as defined in the Rights Agreement), either individually or together, shall be deemed to be or become an “Acquiring Person” (as defined in the Rights Agreement) solely by virtue of, or as a result of, (A) the approval, adoption, execution, delivery and/or amendment of this Agreement, (B) the public announcement and/or public disclosure by any Person of this Agreement or any of the transactions contemplated hereby, including, but not limited to, the Merger and (C) the performance and/or consummation of any of the transactions contemplated by this Agreement, including, without limitation, the Merger (the foregoing actions, the “Permitted Events”) and (ii) none of a “Stock Acquisition Date,” a “Distribution Date,” a “Flip-In Event” (as such terms are defined in the Rights Agreement) or an event described in Section 13(a) in the Rights Agreement will occur or be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event; and (c) provide that the “Expiration Date” (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time. Prior to the execution of this Agreement, the Company has provided Parent with a copy of the resolutions of the board of directors of the Company and a copy of the amendment to the Rights Agreement (the “Rights Agreement Amendment”), in each case effecting the foregoing sentence. The Company is not a party to any stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan, other than the Rights Agreement.

Section 4.25 International Trade and Anti-Corruption. Except as would not have a Company Material Adverse Effect:

(a) Neither the Company nor its Subsidiaries, nor, to the Knowledge of the Company, any of their respective officers, directors, employees or agents is currently or has since January 1, 2019 been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in or for the benefit of any Sanctioned Country in a manner that would violate applicable Sanctions and Export Control Laws; or (iii) otherwise in violation of any applicable Sanctions and Export Control Laws or U.S. antiboycott requirements (“Trade Controls”).

(b) Neither the Company nor its Subsidiaries, nor, to the Knowledge of the Company, any of their respective officers, directors, employees or agents, has since January 1, 2019 violated or is currently violating any Anti-Corruption Laws.

(c) Neither the Company nor its Subsidiaries is or has been since January 1, 2019 the subject of any Action regarding any offense or alleged offense under Trade Controls or Anti-Corruption Laws, and no such investigation, inquiry or proceedings are pending and, to the Knowledge of the Company, none is threatened.

Section 4.26 Related Party Transactions. As of the date hereof, except as disclosed in the Company SEC Documents, no relationship exists that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.27 No Other Representations or Warranties.

(a) Except for the representations and warranties expressly set forth in this Article IV or in any certificate delivered hereunder, neither the Company nor any other Person on behalf of the Company makes, or has made (and the Company, on behalf of itself, each of the Company’s Subsidiaries and their respective Affiliates and Representatives, hereby disclaims), any express or implied representation or warranty with respect to the Company or any of the Company’s Subsidiaries or with respect to the accuracy or completeness of any information provided, or made available, to Parent, Acquisition Sub or any of their Affiliates or Representatives, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and Parent and Acquisition Sub and their respective Representatives and Affiliates are not relying on, and waive any claim based on reliance on, any representation, warranty or other information of the Company, any of the Company’s Subsidiaries or any other Person except for those expressly set forth in this Article IV or in any certificate delivered hereunder. Except for the representations and warranties expressly set forth in this Article IV or in any certificate delivered hereunder, none of the Company, any of the Company’s Subsidiaries or any other Person makes (and the Company, on behalf of itself, each of the Company’s Subsidiaries, and their respective Affiliates and Representatives, hereby disclaims) any express or implied representation or warranty (including as to completeness or accuracy) to Parent or Acquisition Sub with respect to, and none of the Company, the Company’s Subsidiaries or any other Person shall be subject to, any liability to Parent, Acquisition Sub or any other Person resulting from, the Company, the Company’s Subsidiaries or their respective Representatives providing or making available to Parent, Acquisition Sub or any of their Affiliates or their respective Representatives, or resulting from the omission of, any estimate, projection, prediction, forecast, data, financial information, memorandum, presentation or any other materials or information, including any materials or information made available to Parent and/or its Representatives or Affiliates in connection with presentations by the Company’s management or information made available on any electronic data room for “Project Celestial” and maintained by the Company for purposes of the Merger and the other transactions contemplated by this Agreement, including the electronic data room hosted by Datasite under the title Celestial (collectively, the “VDR”).

(b) Except for the representations and warranties contained in Article V or in any certificate delivered hereunder, the Company acknowledges and agrees that (i) none of Parent, Parent’s Subsidiaries (including Acquisition Sub) or any other Person on behalf of Parent makes, or has made, any express or implied representation or warranty with respect to Parent or Acquisition Sub, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and the Company is not relying on any representation, warranty or other information of any Person except for those expressly set forth herein and (ii) no Person has been authorized by Parent, Parent’s Subsidiaries (including Acquisition Sub) or any other Person on behalf of Parent to make any representation or warranty relating to Parent or Acquisition Sub or their respective business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by the Company as having been authorized by either such entity.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification. Each of Parent and Acquisition Sub is a corporation, partnership or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority as would not have a Parent Material Adverse Effect. Each of Parent and Acquisition Sub is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and (to the extent applicable) in good standing would not have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the Parent Organizational Documents, as currently in effect, and neither Parent nor Acquisition Sub is in violation of any provision of such documents applicable to such party.

Section 5.2 Authority Relative to Agreement.

(a) Parent and Acquisition Sub have all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by Parent and Acquisition Sub, and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary entity action by Parent and Acquisition Sub, and no other entity Action on the part of Parent and Acquisition Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Acquisition Sub and, assuming due authorization, execution and delivery of this Agreement by the other party hereto, constitutes a legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The board of directors or similar governing body of each of Parent and Acquisition Sub has unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken as a whole, are advisable and in the best interests of Parent, Acquisition Sub and their respective stockholders or other equityholders, as applicable and (iii) recommended the approval of this Agreement by Parent, as Acquisition Sub’s sole stockholder. Parent, acting in its capacity as the sole stockholder of Acquisition Sub, has adopted this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and no further vote of, or consent by, Parent or Acquisition Sub is required.

Section 5.3 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement by Parent and Acquisition Sub nor the consummation by Parent and Acquisition Sub of the transactions contemplated hereby will (i) violate any provision of Parent’s or its Subsidiaries’ certificate of incorporation or bylaws (or equivalent organizational documents), (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 5.3(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to Parent or any of its Subsidiaries (including Acquisition Sub) or by which any property or asset of Parent or any of its Subsidiaries (including Acquisition Sub) is bound or affected, (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of, any Contract to which Parent or any of its Subsidiaries (including Acquisition Sub) is a party, or by which any of their respective properties or assets is bound or (iv) result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the properties or assets of the Parent or Acquisition Sub, other than, in the case of clauses (ii), (iii) and (iv), any such conflict, violation, breach, default, termination, acceleration, cancellation or Lien that would not have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or any of its Subsidiaries (including Acquisition Sub) in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Certificate of Merger with the Secretary in accordance with the DGCL, (iii) such filings as may be required in connection with the Taxes described in Section 8.6, (iv) such other items required solely by reason of the participation of the Company in the transactions contemplated hereby (v) compliance with and filings or notifications under the HSR Act or other Antitrust and Foreign Investment Laws and (vi) such other Consents, registrations, declarations, filings or notices with or to any Governmental Authority the failure of which to be obtained or made would not have a Parent Material Adverse Effect.

Section 5.4 Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any present or former officer, director, manager or employee of Parent or any of its Subsidiaries (in such individuals’ capacity as such) that would have a Parent Material Adverse Effect, nor is there any Order of any Governmental Authority outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect. As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened seeking to prevent, enjoin, modify, materially delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 5.5 Absence of Certain Agreements. Neither Parent nor any of its Affiliates (including Acquisition Sub) has entered into any Contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (a) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company (i) agrees to vote to adopt this Agreement or the Merger or (ii) agrees to vote against any Superior Proposal or (b) any Third Party has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Merger (other than pursuant to the Equity Commitment Letters).

Section 5.6 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or any of its Affiliates (including Acquisition Sub) expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Acquisition Sub with regards to statements made therein based on information supplied by or on behalf of the Company (or any of its Affiliates) for inclusion therein.

Section 5.7 Financing; Sufficient Funds.

(a) Parent has delivered to the Company (i) a true, correct and complete copy of the executed debt commitment letter, dated as of the date hereof, from the Debt Financing Sources party thereto, together with true, correct and complete copies of any related executed fee letters (provided that, solely with respect to any such fee letters, the fee amounts and other economic terms (none of which would affect the availability or amount of, impose additional or new conditions on (or expand or modify any existing conditions), affect the enforceability or termination of, impair the validity of, or prevent or delay the consummation of the Debt Financing (as defined below) at the Closing) may be redacted in a customary manner from such true, correct and complete copies) (collectively, including all exhibits, schedules, amendments, supplements, modifications and annexes thereto, the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the Debt Financing Sources party thereto have committed to lend the aggregate amount of debt financing set forth therein to Acquisition Sub for the purpose of funding the transactions contemplated by this Agreement (together with any alternative debt financing pursuant to Section 6.11(c), the “Debt Financing”) and (ii) a true, correct and complete copy of the executed equity commitment letters, dated as of the date hereof (the “Equity Commitment Letters” and, together with the Debt Commitment Letter, the “Financing Commitments”) from each of Trident VIII, L.P., Trident VIII Parallel Fund, L.P., Trident VIII DE Parallel Fund, L.P., Trident VIII Professionals Fund, L.P., Insight Partners XI, L.P., Insight Partners (Delaware) XI, L.P., Insight Partners (Cayman) XI, L.P., Insight Partners XI (Co-Investors), L.P., Insight Partners XI (Co-Investors) (B), L.P. and Insight Partners (EU) XI, S.C.Sp. (collectively, the “Guarantors”), pursuant to which the Guarantors have committed to invest in Parent, subject to the terms and conditions therein, the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Equity Commitment Letters expressly provide, and will continue to expressly provide, that the Company is a third party beneficiary thereof.

(b) As of the date hereof, the Financing Commitments are in full force and effect. As of the date hereof, the Financing Commitments have not been restated, modified, amended or supplemented in any respect or waived and, except as permitted by Section 6.11(c), no such restatement, modification, amendment, supplement or waiver is contemplated, and the respective obligations and commitments contained in the Financing Commitments have not been withdrawn, reduced, rescinded, amended, restated, otherwise modified or repudiated in any respect or terminated in any respect prior to the date of this Agreement and no such withdrawal, reduction, rescission, amendment, restatement, other modification, repudiation or termination is contemplated by Parent or the Acquisition Sub or, to the Knowledge of Parent, by any other party to the Financing Commitments. The Financing Commitments, in the forms so delivered, constitute legal, valid and binding obligations of Parent and Acquisition Sub, as applicable, and, assuming due and valid execution by each other party thereto, the other parties thereto and are enforceable in accordance with their respective terms against Parent and Acquisition Sub and against each of the other parties thereto, as the case may be, in each case, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except for the fee letter, and other than as expressly set forth in the Financing Commitments, there are no engagement letters, side letters, contracts, understandings, agreements or other arrangements of any kind, whether written or oral, to which Acquisition Sub or Parent is a party relating to the Financing that would impose any new conditions or expand the existing conditions to the Financing or that would otherwise affect the availability of the Financing at the Closing. As of the date hereof, assuming the conditions set forth in Section 7.1 and Section 7.3 are satisfied at the Closing, (x) neither Parent nor Acquisition Sub is, nor, to the Knowledge of Parent, any other party to any of the Financing Commitments is, in default in the performance, observation or fulfillment of any obligation, covenant or condition contained in any Financing Commitment and (y) to the Knowledge of Parent, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, could reasonably be expected to (i) constitute or result in a default under or breach on the part of Parent or Acquisition Sub, or on the part of any other party under the Financing Commitments, (ii) constitute or result in a failure by Parent or Acquisition Sub or any other party to the Financing Commitments to satisfy, or any material delay in satisfaction, of any condition or other contingency to the full funding of the Financing under the Financing Commitments or (iii) otherwise result in any portion of the Financing such that Parent would not have sufficient cash proceeds to fulfill its Funding Obligations to be unavailable on a timely basis, and in any event, not later than the Closing. As of the date hereof, assuming the conditions set forth in Section 7.1 and Section 7.3 are satisfied at the Closing, neither Parent nor Acquisition Sub has reason to believe (both before and after giving effect to any flex provisions contained in the Debt Commitment Letter) that it will be unable to satisfy on a timely basis, and in any event, not later than the Closing, any term or condition of the Financing Commitments required to be satisfied by it or that the full amounts committed pursuant to the Financing Commitments will not be available on the Closing Date if the terms or conditions to be satisfied by it contained in the Financing Commitments are satisfied. Parent and/or Acquisition Sub have fully paid any and all commitment fees or other fees or deposits required by the Financing Commitments and/or the Financing, in each case, to be paid on or before the date of this Agreement. Assuming the conditions set forth in Section 7.1 and Section 7.3 are satisfied at the Closing, the aggregate proceeds from the Financing (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect of the maximum amount of “flex” (including any original issue discount flex) provided for under the Debt Financing) when funded in accordance with the Financing Commitments, along with the Company Cash on Hand at Closing, will be, in the aggregate, sufficient and (other than Company Cash on Hand) available to (i) fund all of the amounts required to be provided by Parent and/or Acquisition Sub for the consummation of the transactions contemplated hereby and the Financing Commitments and (ii) perform all of Parent’s and Acquisition Sub’s payment obligations under this Agreement, including the payment of the Aggregate Merger Consideration, the Debt Payoff Amount and any amounts payable pursuant to Section 3.3, and the payment of all associated costs and Expenses of the Merger (including any fees and expenses related to the transactions contemplated hereby, including the Financing) (the “Funding Obligations” and such sufficient proceeds, the “Funds”). There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full net proceeds (or any portion) of the Financing at or prior to the Closing, other than as expressly set forth in the Financing Commitments as in effect on the date hereof. Notwithstanding anything contained in this Agreement to the contrary, but subject to Section 9.9(b), Parent and Acquisition Sub acknowledge and agree that their respective obligations hereunder are not conditioned in any manner whatsoever upon obtaining the Funds to satisfy the Funding Obligations.

Section 5.8 Guarantees. Concurrently with the execution of this Agreement, Parent and Acquisition Sub have delivered to the Company the duly executed Guarantees of the Guarantors, dated as of the date hereof. Each of the Guarantees has been duly and validly executed and delivered by the applicable Guarantor and is in full force and effect and is a legal, valid and binding obligation of the applicable Guarantor, enforceable against such Guarantor in accordance with its terms (except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought) and no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be likely to constitute or result in a default under or breach on the part of such Guarantor of such Guarantee.

Section 5.9 Capitalization of Acquisition Sub. The authorized share capital of Acquisition Sub consists of 100 shares, $0.01 par value per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Acquisition Sub is, and at the Effective Time will be, owned by Parent. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and other transactions contemplated by this Agreement.

Section 5.10 Investment Intention. Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation will not be registered under the Securities Act or any Blue Sky Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable Blue Sky Laws or pursuant to an exemption from any such registration.

Section 5.11 Brokers. No broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Acquisition Sub, the Guarantors or any of their respective Subsidiaries.

Section 5.12 Solvency. None of Parent, Acquisition Sub or the Guarantors is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of Parent, Acquisition Sub, any Guarantor or any of their respective Subsidiaries (which, for purposes of this Section 5.12, shall include the Company and its Subsidiaries). Each of Parent and Acquisition Sub is Solvent as of the date hereof and assuming (a) the representations and warranties in Article IV are true and correct in all respects and (b) the Company and its Subsidiaries, taken as a whole, are Solvent immediately prior to the Effective Time, each of Parent and the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement, including the Financing, any Alternative Financing and the Funding Obligations, be Solvent at and immediately after the Effective Time. As used in this Section 5.12, the term “Solvent” means, with respect to a particular date, that on such date, (a) Parent and Acquisition Sub, and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries, are able to pay their respective indebtedness and other liabilities, contingent or otherwise, as the indebtedness and other liabilities become due in the usual course of business, (b) each of Parent and Acquisition Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries, have total assets not less than the sum of such entity’s liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of a distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution and (c) each of Parent and Acquisition Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 5.12, the amount of any contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 5.13 Share Ownership. None of Parent, Acquisition Sub or their respective Subsidiaries owns (directly or indirectly, beneficially or of record, including pursuant to a derivatives contract), or has owned at any time during the five (5) years preceding the date hereof, any capital stock of the Company and none of Parent, Acquisition Sub or their respective Subsidiaries holds any rights to acquire any capital stock of the Company except pursuant to this Agreement.

Section 5.14 Management Agreements. Other than this Agreement, as of the date hereof there are no Contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Acquisition Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the board of directors, on the other hand, relating in any way to the Company (including relating to compensation and retention of the Company’s management), the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 5.15 Acknowledgment of Disclaimer of Other Representations and Warranties.

(a) Each of Parent and Acquisition Sub acknowledges that it and its Representatives and applicable Affiliates (i) have received adequate access to (A) such books and records, facilities, properties, premises, equipment, Contracts and other properties and assets of the Company and its Subsidiaries which they and their Representatives and such Affiliates have desired or requested to see or review and (B) the VDR, (ii) have had adequate opportunity to meet with the officers and employees of the Company and its Subsidiaries and to discuss the business and assets of the Company and its Subsidiaries and (iii) have had an adequate opportunity to make such legal, factual and other inquiries and investigation as they deem necessary, desirable or appropriate with respect to the Company and the Company Subsidiaries.

(b) Except for the representations and warranties expressly set forth in this Article V or in any certificate delivered hereunder, neither Parent nor Acquisition Sub nor any other Person on behalf of Parent or Acquisition Sub makes (and Parent, on behalf of itself, its Subsidiaries, and their respective Affiliates and Representatives, hereby disclaims) and the Company has not relied on, any express or implied representation or warranty with respect to Parent, Acquisition Sub, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement, the Merger or the other transactions contemplated hereby, including as to the accuracy or completeness of any information.

(c) Except for the representations and warranties expressly set forth in Article IV or in any certificate delivered hereunder, each of Parent and Acquisition Sub acknowledges and agrees that (i) none of the Company, the Company’s Subsidiaries or any other Person on behalf of the Company or any of the Company’s Subsidiaries makes, or has made, any express or implied representation or warranty with respect to the Company or any of the Company’s Subsidiaries or with respect to the accuracy or completeness of any information provided, or made available, to Parent, Acquisition Sub or any of their Affiliates or Representatives, including with respect to the Company and its Subsidiaries respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and Parent and Acquisition Sub and their respective Representatives and Affiliates are not relying on, and waive any claim based on reliance on, any representation, warranty or other information of the Company or any Person except for those expressly set forth in Article IV or in any certificate delivered hereunder and (ii) no Person has been authorized by the Company, the Company’s Subsidiaries or any other Person on behalf of the Company to make any representation or warranty relating to the Company, its Subsidiaries or their respective its businesses or otherwise in connection with this Agreement, the Merger or the other transactions contemplated hereby, and if made, such representation or warranty shall not be relied upon by Parent or Acquisition Sub as having been authorized by such entity. Without limiting the generality of the foregoing, except for the representations and warranties expressly set forth in Article IV or in any certificate delivered hereunder, Parent and Acquisition Sub acknowledge and agree that none of the Company, any of the Company’s Subsidiaries or any other Person has made a representation or warranty (including as to accuracy or completeness) to Parent or Acquisition Sub with respect to, and none of the Company, any of the Company’s Subsidiaries or any other Person shall be subject to any liability to Parent, Acquisition Sub or any other Person resulting from, the Company or any of the Company’s Subsidiaries or their respective Representatives or Affiliates providing, or making available, to Parent, Acquisition Sub or any of their Affiliates or their respective Representatives, or resulting from the omission of, any estimate, projection, prediction, forecast, data, financial information, memorandum, presentation or any other materials or information, including any materials or information made available to Parent and/or its Representatives or Affiliates in connection with presentations by the Company’s management or in the VDR. Parent and Acquisition Sub acknowledge that there are uncertainties inherent in attempting to make estimates, projections, budgets, pipeline reports and other forecasts and plans, that they are familiar with such uncertainties and that Parent and Acquisition Sub are taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, budgets, pipeline reports and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections, budgets, pipeline reports and other forecasts and plans. Each of Parent and Acquisition Sub acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition (financial or otherwise), operations, assets and business of the Company and its Subsidiaries and, in making its determination to proceed with the Merger and the other transactions contemplated by this Agreement, each of Parent and Acquisition Sub has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article IV or in any certificate delivered hereunder and has not relied directly or indirectly on any materials or information made available to Parent and/or its Representatives by or on behalf of the Company.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as (a) may be required by Law, (b) subject to the last paragraph of this Section 6.1, the Company determines, in good faith, may be necessary or advisable in accordance with the COVID Measures or otherwise in response to COVID-19, (c) may be consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (d) may be expressly required or expressly contemplated pursuant to this Agreement or (e) set forth in Section 6.1 of the Company Disclosure Letter, (x) the Company shall use its reasonable best efforts to conduct the business of the Company and its Subsidiaries in the ordinary course of business, and to the extent consistent therewith, the Company shall use its reasonable best efforts to preserve in all material respects its present relationships with key customers, suppliers, employees and other Persons with which it has material business relations (provided, however, that no action by the Company or any of its Subsidiaries, as applicable, with respect to matters specifically addressed by any provision of the immediately succeeding clause (y) shall be deemed a breach of the foregoing unless such action would constitute a breach of such provision of the immediately succeeding clause (y)); and (y) the Company shall not, and shall not permit any of its Subsidiaries to:

(a) amend or otherwise change, in any respect (other than immaterial or ministerial changes) the Company Charter or the Company Bylaws (or such equivalent organizational or governing documents of any of its Subsidiaries);

(b) split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights of the Company (other than (i) in connection with the Rights Agreement Amendment or in accordance with Section 6.18 or (ii) repurchases of shares of Company Common Stock in connection with the exercise, vesting or settlement of Company Equity Awards that (A) are outstanding as of the date hereof in accordance with their terms as in effect on the date hereof or (B) may be granted after the date hereof in compliance with Section 6.1(f);

(c) except in connection with the Existing Credit Agreement, the Rights Agreement Amendment or in accordance with Section 6.18, issue, sell, pledge, dispose (or agree to issue, sell, pledge or dispose), encumber or grant any shares of its or its Subsidiaries’ capital stock or other equity interests (including any Company Securities), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock or other equity interests (including any Company Securities), except for transactions among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries; provided, however, that the Company may issue shares of Company Common Stock upon the exercise, vesting or settlement of Company Equity Awards that (A) are outstanding as of the date hereof in accordance with their terms as in effect on the date hereof or (B) may be granted after the date hereof in compliance with Section 6.1(f);

(d) establish a record date for, authorize, declare, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock or other equity interests, other than dividends paid by any wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company;

(e) except as required under the terms of a Company Benefit Plan or collective bargaining agreement, (i) increase, or commit to increase, the compensation payable or to become payable or benefits provided or to be provided to any current or former director, officer or employee of the Company or any of its Subsidiaries, except as permitted by Section 6.1(e) of the Company Disclosure Letter, (ii) establish, adopt, enter into or materially amend any Company Benefit Plan (or any arrangement which in existence as of the date hereof would constitute a Company Benefit Plan), other than as permitted by Section 6.1(e) of the Company Disclosure Letter, (iii) enter into any collective bargaining agreement with any labor union, (iv) take any action to accelerate the vesting or payment date of any compensation or benefits, or the funding of any compensation or benefits, payable, provided or to become payable or provided under a Company Benefit Plan, or otherwise or (v) hire, terminate (other than for “cause”), furlough or temporarily lay off any employee who is or upon hiring will become a Section 16 Officer;

(f) except as set forth in Section 6.1(f) of the Company Disclosure Letter, grant, commit to grant, confer or award any Company Equity Awards;

(g) acquire (including by merger, consolidation, or acquisition of stock or assets), except in respect of any merger, consolidation or business combination among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, any material equity interest in or business of any Person, except with respect to any such transactions (i) pursuant to agreements in effect prior to the execution of this Agreement and set forth on Section 6.1(g) of the Company Disclosure Letter or (ii) with a purchase or investment price not exceeding $10 million in value or $50 million in the aggregate;

(h) incur, issue, or amend in any material respect the terms of, any indebtedness for borrowed money (including, for clarity, issuing or selling any debt securities or rights to acquire debt securities), or assume, guarantee or otherwise become liable for any indebtedness for any Person, in each case, greater than $2.5 million, except for indebtedness incurred (i) under the Existing Credit Agreement in the ordinary course of business (provided the Company shall not be permitted to increase the borrowing capacity existing as of the date of this Agreement under the Existing Credit Agreement, including by exercising any accordion options), (ii) under capital leases, purchase money financing, equipment financing and letters of credit, in each case, in the ordinary course of business or (iii) between or among the Company or any of its wholly-owned Subsidiaries;

(i) enter into, modify, amend or terminate any Company Material Contract with a term longer than one (1) year which cannot be terminated without material penalty upon notice of ninety (90) days or less other than in the ordinary course of business or upon the expiration of any such Company Material Contract in accordance with its terms;

(j) make any change to its methods of accounting in effect at December 31, 2020, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company’s financial statements in compliance with GAAP, (iii) as required by a change in applicable Law or (iv) as disclosed in the Company SEC Documents on or prior to the date hereof;

(k) except as contemplated by this Agreement, adopt or enter into a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization (other than with respect to or among wholly owned subsidiaries of the Company);

(l) settle, release, waive or compromise any pending material litigation other than (i) settlements or compromises of litigation for solely monetary payments in the aggregate where the amount paid (less the amount reserved for such matters by the Company or otherwise covered by insurance) in settlement or compromise, in each case, does not exceed, individually or in the aggregate, the amounts set forth in Section 6.1(l) of the Company Disclosure Letter or (ii) any litigation with respect to which an insurer (but neither the Company nor any of its Subsidiaries) has the right to control the decision to settle;

(m) (i) sell, assign, license (other than Non-Material Licenses), abandon, transfer or otherwise dispose of any material Company Intellectual Property Rights to any Person other than the Company or a Subsidiary of the Company, other than the expiration of such Company Intellectual Property Rights at the end of its maximum statutory term or abandonment of registrations or applications for Intellectual Property Rights in the ordinary course of business, or (ii) disclose any material trade secrets or other material confidential information, other than (A) to the Company or a Subsidiary of the Company or (B) pursuant to a written non-disclosure agreement (or similar obligation by operation of law) entered into in the ordinary course of business with reasonable confidentiality provisions (or similar protections) in favor of, the Company;

(n) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that, individually or in the aggregate, are in excess of $10,000,000, other than (i) any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for the periods following the date of this Agreement, as provided to Parent prior to the date of this Agreement or (ii) with respect to capitalized data or capitalized internal labor in the ordinary course consistent with past practice;

(o) make, change, revoke, rescind, or otherwise modify any material tax election; (ii) materially amend or otherwise materially modify any material Tax Return; (iii) adopt, change, or otherwise modify any Tax accounting period or any material Tax accounting method; or (iv) settle, consent to, or compromise (in whole or in part) any material claim, liability, assessment, audit, examination, proceeding, or other litigation related to income or other material Taxes (including, without limitation, by entering into any closing or other settlement agreement with any Taxing Authority);

(p) sell, transfer or assign to any Third Party any material line of business of the Company and its Subsidiaries, taken as a whole; or

(q) enter into any agreement to do any of the foregoing.

Notwithstanding anything to the contrary contained in this Section 6.1, any reasonable action taken, or omitted to be taken, by the Company in response to COVID-19 shall not be deemed to be a breach of this Section 6.1 or require the consent of Parent to the extent that such action is reasonably necessary and taken in good faith; provided that, prior to taking, or omitting to take, any such action, the Company shall reasonably consult with Parent as to any such action (or omission) and take into consideration the reasonable concerns of Parent and consider in good faith any reasonable suggestions of Parent with respect to such action (or failure to act).

Section 6.2 Preparation of the Proxy Statement; Stockholders’ Meeting.

(a) As promptly as reasonably practicable after the date hereof, (i) the Company shall prepare the Proxy Statement; (ii) Parent and Acquisition Sub shall furnish to the Company all information concerning themselves and their Affiliates that is required to be included in the Proxy Statement and shall promptly provide such other assistance in the preparation of the Proxy Statement as may be reasonably requested by the Company from time to time; and (iii) subject to the timely receipt from Parent and Acquisition Sub of the information described in clause (ii) above, the Company shall file the Proxy Statement with the SEC not later than thirty (30) calendar days following the date of this Agreement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement and shall provide Parent and Acquisition Sub promptly with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use reasonable best efforts (with the assistance of, and after consultation with, Parent as provided by this Section 6.2(a)) to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement, including filing any amendments or supplements to the Proxy Statement as may be required. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response, except, in each case, for any amendment or supplement to the Proxy Statement in connection with an Adverse Recommendation Change or a Superior Proposal, or to the extent prohibited by Law.

(b) The Company shall file the definitive Proxy Statement with the SEC and cause the definitive Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Stockholders’ Meeting as promptly as practicable (and in any event within five (5) Business Days) after the later of (i) the date on which the SEC confirms that it has no further comments on the Proxy Statement (the “SEC Clearance Date”) and (ii) the record date for the Stockholders’ Meeting; provided that if the SEC has failed to affirmatively notify the Company within ten (10) calendar days after the initial filing of the Proxy Statement with the SEC that it will or will not be reviewing the Proxy Statement, then such date shall be the “SEC Clearance Date”. If, at any time prior to the Stockholders’ Meeting, any information relating to the Company, Parent, Acquisition Sub or any of their respective Affiliates, officers or directors is discovered by the Company, Parent or Acquisition Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement (or any amendment or supplement thereto) shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement containing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Company’s stockholders.

(c) The Company shall, as promptly as practicable following the SEC Clearance Date, (i) establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the approval of the Merger and holding the Company Stockholder Advisory Vote (the “Stockholders’ Meeting”) and (ii) duly call, convene and hold the Stockholders’ Meeting (which shall in no event be scheduled for later than the thirtieth (30th) day following the first mailing of the Proxy Statement to the Company’s stockholders). The Company may postpone or adjourn the Stockholders’ Meeting (and shall postpone or adjourn the Stockholders’ Meeting upon the reasonable request of Parent in the event of clauses (B), (C) and (D) only) (A) with the consent of Parent and Acquisition Sub, (B) for the absence of a quorum, (C) to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting or (D) to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approval. As promptly as practicable after the date hereof, the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act and take all action necessary to establish a record date for the Stockholders’ Meeting. Once the Company has established the record date for the Stockholders’ Meeting, the Company shall not change such record date or establish a different record date without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law. Unless there has been an Adverse Recommendation Change pursuant to Section 6.5, the Company shall, through the board of directors of the Company, provide the Company Recommendation and include the Company Recommendation in the Proxy Statement. Unless there has been an Adverse Recommendation Change pursuant to Section 6.5, the Company shall use reasonable best efforts to solicit proxies in favor of the Requisite Stockholder Approval. Parent and Acquisition Sub shall vote all shares of Company Common Stock held by them in favor of the approval of this Agreement. Notwithstanding any Adverse Recommendation Change, unless this Agreement is validly terminated pursuant to, and in accordance, with Article VIII, this Agreement shall be submitted to the holders of Company Common Stock for the purpose of obtaining the Requisite Stockholder Approval. Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), approval of this Agreement, holding the Company

Stockholder Advisory Vote and adjournment shall be the only matters (other than procedural matters) which the Company shall propose to be acted on by the holders of Company Common Stock at the Stockholders’ Meeting.

Section 6.3 Appropriate Action; Consents; Filings.

(a) In accordance with the terms and subject to the conditions of this Agreement (including Section 6.5), the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Merger set forth in Article VII to be satisfied as expeditiously as practicable (and in any event at least five (5) Business Days prior to the Termination Date), including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, Consents and approvals from Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid any Action by, any Governmental Authority necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger (any such Action, “Merger Litigation”), (ii) the obtaining of all other necessary consents, approvals or waivers from Third Parties (provided that the Company shall not be required to make or agree to make any payment to such Third Parties or accept any material conditions or obligations with respect thereto), (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. The Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any Merger Litigation, and the right to consult on the settlement with respect to such Merger Litigation, and the Company will in good faith take such comments into account and no such settlement shall be agreed to, or offered, with respect to the Company without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Each of the parties hereto shall (A) promptly (and in no event later than ten (10) Business Days following the date hereof) make its filings under the HSR Act, and as soon as reasonably practicable thereafter make any other applications and filings required under the Antitrust and Foreign Investment Laws of the jurisdictions set forth on Section 6.3(a) of the Company Disclosure Letter with respect to the transactions contemplated hereby, including the Merger, (B) respond to at the earliest practicable date any request under the HSR Act for additional information (including responding to any “second request”), documents or other materials received by such party from the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or by any other Governmental Authority under any Antitrust and Foreign Investment Laws in respect of any such filings with respect to the transactions contemplated hereby, including the Merger and (C) act in good faith and reasonably cooperate with the other party in connection with any such filings (including, if requested by the other party, to consider all reasonable material additions, deletions or changes suggested by the other party in connection therewith) and in connection with resolving any investigation or other inquiry of such agency or other Governmental Authority under any Antitrust and Foreign Investment Laws. In taking the foregoing actions, each of the Company and Parent shall act reasonably and as promptly as practicable. Notwithstanding anything in this Agreement to the contrary, obtaining any Third Party Consents or waivers pursuant to Section 6.3(a)(ii) above or otherwise shall not be a condition to the obligations of any party to consummate the Merger.

(b) Without limiting anything in this Section 6.3, (i) none of the parties hereto or their respective Affiliates shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto and (ii) Parent and Acquisition Sub agree to take promptly any and all steps necessary or reasonably advisable or as may be required by any Governmental Authority to avoid or eliminate each and every impediment and obtain all Consents under any Antitrust Laws that may be required by any Governmental Authority so as to enable the parties to consummate the transactions contemplated by this

Agreement, including the Merger, as expeditiously as possible (and in any event at least five (5) Business Days prior to the Termination Date), including committing to and effecting, by consent decree, hold separate order, trust or otherwise, (A) selling, divesting, licensing or otherwise disposing of, or holding separate and agreeing to sell, divest, license or otherwise dispose of, any assets of the Company or its Subsidiaries or of Parent or Acquisition Sub, (B) terminating, amending or assigning existing relationships and contractual rights and obligations of the Company or its Subsidiaries or of Parent or Acquisition Sub, (C) requiring Parent or Acquisition Sub or the Company or its Subsidiaries, to grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any Third Party and (D) imposing limitations on Parent or Acquisition Sub or the Company or its Subsidiaries, with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets; provided that any such action contemplated by clause (ii) above is conditioned upon the consummation of the transactions contemplated by this Agreement.

(c) Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including (i) promptly informing the other party of such inquiry, (ii) consulting in advance before making any material presentations or submissions to a Governmental Authority, (iii) giving the other party the opportunity to attend and participate in any substantive meetings or discussions with any Governmental Authority, to the extent not prohibited by such Governmental Authority and (iv) supplying each other with copies of all material correspondence, submissions or written communications between either party and any Governmental Authority with respect to this Agreement; provided, however, that the parties shall not be required to share copies of filings made under the HSR Act. The Company and Parent, in their respective sole and absolute discretion, may redact material as necessary to comply with contractual arrangements, address reasonable attorney-client or other privilege or confidentiality concerns, exclude any information relating to Company valuation and similar matters relating to the transactions contemplated herein, or designate any competitively sensitive material as “Outside Counsel Only Material” such that such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

(d) Parent and Acquisition Sub shall not (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests or (ii) take or agree to take any other action (including entering into or agreeing to enter into any material license, joint venture or other transaction), in each case that would reasonably be expected to (A) impose any delay in the obtaining of, or increase the risk of not obtaining, approval from, or avoiding an Action by, any Governmental Authority under Antitrust and Foreign Investment Laws necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (B) increase the risk of any Governmental Authority entering an Order under Antitrust and Foreign Investment Laws prohibiting the consummation of the transactions contemplated by this Agreement or (C) otherwise delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 6.4 Access to Information; Confidentiality. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to Parent, the Financing Sources and their respective Representatives reasonable access, at Parent’s sole cost and expense, in a manner not disruptive in any material respect to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable advance notice throughout the period commencing on the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms of Article VIII, to the properties, management personnel, Contracts, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information (to the extent not publicly available) concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Acquisition Sub if such disclosure would, in the reasonable judgment of the Company, (a) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (b) violate applicable Law or the provisions of any Contract to which the Company or any of its Subsidiaries is a party or (c) jeopardize any attorney-client or other legal privilege (provided, in each case, that the Company shall give Parent notice of any information so withheld and the parties shall cooperate in seeking to allow disclosure of such information in a manner that is not reasonably likely to cause significant competitive harm, violate applicable Law or Contract or cause any waiver of privilege); provided, further, that nothing herein shall authorize Parent or its Representatives to undertake any environmental testing involving sampling of soil, groundwater, air or other environmental medium or similar invasive techniques at any of the properties owned, operated or leased by the Company or its Subsidiaries. Notwithstanding anything herein to the contrary, the Company shall not be required to provide access or make any disclosure to Parent pursuant to this Section 6.4 to the extent that such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. No investigation or access permitted pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Parent agrees that it will not, and will cause its Representatives and Affiliates (including Acquisition Sub) not to, use any information obtained pursuant to this Section 6.4 for any competitive or other purpose unrelated to the transactions contemplated by this Agreement (which transactions, for the avoidance of doubt, shall include the Financing). The Confidentiality Agreement shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder and, if this Agreement is terminated prior to the Effective Time, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms prior to giving effect to the execution of this Agreement.

Section 6.5 Non-Solicitation; Competing Proposals.

(a) Except as expressly permitted by this Agreement, from the execution of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms of Article VIII, the Company shall, and shall cause its Subsidiaries and each of its and their respective directors and officers to, and shall instruct and use its reasonable best efforts to cause its other Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party relating to any Competing Proposal or any inquiry, discussion or request that would reasonably be expected to lead to a Competing Proposal, and the Company shall promptly (and in any event within two (2) Business Days of the date hereof) request in writing that each Third Party that has previously executed a confidentiality or similar agreement promptly return to the Company or destroy all non-public information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or its Representatives in accordance with the terms of such confidentiality agreement. Except as otherwise provided in this Section 6.5, from the execution of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms of Article VIII, the Company shall not, and shall cause its Subsidiaries and each of its and their respective directors and officers not to, and shall instruct and use its reasonable best efforts to cause its other Representatives not to, (i) initiate, solicit, propose, knowingly facilitate or knowingly encourage the making of any Competing Proposal or any inquiry or proposal that constitutes or would reasonably be expected to lead to a Competing Proposal, (ii) participate or engage in negotiations or discussions (other than informing Persons of the provisions contained in this Section 6.5 in response to a bona fide, unsolicited inquiry) with, or furnish any nonpublic information to, any Person relating to a Competing Proposal or any inquiry, proposal or request that constitutes or would reasonably be expected to lead to a Competing Proposal, (iii) grant access to the properties, books, records or personnel of the Company or its Subsidiaries to any Person relating to any Competing Proposal or any inquiry or proposal that constitutes or would reasonably be expected to lead to a Competing Proposal, (iv) grant any waiver, amendment or release (to the extent not automatically waived, amended or released upon announcement of, or entering into, this Agreement) of any Third Party under any standstill or confidentiality agreement; provided that, notwithstanding the foregoing, the Company shall be permitted to grant a waiver of or terminate (to the extent not automatically waived or terminated upon the announcement of, or entry into, this Agreement) any “standstill” or similar obligation of any Third Party with respect to the Company or any of its Subsidiaries to allow such Third Party to make a Competing Proposal if failure to so waive or terminate would be inconsistent with the Company’s directors’ fiduciary duties to the stockholders of the Company under applicable Law or (v) approve, endorse, recommend, or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement or Contract relating to a Competing Proposal or any proposal or offer that constitutes or would reasonably be expected to lead to a Competing Proposal (other than an Acceptable Confidentiality Agreement in accordance with the provisions of Section 6.5(c)) (any such letter of intent, memorandum of understanding, agreement or Contract, an “Alternative Acquisition Agreement”).

(b) From the execution of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms of Article VIII, as promptly as reasonably practicable, and in any event within one (1) calendar day of receipt by the Company or any of its Representatives of any Competing Proposal or any inquiry, proposal or request that constitutes or would reasonably be expected to lead to any Competing Proposal, deliver to Parent a written notice setting forth: (i) the identity of the Third Party making such Competing Proposal or inquiry, proposal or request and (ii) the material terms and conditions of any such Competing Proposal or such inquiry, proposal or request (including, if applicable, copies of any written requests, proposals or offers, including proposed term sheets and agreements relating thereto). The Company shall keep Parent reasonably informed of the status and any material amendment or modification of (and supplementally provide the terms of) any such Competing Proposal, inquiry, proposal or request on a prompt basis, and the status of any discussions or negotiations, and in any event within one (1) calendar day following the Company’s receipt in writing of such an amendment or modification.

(c) Notwithstanding anything to the contrary in this Agreement, but subject to compliance with the rest of this Section 6.5, at any time after the execution of this Agreement and prior to the receipt of the Requisite Stockholder Approval, in the event that the Company receives a bona fide, unsolicited Competing Proposal from any Person which did not result from a material breach of this Section 6.5, (i) the Company and its Representatives may contact such Person to clarify the terms and conditions thereof and (ii) the Company and its board of directors and their respective Representatives may engage in negotiations or discussions with, or furnish any information and other access to, any Person making such Competing Proposal and its Representatives or potential sources of financing if the Company’s board of directors determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Competing Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal; provided that (i) prior to furnishing any material nonpublic information concerning the Company or its Subsidiaries, the Company receives from such Person, to the extent such Person is not already subject to a confidentiality agreement with the Company, an executed confidentiality agreement with such Person containing confidentiality terms that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, it being understood that such confidentiality agreement need not contain a standstill provision or otherwise restrict the making, or amendment, of a Competing Proposal to the Company or the Company’s board of directors (such confidentiality agreement, an “Acceptable Confidentiality Agreement”) and (ii) any such material nonpublic information so furnished in writing shall be promptly made available to Parent to the extent it was not previously made available to Parent or its Representatives.

(d) Except as otherwise provided in this Agreement, the board of directors of the Company shall not (i) (A) withdraw, withhold, qualify or modify, or propose publicly or otherwise to withdraw, withhold, qualify or modify, in a manner adverse to Parent or Acquisition Sub, or fail to make, the Company Recommendation, (B) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, to the Company’s stockholders, or otherwise declare advisable, any Competing Proposal, (C) fail to publicly recommend against any Competing Proposal or fail to publicly reaffirm the Company Recommendation, in each case, within five (5) Business Days after Parent so requests in writing following a publicly announced Competing Proposal, (D) fail to recommend against any Competing Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Competing Proposal or make any recommendation or public statement in connection with a tender or exchange offer that constitutes a Competing Proposal other than a recommendation against such offer or a “stop, look and listen” communication by the Company’s board of directors or (E) fail to include the recommendation of the Company’s board of directors in favor of approval and adoption of this Agreement and the Merger in the Proxy Statement (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or allow the Company or any of its Subsidiaries to execute, approve or enter into, any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement in accordance with the terms of Section 6.5(c)). Notwithstanding anything in this Agreement to the contrary, at any time prior to receipt of the Requisite Stockholder Approval, the board of directors of the Company may (A) make an Adverse Recommendation Change in response to an event, occurrence, change, effect, condition, development or state of facts or circumstances (other than related to a Competing Proposal or Superior Proposal, or any proposal which constitutes or would reasonably be expected to lead to a Competing Proposal or Superior Proposal) that was neither known to, nor reasonably foreseeable by, the Company’s board of directors as of the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable to the Company’s board of directors as of the date of this Agreement) (an “Intervening Event”) (where, for the avoidance of doubt, (x) the fact in and of itself that the Company meets or exceeds projections, forecasts or estimates (it being understood that the underlying causes of (or contributors to) such performance that are not otherwise excluded from the definition of “Intervening Event” may be taken into account) and (y) changes in and of themselves in the price of the Company Common Stock or the trading volume thereof shall be considered known and reasonably foreseeable occurrences (it being understood that the underlying causes of (or contributors to) such changes in price or trading volume that are not otherwise excluded from the definition of “Intervening Event” may be taken into account)), only if the board of directors of the Company has determined in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would reasonably be expected to be inconsistent with the Company’s directors’ fiduciary duties under applicable Law or (B) if the Company has received a bona fide, unsolicited Competing Proposal which did not result from a material breach of this Section 6.5 and that is not withdrawn, and the board of directors of the Company has determined in good faith (after consultation with its outside legal counsel and financial advisors) that such Competing Proposal constitutes a Superior Proposal, make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(c)(ii) (including making payment of the Termination Fee) and substantially concurrently enter into an Alternative Acquisition Agreement with respect to such Competing Proposal that constitutes a Superior Proposal, if and only if, the board of directors of the Company has determined in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and the Company has complied in all material respects with this Section 6.5 with respect to such Competing Proposal and the Person making such Competing Proposal; provided, however, that (x) no Adverse Recommendation Change may be made and (y) no termination of this Agreement pursuant to this Section 6.5(d) and Section 8.1(c)(ii) may be effected, in each case unless and until: (i) the fourth (4th) Business Day (the “Notice Period”) following Parent’s receipt of a written notice from the Company advising Parent of the Company’s board of directors’ intent to make an Adverse Recommendation Change (a “Notice of Adverse Recommendation”) or terminate this Agreement pursuant to this Section 6.5(d) and Section 8.1(c)(ii) (a “Notice of Superior Proposal”), which Notice of Adverse Recommendation shall specify in reasonable detail the applicable Intervening Event or Superior Proposal and which Notice of Superior Proposal shall specify the terms and conditions (and include the most current version of each proposed Contract providing for such Superior Proposal, including any Contract relating to financing) of any such Competing Proposal which the board of directors of the Company has concluded constitutes a Superior Proposal and the identity of the Person making such Competing Proposal, (ii) during the Notice Period, if requested by Parent, the Company and its Representatives shall negotiate with Parent and its Representatives in good faith (to the extent Parent so desires to negotiate) to make adjustments to the terms and conditions of this Agreement so that either the failure to make an Adverse Recommendation Change in response to such Intervening Event would no longer be reasonably expected to be inconsistent with the fiduciary duties of the board of directors of the Company under applicable Law or such Competing Proposal would cease to constitute a Superior Proposal, as appropriate, and (iii) in determining whether to make such Adverse Recommendation Change or terminate this Agreement pursuant to this Section 6.5(d) and Section 8.1(c)(ii), as applicable, the board of directors of the Company shall take into account any changes to the terms of this Agreement timely proposed by Parent in response to a Notice of Adverse Recommendation or a Notice of Superior Proposal during the Notice Period (as may be extended). Any material revision to any Competing Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 6.5(d); provided that the new Notice Period shall be three (3) Business Days (but in no event shorter than the original four (4) Business Day Notice Period).

(e) Nothing in this Agreement shall restrict the Company or the board of directors of the Company from taking or disclosing a position contemplated by Rules 14d-9 or 14e-2(a) under the Exchange Act, or otherwise making disclosure to comply with applicable Law with regard to a Competing Proposal (it being agreed that a “stop, look and listen” communication by the board of directors to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by the Company that solely describes the Company’s receipt of a Competing Proposal and the operation of this Agreement with respect thereto shall not be deemed to be an Adverse Recommendation Change or give rise to a Parent termination right pursuant to Section 8.1(d)(ii)); provided, that the Company does not make any recommendation in connection therewith other than a recommendation against such offer.

(f) For purposes of this Agreement:

(i) “Competing Proposal” shall mean any bona fide written proposal or offer made by any Person (other than Parent, Acquisition Sub or any of their respective Affiliates) or group of Persons as defined in Section 13(d)(3) of the Exchange Act (x) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) (or the right to acquire beneficial ownership) of more than twenty percent (20%) of the total outstanding equity securities of the Company (by vote or value) pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer (including a self-tender offer), exchange offer, liquidation, dissolution or similar transaction or (ii) any one or more assets or businesses of the Company and its Subsidiaries that constitute more than twenty percent (20%) of the revenues, earnings or assets of the Company and its Subsidiaries, taken as a whole, (y) with respect to the issuance, sale or other disposition, directly or indirectly to any Person (other than Parent, Acquisition Sub or any of their respective Affiliates) or group of Persons as defined in Section 13(d)(3) of the Exchange Act, of securities (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing more than 20% of the voting power of the Company, or (z) with respect to any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or its Subsidiaries pursuant to which any Person or group of Persons would have beneficial ownership (as defined pursuant to Section 13(d)(3) of the Exchange Act) of securities representing more than 20% of the total outstanding equity securities of the Company (by vote or value) after giving effect to the consummation of such transaction.

(ii) “Superior Proposal” shall mean a Competing Proposal (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) made by a Third Party that the board of directors of the Company has determined in good faith, after consultation with its outside legal counsel and financial advisors and considering all legal, regulatory and financing aspects of such Competing Proposal as the board of directors of the Company considers to be appropriate (including the identity of the Third Party), is reasonably likely to be consummated in accordance with its terms, and if consummated would be more favorable, from a financial point of view, to the Company’s stockholders than the transactions contemplated by this Agreement (taking into account any changes to the terms of this Agreement proposed by Parent to the Company in writing in response to such Competing Proposal under the provisions of Section 6.5(d)).

(g) Any breach of this Section 6.5 by any director, officer or Representative of the Company or any of its Subsidiaries will be deemed to be a breach of this Agreement by the Company.

Section 6.6 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Acquisition Sub agree that all rights to exculpation, indemnification, contribution and advancement of expenses for facts, events, acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated hereby), now existing in favor of the current or former directors, officers or employees of (or in a comparable role with) the Company or its Subsidiaries, or any person serving at the request of the Company or any of its Subsidiaries as a director, officer or employee of (or in a comparable role with) another Person (the “D&O Indemnified Parties”), as the case may be, in each case, as provided in the respective organizational documents of the Company or its Subsidiaries or any indemnification or similar agreements as of the date of this Agreement, shall survive the Merger and shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and Parent shall and shall cause the Surviving Corporation and its Subsidiaries to perform such obligations thereunder. Parent shall cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to exculpation, indemnification, advancement of expenses and limitation of director, officer and employee (or comparable) liability that are no less favorable to the D&O Indemnified Parties than those set forth in the Company’s and its Subsidiaries’ organizational documents as of the date of this Agreement, which provisions thereafter shall not, for a period of at least six (6) years from the Effective Time, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnified Parties except as required by applicable Law.

(b) Without limiting the foregoing, Parent shall (and Parent shall cause the Surviving Corporation to) (i) indemnify, defend, hold harmless and advance expenses to the D&O Indemnified Parties with respect to all facts, events, acts or omissions by them in their capacities as such at any time prior to and including the Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated hereby), to the fullest extent that the Company or its Subsidiaries would be permitted by applicable Law; and (ii) pay in advance of the final disposition of any Action against any D&O Indemnified Party the expenses (including reasonable attorneys’ fees) of any D&O Indemnified Party upon receipt, if required by the DGCL, the Surviving Corporation’s organizational documents or any applicable indemnification agreement, of a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that such D&O Indemnified Party is not permitted to be indemnified under applicable Law. Notwithstanding anything to the contrary contained in this Section 6.6(b) or elsewhere in this Agreement, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Action to which any D&O Indemnified Parties are parties, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the Action from all liability arising out of such Action.

(c) For at least six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its other Subsidiaries to, maintain in full force and effect the coverage provided by the existing directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance in effect as of the Closing Date and maintained by the Company or any of its Subsidiaries (which insurance coverage shall be substantially the same as in effect as of the date of this Agreement), as applicable (the “Existing D&O Insurance Policies”), or provide substitute policies (with insurance carriers having an A.M. Best financial strength rating of least an “A”) for the Company and the D&O Indemnified Parties who are covered by such Existing D&O Insurance Policies, in either case, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby (provided, that Parent or the Surviving Corporation, as applicable, shall not be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium currently paid by the Company or any of its Subsidiaries for the Existing D&O Insurance Policies (the “Maximum Amount”), but in such case shall purchase as much of such coverage as possible for such amount). In lieu of such insurance, prior to the Effective Time, the Company may purchase prepaid, non-cancellable six (6)-year “tail” directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance (“Tail Coverage”), effective as of the Effective Time, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby (provided that the premium for such Tail Coverage shall not exceed the Maximum Amount), and Parent shall cause the Surviving Corporation (or its applicable Subsidiaries) to maintain such Tail Coverage in full force and effect, without any modification, and continue to honor the obligations thereunder, in which event Parent shall cease to have any obligations under the first sentence of this Section 6.6(c).

(d) In the event that Parent, the Surviving Corporation, any of the Company’s Subsidiaries or any of their successors or assigns shall (i) consolidate with or merge or amalgamate into any other Person and shall not be the continuing or surviving company or entity of such consolidation, merger or amalgamation or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent, the Surviving Corporation, any such Subsidiary or all or substantially all of its or their properties and assets, as the case may be, assumes the obligations set forth in this Section 6.6.

(e) The D&O Indemnified Parties are third-party beneficiaries of this Section 6.6. The provisions of this Section 6.6 shall survive the Merger and are intended to be for the benefit of, and enforceable by, each D&O Indemnified Party and his or her successors, heirs or representatives. The Surviving Corporation shall pay all reasonable expenses, including reasonable, documented attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing its indemnity and other rights under this Section 6.6. The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other applicable rights such D&O Indemnified Party may have under the respective organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, applicable Law or otherwise.

(f) Notwithstanding anything herein to the contrary, if any claim (whether arising before, at or after the Closing) is made against any of the D&O Indemnified Parties on or prior to the sixth (6th) anniversary of the Closing Date, the provisions of this Section 6.6 shall continue in effect until the final disposition of such claim.

Section 6.7 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the this Agreement, the Merger or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, and (b) any Action commenced against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relates to this Agreement, the Merger or the transactions contemplated hereby.

Section 6.8 Public Announcements. Except as otherwise contemplated by Section 6.5 or in connection with any litigation among the parties regarding this Agreement, the Company, Parent and Acquisition Sub shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties or their respective Affiliates shall issue any such press release or make any public statement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange rule or any listing agreement of any party hereto (in which case the disclosing party shall use its reasonable best efforts to consult with the other party prior to such disclosure) or is consistent with prior communications previously consented to by the other parties. In addition, the Company may, without Parent or Acquisition Sub’s consent, communicate to its employees, customers, suppliers and consultants with respect to this Agreement and the transactions contemplated hereby; provided that such communication is consistent with prior communications of the Company or a communications plan agreed to by Parent and the Company.

Section 6.9 Employee Benefits.

(a) Employees of the Company or its Subsidiaries immediately prior to the Effective Time who remain employees of Parent, the Surviving Corporation or any of their Subsidiaries immediately following the Effective

Time are hereinafter referred to as the “Continuing Employees”. For the period commencing at the Effective Time and ending on the date that is twelve (12) months following the Effective Time occurs (such period, the “Continuation Period”), Parent shall, or shall cause the Surviving Corporation or any of their respective Affiliates to, provide for each Continuing Employee (i) at least the same base salary and base wage rate provided to such Continuing Employee immediately prior to Effective Time, (ii) short -term cash incentive compensation opportunities (excluding any equity or equity-based, change in control, retention, transaction or similar incentive opportunities) that are substantially comparable in the aggregate to the short-term cash incentive compensation opportunities (excluding any equity or equity-based, change in control, retention, transaction or similar incentive opportunities) provided to each such Continuing Employee immediately prior to the Effective Time and (iii) employee benefits (excluding equity or equity-based, defined benefit pension, severance, change in control, retention and nonqualified deferred compensation and retiree or post-termination health or welfare benefits) that are substantially comparable in the aggregate (including with respect to the proportion of employee cost) to such employee benefits (excluding equity or equity-based, defined benefit pension, nonqualified deferred compensation and retiree or post-termination welfare benefits or compensation) provided to such Continuing Employee immediately prior to the Effective Time. Without limiting the generality of the foregoing, during the Continuation Period Parent shall provide, or shall cause the Surviving Corporation or any of their respective Subsidiaries to provide, severance payments and benefits to each Continuing Employee whose employment is terminated during such period that are no less favorable than the severance payments and benefits that such Continuing Employee would have been eligible to receive upon a termination of employment under any applicable severance plan, policy, practice or arrangement sponsored or maintained by the Company or any of its subsidiaries in accordance with the terms of such arrangement as in effect immediately prior to the Effective Time and set forth on Section 4.12(a) of the Company Disclosure Letter and provided to Parent prior to the date hereof or, if greater, the severance payments and benefits that are provided to similarly situated employees of Parent and its Subsidiaries at the time of such termination.

(b) Parent hereby acknowledges that consummation of the Merger will constitute a “change in control” (or similar term) of the Company under the terms of the Company Benefit Plans, as applicable.

(c) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation or any of their respective Subsidiaries to, assume and honor all obligations under the change in control agreements, employment agreements, supplemental benefit plans, separation agreements, retention agreements and supplemental pension plans listed on Section 4.12(a) of the Company Disclosure Letter and that are designated with an “*” in accordance with their terms as in effect immediately prior to the Effective Time.

(d) For purposes of determining eligibility to participate, vesting and, with respect to vacation and paid time off benefits only, level of benefits, where length of service is relevant under any benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective Subsidiaries in which a Continuing Employee participates immediately after the Effective Time (collectively, the “New Plans”), such Continuing Employee shall receive service credit for his or her years of service with the Company and its Subsidiaries (and any respective predecessors) prior to the Effective Time to the same extent and for the same purpose as such service credit was granted under the corresponding Company Benefit Plan in which such Continuing Employee participated prior to the Effective Time, except for purposes of benefit accrual under any defined benefit pension plan, for any purpose under any equity-based plan or to the extent any such service credit would result in the duplication of benefits or compensation. In addition and without limiting the generality of the foregoing: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent that (A) coverage under such New Plan replaces coverage under a Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (collectively, the “Old Plans”) and (B) such Continuing Employee has satisfied all waiting time and other eligibility requirements under the Old Plan being replaced by the New Plan and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall use commercially reasonable best efforts to cause (A) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such conditions were inapplicable or waived under the comparable

Old Plan in which such Continuing Employee participated immediately prior to the Effective Time and (B) any expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(e) Notwithstanding anything in this Section 6.9 to the contrary, nothing in this Agreement whether express or implied, shall (i) be treated as an establishment, amendment or other modification of any Company Benefit Plan, New Plan or any other employee benefit or compensation plans of the Company, Parent or any of their Affiliates or as a guarantee of employment or service for any employee of the Company or any of its Subsidiaries, any Continuing Employee or any other Person or (ii) create any rights or benefits (including any third-party beneficiary rights) in any director, officer, employee or individual Person, including any present or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries (including any beneficiary or dependent of such individual), other than the parties to this Agreement.

(f) Parent shall, and shall cause the Surviving Corporation to, honor the terms of each collective bargaining agreement and works council agreement until such collective bargaining agreement or works council agreement expires pursuant to its terms or is modified by the parties thereto.

Section 6.10 Conduct of Business by Parent Pending the Merger. Parent and Acquisition Sub covenant and agree with the Company that between the date hereof and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Parent and Acquisition Sub shall not amend or otherwise change any of the Parent Organizational Documents, except as may be agreed in writing by the Company and except for any amendments or changes as would not reasonably be expected to prevent, delay or impair the ability of Parent and Acquisition Sub to consummate the Merger and the other transactions contemplated by this Agreement.

Section 6.11 Financing.

(a) Each of Parent and Acquisition Sub shall, and shall cause its Subsidiaries, and shall use reasonable best efforts to cause each of their Representatives and Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate the Financing, on the terms and subject only to the conditions set forth in the Financing Commitments or any Alternative Financing (as defined below) (including any “flex” provisions applicable to the Debt Financing), including using (and causing its Affiliates to use) their respective reasonable best efforts to: (i) comply with and maintain in full force and effect the Financing Commitments in accordance with the terms and subject to the conditions thereof, (ii) negotiate, enter into and deliver (and, as applicable, cause its Affiliates to negotiate, enter into and deliver) definitive agreements with respect to the Financing (such agreements, the “Definitive Financing Agreements”) on the terms and conditions set forth in the Financing Commitments (including any “flex” provisions applicable to the Debt Financing) or on other terms that are no less favorable to Parent (unless, other than with respect to conditionality, availability and amount (solely to the extent that, after giving effect to any reduction in the aggregate amount of the Debt Financing or the net cash proceeds available from the Debt Financing (including, in each case, by changing the amount of fees or other amounts to be paid (including original issue discount), Parent would not have sufficient cash proceeds to fulfill its Funding Obligations on the Closing Date) of the Debt Financing, such terms are acceptable to Parent in its sole discretion), which Definitive Financing Agreements shall be in effect by no later than the Closing, (iii) satisfy, on a timely basis (taking into account the anticipated timing of the Marketing Period), all conditions and covenants to the Debt Financing and the Definitive Financing Agreements related thereto to the extent within Parent’s, Acquisition Sub’s or their respective Affiliates’ control and assist in the satisfaction of all other conditions to the Debt Financing and the Definitive Financing Agreements, (iv) cause the Debt Financing Sources to fund the Debt Financing at or prior to the Closing, including by enforcing such person’s funding obligations by seeking specific performance (and the rights of Parent, Acquisition Sub and their Affiliates) under the Debt Financing in the event of a breach by any

Debt Financing Source that impedes or delays (or could reasonably be expected or delay) the Closing and (v) to the extent exercisable by the Debt Financing Sources under the Debt Commitment Letter, accept to the fullest extent set forth therein all flex provisions contemplated by the Debt Commitment Letter.

(b) Neither Parent nor its Affiliates shall agree to or permit any amendments, supplements, replacements or other modifications to, obtain any replacement of, or grant any waivers of, any condition or other provision under the Debt Financing (other than to effect any flex provisions set forth in the Debt Commitment Letter) without the prior written consent of the Company if such amendments, supplements, replacements (including in connection with obtaining any Replacement Financing (as defined in the Debt Commitment Letter)), waivers or modifications would (i) reduce the aggregate amount of the Debt Financing or the net cash proceeds available from the Debt Financing (including, in each case, by changing the amount of fees or other amounts to be paid (including original issue discount) with respect to the Debt Financing) such that Parent would not have sufficient cash proceeds to fulfill its Funding Obligations on the Closing Date, (ii) impose new or additional conditions or contingencies to the Debt Financing or otherwise expand, amend or modify any of the conditions or contingencies to the Debt Financing or (iii) otherwise expand, amend or modify any provisions of, or remedies under, the Debt Commitment Letter in a manner adverse to Acquisition Sub (or its Affiliates) or that otherwise in any such case would or would reasonably be expected to (x) prevent, delay, make less likely the funding of the Debt Financing (or the satisfaction of the conditions to the Financing) at the Closing or impair the ability of Parent or Acquisition Sub to consummate the Merger and the other transactions contemplated by this Agreement, (y) adversely impact the ability of Parent or Acquisition Sub, or any of their Affiliates’ ability, to enforce its rights against the Debt Financing Sources or any other parties to the Financing Commitments or the definitive agreements with respect thereto or (z) adversely affect the ability of Acquisition Sub to timely obtain the Debt Financing or consummate the transactions contemplated hereby; provided that, for the avoidance of doubt, Parent may amend, supplement or otherwise modify the Debt Commitment Letter to add lenders, lead arrangers, syndication agents or similar entities of similar creditworthiness that have not executed the Debt Commitment Letter as of the date hereof. Parent shall not permit, release or consent to the withdrawal, termination, repudiation or rescission of the Financing Commitments or any definitive agreement with respect to the Financing and shall not release or consent to the termination of the obligations of any Financing Source under the Financing, in each case, without the prior written consent of the Company, unless such Financing Commitment or any definitive agreement with respect to the Financing is contemporaneously replaced with a new Debt Commitment that complies with the first sentence of this Section 6.11(b). For purposes of this Agreement, references to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter, as hereafter amended or modified, to the extent such amendment or modification is permitted by this Section 6.11, and references to “Debt Commitment Letter”, “Debt Financing Sources” or “Debt Financing” shall include such documents, as hereafter amended or modified (or commitments or financing sources, as applicable), to the extent permitted by this Section 6.11.

(c) In the event that (i) all or any portion of the Debt Financing becomes or could reasonably be expected to become unavailable in the manner or from the sources contemplated in the Debt Commitment Letter (including any flex provisions applicable thereto), (ii) Parent or Acquisition Sub becomes aware of any event or circumstance that could reasonably be expected to make the full amounts or any portion of the Debt Financing unavailable on the terms and conditions contemplated in the Debt Commitment Letter or (iii) any definitive agreement with respect to the Financing shall expire or be withdrawn, terminated, repudiated or rescinded, in whole or in part, for any reason, by any other party thereto, Parent and Acquisition Sub shall, and shall cause their respective Affiliates to, promptly after the occurrence of such event, (A) notify the Company in writing thereof, (B) in case of clause (i), above, use their respective reasonable best efforts to arrange and obtain alternative debt financing from the same or alternative financial institutions in an amount sufficient to enable Parent and Acquisition Sub to satisfy its Funding Obligations on the Closing Date that does not impose any conditions that are more burdensome on Parent, Acquisition Sub or their Affiliates or any terms that prevent, delay or impair the ability of Parent and Acquisition Sub to obtain the Debt Financing or consummate the transactions contemplated hereby, as compared to the conditions set forth in the Debt Commitment Letter as of the date hereof, taking into account any flex provisions thereof as promptly as practicable following the occurrence of such event (the “Alternative Financing”) and (C) obtain and deliver a debt commitment letter and/or definitive financing agreements to the Company with respect to such Alternative Financing, including true, correct and complete copies of any related executed fee letters (provided that, solely with respect to any such fee letters, the fee amounts and other economic terms (none of which would affect the availability or amount of, impose additional or new conditions on (or expand or modify any existing conditions), affect the enforceability or termination of, impair the validity of, or prevent or delay the consummation of the Debt Financing at the Closing) may be redacted in a customary manner from such true, correct and complete copies) (collectively, including all exhibits, schedules, amendments, supplements, modifications and annexes thereto, a “New Debt Commitment Letter”); provided that neither Parent nor Acquisition Sub shall be required to arrange or obtain any Alternative Financing having terms and conditions (including any flex provisions applicable thereto) materially less favorable to Parent and/or Acquisition Sub than those contemplated in the Debt Commitment Letter (including any flex provisions applicable thereto). For purposes of this Agreement, references to “Financing” shall include the financing contemplated by any Alternative Financing and New Debt Commitment Letter to the extent permitted by this Section 6.11, and references to “Debt Commitment Letter”, “Debt Financing Sources”, or “Financing” shall include such documents (or commitments or financing sources, as applicable) in connection with any Alternative Financing and New Debt Commitment Letter to the extent permitted by this Section 6.11.

(d) Each of Parent and Acquisition Sub expressly acknowledges and agrees that neither the availability, the terms nor the obtaining of the Financing or any Alternative Financing, nor the completion of any issuance of securities contemplated by the Financing or any Alternative Financing, is in any manner a condition to the Merger, the Closing or the obligations of Parent and/or Acquisition Sub to consummate the transactions contemplated hereby.

(e) Parent and/or Acquisition Sub shall (i) furnish the Company with complete, correct and executed copies of each amendment, supplement, waiver or other modification of the Financing Commitments promptly (and in any event within two (2) Business Days) upon their execution, (ii) give the Company prompt (and in any event within two (2) Business Days) written notice of (x) any breach or default or threatened breach or default, including the receipt of any written notice or other written communication from any Financing Source with respect to any actual or threatened breach or default by any party to the Financing Commitments and/or any Definitive Financing Agreement of which Parent or Acquisition Sub becomes aware, (y) any actual or threatened withdrawal, repudiation or termination of the Financing Commitments and/or any Definitive Financing Agreement, including the receipt of any written notice or other written communication from any Financing Source with respect to any actual or threatened withdrawal, repudiation or termination by any party to the Financing or (z) the occurrence of any incurable event or circumstance that makes a condition precedent relating to the Financing unable to be satisfied by any party, (iii) give the Company prompt notice (and in any event within two (2) Business Days) of each material dispute or disagreement between or among any parties to the Financing Commitments or any Definitive Financing Agreement that would or would reasonably be expected to prevent or delay the funding of the Debt Financing (or the satisfaction of the conditions to the Financing) at the Closing or impair the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement, (iv) notify the Company promptly (and in any event within two (2) Business Days) if for any reason Parent or Acquisition Sub no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Financing Commitments on the terms described therein and (v) upon written request, otherwise keep the Company reasonably and promptly informed of the status of its efforts to arrange the Financing (or any Alternative Financing). As soon as reasonably practicable, but in any event within three (3) Business Days following the date the Company delivers to Parent a written request, Parent shall provide any information reasonably requested by the Company in writing relating to any circumstance referred to in clause (i), (ii), (iii) or (iv) of the immediately preceding sentence.

Section 6.12 Financing Cooperation. Prior to the Closing, the Company shall use reasonable best efforts to, and shall (x) cause its Subsidiaries and (y) use reasonable best efforts to cause their respective officers, directors, employees and accountants to, at Parent’s sole cost and expense, use reasonable best efforts to provide such cooperation as is reasonably requested by Parent or Acquisition Sub to assist Parent and Acquisition Sub in connection to Parent’s efforts to obtain the Debt Financing or any Replacement Financings, including using reasonable best efforts to: (i) furnish, or cause to be furnished to, Parent, Acquisition Sub and/or its Debt Financing Sources the Required Information and all other customary pertinent financial, business and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, (ii) cause members of senior management of the Company to participate (which participation shall be limited to teleconference or virtual meeting platforms) in a reasonable number of lender meetings, lender presentations, due diligence sessions, road shows, drafting sessions and rating agency meetings, in each case, upon reasonable advance notice, during normal business hours and at mutually agreed locations and times, (iii) provide reasonable assistance to Parent in its preparation of customary rating agency presentations, lender and investor presentations, offering memoranda, customary bank information memoranda and similar documents reasonably required in connection with the Debt Financing or any Replacement Financings (including by reasonably assisting in the preparation of such materials that do not include material non-public information), in each case, solely with respect to information relating to the Company (to the extent related to its business) and its Subsidiaries, (iv) delivering information and documentation related to the Company and its Subsidiaries that is required by paragraph 6 of Exhibit D to the Debt Commitment Letter (or any successor provision thereof) and reasonably requested by Parent or the Debt Financing Sources at least ten (10) Business Days prior to the Closing Date with respect to compliance under applicable “know your customer”, beneficial ownership and anti-money laundering rules and regulations, including the USA PATRIOT Act, which information shall be provided no later than three (3) Business Days prior to the Closing Date), (v) provide reasonable and customary assistance with Parent’s preparation, negotiation and execution of definitive financing documentation and the schedules and exhibits thereto (including indentures, loan agreements, guarantees, collateral agreements, hedging arrangements, customary officer’s certificates and corporate resolutions, as applicable) as may reasonably be requested by Parent or Acquisition Sub and subject to the occurrence of the Closing, (vi) provide reasonable and customary assistance with facilitating the pledging of collateral in connection with the Debt Financing or any Replacement Financings, including executing and delivering any customary pledge and security documents, currency or interest hedging arrangements or other customary definitive financing documents, and documents as may be reasonably requested by Parent or Acquisition Sub, (vii) at the reasonable request of Parent or Acquisition Sub, and subject to the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), using reasonable best efforts to file a Form 8-K with the SEC disclosing information identified by Parent or Acquisition Sub relating to the Company and its Subsidiaries for purposes of permitting such information to be included in marketing or offering materials or memoranda for the Debt Financing or any Replacement Financings to be provided to potential investors who do not wish to receive material nonpublic information with respect to any of Parent, Acquisition Sub, the Company, any of their respective Affiliates or any of their respective securities, it being understood that such information shall not include projections or other information not customarily included in a Rule 144A offering memorandum and (viii) using reasonable best efforts to supplement the Required Information on a reasonably current basis to the extent that any Required Information, to the knowledge of the Company, when taken as a whole and in light of the circumstances under which such statements were made, contains any material misstatement of fact or omits to state any material fact necessary to make such information not materially misleading; provided, that the such requested cooperation shall not (A) cause any representation or warranty in this Agreement to be breached, (B) cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement, (C) require the Company or any of its Subsidiaries or their respective Representatives to (i) execute, deliver, enter into, approve or perform any agreement, commitment, certificate, document or instrument (excluding any customary authorization letters (provided that such customary authorization letters (or the bank information memoranda in which such letters are included) shall include language that exculpates the Company, each of its Subsidiaries and their respective Representatives and Affiliates from any liability in connection with the unauthorized use by the recipients thereof of the information set forth in any such bank confidential information memoranda or similar memoranda or report distributed in connection therewith)), or modification of any agreement, commitment, document or instrument, in each case, that would be effective prior to the Effective Time, (ii) deliver or cause the delivery of any legal opinions, (iii) deliver or cause the delivery of any reliance letters or any certificate as to solvency or any other certificate in connection to the Debt Financing or any Replacement Financings, in each case that would be effective prior to the Effective Time, (iv) adopt any resolutions, execute any consents or otherwise take an corporate or similar action or deliver any certificate, in connection with the Debt Financing, any Replacement

Financings or the incurrence of indebtedness thereby, in each case, that would be effective prior to the Effective Time or (v) pay any commitment or other similar fee, incur or reimburse any costs or expenses or incur any other liability or obligation of any kind or give any indemnities in connection with the Debt Financing or any Replacement Financings, including under any certificate, agreement, arrangement, document or instrument related thereto, in each case, that would be effective prior to the Effective Time, (D) require the Company or any of its Subsidiaries or their respective Affiliates and Representatives to deliver any certificates or take any action pursuant to this Section 6.12 if doing so could result in liability to the Company or such Subsidiary, Affiliate or Representatives, (E) require the Company or any of its Subsidiaries to provide, or cause to be provided, any information the disclosure of which is prohibited or restricted under applicable Law or any binding agreement with a third party or that is legally privileged or consists of attorney work product or could reasonably be expected to result in the loss of any attorney-client privilege, (F) require the Company or any of its Subsidiaries to take any action that will conflict with or violate its organizational documents or any Laws or result in a violation or breach of, or default under, any Company Material Contract (other than any Company Material Contract being entered in contemplation hereof), (G) require the Company or any of its Subsidiaries to enter into or approve any binding commitment prior to the Effective Time, (H) unreasonably interfere with the ongoing operations of the Company and its Subsidiaries or (I) prepare or deliver any financial statements or other financial data other than the Required Information. Neither the Company nor any of its Affiliates or Subsidiaries shall have any liability to Parent or Acquisition Sub in respect of any financial statements, other financial information or data or other information provided pursuant to this Section 6.12. Unless otherwise agreed by the Company, all non-public or other confidential information provided by the Company to Parent or its Affiliates pursuant to this Section 6.12 shall be kept confidential in accordance with the Confidentiality Agreement. Parent shall promptly (and in any event within three (3) Business Days of delivery of documentation evidencing such cost and expenses) reimburse the Company for any out-of-pocket reasonable and documented expenses and costs (including reasonable outside attorneys’ fees and disbursements) incurred in connection with the Company’s or its Affiliates’ or Representatives’ obligations under Section 6.11 or this Section 6.12 and shall indemnify and hold harmless the Company, its Affiliates and their respective Representatives from and against any and all losses, damages, claims, costs (including cost of investigation), settlement payments, injuries, liabilities, judgements, awards, penalties, fines or expenses (including attorneys’ fees and disbursements) suffered or incurred by any of them as a result of, or in connection with, (1) such cooperation, (2) the Debt Financing or any Replacement Financings, (3) any information used in connection with the Debt Financing (except with respect to written information provided by the Company or any of its Affiliates specifically for inclusion in offering materials relating to the Debt Financing or any Replacement Financings) and (4) any action taken by any of them at the request of Parent or Acquisition Sub pursuant to this Section 6.12, except, to the extent such losses, damages, claims, costs (including cost of investigation), settlement payments, injuries, liabilities, judgements, awards, penalties, fines or expenses (including reasonable outside attorneys’ fees and disbursements) arose from the fraud or willful misconduct of the Company or any of its Affiliates or Representatives, as determined in a final, non-appealable judgment of a court of competent jurisdiction. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing or any Replacement Financings; provided that such logos are used solely in the ordinary course as is customary for such purpose and in a manner that is not intended, or reasonably likely, to harm, disparage or otherwise adversely affect the Company, any of its Subsidiaries or their reputation or goodwill. Notwithstanding anything contained herein to the contrary, the condition set forth in Section 7.2(c), as it applies in respect of the Company’s obligations under this Section 6.12, shall be deemed satisfied unless the Company has knowingly and willfully materially breached its obligations under this Section 6.12 and which such breach was a proximate cause in Parent not being able to obtain the Debt Financing or any Replacement Financings.

Section 6.13 Repayment of Indebtedness.

(a) In connection with and conditioned upon the Effective Time, Parent shall (or shall cause an Affiliate to) provide and make available to the Company in immediately available funds in an amount equal to the amount necessary for the Company and its Subsidiaries to repay and discharge in full all amounts outstanding or otherwise due and owing pursuant to the terms of the financing arrangements set forth on Section 6.13 of the

Company Disclosure Letter (the “Company Debt”), including accrued interest thereon and all fees and other obligations (including penalties or other charges or amounts that become payable thereunder as a result of the prepayment thereunder or the consummation of the transactions contemplated at the Closing or that may become due and payable at the Effective Time) of the Company or any of its Subsidiaries thereunder (collectively, the “Debt Payoff Amount”). Subject to Parent’s compliance with the previous sentence, the Company shall pay the Debt Payoff Amount to the counterparties under the Company Debt as promptly as practicable following the date the Company receives such Debt Payoff Amount. The Company shall on or prior to the Closing Date, provide Parent with a customary payoff letter (the “Payoff Letter”) from the agent under the Existing Credit Agreement, which Payoff Letter shall set forth the aggregate amount required to satisfy in full all such indebtedness of the Company or any of its Subsidiaries to be discharged at the Closing and provide for the automatic release of Liens upon the payment of such amount.

(b) The Company shall use its reasonable best efforts to: (i) prior to Closing, assist Parent in preparing to, following Closing, issue a notice of redemption for the aggregate principal amount of any of the Company Notes requested by Parent in writing, pursuant to the indentures governing the Company Notes (the “Company Indentures”) in order to effect a redemption and (ii) other than (A) the payment of funds by the Company or any of its Subsidiaries or Affiliates towards the redemption and/or satisfaction and discharge of the Company Notes under the Company Indentures, as applicable, and (B) requiring the Company to cause its counsel to deliver any legal opinions in connection with this Section 6.13(b), provide such other cooperation reasonably requested by Parent to facilitate the redemption of the Company Notes (and/or, if elected by Parent, the satisfaction and discharge of any Company Indenture) following the Effective Time; provided that, in each case, Parent shall provide the Company the opportunity to review and comment on such notices and any other documents in connection with this Section 6.13(b) reasonably in advance of their delivery, without the Company being required to request such documents from Parent, and, after review and consultation, Parent shall accept, in all material respects, the Company’s comments. The Company shall not be required to take any action (i) until Parent has provided forms of the notice of redemption and other related documents or (ii) if the Company determines that such action would reasonably be expected to violate the terms of any Contract to which the Company or any of its Subsidiaries is a party.

Section 6.14 Acquisition Sub. Parent shall take all actions necessary to (a) cause Acquisition Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Acquisition Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement. Any Consent or waiver by Parent under this Agreement shall be deemed to also be a Consent or waiver by Acquisition Sub.

Section 6.15 No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent, Acquisition Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.16 Rule 16b-3 Matters. Prior to the Effective Time, the Company may take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.17 Stock Exchange Matters. Each of the parties hereto agrees to cooperate with each other in taking or causing to be taken all actions necessary for the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time; provided that such delisting and termination shall not be effective until after the Effective Time.

Section 6.18 Rights Agreement. The Company and its board of directors shall (a) take all actions necessary to ensure that the Rights Agreement does not become applicable to the Merger and (b) if the Rights Agreement becomes applicable to the Merger, take all actions necessary to eliminate the effect of the Rights Agreement on the Merger. Parent acknowledges that, on the date hereof in connection with the execution and delivery of this Agreement, the Company has entered into the Rights Agreement Amendment, which provides that the Rights shall expire and shall cease to be exercisable effective as of immediately prior to the Effective Time.

Section 6.19 Takeover Laws. If any Takeover Law shall become applicable to the transactions contemplated hereby, the Company and the members of the Company’s board of directors shall grant such approvals and take such actions as are reasonably necessary to eliminate or minimize the effects of such Takeover Laws on the transactions contemplated hereby.

Section 6.20 United States Real Property Holdings Company. On the Closing Date, the Company shall deliver to Parent and Acquisition Sub a certification, dated as of the Closing Date and signed by a responsible corporate officer of the Company, that the Company is not, and has not been at any time during the five (5) years preceding the date of such certification, a United States real property holding company as defined in Section 897(c)(2) of the Code, together with a signed notice as contemplated by Treasury Regulation Section 1.897-2(h), which Parent shall be entitled to file with the IRS.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent not prohibited by Law) waiver by the Company, Parent and Acquisition Sub at or prior to the Effective Time of the following conditions:

(a) the Requisite Stockholder Approval shall have been obtained;

(b) any waiting period (or any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated or early termination thereof shall have been granted, and the applicable waiting periods (or any extensions thereof) or clearance, as applicable, under the Antitrust and Foreign Investment Laws of the jurisdictions set forth on Section 6.3(a) of the Company Disclosure Letter shall have expired, been terminated or clearance decisions shall have been obtained, and there shall not be in effect any voluntary agreement with a Governmental Body not to consummate the Merger; and

(c) no Governmental Authority (i) of competent jurisdiction in any jurisdiction in which the Company, Parent or any of their respective Affiliates have material business operations shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger or (ii) of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger if the effect of violating such Law or Order would impose, or would reasonably be expected to impose, criminal penalties upon Parent, Acquisition Sub, the Company or any of its Subsidiaries.

Section 7.2 Conditions to Obligations of Parent and Acquisition Sub to Effect the Merger. The obligations of Parent and Acquisition Sub to effect the Merger are, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or (to the extent not prohibited by Law) waiver by Parent at or prior to the Effective Time of the following conditions:

(a) each of the representations and warranties of the Company contained in this Agreement, without giving effect to any materiality or “Company Material Adverse Effect” or similar qualifications therein, shall be true and correct as of the Closing Date, except for such failures to be true and correct as would not, individually or in the aggregate, have a Company Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); provided, however, that the representations and warranties contained in (i) Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.3 (Authority Relative to Agreement), Section 4.20 (Brokers), Section 4.23 (Takeover Statutes) and Section 4.24 (Rights Agreement), without giving effect to any “materiality” or “Company Material Adverse Effect” or similar qualifications therein, shall be required to be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), (ii) Section 4.2(a) (Capitalization) (other than clauses (C) through (E) of the fourth sentence of Section 4.2(a)), Section 4.2(d)(ii) (on an aggregate basis and not with respect to any individual Company Equity Award) and Section 4.2(d)(iii) (on an aggregate basis and not with respect to any individual Company Equity Award) shall be required to be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only) other than for de minimis errors and (iii) Section 4.9(ii) (Absence of Certain Changes) shall be required to be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

(b) from the date of this Agreement until the Closing Date, no Company Material Adverse Effect shall have occurred;

(c) the Company shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing Date; and

(d) the Company shall have delivered a certificate to Parent, dated as of the Closing Date and duly executed by a senior executive officer (or similar authorized person) of the Company, certifying to the effect that the conditions set forth in Sections 7.2(a)¸ 7.2(b) and 7.2(c) have been satisfied.

Section 7.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or (to the extent not prohibited by Law) waiver by the Company at or prior to the Effective Time of the following conditions:

(a) each of the representations and warranties of Parent and Acquisition Sub contained in this Agreement, without giving effect to any materiality or “Parent Material Adverse Effect” or similar qualifications therein, shall be true and correct as of the Closing Date, except for such failures to be true and correct as would not have a Parent Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

(b) Parent and Acquisition Sub shall have performed or complied in all material respects with their respective obligations required under this Agreement to be performed or complied with on or prior to the Closing Date; and

(c) Parent shall have delivered a certificate to the Company, dated as of the Closing Date and duly executed by a senior executive officer of Parent, certifying to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Requisite Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a) by mutual written consent of each of Parent and the Company; or

(b) by either Parent or the Company, if:

(i) the Merger shall not have been consummated on or before 5:00 p.m. (New York City time) on August 9, 2021 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of such party, and in the case of Parent, including the failure of Acquisition Sub, to perform or comply with any of its obligations under this Agreement has been the principal cause of or resulted in the failure of the Closing to have occurred on or before such date;

(ii) prior to the Effective Time, any Governmental Authority of competent jurisdiction described in Section 7.1(c), shall have enacted, issued, promulgated, enforced or entered any Law or Order or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the transactions contemplated by this Agreement, and such Law or Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such Law or Order or taking of such action was primarily due to the failure of such party, and in the case of Parent, including the failure of Acquisition Sub, to perform any of its obligations under this Agreement (including as set forth in Section 6.3); or

(iii) the Requisite Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which this Agreement and the transactions contemplated hereby have been voted upon; or

(c) by the Company, if:

(i) Parent or Acquisition Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is not capable of being cured, or is not cured, by Parent or Acquisition Sub on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following the Company’s delivery of written notice to Parent or Acquisition Sub, as applicable, of such breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder so as to cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be capable of being satisfied;

(ii) prior to receipt of the Requisite Stockholder Approval, the board of directors of the Company shall have authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 6.5(d) (after compliance in all material respects with the terms of Section 6.5); provided, that (i) substantially concurrently with such termination, the Company enters into the Alternative Acquisition Agreement with respect to such Superior Proposal and (ii) prior to or substantially concurrently with such termination, the Company pays (or causes to be paid) the Termination Fee to (or at the direction of) Parent; or

(iii) (A) all the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied (other than those conditions (x) the failure of which to be satisfied is attributable primarily to a breach by Parent or Acquisition Sub of its representations, warranties, covenants or agreements hereunder and (y) that by their terms are to be satisfied by actions taken at the Closing, so long as such conditions in this clause (y) are at the time of termination capable of being satisfied as if such time were the Closing), (B) Parent and Acquisition Sub shall have failed to consummate the Merger by the time the Closing was required by Section 2.2, (C) the Company has notified Parent in writing that all of the conditions set forth in Article VII have been satisfied or, with respect to the conditions set forth in Section 7.3, waived (or would be satisfied or waived if the Closing were to occur on the date of such notice) and it stands ready, willing and able to consummate the Merger at such time, (D) the Company shall have given Parent written notice at least three (3) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(c)(iii) and the basis for such termination and (E) the Merger shall not have been consummated by the end of such three (3) Business Day period; or

(d) by Parent, if:

(i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.2(a) or Section 7.2(c), and (B) is not capable of being cured, or is not cured, by the Company on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Acquisition Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder so as to cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be capable of being satisfied; or

(ii) the board of directors of the Company shall have made an Adverse Recommendation Change; provided that Parent’s right to terminate this Agreement pursuant to this Section 8.1(d)(ii) shall expire upon the Requisite Stockholder Approval having been obtained.

Section 8.2 Effect of Termination. In the event that this Agreement is validly terminated and the Merger abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any of its Affiliates or Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 8.3, no such termination shall relieve any party hereto of any liability or damages (which the parties hereto acknowledge and agree shall not be limited to reimbursement of Expenses or out-of-pocket costs, and, in the case of liabilities or damages payable by Parent and Acquisition Sub, the Company shall be entitled to seek damages that include the benefits of the transactions contemplated by this Agreement lost by the Company’s stockholders, including lost stockholder premium), resulting from any knowing and intentional breach of this Agreement prior to such termination, in which case, except as otherwise provided in Section 8.3, the aggrieved party shall be entitled to all remedies available at law or in equity; provided, further, that the Confidentiality Agreement, the Guarantees, the expense reimbursement and indemnification obligations contained in Section 6.11 and Section 6.12 (collectively, the “Debt Costs”) and the provisions of this Section 8.2, Section 8.3, Section 8.6 and Article IX shall survive any termination of this Agreement pursuant to Section 8.1 in accordance with their respective terms; provided, further, that notwithstanding anything in this Agreement to the contrary (including, for clarity, as set forth in this Section 8.2), in no event shall the Parent Related Parties have any monetary liability or obligation under this Agreement in the event this Agreement is validly terminated pursuant to Section 8.1 (including any monetary liability or obligation pursuant to Section 6.11, Section 6.12, this Section 8.2 and Section 8.3) in an aggregate amount greater than the sum of (i) the amount of the Reverse Termination Fee and (ii) $7.5 million (such sum, the “Parent Liability Limit”).

Section 8.3 Termination Fees.

(a) In the event that:

(i) (A) a Third Party shall have made to the Company or directly to the Company’s stockholders a Competing Proposal, or any Competing Proposal shall have been publicly made or disclosed, after the date of this Agreement, (B) this Agreement is subsequently terminated by (x) the Company or Parent pursuant to Section 8.1(b)(iii) or (y) Parent pursuant to Section 8.1(d)(i) as a result of a knowing and intentional breach of any covenant or agreement under this Agreement by the Company, and any such Competing Proposal had not been withdrawn at least five (5) Business Days prior to the event giving rise to the termination of this Agreement, and (C) within twelve (12) months of such termination of this Agreement, the Company consummates a transaction involving a Competing Proposal or enters into an Alternative Acquisition Agreement providing for the consummation of a Competing Proposal (which is subsequently consummated); provided, however, that for purposes of this Section 8.3(a)(i), the references to “twenty percent (20%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%)”;

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii); or

(iii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii),

then the Company shall, (A) in the case of clause (i) above, on the date of the consummation of such transaction involving a Competing Proposal, (B) in the case of clause (ii) above, prior to or substantially concurrently with such termination, and (C) in the case of clause (iii) above, no later than two (2) Business Days after the date of such termination, pay, or cause to be paid, by wire transfer of immediately available funds, at the direction of Parent, the Termination Fee (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion).

(b) In the event this Agreement is terminated by (i) the Company pursuant to Section 8.1(c)(i) or Section 8.1(c)(iii) or (ii) the Company or Parent pursuant to Section 8.1(b)(i) and, at the time of such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(c)(i) or Section 8.1(c)(iii), then Parent shall, in the case of termination by (A) Parent, simultaneously with such termination or (B) the Company, no later than three (3) Business Days after the date of such termination, pay, or cause to be paid, by wire transfer of immediately available funds, at the direction of the Company, the Reverse Termination Fee (it being understood that in no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion).

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 8.3(e) and Section 9.9, the Company’s receipt in full of the Reverse Termination Fee pursuant to Section 8.3(b), together with any Enforcement Expenses or payments pursuant to Section 6.11 and Section 6.12 of any Debt Costs, in circumstances where the Reverse Termination Fee is owed pursuant to Section 8.3(b), shall constitute the sole and exclusive monetary remedy of the Company and its Subsidiaries against Parent, Acquisition Sub, the Guarantors, the Debt Financing Sources or any of their respective Affiliates and all of their respective direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Parent Related Parties shall have any further liability or obligation to the Company, its Subsidiaries or any other Company Related Party relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that Parent shall also be obligated to comply with the terms of the Confidentiality Agreement). The parties acknowledge and agree that while the Company may pursue a grant of specific performance in accordance with Section 9.9(b) and payment of the Reverse Termination Fee in no event shall the Company be entitled to obtain both (x) a grant of specific performance pursuant to Section 9.9(b) that results in the Closing occurring and (y) payment of the Reverse Termination Fee. Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of the Parent Related Parties in the event Parent or Acquisition Sub fails to consummate the transactions contemplated by this

Agreement or otherwise fails to comply with or breaches any covenant or other obligation or representation and warranty in this Agreement shall not exceed the Parent Liability Limit.

(d) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 8.3(e) and Section 9.9, Parent’s receipt in full of the Termination Fee pursuant to Section 8.3(a), together with any Enforcement Expenses, in circumstances where the Termination Fee is owed pursuant to Section 8.3(a), shall constitute the sole and exclusive remedy of Parent and Acquisition Sub against the Company and its Subsidiaries and any of their respective direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s) (in circumstances where the Termination Fee is owed pursuant to Section 8.3(a)), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. The parties acknowledge and agree that if Parent receives any payments from the Company in respect of any breach of this Agreement and thereafter Parent receives the Termination Fee pursuant to this Section 8.3, the amount of such Termination Fee shall be reduced by the aggregate amount of such payments made by the Company prior to paying the Termination Fee in respect of any such breaches.

(e) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) each of the Termination Fee and the Reverse Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such fee is payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the parties hereto would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, either Parent or the Company, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 8.3, such paying party shall pay the other party its costs and expenses in connection with such suit, together with interest on such amount at the annual rate of two percent (2%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law (collectively, “Enforcement Expenses”); provided, however, that in no event shall the Enforcement Expenses payable by the Company, on the one hand, or the Enforcement Expenses and Debt Costs payable by Parent and Acquisition Sub, on the other hand, exceed $7.5 million in the aggregate.

Section 8.4 Amendment. This Agreement may be amended by mutual agreement of the Company and Parent at any time before or after receipt of the Requisite Stockholder Approval; provided, however, that (i) after the Requisite Stockholder Approval has been obtained, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company without such further approval of such stockholders and (ii) any amendment to this Section 8.4 or Section 8.3, Section 9.7, Section 9.8, Section 9.10 or Section 9.12, in each case to the extent such amendment would affect the rights of a Debt Financing Source under such Section in a manner that is materially adverse to such Debt Financing Source, shall also be approved by such Debt Financing Source. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.5 Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance for its benefit of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties made to it by another party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition for its benefit contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.6 Expenses; Transfer Taxes. Except as expressly set forth herein (including the following sentence), all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses, whether or not such transactions are consummated; provided that Parent shall pay all costs and Expenses in connection with the filings of the notification and report forms under any Antitrust and Foreign Investment Laws in connection with the transactions contemplated by this Agreement. Parent shall or, following the Effective Time, shall cause the Surviving Corporation to, timely and duly pay all (i) transfer, stamp and documentary Taxes or fees and (ii) sales, use, real property transfer and other similar Taxes or fees arising out of or in connection with entering into this Agreement and the consummation of the Merger; provided that, for the avoidance of doubt, that any Taxes imposed on income or gains as a result of the transactions contemplated by this Agreement shall be for the account of the applicable Company stockholder or holder of Company Options, Company RSUs, Company PSUs, or any other interest in the Company.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any instrument delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.6 and Section 6.9.

Section 9.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by electronic mail, addressed as follows:

if to Parent or Acquisition Sub:

c/o Stone Point Capital LLC

20 Horseneck Lane

Greenwich, CT 06830

Email: PMundheim@stonepoint.com

Attention: Peter Mundheim

c/o Insight Partners

1114 Avenue of the Americas, 36th Fl.

New York, NY 10036

Email: AProdromos@insightpartners.com

Attention: Andrew Prodromos

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Email: daniel.wolf@kirkland.com, david.feirstein@kirkland.com and ravi.agarwal@kirkland.com

Attention: Daniel Wolf, P.C., David B. Feirstein, P.C. and Ravi

Agarwal, P.C.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Email: melwyn@willkie.com; nsawyer@willkie.com

Attention: Morgan D. Elwyn; Nathan D. Sawyer

if to the Company:

CoreLogic, Inc.

40 Pacifica, Suite 900

Irvine, CA 92618

Email: aahenry@corelogic.com

Attention: Francis Aaron Henry

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Email: Stephen.Arcano@skadden.com

Neil.Stronski@skadden.com

Attention: Stephen F. Arcano, Esq.

Neil P. Stronski, Esq.

or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 9.2.

Section 9.3 Interpretation; Certain Definitions.

(a) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b) Disclosure of any fact, circumstance or information in any Section of the Company Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other Section of the Company Disclosure Letter, if it is reasonably apparent on the face of such disclosure that such disclosure relates to any such other Section. The inclusion of any item in the Company Disclosure Letter shall not be deemed to be an acknowledgement that the information is required to be disclosed or admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

(c) The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to articles, sections, clauses, paragraphs, exhibits, annexes and schedules are to the articles, sections, clauses and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to the date set forth in the Preamble, unless the context requires otherwise. When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). All references to “dollars” or “$” refer to currency of the United States of America. All references to “U.S.” or the “United States” are to the United States of America, including its territories and possessions. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Unless otherwise specified, the words “made available to” or “delivered to” Parent or Acquisition Sub (or words of similar import) mean the documents that were posted to the VDR prior to the execution of this Agreement.

Section 9.4 Severability. If any term, provision, covenant or restriction of this Agreement or the application thereof to any Person or circumstance is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the remedies and limitations thereon contained in Sections 8.3(c), 8.3(d) and 8.3(e) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Equity Commitment Letters or the Guarantees.

Section 9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, that Parent or Acquisition Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (a) one or more of its Affiliates at any time (except any such assignment which would, or would reasonably be expected to, prevent, delay or impair the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement), (b) after the Effective Time, to any parties providing secured debt financing for purposes of creating a security interest herein or otherwise assigning this Agreement as collateral in respect of such secured debt financing, and (c) after the Effective Time, to any Person; provided that any assignment by Parent or Acquisition Sub shall not relieve Parent or Acquisition Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 9.5 shall be null and void.

Section 9.6 Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Guarantees, the Equity Commitment Letters and the Company Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

Section 9.7 No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that (A) the D&O Indemnified Parties (with respect to Section 6.6 from and after the Effective Time), (B) the Debt Financing Sources under the Debt Financing of Parent and Acquisition Sub (with respect to Section 8.3, Section 8.4, Section 9.7, Section 9.8, Section 9.10, and Section 9.12), (C) the Parent Related Parties (with respect to Section 8.3) and (D) the Company Related Parties (with respect to Section 8.3) are express third-party beneficiaries of this Agreement.

Section 9.8 Governing Law.

(a) This Agreement and all Actions (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Acquisition Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (i) agrees that it will not bring or support any Person in any Action before any Governmental Authority of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the financings contemplated thereby, in any forum other than the United States Federal and New York State courts located in New York County, State of New York and (ii) agrees that, except as specifically set forth in the Debt Commitment Letter (including as it relates to (A) the interpretation of the definition of Company Material Adverse Effect (and whether or not a Company Material Adverse Effect has occurred), (B) the determination of the accuracy of any Specified Acquisition Agreement Representation (as defined in the Debt Commitment Letter) and whether as a result of any inaccuracy thereof Parent has the right to terminate its obligations hereunder pursuant to Section 8.1(d)(i) or decline to consummate the Closing as a result thereof without resulting in the payment of any fees, liquidated damages or other amounts under the Acquisition Agreement pursuant to Section 7.2(a) and (C) the determination of whether the Closing has been consummated in accordance with the terms hereof, which will in each case be governed by and construed in accordance with the Law of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of Laws thereof), all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to this Agreement, the Debt Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 9.9 Specific Performance.

(a) The parties hereto acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, subject to Section 9.9(b), the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the right of a party hereto to cause the other parties hereto to consummate the Merger and the other transactions contemplated by this Agreement), in addition to any other remedy to which they are entitled at law or in equity. Subject to Section 9.9(b), each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or any other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to show proof of actual damages or provide any bond or other security in connection with any such Order. Notwithstanding anything to the contrary contained herein, this Section 9.9(a) is not intended to, and shall not be construed to, limit in any way, and shall be subject in all respects to, the provisions of Section 8.3(c), Section 8.3(d) and Section 9.9(b).

(b) Notwithstanding anything in this Agreement to the contrary and without limiting any right of the Company to enforce any other obligations of Parent or Acquisition Sub set forth herein, it is explicitly agreed that prior to a valid termination of this Agreement in accordance with Section 8.1, the Company shall be entitled to obtain an injunction, or other appropriate form of specific performance or equitable relief, to cause Parent and Acquisition Sub to cause, or for the Company directly to cause, in accordance with its third party beneficiary rights under the Equity Commitment Letters, the Equity Financing to be funded on the terms and subject to the conditions set forth in the Equity Commitment Letters and this Agreement and cause the Closing to occur if, and only if, each of the following conditions has been satisfied: (i) all conditions in Section 7.1 and Section 7.2 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing) have been satisfied at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded, (ii) Parent fails to consummate the Closing on the date on which the Closing Date is required to have occurred pursuant to Section 2.2, (iii) the financing provided for by the Debt Commitment Letter (or, if Alternative Financing is being used in accordance with Section 6.11(c), pursuant to the commitments with respect thereto) has been funded in accordance with its terms or will be funded at the Closing in accordance with its terms if the Equity Financing is funded at the Closing, (iv) the Company is ready, willing and able to consummate the Closing and the Company has irrevocably confirmed in a written notice that if specific performance is granted and the Equity Financing and Debt Financing (or, if Alternative Financing is being used in accordance with Section 6.11(c), pursuant to the commitments with respect thereto) are funded, then the Closing will occur and (v) Parent does not consummate the Closing within three (3) Business Days after delivery of the written notice specified in clause (iv) above (it being understood that the conditions to the obligations of Parent and Acquisition Sub to consummate the transactions contemplated hereby set forth in Section 7.1 and Section 7.2 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied) shall remain satisfied at the close of business on such third (3rd) Business Day). For the avoidance of doubt, the Company may pursue a grant of specific performance of the type provided in the preceding sentence and the payment of the Reverse Termination Fee under Section 8.3(b), but in no event be entitled to obtain both (x) a grant of specific performance pursuant to this Section 9.9(b) and (y) payment of the Reverse Termination Fee or any monetary damages, and the Company’s termination of this Agreement triggering the Company’s right to receive the Reverse Termination Fee pursuant to

Section 8.3(b) or its acceptance of all of the Reverse Termination Fee shall terminate any right of the Company to injunctive relief or specific performance hereunder to cause the Closing to occur.

Section 9.10 Consent to Jurisdiction.

(a) Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement and (e) agrees that each of the other parties hereto shall have the right to bring any Action for enforcement of a judgment entered by the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. The parties hereto hereby further agree that New York state or United States Federal courts sitting in New York County, State of New York shall have exclusive jurisdiction over any Action (whether at law, in equity, in contract, in tort or otherwise) brought against any Debt Financing Source in connection with the transactions contemplated under this Agreement.

(b) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.10(a) in any such Action by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.2. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.12 WAIVER OF JURY TRIAL. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF (INCLUDING THE FINANCING). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Parent Related Party (other than the Guarantors to the extent set forth in the Guarantees or Equity Commitment Letters) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith.

Without limiting the rights of the Company against Parent or Acquisition Sub hereunder, in no event shall the Company or any of its Affiliates, and the Company agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party (other than the Guarantors to the extent set forth in the Guarantees or Equity Commitment Letters).

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CELESTIAL-SATURN PARENT INC.

By:	/s/ Agha S. Kahn
Name: Agha S. Kahn
Title: President

CELESTIAL-SATURN MERGER SUB INC.

By:	/s/ Agha S. Kahn
Name: Agha S. Kahn
Title: President

CORELOGIC, INC.

By:	/s/ Frank D. Martell
Name: Frank D. Martell
Title: President and Chief Executive Officer

Appendix A

As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 6.5(c).

“Acquisition Sub” shall have the meaning set forth in the Preamble.

“Action” shall mean any claim, demand, charge, complaint, grievance, action, suit, summons, citation or subpoena, arbitration, or any audit, proceeding or investigation of any kind or nature, whether civil, criminal, regulatory or otherwise, at law or in equity by or before (or that could come before) any Governmental Authority.

“Adverse Recommendation Change” shall have the meaning set forth in Section 6.5(d).

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

“Aggregate Merger Consideration” shall mean the product of (x) the number of shares of Company Common Stock issued and outstanding (other than (i) those shares cancelled pursuant to Section 3.1(a) and (ii) Dissenting Shares) immediately prior to the Effective Time multiplied by (y) the Merger Consideration.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 6.5(a).

“Alternative Financing” shall have the meaning set forth in Section 6.11(c).

“Anti-Corruption Laws” shall mean any applicable Law, statute, ordinance, or code in any part of the world related to combating bribery, corruption, including Laws adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and the UN Convention Against Corruption; the Foreign Corrupt Practices Act of 1977, as amended; and the UK Bribery Act 2010.

“Antitrust and Foreign Investment Laws” shall mean the Sherman Act of 1890, as amended; the Clayton Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the HSR Act, and all other federal, state, foreign, national or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, or foreign investments.

“Blue Sky Laws” shall mean state securities or “blue sky” laws.

“Book-Entry Evidence” shall have the meaning set forth in Section 3.1(b).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York or Governmental Authorities in the State of Delaware are authorized or obligated by Law or executive order to close.

“Cannae” shall mean Cannae Holdings, Inc. and its Affiliates.

“Capitalization Date” shall have the meaning set forth in Section 4.2(a).

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), “Division N—Additional Coronavirus Response and Relief” of the “Consolidated Appropriations Act, 2021” (H.R. 133) and any similar or successor legislation in any applicable jurisdiction, and any subsequent legislation, regulation, memorandum or executive order relating to COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act and including the Memorandum for the Secretary of the Treasury signed by President Trump on August 8, 2020.

“Certificate of Merger” shall have the meaning set forth in Section 2.3(a).

“Certificates” shall have the meaning set forth in Section 3.1(b).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986.

“Company” shall have the meaning set forth in the Preamble.

“Company Benefit Plan” shall mean (a) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and (b) each other employment agreement, bonus, stock option, stock purchase or other equity or equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, incentive, deferred compensation, severance, separation, termination, retention, change of control and other similar fringe, welfare or other employee benefit or compensation plans, programs, agreements, contracts, policies or arrangements (whether or not in writing), in each case, (i) which is sponsored, maintained or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries, including for the benefit of or relating to any current or former director or employee of the Company or its Subsidiaries or (ii) with respect to which the Company or any of its Subsidiaries has or may have any liability or obligation (including on account of an ERISA Affiliate).

“Company Bylaws” shall have the meaning set forth in Section 4.1.

“Company Cash on Hand” shall mean all cash of the Company and its Subsidiaries.

“Company Charter” shall have the meaning set forth in Section 4.1.

“Company Common Stock” shall have the meaning set forth in Section 3.1(a).

“Company Debt” shall have the meaning set forth in Section 6.13(a).

“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Equity Awards” shall mean, collectively, (i) Company Options and (ii) Company Stock Units.

“Company Equity Plan” shall mean, collectively, the Company’s 2018 Performance Incentive Plan, the Company’s Amended and Restated 2011 Performance Incentive Plan and the Company’s 2006 Incentive Compensation Plan.

“Company ESPP” means the 2012 Employee Stock Purchase Plan.

“Company Indentures” shall have the meaning set forth in Section 6.13(b).

“Company Intellectual Property Rights” shall have the meaning set forth in Section 4.14(a).

“Company Material Adverse Effect” shall mean any condition, fact, occurrence, development, change, event, effect or circumstance which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a material adverse effect on the assets, properties, liabilities, operations, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that conditions, facts, occurrences, developments, changes, events, effects or circumstances, to the extent they directly or indirectly relate to or result from the following, shall be excluded from the determination of Company Material Adverse Effect: (i) any condition, fact, occurrence, development, change, event, effect or circumstance generally affecting any of the industries or markets in which the Company or its Subsidiaries operate; (ii) any change in any Law or GAAP (or changes in interpretations of any Law or GAAP) and, to the extent relevant to the business of the Company and its Subsidiaries, in any legal or regulatory requirement or condition or the regulatory enforcement environment; (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein or disruptions thereof) in the financial, credit, banking or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or its Subsidiaries conduct business; (iv) any acts of God, natural disasters, force majeure events, terrorism, sabotage, armed hostilities, sabotage, declared or undeclared acts of war, epidemics, pandemics or disease outbreaks (including, for the avoidance of doubt, COVID-19 or COVID Measures), or any escalation or worsening of any of the foregoing; (v) the negotiation, execution, announcement, consummation or existence of this Agreement or the transactions contemplated hereby, including by reason of the identity of Parent or any communication by Parent or its Subsidiaries regarding the plans or intentions of Parent with respect to the conduct of the business or the operations or strategy of the Company or any of its Subsidiaries and including the impact of any of the foregoing on any relationships (contractual or otherwise) with customers, suppliers, landlords, vendors, collaboration or joint venture partners, employees or regulators; (vi) any action taken that is expressly required by the terms of this Agreement or with the prior written consent or at the written direction of Parent or Acquisition Sub; (vii) any changes in the market price or trading volume of the Company Common Stock, any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries (provided, that the facts or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); (viii) the changes to the composition of the Company’s board of directors as a result of the November Stockholder Meeting; and (ix) any changes to the composition of the Company’s board of directors as a result of the Senator and Cannae Consent Solicitation; provided, further, that in the case of clauses (i), (ii), (iii) and (iv), any such condition, fact, occurrence, development, change, event, effect or circumstance may be taken into account in determining whether or not there has been a Company Material Adverse Effect to the extent (and only to the extent) such condition, fact, occurrence, development, change, event, effect or circumstance has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate.

“Company Material Contract” shall have the meaning set forth in Section 4.16(a).

“Company Notes” shall mean the Company’s outstanding 7.55% senior debentures due 2028.

“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock issued under any Company Equity Plan or otherwise.

“Company Option Consideration” shall have the meaning set forth in Section 3.3(a).

“Company Permits” shall have the meaning set forth in Section 4.5(a).

“Company PSU” shall mean each performance stock unit granted pursuant to a Company Equity Plan or otherwise that vests on the basis of time and the achievement of performance targets and pursuant to which the holder of such performance stock unit has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such performance stock unit.

“Company PSU Consideration” shall have the meaning set forth in Section 3.3(c).

“Company Recommendation” shall mean the recommendation of the board of directors of the Company that the stockholders of the Company vote in favor of the approval of the Merger, this Agreement and the transactions contemplated hereby.

“Company Related Parties” shall have the meaning set forth in Section 8.3(b).

“Company RSU” shall mean each restricted stock unit granted pursuant to a Company Equity Plan or otherwise that vests solely on the basis of time and pursuant to which the holder of such restricted stock unit has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such restricted stock unit.

“Company RSU Consideration” shall have the meaning set forth in Section 3.3(b).

“Company SEC Documents” shall have the meaning set forth in Section 4.6(a).

“Company Securities” shall have the meaning set forth in Section 4.2(a).

“Company Stock Units” shall mean any of the Company RSUs and the Company PSUs.

“Company Stockholder Advisory Vote” shall have the meaning set forth in Section 4.3(a).

“Company Systems” means all of the following to the extent used by or for, or otherwise relied on by, the Company or any of its Subsidiaries (whether owned by any of them or a Third Party): computers, computer systems, servers, hardware, software, firmware, middleware, websites, networks, co-location facilities and equipment, and all other information technology equipment, including any outsourced systems and processes (e.g., hosting locations).

“Competing Proposal” shall have the meaning set forth in Section 6.5(f)(i).

“Compliant” means, with respect to the Required Information, that (i) such Required Information provided by the Company, taken as a whole, does not contain any untrue statement of a material fact, or omit to state any material fact necessary to make such Required Information not materially misleading under the circumstances in which made; (ii) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X and a registration statement on Form S-1 (or any applicable successor form) under the Securities Act for an offering of debt securities of such type, (iii) the Company’s auditors have not withdrawn any audit opinion on any of the audited financial statements contained in the Required Information; (iv) the Company or its auditors have not determined to undertake a restatement of any financial statements included in the Required Information (it being understood the Required Information will be Compliant in respect of this clause (iv) if such restatement is completed or the Company has determined no such restatement is required); and (v) the financial statements included in the Required Information that is available to Purchaser on the first day of the Marketing Period would be sufficiently current on any day during the twelve (12) consecutive Business Day period beginning on such date to permit a registration statement of the Company using such financial statements to be declared effective by the SEC on the last day of such twelve (12) consecutive Business Day period.

“Confidentiality Agreement” shall mean the confidentiality agreement dated November 26, 2020 between Stone Point Capital LLC and the Company (as may be amended, modified or supplemented from time to time), together with any joinders thereto.

“Consent” shall have the meaning set forth in Section 4.4(b).

“Continuation Period” shall have the meaning set forth in Section 6.9(a).

“Continuing Employees” shall have the meaning set forth in Section 6.9(a).

“Contract” shall mean any legally binding contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, task order, delivery order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement.

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“COVID-19” shall mean SARS-CoV-2 and its disease commonly known as COVID-19, and any evolutions or additional strains, variations or mutations thereof or any related or associated epidemics, pandemic or disease outbreaks.

“COVID Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Coronavirus Response Act.

“D&O Indemnified Parties” shall have the meaning set forth in Section 6.6(a).

“Data” shall have the meaning set forth in the definition of “Process.”

“Data Security Requirement” shall have the meaning set forth in Section 4.14(d).

“Debt Commitment Letter” shall have the meaning set forth in Section 5.7(a).

“Debt Costs” shall have the meaning set forth in Section 8.2.

“Debt Financing” shall have the meaning set forth in Section 5.7(a).

“Debt Financing Sources” shall mean the entities, including the Lenders, that have committed to arrange or provide or otherwise entered into agreements in connection with all or any portion of the Debt Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Debt Commitment Letter, including parties to any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ former, future or current direct or indirect equity holders, controlling persons, general or limited partners, members, stockholders, officers, directors, managers, employees, agents, advisors, and representatives and their respective successors and assigns.

“Debt Payoff Amount” shall have the meaning set forth in Section 6.13(a).

“Definitive Financing Agreements” shall have the meaning set forth in Section 6.11(a).

“DGCL” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in the Section 3.5.

“Effective Time” shall have the meaning set forth in Section 2.3(a).

“Enforcement Expenses” shall have the meaning set forth in Section 8.3(e).

“Environmental Laws” shall mean all Laws relating to pollution, public or worker health or safety or protection of the environment, including Laws relating to Releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), the Endangered Species Act of 1973 (16 U.S.C. §1531 et seq.), and other similar state and local statutes, in effect prior to or as of the date hereof.

“Equity Commitment Letters” shall have the meaning set forth in Section 5.7(a).

“Equity Financing” shall have the meaning set forth in Section 5.7(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean, for any Person, each trade or business, whether or not incorporated, that, together with such Person, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“Evercore” shall have the meaning set forth in Section 4.20.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Existing Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement, dated as of August 10, 2017 (as amended by the First Amendment, dated as of May 31, 2019, and as further amended, restated, supplemented or otherwise modified from time to time), by and among the Company, CoreLogic Australia Pty Limited, the guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent.

“Existing D&O Insurance Policies” shall have the meaning set forth in Section 6.6(c).

“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approvals, any filing with, and obtaining of any necessary action or non-action, Consent or approval from any Governmental Authority pursuant to any Antitrust and Foreign Investment Laws, engaging the services of the Paying Agent, any other filings with the SEC and all other matters related to the Closing and the other transactions contemplated by this Agreement.

“Final Offering Period” shall have the meaning set forth in Section 3.3(d).

“Financing” shall have the meaning set forth in Section 5.7(a).

“Financing Commitments” shall have the meaning set forth in Section 5.7(a).

“Funding Obligations” shall have the meaning set forth in Section 5.7(b).

“Funds” shall have the meaning set forth in Section 5.7(b).

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, territorial, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency, instrumentality, court, tribunal or commission, or any subdivision, department or branch of any of the foregoing, or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory or taxing authority or power of any nature.

“Government Official” shall mean any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Guarantees” shall have the meaning set forth in the Recitals.

“Guarantors” shall have the meaning set forth in Section 5.7(a).

“Hazardous Materials” shall mean all substances, materials or wastes as to which liability or standards of conduct are imposed pursuant to any Environmental Law due to their hazardous or deleterious effects, including all substances (i) defined as hazardous substances, oils, pollutants or contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or (ii) defined as hazardous substances, hazardous materials, pollutants, contaminants, toxic substances (or words of similar import) by or regulated as such under, any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property Rights” shall have the meaning set forth in Section 4.14(a).

“Intervening Event” shall have the meaning set forth in Section 6.5(d).

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean the actual knowledge of any of the following officers and employees of the Company or Parent, as applicable: (i) for the Company: Jim Balas, Melanie Graper, Aaron Henry and Frank Martell; and (ii) for Parent: Agha Khan.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws (including common law), acts, statutes, codes, rules, ordinances, regulations, or Orders, promulgated by any Governmental Authority, including any COVID Measures.

“Leased Real Property” shall have the meaning set forth in Section 4.17(b).

“Leases” means all leases, subleases, licenses, concessions and other agreements pursuant to which the Company or any Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Subsidiary thereunder.

“Lenders” means JPMorgan Chase Bank, N.A.

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests or charges of any kind.

“Marketing Period” means the first period of twelve (12) consecutive Business Days after the date of this Agreement throughout which (i) Parent has the Required Information and (ii) the Required Information is Compliant; provided that the Marketing Period shall not commence prior to March 6, 2021, it being agreed that, (x) if the Company shall in good faith reasonably believe that it has delivered the Required Information and that the Marketing Period has commenced, the Company may deliver to Parent a written notice to that effect (stating the date on which it believes that it completed delivery of the Required Information and the date on which it believes that the Marketing Period commenced), in which case, subject to clause (ii) above, the Marketing Period will be deemed to have commenced on the date of such notice unless Parent, in good faith, reasonably believes that the Marketing Period has not commenced and within four (4) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity why Parent believes that the Marketing Period has not commenced) and (y) for the avoidance of doubt, the required delivery of any information in accordance with paragraph 5 of Exhibit D to the Debt Commitment Letter (or any successor provision thereof) for any new fiscal period shall result in the “restart” of the Marketing Period, notwithstanding that either (a) a period of twelve (12) consecutive Business Days shall have passed throughout which Parent has had what would otherwise have constituted the Required Information (were the Closing to have occurred prior to such required delivery of financial information for such period) and such information having been Compliant throughout such period or (b) if applicable, the Marketing Period had previously been deemed to commence pursuant to clause (x) above.

“Maximum Amount” shall have the meaning set forth in Section 6.6(c).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Merger Litigation” shall have the meaning set forth in Section 6.3(a).

“New Debt Commitment Letter” shall have the meaning set forth in Section 6.11(c).

“New Plans” shall have the meaning set forth in Section 6.9(d).

“Non-Material Licenses” shall have the meaning set forth in Section 4.16(a)(viii).

“Notice of Adverse Recommendation” shall have the meaning set forth in Section 6.5(d).

“Notice Period” shall have the meaning set forth in Section 6.5(d).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.5(d).

“November Stockholder Meeting” shall mean the November 17, 2020 special meeting of the Company’s stockholders.

“NYSE” shall have the meaning set forth in Section 4.4(b).

“Old Plans” shall have the meaning set forth in Section 6.9(d).

“Order” shall mean any decree, writ, ruling, award, judgment, injunction or other order by or with any Governmental Authority.

“Owned Real Property” shall have the meaning set forth in Section 4.17(a).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Liability Limit” shall have the meaning set forth in Section 8.2.

“Parent Material Adverse Effect” shall mean any change, event, effect or circumstance which, individually or in the aggregate has prevented or materially delayed or materially impaired or would reasonably be expected to prevent or materially delay or materially impair, the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement.

“Parent Organizational Documents” shall mean the certificate of incorporation, bylaws (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements, each as amended to date, of each of Parent and Acquisition Sub.

“Parent Related Parties” shall have the meaning set forth in Section 8.3(c).

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Paying Agent Agreement” shall have the meaning set forth in Section 3.2(a).

“Payoff Letter” shall have the meaning set forth in Section 6.13(a).

“Permitted Events” shall have the meaning set forth in Section 4.24.

“Permitted Lien” shall mean (a) any Lien for Taxes, utilities, landlords and other governmental charges not yet due and payable or that are being contested in good faith by any appropriate proceedings, for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents and Liens securing indebtedness or liabilities that have otherwise been disclosed to Parent in writing, (c) such Liens or other imperfections of title affecting real property, if any, that do not have a Company Material Adverse Effect, including (i) easements or claims of easements whether or not shown by the public records, boundary line disputes, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (ii) rights of parties in possession and (iii) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (d) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, permits, licenses, utility easements, rights of way and similar Liens imposed or promulgated by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the Business thereon, (e) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, suppliers’, cashiers’ and similar Liens incurred in the ordinary course of business or arising by operation of law or that are not otherwise material; (f) Liens securing acquisition financing with respect to the applicable asset, including refinancings thereof, (g) licenses or other grants of Intellectual Property Rights granted in the ordinary course of business, (h) covenants, conditions, restrictions, rights of way, servitudes, encroachments, permits and oil, gas, mineral and any mining reservations, rights, licenses and leases of public record that do not materially impair the value, occupancy or use of such real property, (i) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, Contracts, public or statutory obligations, and surety, stay, appeal, customs or performance bonds, in each case, arising in the ordinary course of business, (j) Liens resulting from securities Laws, (k) Liens incurred in the ordinary course of business in connection with any purchase money security interests, equipment leases or similar financing arrangements, and (l) Liens created by (or at the request of) Parent, Acquisition Sub or any of their respective Affiliates.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Personal Information” means any data or other information that (i) identifies, relates to, or is reasonably capable of being associated or linked with, a particular individual, household, or device, including any personally identifiable data (e.g., name, address, phone number, email address, financial account number, payment card data, government issued identifier, health or medical information, account users names and passwords, cookies, IP addresses, and unique device identifiers), or (ii) is otherwise protected by, subject to, or defined as “personal information”, “personal data”, “personally identifiable information”, or “protected health information” under, any applicable Law.

“Process” (or “Processing” or “Processed”) means any (i) operation or set of operations which is performed on any data, databases, or collections of data (collectively, “Data”) or information or on sets of Data or information, or (ii) access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, enhancement, aggregation, destruction, or disposal of any Data or information or collections thereof, or set thereof, or any Company System.

“Proxy Statement” shall have the meaning set forth in Section 4.7.

“Release” shall mean any actual or threatened release, spill, emission, discharge, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.

“Representatives” shall mean, as to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents, advisors, consultants, representatives and controlling Persons and any representatives of the foregoing.

“Required Information” shall mean (i) (A) the required financial statements and other pertinent financial information regarding the Company and its Subsidiaries necessary to satisfy the condition set forth in paragraph 5 of Exhibit D to the Debt Commitment Letter (or any successor provision thereof) and (B) the financial, business and other information of the Company and its Subsidiaries that is requested by Parent from the Company to the extent necessary to permit Parent to prepare customary pro forma financial statements (provided, however, that the Company shall have no obligation to prepare any pro forma financial statements or financial statements other than those it prepares in the ordinary course to satisfy its Exchange Act reporting obligations and in the time period it would be required to produce such financials, for Exchange Act reporting purposes), (ii) drafts of customary (for high yield offerings of non-convertible and non-exchangeable debt securities by Parent and for preferred convertible securities by Parent) comfort letters compliant with AU Section 634, including customary (for high yield offerings of non-convertible and non-exchangeable debt securities by Parent and for preferred convertible securities by Parent) negative assurance comfort, with respect to the pro forma financial statements and periods following the end of the latest fiscal year or fiscal quarter, as applicable, for which historical financial statements are included in the applicable offering documents, in each case from the Company’s auditors, and confirmation that such auditors are prepared to deliver such comfort letters throughout the Marketing Period upon completion of customary procedures, in each case in clauses (i) and (ii), except for: (A) any information customarily provided by an investment bank or “initial purchaser” (or their advisor) in the preparation of the aforementioned offering memorandum, including the description of notes and the plan of distribution, or prospectus including the description of the securities and the underwriting section, or (B) any information of the type required by Regulation S-X Rule 3-09, Rule 3-10 (other than a customary summary of such information for an offering of the type contemplated by the Financing) or Rule 3-16; and (iii) customary authorization letters (including customary representations with respect to accuracy of information) authorizing the distribution the financial statements described in clause (i)(A) hereof).

“Requisite Stockholder Approval” shall have the meaning set forth in Section 4.19.

“Reverse Termination Fee” shall mean an amount equal to $330,000,000.

“Rights” shall have the meaning set forth in the Rights Agreement.

“Rights Agreement” shall mean that certain Rights Agreement, dated as of July 6, 2020, between the Company and Equiniti Trust Company, as rights agent.

“Rights Agreement Amendment” shall have the meaning set forth in Section 4.24.

“Sanctioned Country” shall mean a country or territory which is the subject of or target of any comprehensive sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” shall mean a Person (i) listed on any sanctions-related list of designated Persons maintained by a relevant Governmental Authority in a jurisdiction in which the Company or any of its Subsidiaries conduct business, (ii) greater than 50% owned by one or more Persons described in clause (i) above as relevant under applicable Sanctions and Export Control Laws, or (iii) located, organized, or resident in a Sanctioned Country.

“Sanctions and Export Control Laws” shall mean any applicable Law in any jurisdiction in which the Company or its Subsidiaries conduct business related to (i) export controls, including the U.S. Export Administration Regulations and the International Traffic in Arms Regulations or (ii) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State and Her Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the Securities and Exchange Commission.

“SEC Clearance Date” shall have the meaning set forth in Section 6.2(b).

“Secretary” shall have the meaning set forth in Section 2.3(a).

“Section 16 Officer” shall mean an “officer” of the Company as defined in the rules promulgated under Section 16 of the Exchange Act.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Incident” means actions that result in an actual, suspected, alleged or potentially likely cyber or security incident that could have an adverse effect on a system (including Company Systems) or any sensitive information (including any Processed, stored, or transmitted thereby or contained therein), including an occurrence that actually or potentially likely jeopardizes the confidentiality, integrity, or availability of a system or any sensitive information. A Security Incident includes incidents of security breaches or intrusions, or denial of service, or any unauthorized Processing of any Company Systems, Data, or Personal Information, or any loss, distribution, compromise or unauthorized disclosure of any of the foregoing.

“Senator” shall mean Senator Investment Group LP and its Affiliates.

“Senator and Cannae Consent Solicitation” shall mean the proposed solicitation of written consents of the Company’s stockholders publicly announced by Senator and Cannae on November 23, 2020.

“Solvent” shall have the meaning set forth in Section 5.12.

“Stockholders’ Meeting” shall have the meaning set forth in Section 6.2(c).

“Subsidiary” of any Person, shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall have the meaning set forth in Section 6.5(f)(ii).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tail Coverage” shall have the meaning set forth in Section 6.6(c).

“Takeover Law” shall have the meaning set forth in Section 4.23.

“Tax” or “Taxes” shall mean any and all federal, provincial, territorial, state, municipal, local, domestic, or foreign taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties, additions to tax, and additional amounts imposed with respect thereto) imposed by any Governmental Authority or domestic or foreign taxing authority (whether computed on a separate, consolidated, unitary, or combined basis, or in any other manner), including taxes or other charges on or with respect to income, net income, gross income, franchises, windfall or other profits, gross receipts, premiums, property, sales, use, rent, production, recapture, severance, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, transfer gains, value added, occupation, privilege, environmental, alternative, add-on minimum, estimated, disability or gains taxes; license, recording, registration, and documentation charges and fees, customs duties, tariffs; and other obligations of the same or of a similar nature to any of the foregoing.

“Tax Returns” shall mean returns, reports, declarations, estimates, election, certificates, filings, and information statements, including any schedule or attachment thereto and any amendments thereof, with respect to Taxes filed or required to be filed with the IRS or any other Taxing Authority, including any claim for refund or amended return.

“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration, regulation, collection, assessment, determination, or other imposition of any Tax.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Termination Fee” shall mean an amount equal to $165,000,000.

“Third Party” shall mean any Person or group other than Parent, Acquisition Sub and their respective Affiliates.

“Trade Controls” shall have the meaning set forth in Section 4.25(a).

“Treasury Regulations” shall mean the income tax regulations promulgated under the Code.

“Unsolicited Proposal” shall mean the June 26, 2020 unsolicited, non-binding proposal delivered to the Company’s board of directors by Senator and Cannae to acquire all of the outstanding shares of the Company Common Stock at a price of $65.00 per share in cash, as revised by Senator and Cannae on September 14, 2020 by $1.00 per share to $66.00 per share in cash.

“VDR” shall have the meaning set forth in Section 4.27(a).

Annex B

February 4, 2021

The Board of Directors

CoreLogic, Inc.

40 Pacifica

Irvine, California 92618-7471

Members of the Board of Directors:

We understand that CoreLogic, Inc. (the “Company”) proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Celestial-Saturn Parent Inc. (“Parent”) and Celestial-Saturn Merger Sub Inc., a wholly owned subsidiary of Parent (“Acquisition Sub”). Pursuant to the Merger Agreement, Acquisition Sub will merge with and into the Company, with the Company being the surviving corporation as a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, each outstanding share of common stock, par value $0.00001 per share, of the Company (the “Company Common Stock”), other than shares held by the Company or any subsidiary of the Company (including shares held as treasury stock), held directly or indirectly by Parent or Acquisition Sub or any of their wholly owned subsidiaries and Dissenting Shares (as defined in the Merger Agreement), will be converted into the right to receive $80.00 per share in cash (the “Merger Consideration”). Immediately prior to the effective time of the Merger, all issued and outstanding rights under the Company’s rights agreement will expire in their entirety without any payment being made in respect thereof. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

The Board of Directors has asked us whether, in our opinion, the Merger Consideration to be received by holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)	reviewed certain internal projected financial data relating to the Company prepared and furnished to us by management of the Company identified as “Case A” and “Case B” (the “Forecasts”);

(iii)

discussed with management of the Company their assessment of the past and current operations of the Company, the current financial condition and prospects of the Company, and the Forecasts (including their views on the risks and uncertainties of achieving the Forecasts);

(iv)	reviewed the reported prices and the historical trading activity of the Company Common Stock;

(v)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(vi)

compared the financial performance of the Company and the valuation multiples relating to the Merger with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant;

(vii)	reviewed the financial terms and conditions of the Merger Agreement; and

The Board of Directors

CoreLogic, Inc.

(viii)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, we have assumed with your consent that they have been reasonably prepared on bases reflecting the good faith judgments of the management of the Company as to the future financial performance of the Company and the other matters covered thereby. At the direction of the Board of Directors, we have utilized the Forecasts for purposes of our opinion, and have taken into account the impact of mortgage volume fluctuations on the Forecasts. We express no view as to the Forecasts or the assumptions on which they are based.

For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or reduce the contemplated benefits to the holders of the Company Common Stock of the Merger. Furthermore, we express no opinion or view as to the future performance of the U.S. mortgage market.

We have not conducted a physical inspection of the properties or facilities of the Company and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock, from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with

The Board of Directors

CoreLogic, Inc.

the Merger Agreement. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies, or business combination transactions, that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. Our opinion does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of the Company Common Stock should vote or act in respect of the Merger. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Merger or as to the impact of the Merger on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Board of Directors in connection with the Merger and have received retainer and advisory fees for our services and will receive additional fees, a portion of which is payable upon rendering this opinion and a portion of which is contingent upon the consummation of the Merger. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have provided financial advisory services to the Company and received fees for the rendering of these services, including advisory services in connection with the unsolicited proposal and activism campaign by Senator Investment Group LP and Cannae Holdings, Inc. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have provided financial advisory services to affiliates of Parent, including Insight Partners and certain of its portfolio companies, none of such services are related to the Merger or involve the Company, and received fees for the rendering of these services. We may provide financial advisory or other services to the Company and Parent in the future, and in connection with any such services we may receive compensation.

Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, Parent, potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Company or Parent.

Our financial advisory services and this opinion are provided for the information and benefit of the Board of Directors (in its capacity as such) in connection with its evaluation of the Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce a copy of this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Merger.

The Board of Directors

CoreLogic, Inc.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Jason Sobol
Jason Sobol

Annex C

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) Repealed by 82 Laws 2020, ch. 256, § 15.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

 TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED

CORELOGIC, INC.

SPECIAL MEETING OF STOCKHOLDERS APRIL 28, 2021

This proxy is solicited by CoreLogic’s Board of Directors.

P R O X Y

The undersigned stockholder(s) of CoreLogic, Inc. hereby revoke(s) all previously granted proxies and appoint(s) Frank D. Martell and Francis Aaron Henry, and each of them, as proxies for the undersigned, with power to act without the other and with power to each of substitution, and hereby authorize(s) them to attend the special meeting of the stockholders of said corporation to be held on April 28, 2021, at 8:00 a.m., Pacific Time, in virtual format at www.cesonlineservices.com/clgx21_vm, and any postponements or adjournments thereof, and to vote all of the shares of common stock of CoreLogic, Inc. that the undersigned is/are entitled to vote at such meeting as indicated on the reverse side hereof, with all powers that the undersigned would have if acting at the special meeting, and with discretionary authority to act on such other matters as may properly come before said meeting or any postponements or adjournments thereof.

THE SHARES OF COMMON STOCK OF CORELOGIC, INC. REPRESENTED HEREBY SHALL BE VOTED SPECIFICALLY ON THE PROPOSALS LISTED ON THE REVERSE SIDE HEREOF AS THERE SPECIFIED. WHERE NO SPECIFICATION IS MADE, SAID SHARES OF COMMON STOCK SHALL BE VOTED FOR PROPOSALS 1 AND 2.

YOUR VOTE IS VERY IMPORTANT — PLEASE VOTE TODAY

(Continued and to be marked, dated and signed on the other side)

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Common Stock of CoreLogic, Inc.
for the upcoming Special Meeting of Stockholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1.

Vote by Telephone – Call toll-free from the U.S. or Canada at 866-860-0411 on a touch-tone telephone. If outside the U.S. or Canada, call 646-880-9095. Please follow the simple instructions provided. You will be required to provide the unique control number printed below.

OR

2.

Vote by Internet – Please access https://www.proxyvotenow.com/clgx and follow the simple instructions provided. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had signed and mailed a proxy card.

OR

3.

Vote by Mail – In light of reported continuing delays in the postal system, we encourage all stockholders to vote electronically as described above. If you do not have access to a touch-tone telephone or to the Internet, please sign, date and promptly return the proxy card in the enclosed postage-paid envelope provided, or mail to: CoreLogic, Inc., c/o Innisfree M&A Incorporated, 20 Oser Ave, Suite 100, Hauppauge NY 11788.

TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED

☒	Please mark vote as in this sample

The Board of Directors recommends you vote FOR the following agenda items:

1. Proposal to adopt the Agreement and Plan of Merger, dated as of February 4, 2021 (as it may be amended from time to time, the “Merger Agreement”), by and among Celestial-Saturn Parent Inc., Celestial-Saturn Merger Sub Inc., and CoreLogic, Inc.

FOR ☐	AGAINST ☐	ABSTAIN ☐

2. Non-binding, advisory proposal to approve compensation that will or may become payable by CoreLogic, Inc. to its named executive officers in connection with the merger contemplated by the Merger Agreement.

FOR ☐	AGAINST ☐	ABSTAIN ☐

Date: , 2021

Signature

Signature (Joint Owners)

Title

NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, guardian, or other fiduciary, please give full title as such.
Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.